UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

PEPCO HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined.):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Proxy Statement and

2010 Annual Report to Shareholders

Dear Shareholders,

2010 was a year of transformation that has positioned Pepco Holdings, Inc. (PHI) as a regulated transmission and distribution company, with complementary operations in energy services. A series of strategic moves, discussed below, has set the foundation for significant investment in our power delivery business, which I am confident will result in long-term enhancement of electric system reliability, customer service and shareholder value.

Following the 2008-2009 economic down turn, your Board of Directors and executive leadership team reviewed PHI’s wholesale generation and retail energy supply operations and concluded that these businesses were not compatible with the low-risk model we believe best serves our stakeholders’ interests.

As a consequence, we embarked on a realignment process, announcing in December 2009 plans to exit the retail energy supply business and, in April 2010, the sale of our wholesale generation assets. We are continuing to profitably wind down the retail supply business as power supply contracts expire, and we used the $1.64 billion in proceeds from the sale of the generation business to pay down PHI parent debt. As expected, the repositioning has produced significant benefits—an improved business risk profile, reduced earnings volatility, lowered capital and collateral requirements and a strengthened credit profile.

The sale of our generation business created the need to reduce overhead related to this business and also offered a unique opportunity to streamline the organization. A rigorous internal review has been conducted, and more than 50 initiatives have been identified that will result in a projected net annual savings of approximately $28 million.

I am pleased that for the year 2010, PHI reported earnings from continuing operations of $1.24 per share compared to 85 cents per share in 2009, excluding special items in both periods. Over the course of 2010, PHI delivered a 15 percent total shareholder return (stock price appreciation plus common stock dividend) to our common equity investors.

Infrastructure investments, regulatory outcomes, lower interest expense, income tax audit settlement adjustments and higher sales in our service territories (that have yet to adopt distribution revenue decoupling) contributed to the earnings improvement noted above.

2010 was a year of significant strategic change and I am very pleased with our progress. PHI is on a sound financial footing and these changes will enable us to focus more sharply on becoming a top-tier transmission and distribution company.

Executing the Plan

2011 and beyond is about executing our strategic plan, which focuses on investing in electric system reliability, building a smart grid, advancing the Mid-Atlantic Power Pathway transmission project, and growing our energy services business. Achieving constructive regulatory outcomes will be critical to this execution. Below is a progress report on these strategic initiatives.

•	Improving Reliability

PHI’s top priority is improving electric system reliability. We suffered a series of devastating storms over the past year that highlighted the need to accelerate investment in our infrastructure and improve reliability. We have developed a six-point Reliability Enhancement Plan to address performance gaps. We are implementing our plan in the Pepco service area first before expanding it to our other utility regions. Our plan focuses on replacing aging infrastructure, installing more automated equipment, selective undergrounding of cable and aggressively trimming trees that threaten our electric system equipment.

Letter to Shareholders	Cover Page
Notice of 2011 Annual Meeting and Proxy Statement	v
Policy on the Approval of Services Provided By the Independent Auditor	A-1
2010 Annual Report to Shareholders	B-1

• Business of the Company	B-7
• Management’s Discussion and Analysis	B-18
• Quantitative and Qualitative Disclosures about Market Risk	B-65
• Consolidated Financial Statements	B-71
Board of Directors and Officers	B-159
Investor Information	B-160

Over the next five years, we will invest a total of $1.4 billion in Pepco’s distribution infrastructure. Across PHI’s service territory, we plan to invest $5.2 billion in the distribution and transmission system over the same five-year period.

In addition to these significant infrastructure investments, the company is conducting a thorough review of its storm restoration process to identify ways to improve customer communications and more quickly restore power. Our goal is to have recommendations resulting from this review operational by the summer storm season. Executing this plan is our top priority.

•	Achieving Constructive Regulatory Outcomes

We have been busy on the regulatory front with decisions received in four distribution base rate cases since the end of 2009 and two additional cases filed in 2010. In total, annual increases of $64 million in electric distribution base rates were authorized last year. Going forward, we will be focused on reducing regulatory lag as we expand our investment in reliability and make customer responsiveness improvements.

Of note, the Delmarva Power-Maryland electric distribution rate case filed in December 2010 includes two new provisions aimed at reducing regulatory lag. The first is a Reliability Investment Recovery Mechanism, which would provide full and timely recovery of future capital investments related to distribution system reliability. The second is an annual rate review process, which would adjust rates annually using actual financial data and the return on equity adopted in the most recent case to calculate a revenue requirement. We are hopeful that regulators will view these proposals favorably and that their adoption will provide momentum for favorable consideration of similar proposals in our other regulatory jurisdictions.

•	Building a Smart Grid

We continue to make significant progress installing Advanced Metering Infrastructure technologies as part of our plan to build a smart grid. As of March 1, we had exchanged about 245,000 existing mechanical electric meters for digital “smart” meters in Delaware; we expect to complete installation there in July. I am pleased to report that we have begun activating some of the customer benefits associated with smart meters, which include wireless meter reading, customer and utility access to enhanced energy use information via the Web, and utility notification of outages at a customer’s premise.

In the District of Columbia, full-scale installation of smart meters began in October 2010, while in

Pepco’s Maryland service area, we plan to begin installing smart meters in June 2011. The installations will take approximately 15 months to complete.

Overall, the smart meter installations have gone smoothly. Combined with our investment in distribution automation technologies, we look forward to offering our customers improved customer service, greater reliability and tools for reducing their energy use and costs.

•	Advancing MAPP

Building the Mid-Atlantic Power Pathway (MAPP) 500-kilovolt transmission line to improve reliability in the mid-Atlantic region continues to be a high priority. After extensive public input and months of study, we were pleased to announce last spring the proposed route through Dorchester County, Md., which would follow the Choptank River underwater, and make landfall east of Cambridge, Md. We have been successful in acquiring the majority of the necessary rights-of-way, which avoid sensitive sites such as the Blackwater National Wildlife Refuge and the proposed Harriet Tubman Underground Railroad National Historical Park.

Last fall, PJM Interconnection, the independent regional transmission planning authority and power grid operator, reaffirmed the need for MAPP with a target in-service date of June 2015. PJM, however, is in the process of reassessing reliability requirements for the region and is expected to complete its assessment this spring, which may result in a change in the target in-service date. Meanwhile, we continue to seek the required regulatory approvals. The estimated total cost of the project remains $1.2 billion. The Federal Energy Regulatory Commission-approved rate of return on these investments is 12.8 percent. In addition to the MAPP project, we expect to spend almost $1 billion on transmission infrastructure over the next five years to improve reliability.

•	Growing our Energy Services Business

At Pepco Energy Services, the profitable wind down of the retail energy supply business continues on track, and we are making good progress in growing the energy services business. In 2010, Pepco Energy Services signed $169 million in new energy services contracts including large contracts with BWI Thurgood Marshall Airport, the Henderson Hall Marine Corps base in Virginia and Prince George’s County Public Schools in Maryland. Pepco Energy Services also entered into a contract to construct a 2.2 megawatt solar electric generating system for Atlantic Cape Community College in New Jersey.

ii

Since 1995, Pepco Energy Services has evolved into a leading provider of energy efficiency and renewable energy services. The benefits of energy efficiency provide long-term growth opportunities for this business, and we believe we can grow Pepco Energy Services in a manner consistent with our lower risk profile.

Demonstrating Environmental Sustainability

PHI has a long history and established record of environmentally sustainable practices, and we have been recognized for both the strength of our commitment and the transparency with which we do business. In 2010, PHI received high rankings among S&P 500 companies in Newsweek’s “Greenest Big Companies of America” survey and the London-based Carbon Disclosure Project Leadership Index.

All three PHI utilities have been named Tree Line USA Utilities by the Arbor Day Foundation and have engaged in successful partnerships with groups such as the New Jersey Audubon Society, the Maryland Green Registry, the Delaware Nature Society, the Anacostia Watershed Society and the Living Classrooms of the National Capital Region. For more information on the company’s environmental progress, I invite you to read Powering a Sustainable Future, PHI’s annual environmental sustainability report, available at pepcoholdings.com.

Moving Forward as a Regulated Transmission and Distribution Company

I believe that PHI has emerged from 2010 as a stronger company. We are on solid financial footing, our valuation has improved and our strategic focus on regulated transmission and distribution is clear. With this foundation established, we will move forward focused on our commitment to improving system reliability, increasing customer satisfaction and enhancing shareholder value.

I want to thank PHI’s Board of Directors for their active guidance and support as we transformed Pepco Holdings. I also want to sincerely thank all of our employees for their commitment and hard work during this period of tremendous change.

I am confident in our company’s strategy, and confident in our future and the value it will bring for customers and shareholders alike. Thank you for your continued investment in PHI.

Sincerely,

Joseph M. Rigby

Chairman of the Board, President

    and Chief Executive Officer

March 31, 2011

iii

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR SHARES PROMPTLY.

YOU CAN VOTE YOUR SHARES ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE OR, IF YOU RECEIVED PRINTED PROXY MATERIALS, BY COMPLETING AND RETURNING THE PROXY CARD. IF YOU RECEIVED PRINTED MATERIALS, THE INSTRUCTIONS ARE PRINTED ON YOUR PROXY CARD. IF YOU RECEIVED THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS, THE INSTRUCTIONS ARE

PROVIDED IN THAT NOTICE OF AVAILABILITY.

THANK YOU FOR ACTING PROMPTLY.

701 Ninth Street, N.W.

Washington, D.C. 20068

Notice of Annual Meeting of Shareholders

March 31, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Pepco Holdings, Inc. will be held at 10:00 a.m. local time on Friday, May 20, 2011 (the doors will open at 9:30 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. for the following purposes:

1.	To elect 12 directors to serve for a term of one year;

2.	To hold an advisory vote on executive compensation;

3.	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2011;

5.	To transact such other business as may properly be brought before the meeting.

All holders of record of the Company’s common stock at the close of business on Monday, March 21, 2011, will be entitled to vote on each matter submitted to a vote of shareholders at the meeting.

By order of the Board of Directors,

ELLEN SHERIFF ROGERS
Vice President and Secretary

IMPORTANT

You are cordially invited to attend the meeting in person.

Even if you plan to be present, you are urged to vote your shares promptly. You can vote your shares electronically via the Internet or by telephone or, if you received printed proxy materials, by completing and returning the enclosed proxy card. If you received printed materials, the instructions are printed on the proxy card and included in the accompanying Proxy Statement. If you received the Notice of Internet Availability of Proxy Materials, the instructions are provided in that Notice of Availability.

If you attend the meeting, you may vote either in person or by proxy.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 20, 2011. The Company’s 2011 Proxy Statement and 2010 Annual Report to Shareholders are available at www.pepcoholdings.com.

v

PROXY STATEMENT

Annual Meeting of Shareholders

Pepco Holdings, Inc.

March 31, 2011

This Proxy Statement is being furnished by the Board of Directors of Pepco Holdings, Inc. (the “Company,” “Pepco Holdings” or “PHI”) in connection with its solicitation of proxies to vote on the matters to be submitted to a vote of shareholders at the 2011 Annual Meeting. Most shareholders will receive a printed copy of this Proxy Statement and a paper proxy card. As described in more detail below, however, certain shareholders will instead receive a Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) in order to access the proxy materials via the Internet rather than receiving a printed copy of this Proxy Statement and a paper proxy card. The Notice of Annual Meeting, this Proxy Statement, any accompanying proxy card and the Company’s 2010 Annual Report to Shareholders, which is attached as Annex B to this Proxy Statement, and the Notice of Availability were first made available to shareholders of record on or about March 31, 2011.

The address of the Company’s principal executive offices is 701 Ninth Street, N.W., Washington, D.C. 20068.

When and where will the Annual Meeting be held?

The Annual Meeting will be held at 10:00 a.m. local time on Friday, May 20, 2011 (the doors will open at 9:30 a.m.), at the Company’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C. To obtain directions to attend the Annual Meeting and, if you wish to do so, vote in person, please contact the Company by sending an e-mail to pepco@amstock.com. Admission to the meeting will be limited to Company shareholders or their authorized proxies.

Do I need an admission ticket to attend the Annual Meeting in person?

Yes. In order to be admitted to the Annual Meeting, you must present an admission ticket, along with a valid form of government-issued picture identification, such as a driver’s license, that matches your name on the admission ticket.

If you received your proxy materials by mail, your admission ticket is attached to your proxy card. If you received your proxy materials by e-mail, your admission ticket is the e-mail, which you must print out and bring with you to the Annual Meeting. If you received a Notice of Availability, your admission ticket is the Notice of Availability. Photocopies will not be accepted. If you lose your ticket, please call American Stock Transfer & Trust Company at 1-866-254-6502 (toll-free) to request a replacement.

If you hold your shares through a bank or brokerage firm, then the original copy of your account statement, dated March 31, 2011 or later and showing your ownership of common stock, is your admission ticket. Photocopies will not be accepted. If you lose your original statement, then contact your bank or brokerage firm directly.

Cameras, camera phones, cell phones, recording equipment, electronic devices, computers, large bags, briefcases and packages will not be permitted in the meeting room.

Will the Annual Meeting be Webcast?

The live audio of the meeting, including a slide presentation, can be accessed at the Company’s Web site, www.pepcoholdings.com/investors. An audio-only version will also be available. The dial-in information will be announced in a news release at a later date. The Annual Meeting Webcast will be archived and available for 30 days after the Annual Meeting on the Company’s Web site (www.pepcoholdings.com) by first clicking on the link: Investor Relations and then the link: Webcasts and Presentations.

What matters will be voted on at the Annual Meeting?

1.	The election of 12 directors, each for a one-year term.

The Board recommends a vote FOR each of the 12 candidates nominated by the Board of Directors and identified in Item 1 in this Proxy Statement.

2.	To hold an advisory vote on executive compensation.

The Board recommends a vote FOR this proposal.

3.	To hold an advisory vote on the frequency of the advisory vote on executive compensation.

The Board recommends a vote for a frequency of ONE YEAR.

4.	The ratification of the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

The Board recommends a vote FOR this proposal.

What is the quorum requirement?

In order to hold the Annual Meeting, the holders of a majority of the outstanding shares of the Company’s common stock, par value $.01 per share (the “common stock”), must be present at the meeting either in person or by proxy.

Who is eligible to vote?

All shareholders of record at the close of business on Monday, March 21, 2011 (the “record date”) are entitled to vote at the Annual Meeting. As of the close of business on the record date 225,378,830 shares of common stock were outstanding. Each outstanding share of common stock entitles the holder of record to one vote on each matter submitted to the vote of shareholders at the Annual Meeting.

How do I vote shares registered in my own name?

If you own shares that are registered in your own name, you can attend the Annual Meeting and vote in person or you can vote by proxy without attending the meeting. You can vote by proxy in any of the following ways:

•

Via Internet: Go to www.voteproxy.com. If you received printed proxy materials, follow the instructions printed on your proxy card. If you received the Notice of Availability, follow the instructions provided in the Notice of Availability. If you vote via the Internet, you also can at that time elect to receive future proxy statements and annual reports electronically via the Internet rather than receiving printed proxy materials or the Notice of Availability by mail.

•

By Telephone: Call toll-free 1-800-PROXIES (1-800-776-9437). You can also vote by telephone by following the instructions provided on the Internet voting site or, if you received printed proxy materials, by following the instructions provided on your proxy card.

•

In Writing: If we mailed you a printed copy of this Proxy Statement and a paper proxy card, you can vote by completing, signing, dating and returning the proxy card in the enclosed postage-paid envelope.

The Internet and telephone voting facilities for shareholders of record will close at 5:00 p.m. Eastern time on May 19, 2011. Your signed proxy card or the proxy you grant via the Internet or by telephone will be voted in accordance with your instructions.

If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted FOR the election of each of the Board’s director nominees; FOR the approval of the Company’s executive compensation; for ONE YEAR as the frequency of the advisory vote on the Company’s executive compensation; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011.

How do I vote shares held through a brokerage firm, bank or other financial intermediary?

If you hold shares through a brokerage firm, bank or other financial intermediary (a practice known as holding shares “in street name”), you will receive from that intermediary directions on how to direct the voting of your shares by the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone. If you own your shares through an account with a brokerage firm that is a member of the New York Stock Exchange (“NYSE”) and you want to vote on any of the proposals to be presented at the Annual Meeting (except the ratification of the independent auditor), you MUST indicate how you wish your shares to be voted. Absent such instructions, the proxy submitted by the broker with respect to your shares will indicate that the broker is not casting a vote with respect to the matter, which is referred to as a “broker non-vote.” Accordingly it is important that you provide voting instructions to your broker if your shares are held by a broker so that your vote will be counted. If you hold your shares through a brokerage firm, bank or other financial intermediary and wish to vote in person at the Annual Meeting, you must obtain a proxy to vote your shares from the intermediary.

Why did I receive a Notice of Availability in the mail regarding the Internet availability of proxy materials this year instead of a paper copy of the proxy materials?

Under the “Notice and Access” rules approved by United States Securities and Exchange Commission (the “SEC”), we are permitted to deliver this Proxy Statement and our 2010 Annual Report to Shareholders by providing access to the documents on the Internet instead of mailing printed copies. Accordingly, certain shareholders have received a Notice of Availability instead of printed copies of the proxy materials. The Notice of Availability instructs how you may access and review all of the proxy materials on the Internet. The Notice of Availability also has instructions on how you may vote your shares. Beginning on the date of mailing of the Notice of Availability, shareholders will be able to access all of the proxy materials on a Web site referred to in the Notice of Availability. If you received a Notice of Availability and would like to receive free of charge a paper or electronic copy of our proxy materials, you may elect to do so by following the instructions in the Notice of Availability for requesting such materials.

If you previously requested paper copies of the proxy materials or if applicable regulations require delivery of the proxy materials, you will not receive the Notice of Availability.

Can I vote my shares by filling out and returning the Notice of Availability?

No. The Notice of Availability identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice of Availability and returning it. The Notice of Availability provides instructions on how to vote via Internet, by telephone, or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.

Why did I receive an e-mail with links to the proxy materials instead of a paper copy of the proxy materials?

If you previously elected to access your proxy materials over the Internet, you will not receive a Notice of Availability or printed proxy materials in the mail. Instead, you have received an e-mail with links to the proxy materials and the online proxy voting site.

If you received a paper copy of the proxy materials or the Notice of Availability, you can eliminate all such future paper mailings by electing to receive an e-mail that will provide Internet links to these documents. Opting to receive all future proxy materials electronically will save us the cost of producing and mailing documents to you and will help us conserve natural resources. To request complete electronic delivery, please contact American Stock Transfer & Trust Company, the Company’s transfer agent, at 1-866-254-6502 (toll-free) or go to www.amstock.com. This election is not available for shares held through the Retirement Savings Plan.

What does it mean if I receive more than one Notice of Availability or more than one set of proxy materials?

If you receive more than one Notice of Availability or more than one set of proxy materials, it is because your shares are registered in different names or with different addresses or are in more than one account. You must separately vote the shares shown on each Notice of Availability and proxy card that you receive in order for all of your shares to be voted at the Annual Meeting. To enable us to provide better shareholder service, we encourage shareholders to have all the shares they hold of record registered in the same name and under the same address.

How is stock in the Pepco Holdings Dividend Reinvestment Plan voted?

Shares held by the Pepco Holdings Dividend Reinvestment Plan will be voted by the plan administrator in accordance with your instructions. Any shares held in the Dividend Reinvestment Plan and for which no voting instructions are received will not be voted.

How is stock in the Retirement Savings Plan voted?

If you are a current or former employee who is a participant in the Retirement Savings Plan, you have received a printed copy of the proxy materials. The number of shares printed on the enclosed proxy card is the shares of common stock you hold through that plan. By completing, dating, signing and returning the proxy card or granting a proxy via the Internet or by telephone, you will be providing the plan trustee with instructions on how to vote the shares held in your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares on each matter in proportion to the voting instructions given by all of the other participants in the plan. The Retirement Savings Plan is the successor plan to the (i) Potomac Electric Power Company Savings Plan for Bargaining Unit Employees, (ii) Potomac Electric Power Company Retirement Savings Plan for Management Employees (which itself is the successor to the Potomac Electric Power Company Savings Plan for Non-Exempt, Non-Bargaining Unit Employees; the Potomac Electric Power Company Retirement Savings Plan for Management Employees was formerly known as the Potomac Electric Power Company Savings Plan for Exempt Employees), (iii) Conectiv Savings and Investment Plan and the Conectiv PAYSOP/ESOP and (iv) Atlantic Electric 401(k) Savings and Investment Plan-B.

How can I change my vote after I have returned my proxy card or granted a proxy via the Internet or by telephone?

If you own your shares in your own name or through the Dividend Reinvestment Plan or Retirement Savings Plan, you may revoke your proxy, regardless of the manner in which it was submitted, by:

•	sending a written statement to that effect to the Secretary of the Company before your proxy is voted;

•	submitting a properly signed proxy card dated a later date;

•	submitting a later dated proxy via the Internet or by telephone; or

•	voting in person at the Annual Meeting.

If you hold shares through a brokerage firm, bank or other financial intermediary, you should contact that intermediary for instructions on how to change your vote.

How can I obtain more information about the Company?

The Company’s 2010 Annual Report to Shareholders is included as Annex B after page A-3 of this Proxy Statement. You may also view the Annual Report by visiting the Company’s Web site at www.pepcoholdings.com.

1. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 12 directors.

The Board of Directors, on the recommendation of the Corporate Governance/Nominating Committee, has nominated for re-election at the 2011 Annual Meeting Jack B. Dunn, IV, Terence C. Golden, Patrick T. Harker, Frank O. Heintz, Barbara J. Krumsiek, George F. MacCormack, Lawrence C. Nussdorf, Patricia A. Oelrich, Joseph M. Rigby, Frank K. Ross, Pauline A. Schneider and Lester P. Silverman, each of whom currently is a member of the Board of Directors, each to hold office for a one-year term that expires at the 2012 Annual Meeting, and until his or her successor is elected and qualified.

The Board of Directors unanimously recommends a vote FOR each nominee listed on pages 7-12.

What vote is required to elect the directors?

The Company’s Bylaws provide that each director shall be elected by a majority of the votes cast “for” his or her election, with the exception that in a contested election where the number of nominees exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast. Accordingly, at the 2011 Annual Meeting, a nominee will be elected as a director only if a majority of the votes cast with respect to the election of that director are cast “for” his or her election. In accordance with the Company’s Bylaws any incumbent nominee who does not receive a majority vote is required to resign from the Board no later than 90 days after the date of the certification of the election results.

What happens if a nominee is unable to serve as a director?

Each nominee identified in this Proxy Statement has confirmed that he or she is willing and able to serve as a director. Should any of the nominees, prior to the Annual Meeting, become unavailable to serve as a director for any reason, the Board of Directors may either reduce the number of directors to be elected or, select another nominee recommended by the Corporate Governance/Nominating Committee. If another nominee is selected, all proxies will be voted for that nominee.

NOMINEES FOR ELECTION AS DIRECTORS

Jack B. Dunn, IV, age 60, since October 1995 has been Chief Executive Officer and since October 2004 has been President of FTI Consulting, Inc. (“FTI”), a publicly held multi-disciplined consulting firm with practices in the areas of corporate finance/restructuring, forensic and litigation consulting, economic consulting, technology and strategic and financial communications, located in West Palm Beach, Florida. He has served as a director of FTI since 1992 and served as Chairman of the Board from December 1998 to October 2004. Mr. Dunn served as a director of Aether Systems, Inc., which became Aether Holdings, Inc., from 2002 to 2008. He served as a director of NexCen Brands, Inc. from June 8, 2002 through September 25, 2008. Mr. Dunn is also a limited partner in the Baltimore Orioles. He has been a director of the Company since May 21, 2004.

Mr. Dunn’s qualifications for election to PHI’s Board include his broad knowledge of corporate finance and his perspective and experience as an active Chief Executive Officer of a global business advisory firm with a particular emphasis on customer service. Mr. Dunn is Chief Executive Officer and President of FTI, a public company that specializes in assisting public companies in the areas of finance and governance, among others. Prior to joining FTI, Mr. Dunn spent over ten years with Legg Mason, Inc., a major regional investment banking firm, where he was managing director, senior vice president, a member of its broker/dealer’s board of directors and head of its corporate finance group. Prior to his investment banking career, Mr. Dunn practiced corporate and securities law.

Terence C. Golden, age 66, since 2000 has been Chairman of Bailey Capital Corporation in Washington, D.C. Bailey Capital Corporation is a private investment company. From 1995 until May 2000, Mr. Golden was President and Chief Executive Officer of Host Hotels and Resorts, Inc. He has been a director of Host Hotels and Resorts, Inc. since 1995. He also serves as a director of the Washington Real Estate Investment Trust, the Morris & Gwendolyn Cafritz Foundation and as a member of the Executive Committee of the Federal City Council. He has been a director of the Company since August 1, 2002, and was a director of Potomac Electric Power Company (“Pepco”) from 1998 until it merged with Conectiv on August 1, 2002.

Mr. Golden’s qualifications for election to PHI’s Board include his extensive accounting and financial management experience, as well as his perspective and experience as a former CEO and Chief Financial Officer with responsibility for accounting, cash management, tax and corporate and project financing. From 1995 until May 2000, Mr. Golden was President and Chief Executive Officer of Host Hotels and Resorts, Inc., the lodging real estate company that includes among its holdings Marriott, Ritz-Carlton, Four Seasons, Hyatt, Hilton, Westin, W, Sheraton and Fairmont hotels. Mr. Golden served as the Chief Financial Officer of the Oliver Carr Company, one of the largest real estate companies in the mid-Atlantic region. Mr. Golden was also national managing partner of Trammell Crow Residential Companies, one of the largest residential development companies in the United States. Mr. Golden lives, works and serves as a director for several non-profit organizations in the Company’s operating territory, and therefore has significant community ties within the region.

Patrick T. Harker, age 52, since 2007 has been President of the University of Delaware, Newark, Delaware. Concurrent with his appointment as President, Dr. Harker was appointed professor of Business Administration in the Alfred Lerner College of Business and Economics and a professor of Civil and Environmental Engineering in the University of Delaware’s College of Engineering. From 2000-2007, he was Dean of the Wharton School of the University of Pennsylvania and served as a Professor of Electrical and Systems Engineering in the University of Pennsylvania’s School of Engineering and Applied Science. Dr. Harker served as a Trustee of the Goldman Sachs Trust and Goldman Sachs Variable Insurance Trust from 2000 through September 2010; from 2004-2009 he was a Member of the Board of Managers of the Goldman Sachs Hedge Fund Partners Registered Fund LLC. Dr. Harker has been a member of the Board of Trustees of Howard University since May 2009 and has also served as a director of Huntsman Corporation since March 2010. Dr. Harker has been a director of the Company since May 15, 2009.

Dr. Harker’s qualifications for election to PHI’s Board include his leadership skills and public and government affairs experience. As a Ph.D. in engineering and the former Dean of the Wharton School, Dr. Harker brings to the PHI Board a unique blend of technical expertise and business knowledge. Through his experience on the Board of Trustees of the Goldman Sachs Trust, Dr. Harker also contributes a strong background in capital markets. Dr. Harker lives, works and serves as a director for several non-profit organizations in the Company’s operating territory, and therefore has significant community ties within the region.

Frank O. Heintz, age 67, is retired President and Chief Executive Officer of Baltimore Gas and Electric Company, the gas and electric utility serving central Maryland, a position he held from 2000 through 2004. From 1982 to 1995, Mr. Heintz was Chairman of the Maryland Public Service Commission, the state agency regulating gas, electric, telephone and certain water and sewerage utilities. Previously he served as agency head of the Maryland Employment Security Administration and was an elected member of the Maryland legislature. He has been a director of the Company since May 19, 2006.

Mr. Heintz’s qualifications for election to PHI’s Board include his perspective and experience as a former Chief Executive Officer of a regulated utility company and the regulatory, public policy and governmental affairs knowledge that he gained as a state public utility regulatory official. As President and Chief Executive Officer of Baltimore Gas and Electric Company, Mr. Heintz was responsible for overseeing the operations, finances, planning, and delivery of service to more than one million gas and electric customers. Additionally, as Executive Vice President of Constellation Energy, he participated in executive and board deliberations regarding the holding company’s diverse competitive lines of business. During Mr. Heintz’s 13 years as Chairman of the Maryland Public Service Commission, he became thoroughly knowledgeable about regulatory law, policy and process. As Executive Director of the American Gas Association’s caucus of local distribution companies, Mr. Heintz worked with numerous chief executive officers of gas utilities on matters of federal and state regulation, public policy, cost of capital and federal legislation affecting gas companies and holding companies. During the two decades of his regulatory and utility career, Mr. Heintz participated in many organizations that have broadened his base of knowledge about the energy industry, utility operations, and state and federal regulations, including the National Association of Utility Regulators, the Edison Electric Institute, the American Gas Association, the U.S. Department of Energy’s National Petroleum Council and the Gas Research Institute.

Barbara J. Krumsiek, age 58, since 1997 has been President and Chief Executive Officer and since 2006 Chair of Calvert Investments, Ltd. Calvert is based in Bethesda, Maryland, and offers a range of fixed income, money market and equity mutual funds including a full family of socially responsible mutual funds. She serves as a trustee/director for 49 Calvert-sponsored mutual funds. She has been a director of the Company since May 18, 2007.

Ms. Krumsiek’s qualifications for election to PHI’s Board include her financial knowledge from an investor standpoint and her insights as a current Chief Executive Officer, including her familiarity with issues of compensation, risk assessment, and technology. Ms. Krumsiek has served as Chief Executive Officer of Calvert Investments, Ltd., an investment management and research firm, for 13 years, after 23 years of experience with Alliance Capital Management. In her capacity as CEO of Calvert, she has overseen all aspects of corporate operations, including strategic planning, compliance and risk management, financial management, financial statement preparation, and information technology. Ms. Krumsiek also has experience with environmental issues. Ms. Krumsiek lives and works in the Company’s operating territory, is a former Chair of the Greater Washington Board of Trade, and serves as a director for several other non-profit organizations in the Company’s operating territory, and therefore has significant community ties within the region.

George F. MacCormack, age 67, is retired Group Vice President, DuPont, Wilmington, Delaware, a position he held from 1999 through 2003. He was previously Vice President and General Manager (1998), White Pigments & Mineral Products Strategic Business Unit and Vice President and General Manager (1995), Specialty Chemicals Strategic Business Unit for DuPont. He has been a director of the Company since August 1, 2002, and was a director of Conectiv from 2000 until it merged with Pepco on August 1, 2002.

Mr. MacCormack’s qualifications for election to PHI’s Board include his insights as a former senior officer who held career leadership roles in technology, manufacturing, sales, business and mergers and acquisitions at a large publicly held corporation. As Group Vice President, Mr. MacCormack had corporate oversight responsibility for approximately 12,000 employees and a $6 billion revenue portfolio of capital and energy intensive global Strategic Business Units. He also had corporate oversight and governance responsibility as Chairman/Vice Chairman of the Board for four major joint ventures with international partners. Over the last 12 years of his career with DuPont, Mr. MacCormack was the lead executive on the sale of several significant chemical businesses, and was one of the senior executives responsible for the sale of the $5 billion Invista Fibers and Chemicals subsidiary company.

Lawrence C. Nussdorf, age 64, since 1998 has been President and Chief Operating Officer of Clark Enterprises, Inc., a privately held investment and real estate company based in Bethesda, Maryland, whose interests include the Clark Construction Group, LLC, a general contracting company, of which Mr. Nussdorf has been Vice President and Treasurer since 1977. He served as a director of CapitalSource Inc. from March 2007 through April 2010. Since September 2010, Mr. Nussdorf has served as a director of SAIC, Inc. He has been a director of the Company since August 1, 2002, and was a director of Pepco from 2001 until it merged with Conectiv on August 1, 2002. He currently serves as Lead Independent Director.

Mr. Nussdorf’s qualifications for election to PHI’s Board include his perspectives as a board member of two other New York Stock Exchange companies and as a long-serving Chief Operating Officer and former Chief Financial Officer. In addition to being the current President and Chief Operating Officer of Clark Enterprises, Inc., Mr. Nussdorf served for over 30 years as Chief Financial Officer. He has been at the forefront of strategic and long-term planning, as well as all aspects of management, operations, and finance of multiple businesses, involving different asset classes. Mr. Nussdorf lives, works and serves as a director for several non-profit organizations in the Company’s operating territory and, therefore, has significant community ties within the region.

Patricia A. Oelrich, age 57, from 2001-2009 was Vice President, IT Risk Management for GlaxoSmithKline Pharmaceuticals (“GlaxoSmithKline”), a Global 100 public company. From 1995 to 2000, Ms. Oelrich served as Vice President, Internal Audit for GlaxoSmithKline. She was employed at Ernst & Young from 1975 to 1994, and was a partner from 1988 to 1994. Ms. Oelrich has been a member of the Fielding Graduate University Board of Trustees since 2000 and the Music Theatre of Connecticut Board of Directors since August 2010. She has been a director of the Company since May 21, 2010.

Ms. Oelrich’s qualifications for election to PHI’s Board include her perspectives on corporate governance, information technology, audit, compliance, and finance issues. Ms. Oelrich is a CPA and a Certified Information Systems Auditor. In her roles at GlaxoSmithKline, Ms. Oelrich has directed internal audit activities worldwide, established GlaxoSmithKline’s IT Risk Management Program, and participated in establishing GlaxoSmithKline’s Corporate Compliance and Corporate Risk Management Oversight Programs. As a partner at Ernst & Young, Ms. Oelrich was in charge of the Chicago Office Information Systems Audit and Security practice that provided internal audit services and security consulting to highly regulated industries, including the financial services, insurance and healthcare industries. She was also lead financial audit partner on various engagements.

Joseph M. Rigby, age 54, is Chairman, President and Chief Executive Officer of the Company. He has been President and Chief Executive Officer of the Company since March 1, 2009. From March 2008 to March 2009, Mr. Rigby served as President and Chief Operating Officer of the Company and from September 2007 to March 2008, he served as Executive Vice President and Chief Operating Officer of the Company. He was Senior Vice President of the Company from August 2002 to September 2007 and Chief Financial Officer from May 2004 to September 2007. From September 2007 to March 2009, Mr. Rigby was President and Chief Executive Officer of the Company’s utility subsidiaries. He has been Chairman of the Company’s utility subsidiaries since March 1, 2009. Mr. Rigby has been a director and Chairman of the Company since May 15, 2009.

Mr. Rigby’s qualifications for election to PHI’s Board include his ability to provide unique insights as PHI’s current Chief Executive Officer, as well as his 32 years of experience with the Company, Company subsidiaries and in the utility industry. Because of the various positions he has held within the Company, Mr. Rigby has broad experience across operations, finance and human resources, including mergers and acquisitions. Mr. Rigby also lives and works in the Company’s operating territory, is a member of the Greater Washington Board of Trade, and serves as a director for several non-profit organizations in the Company’s operating territory and therefore has significant community ties within the region.

Frank K. Ross, age 67, is retired managing partner for the mid-Atlantic Audit and Risk Advisory Services Practice and managing partner of the Washington, D.C. office of the accounting firm KPMG LLP, positions he held from July 1, 1996 to December 31, 2003. He currently teaches accounting at Howard University, Washington, D.C. and provides consulting services to its Center for Accounting Education. He is a director of Cohen & Steers Mutual Funds and serves as a director of 18 of these Funds. Mr. Ross serves on The Greater Washington, D.C. Urban League and Howard University Math and Science Middle School boards. Mr. Ross was a director of NCRIC Group, Inc. from 2003 to 2005. He has been a director of the Company since May 21, 2004.

Mr. Ross’ qualifications for election to PHI’s Board include his extensive knowledge of accounting and strategy matters gained through his over 40 years of experience as an accountant and as a current director of 18 Cohen & Steers Mutual Funds. Mr. Ross also lives, works and serves as a director for several non-profit organizations in the Company’s operating territory, and therefore has significant community ties within the region.

Pauline A. Schneider, age 67, joined the Washington office of the law firm of Orrick, Herrington & Sutcliffe LLP (“Orrick”) in September 2006. From 1985 to September 2006, she was with the law firm of Hunton & Williams. From October 2000 to October 2002, Ms. Schneider served as Chair of the Board of MedStar Health, Inc., a community-based healthcare organization that includes seven major hospitals in the Washington, D.C./Baltimore area. From 1998 to 2002, she chaired the Board of The Access Group, Inc., a non-profit student loan provider headquartered in Wilmington, Delaware. She continues her service on the Access Group board. From December 2003 to November 2010, she served as a director of Diamond Management and Technology Consultants. She has been a director of the Company since August 1, 2002, and was a director of Pepco from 2001 until it merged with Conectiv on August 1, 2002.

Ms. Schneider’s qualifications for election to PHI’s Board, in addition to her service on other public company and non-profit boards, include her experience in government and public affairs, as well as her experience as a transactional lawyer. As a partner at Orrick, Ms. Schneider’s practice focuses on transactional matters, including the representation of state and local governments and governmental instrumentalities on general obligation and revenue bond financings for airports, mass transit, water and sewers, hospitals, educational facilities, convention centers, sports arenas and general government projects. Before joining Hunton & Williams, Ms. Schneider worked for four years in the Carter White House in the Office of Intergovernmental Affairs/Secretary to the Cabinet. Prior to that, she spent four years in the District of Columbia government, where she was director of the Officer of Intergovernmental Relations. Ms. Schneider also lives, works and serves as a director for several non-profit organizations in the Company’s operating territory, and therefore has significant community ties within the region.

Lester P. Silverman, age 64, is Director Emeritus of McKinsey & Company, Inc., having retired from the international management consulting firm in 2005. Mr. Silverman joined McKinsey in 1982 and was head of the firm’s Electric Power and Natural Gas practice from 1991 to 1999. From 2000 to 2004, Mr. Silverman was the leader of McKinsey’s Global Nonprofit Practice. Previous positions included Principal Deputy Assistant Secretary for Policy and Evaluation in the U.S. Department of Energy from 1980 to 1981 and Director of Policy Analysis in the U.S. Department of the Interior from 1978 to 1980. He is a trustee of and advisor to several national and Washington, D.C.-area non-profit organizations. Mr. Silverman also is a member of the board of directors of Logos Energy, Inc., an energy technology start-up company, and Verdeo Group, Inc., which seeks to facilitate green house gas emission reductions in the U.S. He has been a director of the Company since May 19, 2006.

Mr. Silverman’s qualifications for election to PHI’s Board include his broad experience with the energy industry and extensive experience in government and public policy. Mr. Silverman was a consultant to electric and gas utilities for 23 years and has public policy experience in the energy field. Mr. Silverman also lives, works and serves as a director for several non-profit organizations in the Company’s operating territory, and therefore has significant community ties within the region.

Which directors are “independent”?

The listing standards of the NYSE require that a majority of the Company’s directors be “independent” as defined by the NYSE. Applying these standards, the Board has determined that 11 of the Company’s current 12 directors, consisting of Messrs. Dunn, Golden, Harker, Heintz, MacCormack, Nussdorf, Ross and Silverman and Mmes. Krumsiek, Oelrich and Schneider, qualify as independent.

For a director to be considered independent under the NYSE listing standards, a director cannot have any of the disqualifying relationships enumerated by the NYSE listing standards and the Board must determine that the director does not otherwise have any direct or indirect material relationship with the Company. In accordance with the NYSE listing standards, the Board of Directors has adopted, as part of the Company’s Corporate Governance Guidelines, categorical standards to assist it in determining whether a relationship between a director and the Company is such that it would impair the director’s independence. The Company’s Corporate Governance Guidelines can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance. Under these standards, which incorporate the disqualifying relationships enumerated by the NYSE listing standards, a Company director is not “independent” if any of the conditions specified are met.

a.	The director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company. The executive officers of the Company consist of the president, principal financial officer, controller, any vice-president in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the Company. Officers of the Company’s subsidiaries are deemed to be officers of the Company if they perform such policy-making functions for the Company.

b.	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

c.	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time.

d.	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

e.	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. Contributions to tax exempt organizations shall not be considered “payments” for purposes of this categorical standard, provided however that the Company shall disclose in its annual proxy statement any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the tax exempt organization exceed the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues.

f.	For purposes of considering the existence or materiality of a director’s relationship with the Company or the relationship with the Company of an organization with which the director is associated, payments for electricity, gas or other products or services made in the normal course of business at prices generally applicable to similarly situated customers shall not be included.

g.	Additional provisions applicable to members of the Audit Committee.

i.	A director who is a member of the Audit Committee may not accept directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any subsidiary of the Company, provided that, unless the rules of the NYSE provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service (provided that such compensation is not contingent in any way on continued service). The term “indirect acceptance” by a member of the Audit Committee of any consulting, advisory, or other compensatory fee includes acceptance of such fee by a spouse, a minor child or stepchild or a child or stepchild sharing a home with the member or by an entity in which such member is a partner, member, an officer such as a managing director occupying a comparable position or executive officer, or occupies a similar position (except limited partners, non-managing members and those occupying similar positions who, in each case, have no active role in providing services to the entity) and which provides accounting, consulting, legal, investment banking or financial advisory services to the Company or any subsidiary of the Company.

ii.	A director who is an “affiliated person” of the Company or its subsidiaries (other than in his or her capacity as a member of the Board or a Board Committee) as defined by the SEC shall not be considered independent for purposes of Audit Committee membership. A director who beneficially owns more than 3% of the Company’s common stock will be considered to be an “affiliated person.”

In making independence determinations, the Board considered the following relationships in accordance with its procedures for evaluating related person transactions described below under the heading “Board Review of Transactions with Related Parties.”

In October 2006, Ms. Schneider became a partner at Orrick. Orrick rendered legal services to certain Company subsidiaries in 2010 and continues to render services to certain Company subsidiaries in 2011 with respect to certain contract matters. Ms. Schneider has informed the Board that she has not and will not work on any of these matters, nor did she direct Orrick’s work on any of these matters, and that Orrick’s representation has had no effect on the compensation she receives from that firm. In determining that Ms. Schneider is an independent director, the Board examined the specific transactions that the Company’s subsidiaries had with Orrick and concluded that (1) the relationship between that law firm and the Company’s subsidiaries was solely a business relationship which did not afford Ms. Schneider any special benefits and (2) the amounts paid to the law firm in each of the last three years were below the numerical threshold set forth in the Corporate Governance Guidelines with respect to payments for property and services between the Company or its subsidiaries and an entity with which the director is affiliated. For these reasons, the Board determined that this business relationship does not disqualify Ms. Schneider as an independent director.

Mr. Dunn is President and Chief Executive Officer of FTI. In February 2008, a Company subsidiary, Pepco Energy Services, Inc. (“Pepco Energy Services”), entered into a contract to supply electricity to FTI for the period March 2008 through March 2009. There has been no business or other relationship between FTI and the Company or any of its subsidiaries, including Pepco Energy Services, since that time. The Board determined that (1) the relationship between Pepco Energy Services and FTI was solely a business relationship which did not afford Mr. Dunn any special benefits; (2) the amount to be paid to Pepco Energy Services under the contract is below the numerical threshold set forth in the Corporate Governance Guidelines with respect to payments for property and services between the Company or its subsidiaries and an entity with which the director is affiliated; and (3) the amount to be paid to Pepco Energy Services under the contract constitutes payment for electricity made in the normal course of business at prices generally applicable to similarly situated customers. For these reasons, the Board determined that this business relationship does not disqualify Mr. Dunn as an independent director.

Dr. Harker is President of the University of Delaware (“UDel”). Pepco Energy Services in UDel’s fiscal years ending June 2008, 2009 and 2010 supplied natural gas to UDel under a gas master agreement and in UDel’s fiscal year ending 2008 supplied electricity to UDel under an electric master agreement. Delmarva Power & Light Company (“DPL”) in UDel’s fiscal years ending 2008, 2009 and 2010 delivered, and in some cases also supplied, electricity and natural gas to various UDel accounts on terms specified in tariffs approved by the Delaware Public Service Commission. After examining the relationships between Pepco Energy Services and UDel and between DPL and UDel, the Board determined that (1) the relationships between Pepco Energy Services and UDel and between DPL and UDel were solely business relationships which did not afford Dr. Harker any special benefits; (2) the amounts UDel paid to Pepco Energy Services and DPL collectively are below the numerical threshold set forth in the Corporate Governance Guidelines with respect to payments for property and services between the Company or its subsidiaries and an entity with which the director is affiliated; and (3) the amounts UDel paid to Pepco Energy Services and DPL, respectively, constitute payment for electric and gas made in the normal course of business at prices generally applicable to similarly situated customers. For these reasons, the Board determined that the business relationships between Pepco Energy Services and UDel and between DPL and UDel do not disqualify Dr. Harker as an independent director.

BOARD REVIEW OF TRANSACTIONS WITH RELATED PARTIES

The Board of Directors has adopted Procedures for Evaluating Related Person Transactions (the “Procedures”) which set forth the procedures followed by the Board in review and approval or ratification of transactions with related persons to ensure compliance with the Company’s Conflicts of Interest Business Policy, Corporate Governance Guidelines and applicable law. Related persons include directors, nominees for election as a director and specified executives (“covered persons”), as well as the members of such person’s immediate family. The Procedures apply to any situation where a related person serves as a director, officer or partner of, a consultant to, or in any other key role with respect to, any outside enterprise which does or seeks to do business with, or is a competitor of, the Company or any affiliate of the Company. The Procedures can be found on the Company’s Web site (www.pepcoholdings.com) by first clicking on the link: Corporate Governance and then the link: Business Policies.

The Procedures require that each covered person provide to the Corporate Secretary annually a completed questionnaire setting forth all business relationships and other affiliations that relate in any way to the business and other activities of the Company and its affiliates. Each covered person also agrees to update the information provided in the questionnaire as necessary throughout the year.

When a related person transaction is contemplated, all of the material facts regarding the substance of the proposed transaction, including the material facts relating to the related person’s or other party’s relationship or interest, must be fully disclosed to the Corporate Governance/Nominating Committee (excluding any member of the Committee who has an interest in the transaction). The Corporate Governance/Nominating Committee will review the contemplated transaction and will then make a recommendation to the disinterested members of the Board. Approval of the transaction requires the affirmative vote of a majority of the disinterested directors voting on the matter after disclosure to the Board of all of the material facts of the transaction.

The Procedures generally require that related person transactions be approved in advance. On occasion, however, it may be in the Company’s interest to commence a transaction before the Corporate Governance/Nominating Committee or Board has had an opportunity to meet, or a transaction may have commenced before it is discovered that a related person is involved with the transaction. In such instances, the Procedures require that the covered person consult with the Chairman of the Corporate Governance/Nominating Committee to determine the appropriate course of action, which may include subsequent ratification by the affirmative vote of a majority of the disinterested directors. If the Chairman of the Corporate Governance/Nominating Committee is an interested director, the Procedures require that the covered person consult with the Lead Independent Director to determine the appropriate course of action.

BOARD MEETINGS

The Board held ten meetings during 2010. Each director attended at least 75% of the combined number of Board meetings and meetings of the Board Committees on which he or she served. The Board has adopted an attendance policy, set forth in the Corporate Governance Guidelines, under which attendance in person is required at all regularly scheduled shareholder, Board and Committee meetings (except where scheduled as a conference call) and is the preferred method of attendance at all special meetings. The Chairman has the authority to waive this requirement and allow participation by telephone if, in the Chairman’s opinion, it is in the Company’s best interests to do so. Of the Company’s 11 directors at the time, each attended the 2010 Annual Meeting.

At each Board meeting, time is set aside for the directors to meet in executive session without any management director or other management personnel present. The executive session of the Board is convened by the Lead Independent Director.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

Board Leadership Structure. Mr. Rigby serves as President and Chief Executive Officer of the Company and is also Chairman of the Board of Directors. Under the Company’s Corporate Governance Guidelines, if the person elected Chairman of the Board is not an independent director as defined in the Corporate Governance Guidelines, then the independent directors will, upon the recommendation of the Corporate Governance/Nominating Committee, also annually elect an independent director to serve as the Lead Independent Director. Mr. Nussdorf currently serves as Lead Independent Director. The purpose of the Lead Independent Director is to facilitate communication among the independent directors, the Board and management. The Lead Independent Director has the following responsibilities: (i) chairs executive sessions of the Board’s non-management directors and has authority to call meetings of the non-management directors; (ii) determines the agenda for the executive sessions of the directors, and participates with the Chairman of the Board in establishing the agenda for Board meetings; (iii) presides at Board meetings when the Chairman of the Board is not present; (iv) coordinates feedback to the Chief Executive Officer and other members of management; (v) in consultation with the Chairman of the Board, consistent with Board policy, recommends to the Corporate Governance/Nominating Committee proposed committee assignments and chairmanships to be adopted at the annual organizational meeting of the Board, subject to the approval of the Board; (vi) oversees the development of appropriate responses to communications from shareholders and other interested persons addressed to the non-management directors as a group; (vii) on behalf of the non-management directors, retains such counsel or other advisors as they deem appropriate in the conduct of their duties and responsibilities; and (viii) performs such other duties as the Board deems appropriate.

In 2009, when Mr. Rigby was elected Chairman of the Company, the Board examined the issue of separating the Chairman and Chief Executive Officer roles and concluded that it was preferable for the Company to continue combining the roles and continue electing a Lead Independent Director annually. In December 2010, the Board again examined the issue of separating the Chairman and Chief Executive Officer roles and for the following reasons reached the same conclusion: (i) there was no firm evidence that financial performance would be improved by splitting the roles; (ii) the Board was concerned that dividing the roles may weaken the Company’s ability to develop and implement strategy; (iii) as a matter of good governance, the Company already has measures in place to strengthen the Board’s independence (for example, at each Board meeting, time is set aside for the directors to meet in executive session without any management director or other management personnel present); and (iv) the Board recognized that regulations were moving (and continue to move) toward increased oversight by independent boards of directors so that the potential benefits of splitting the roles can be achieved in other ways. The independent directors will examine this issue again, however, if and when changing circumstances warrant further analysis.

The Board’s Role in Risk Oversight. One of the responsibilities of the Board of Directors is the oversight of the Company’s risk management activities, which is discharged by the Board of Directors and through its standing Committees. In discharging this responsibility, the Board and its Committees, with the assistance of management, identifies and evaluates the major risks faced by the Company and oversees and monitors the design and implementation of guidelines and programs to manage these risks.

The Audit Committee, as more fully described below under the heading “Board Committees — Audit Committee,” is responsible for assisting the Board in overseeing the Company’s accounting controls and the design and performance of the internal audit function. The Audit Committee also oversees the activities of the Risk Management Committee, the members of which consist of many of the Company’s senior executives and the business unit employees who manage the day-to-day risk management responsibilities for the Company. The Risk Management Committee meets six times a year. The Risk Management Committee’s areas of focus include competitive, economic, operational, financial (including accounting, credit, liquidity and tax), legal, regulatory, health, safety and environmental, political and reputational risks. The Company also has a Risk Working Group, composed of management employees across the organization, which is responsible for identifying and assessing new and emerging risk issues and developing mitigation strategies. The Risk Working Group reports monthly to the Risk Management Committee. The Audit Committee periodically discusses and reviews with management the Company’s risk assessment and risk management and also considers whether management has provided appropriate disclosure in the Company’s financial statements.

The Board and the Finance Committee discuss with management the Company’s risk mitigation profile as part of their review of the Company’s strategic and financing plans, including management’s consideration of risk management associated with strategic and financing plans and implementation of those plans.

Compensation Programs Risk Assessment. In 2010, management, using a framework provided by the Compensation/Human Resources Committee’s consultant, Pearl Meyer & Partners (“PM&P”), conducted a risk assessment of the Company’s compensation policies and practices for all employees, including executives, which management reviewed with the Committee and PM&P. In 2011, management conducted a risk assessment of the Company’s short-term and long-term incentive-based compensation which management reviewed with the Committee and PM&P. Each of these assessments sought to identify features of the Company’s compensation policies and practices that could encourage excessive risk-taking.

In order to focus employees on performance objectives that promote the best interests of the Company and its shareholders, short-term and long-term incentive-based compensation is linked to the achievement of measurable financial and business and, in the case of short-term incentives, individual performance goals. The risk assessments conducted by management found that these arrangements are coupled with compensation design elements and other controls that discourage business decision-making that is focused solely on the compensation consequences. These compensation design elements and other controls include:

•	Strong enterprise-wide risk management policies and programs, which have undergone third party risk assessments.

•	Cash incentives that are earned only if, in addition to the satisfaction of non-financial performance metrics, a corporate or business unit net earnings threshold is exceeded.

•

The absence of compensation arrangement features often identified as encouraging excessive risk-taking, such as (i) an incentive compensation mix overly weighted toward annual incentives, (ii) payout cliffs that might cause short-term business decisions to be made solely for the purpose of meeting payout thresholds, and (iii) bonuses awarded upon completion of a task, while the income and risk to the Company from the task extend over a significantly longer period of time.

•	Program designs that provide a balanced mix of cash and equity and annual and long-term incentives.

•	Performance metrics, not all of which are financial in nature, such as safety, diversity and customer satisfaction.

•	No stock options.

•	Share ownership guidelines that are applicable to officers of the Company at the level of Vice President and above.

On the basis of these reviews, management concluded, and advised the Compensation/Human Resources Committee, that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

BOARD COMMITTEES

The Board has five separately designated standing Committees:

•	the Audit Committee;

•	the Compensation/Human Resources Committee;

•	the Corporate Governance/Nominating Committee;

•	the Executive Committee; and

•	the Finance Committee.

Each Committee has a charter, which can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance.

Each of the Committees (other than the Executive Committee) sets aside time to meet in executive session without management personnel present. The Compensation/Human Resources Committee regularly meets separately with its compensation consultant. The Audit Committee regularly meets separately with the Company’s Vice President, Internal Audit and the Company’s independent registered public accounting firm.

The Audit Committee held eight meetings in 2010. The Committee represents and assists the Board in discharging its responsibility of oversight with respect to the accounting and control functions and financial statement presentation (but the existence of the Committee does not alter the traditional roles and responsibilities of the Company’s management and its independent registered public accounting firm). The Audit Committee is responsible for, among other things, representing and assisting the Board in oversight of (i) the integrity of the Company’s financial statements, accounting and financial reporting processes and audits of the Company’s consolidated financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and the retention, compensation and performance of the Company’s independent registered public accounting firm, and (iv) the design and performance of the Company’s internal audit function. The Audit Committee also reviews the Company’s guidelines and policies with respect to risk assessment, and has full power and authority to obtain advice and assistance from independent legal, accounting or other advisors as it may deem appropriate to carry out its duties.

Committee members are Directors Golden, Harker, Krumsiek, Nussdorf, Oelrich and Ross (Chairman). The Board has determined that directors Golden, Krumsiek, Nussdorf, Oelrich and Ross each is an “audit committee financial expert” as defined by the rules of the SEC. The Board has determined that each member of the Audit Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Compensation/Human Resources Committee held five meetings in 2010. The Committee evaluates annually the performance of the Company’s Chief Executive Officer (“CEO”) and, together with the other independent members of the Board of Directors, sets the compensation level of the CEO after taking into account the CEO’s annual evaluation and such other factors as they deem appropriate. The Committee reviews the performance of elected officers and other executives in the context of the administration of the Company’s executive compensation programs. The Committee, on the recommendation of the CEO, (i) approves the salaries for the executive officers, the heads of the business units, and all Vice Presidents and any other salary that exceeds the approval level of the CEO and (ii) exercises the powers of the Board with respect to the approval of the Company’s annual salary range and merit budget increases for all management employees. The Committee sets target award levels and approves payments for the executive officers and the heads of the business units pursuant to the Executive Incentive Compensation Plan and the shareholder-approved Long-Term Incentive Plan, and reviews other elements of compensation and benefits for management employees and makes recommendations to the Board as appropriate. The Committee also makes recommendations to the Board concerning the Company’s retirement and other benefit plans and oversees corporate workforce diversity issues. The Committee receives input on compensation matters from the CEO and from other members of management, as it deems appropriate.

In order to assist it in carrying out these responsibilities, the Committee since 2007 has employed PM&P as its independent compensation consultant. Pursuant to this engagement, PM&P annually provides the following services: (i) review of the compensation philosophy; (ii) advice on construction of and determination of a peer group of utility companies; (iii) review of new salary ranges; (iv) review of the Executive Incentive Compensation Plan; (v) review of the Long-Term Incentive Plan; (vi) review of proposed compensation plans or amendments to other existing plans; (vii) review of the total executive compensation structure for the coming year; (viii) attendance at the Compensation/Human Resources Committee meetings dealing with executive compensation, as requested; (ix) presentation of comparative information to assist the Compensation/Human Resources Committee in its deliberations and decision-making concerning executive compensation; (x) advice to senior management, as requested by the Compensation/Human Resources Committee; and (xi) compiles for the Compensation/Human Resources Committee various industry performance and other comparative information.

Committee members are Directors Dunn (Chairman), Harker, Heintz, Krumsiek and Ross. The Board has determined that each member of the Compensation/Human Resources Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Corporate Governance/Nominating Committee held five meetings in 2010. The Committee’s duties and responsibilities include making recommendations to the Board regarding the governance of the Company and the Board, and helping ensure that the Company is properly managed to protect and enhance shareholder value and to meet the Company’s obligations to shareholders, customers, the industry and under the law. The Committee reviews and recommends to the Board candidates for nomination for election as directors, makes recommendations to the Board regarding Board structure, practices and policies, including Board committee chairmanships and assignments and the compensation of Board members, evaluates Board performance and effectiveness, and oversees the development of corporate strategy and structure, including management development, management succession, management performance criteria, and business plans and oversees corporate and government affairs. The Committee also oversees the technology and systems used by the Company with the goal of ensuring that they are adequate to properly run the business and for the Company to remain competitive.

Committee members are Directors Dunn, Heintz, MacCormack (Chairman), Nussdorf, Oelrich and Silverman. The Board has determined that each member of the Corporate Governance/Nominating Committee is independent as defined by the Company’s Corporate Governance Guidelines and the listing standards of the NYSE.

The Executive Committee does not hold regularly scheduled meetings and did not hold any meetings in 2010. The Committee has, and may exercise when the Board is not in session, all the powers of the Board in the management of the property, business and affairs of the Company, except as otherwise provided by law. Committee members are Directors Heintz, Nussdorf (Chairman), Rigby and Schneider.

The Finance Committee held seven meetings in 2010. The Committee oversees the financial objectives, policies, procedures and activities of the Company and considers the Company’s long-term and short-term strategic plans. The Committee reviews with management the Company’s risk mitigation profile and reviews the Company’s insurance program. Committee members are Directors Golden, Heintz, MacCormack, Schneider and Silverman (Chairman).

How do I send a communication to the Board of Directors or to a specific individual director?

The Company’s directors encourage interested parties, including employees and shareholders, to contact them directly and, if desired, confidentially or anonymously regarding matters of concern or interest, including concerns regarding questionable accounting or auditing matters. The names of the Company’s directors can be found on pages 7-12 of this Proxy Statement and on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance. The Company’s directors may be contacted by writing to them either individually or as a group or partial group (such as all non-management directors), c/o Corporate Secretary, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 1300, Washington, D.C. 20068. If you wish your communication to be treated confidentially, please write the word “CONFIDENTIAL” prominently on the envelope and address it to the director by name so that it can be forwarded without being opened. A communication addressed to multiple recipients (such as to “directors,” “all directors,” “all non-management directors,” or “independent directors”) will necessarily have to be opened and copied by the Office of the Corporate Secretary in order to forward it to each director, and hence cannot be transmitted unopened, but will be treated as a confidential communication. If you wish to remain anonymous, do not sign your letter or include a return address on the envelope. Communications from Company employees regarding accounting, internal accounting controls or auditing matters may be submitted in writing addressed to: Vice President, Internal Audit, Pepco Holdings, Inc., 701 Ninth Street, N.W., Room 8220, Washington, D.C. 20068 or by telephone to 202-872-3524. Such communications will be handled initially by the Internal Audit Group, which will investigate the matter and report to the Audit Committee. If for any reason an employee does not wish to submit a communication to the Vice President, Internal Audit, the communication may be addressed to the Chairman of the Audit Committee using the procedure set forth above, or can be sent via mail, telephone, facsimile or e-mail to the Company’s Ethics Officer who will investigate the matter. Employees may also leave messages on the Company’s Ethics Officer’s hotline.

What are the directors paid for their services?

Each of the Company’s non-management directors is paid an annual retainer of $85,000, plus a fee of $2,000 for each Board or Committee meeting attended. The Chairman of the Audit Committee receives an additional annual retainer of $7,500 and a non-management director who chairs any one of the other standing Committees of the Board receives an additional annual retainer of $5,000. A director who serves as Lead Independent Director receives an annual retainer of $15,000 for service in that capacity.

The compensation of the non-management members of the Board of Directors is reviewed periodically by the Corporate Governance/Nominating Committee, which makes recommendations for changes, if any, to the Board for its approval.

Although under the terms of the Company’s Long-Term Incentive Plan, each non-management director is entitled to an annual grant of an option to purchase 1,000 shares of common stock, the Board of Directors beginning in 2003 discontinued these grants.

The following table sets forth the compensation paid by the Company to its non-management directors for the year ended December 31, 2010.

2010 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Jack B. Dunn, IV	$134,000	$0	$0	$0	$0	$0	$134,000
Terence C. Golden	137,000	0	0	0	0	0	137,000
Patrick T. Harker	127,000	0	0	0	0	0	127,000
Frank O. Heintz	137,000	0	0	0	0	0	137,000
Barbara J. Krumsiek	131,000	0	0	0	0	0	131,000
George F. MacCormack	136,000	0	0	0	0	0	136,000
Lawrence C. Nussdorf	153,000	0	0	0	0	0	153,000
Patricia A. Oelrich	74,074	0	0	0	0	0	74,074
Frank K. Ross	137,970	0	0	0	0	0	137,970
Pauline A. Schneider	121,000	0	0	0	0	0	121,000
Lester P. Silverman	136,000	0	0	0	0	0	136,000

(1)	Consists of retainer and meeting fees.

Under the Non-Management Director Compensation Plan, each non-management director is entitled to elect to receive his or her retainer payments and meeting fees exclusively in or as a combination of: (i) cash, (ii) shares of common stock, or (iii) a credit to an account for the director established under the PHI Executive and Director Deferred Compensation Plan (the “Deferred Compensation Plan”). As more fully described below under the heading “Deferred Compensation Plans — PHI Executive and Director Deferred Compensation Plan,” a director participating in the Deferred Compensation Plan can elect to have his or her account balance credited with any or a combination of: (i) the amount of interest rate calculated at the prime rate that would have been paid on an amount equal to the account balance or (ii) an amount equal to the return that the participant would have earned had his or her account balance been invested in any one or a combination of the investment funds selected by the Compensation/Human Resources Committee or had the account balance been deemed invested in the common stock. The following table shows, for each director who elected to receive all or a portion of his or her 2010 retainer and meeting fees other than in cash, such director’s allocation among common stock and the investment alternatives under the Deferred Compensation Plan. The number of shares of common stock is calculated by dividing the amount payable by the average of the high and low price of the common stock on the second business day before the payment was earned.

		Dollar Amount of Deferred Compensation Plan Credit
Name	Shares of Common Stock	Phantom Stock	Non-Stock Plan Accounts
Jack B. Dunn, IV	0	$0	$134,000
Patrick T. Harker	3,687	0	0
Frank O. Heintz	3,974	0	0
George F. MacCormack	0	0	68,000
Patricia A. Oelrich	916	0	0
Frank K. Ross	2,693	0	0
Pauline A. Schneider	0	42,500	42,500

The following table sets forth, as of March 8, 2011, the number of phantom stock units (each corresponding to one share of common stock) held by non-management directors who participate in the PHI Executive and Director Deferred Compensation Plan.

Name of Director	Pepco Holdings Phantom Stock Units
Barbara J. Krumsiek	17,231
George F. MacCormack	5,514
Lawrence C. Nussdorf	3,975
Pauline A. Schneider	8,963
Lester P. Silverman	22,649

The Company provides directors with travel accident insurance for Company-related travel and directors’ and officers’ liability insurance coverage and reimburses directors for travel, hotel and other out-of-pocket expenses incurred in connection with the performance of their duties as directors.

The Company also provides the directors with free parking in the Company’s headquarters building, which is also available for use by the directors other than in connection with the performance of their duties as directors. In addition, in 2010, Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events were made available to one or more directors for personal use when not being used by the Company for business purposes. There was no incremental cost to the Company for providing these benefits.

Each non-management director is required to own at least 7,500 shares of common stock or common stock equivalents (“phantom stock”). Newly elected or appointed non-management directors are required to reach this ownership level within three years after the date of their election or appointment. Each current non-management director who has been a director for three years has met this requirement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 8, 2011, for each director, each director nominee, each executive officer named in the 2010 Summary Compensation Table and all directors and executive officers of the Company as a group (i) the number of shares of common stock beneficially owned, (ii) the number of shares the person has the right to acquire within 60 days, and (iii) the total number of shares of common stock beneficially owned. Each of the individuals listed, and all directors and executive officers as a group, beneficially owned less than 1% of the outstanding shares of common stock.

Name of Beneficial Owner	Shares of Common Stock Owned (2)	Shares of Common Stock Acquirable Within 60 Days		Total Beneficial Ownership (3)
Jack B. Dunn, IV	10,495	0		10,495
Kirk J. Emge (4)	60,970	0		60,970
Terence C. Golden (5)	44,132	2,000	(6)	46,132
Patrick T. Harker	8,115	0		8,115
Frank O. Heintz (7)	14,372	0		14,372
John U. Huffman	30,517	0		30,517
Anthony J. Kamerick	64,517	0		64,517
Barbara J. Krumsiek	4,000	0		4,000
George F. MacCormack	11,282	0		11,282
Gary J. Morsches	1,475	0		1,475
Lawrence C. Nussdorf	10,000	2,000	(6)	12,000
Patricia A. Oelrich	3,262	0		3,262
Joseph M. Rigby	152,992	0		152,992
Frank K. Ross	15,718	0		15,718
Pauline A. Schneider	8,080	0		8,080
Lester P. Silverman (8)	7,000	0		7,000
David M. Velazquez	40,820	0		40,820
All Directors and Executive Officers as a Group (22 individuals)	618,150	4,000		622,159

(2)	Includes shares held under the Dividend Reinvestment Plan and Retirement Savings Plan. Also includes shares awarded under the Long-Term Incentive Plan that vest over time that the executive officer has the right to vote. Unless otherwise noted, each beneficial holder has sole voting power and sole dispositive power with respect to the shares shown as beneficially owned.

(3)	Consists of the sum of the two adjacent columns.

(4)	Includes 1,173 shares owned by Mr. Emge’s spouse. Mr. Emge disclaims beneficial ownership of these shares.

(5)	Includes 11,600 shares owned by Mr. Golden’s spouse. Mr. Golden disclaims beneficial ownership of these shares.

(6)	Represents the number of shares of common stock that could be purchased through the exercise of stock options, all of which are currently exercisable.

(7)	Shares are owned in the Frank O. Heintz Trust of which Mr. Heintz is Trustee.

(8)	Includes 1,000 shares owned by Mr. Silverman’s spouse. Mr. Silverman disclaims beneficial ownership of these shares.

The following table sets forth, as of March 8, 2011, the number and percentage of shares of common stock reported as beneficially owned by all persons known by the Company to own beneficially 5% or more of the common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned		Percent of Common Stock Outstanding
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	13,935,172	(9)	6.21%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	11,240,510	(10)	5%

(9)	This disclosure is based on information furnished in Schedule 13G, filed with the SEC on February 2, 2011, by BlackRock, Inc.

(10)	This disclosure is based on information furnished in Schedule 13G, filed with the SEC on February 10, 2011, by The Vanguard Group, Inc., in which it reports that it has (i) sole dispositive power over 10,959,310 of the shares and (ii) sole voting power over 281,200 of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s directors and executive officers and any beneficial owner of more than 10% of the common stock to file with the SEC reports of holdings and transactions in the Company’s equity securities. Based on a review of such reports filed for 2010 and on written confirmations provided by its directors and executive officers, the Company believes that during 2010 all of its directors and executive officers filed on a timely basis the reports required by Section 16(a), except that Ernest L. Jenkins failed to file one Form 4 on a timely basis. The Company is not aware of any person or entity that beneficially owns more than 10% of the common stock.

2. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to an advisory vote of shareholders the approval of the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this Proxy Statement (pages 25-60).

What vote is required on this advisory proposal?

You may vote “for” or “against” or “abstain” from voting on this proposal. Because the vote on this proposal is advisory, it will not be binding on the Company. However, the Compensation/Human Resources Committee values the opinions expressed by shareholders in their vote on this matter and will take the outcome of the vote into account when considering the future compensation of the named executive officers. Approval of the proposal requires the affirmative vote of the holders of a majority of the common stock present and entitled to vote at the meeting.

How are the votes counted?

Shares, if any, that are the subject of an abstention with regard to the vote on this proposal will be considered present and entitled to vote, and accordingly will have the same effect as a vote against the proposal.

Any shares that are the subject of a “broker non-vote” will not be considered present and entitled to vote and, therefore, will not be included in the denominator when determining whether the requisite percentage of shares has been voted in favor of this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THIS PROPOSAL.

The Board of Directors believes that the Company’s executive compensation program which is targeted at the 50th percentile of the competitive range for each pay element aligns compensation with the long-term interests of the shareholders. The Company’s program is guided by the philosophy that total executive compensation should vary based on achievement of goals and objectives, both individual and corporate, and should be focused on short-term and long-term strategies that build shareholder value. The Board believes that the Company’s philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefitted the Company and the shareholders over time.

COMPENSATION/HUMAN RESOURCES COMMITTEE REPORT

Among its duties, the Compensation/Human Resources Committee is responsible for reviewing and discussing with the Company’s management the Compensation Discussion and Analysis (the “CD&A”) section of the annual proxy statement. Based on its review and discussion with management of the CD&A that follows this Report, the Committee has recommended to the Board of Directors that it be included in this Proxy Statement.

Jack B. Dunn, IV, Chairman

Patrick T. Harker

Frank O. Heintz

Barbara J. Krumsiek

Frank K. Ross

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The following is a brief overview of the more detailed disclosures set forth in this CD&A:

2010 Committee Actions

In 2010, the Compensation/Human Resources Committee made the following updates to the named executive officers’ (the “NEOs”) executive compensation programs:

•

In connection with the long-term incentive plan awards, which has both a restricted stock and a performance stock component, changed the performance stock program goals starting with the 2010-2012 performance period to be based solely on total shareholder return over a three-year period (“TSR”);

•	Modified the Utility Peer Group for 2010 to more closely reflect the Company’s business model as primarily a transmission and distribution electric utility.

•	Modified the Utility Peer Group for 2011 to reflect the Company’s reduced revenue size after the sale of its Conectiv Energy business.

•

Eliminated, starting in 2011, the practice of granting of time-based restricted stock under the long-term incentive plan on which dividends have been paid prior to vesting, and, instead, grant time-based restricted stock units on which dividends will accrue, but will not be paid unless the restricted stock units vest.

•

Modified the NEO salary structures (i) to reduce the number of tiers and adjust salary ranges, and the corresponding mid-points, to reflect current market pay practices and (ii) to increase the long-term incentive award opportunities to align with the market, including the Company’s Utility Peer Group for 2011.

•	Modified the metrics for the 2010 short-term incentive program for the NEOs and for employees in the Corporate Services business unit as a result of the sale of the Conectiv Energy business.

•

Determined that the Company will not enter into any new or materially amended agreements with executive officers that provide for any excise tax gross-ups with respect to payments contingent upon a change in control.

2011 Board Actions

In 2011, the Board of Directors adopted a policy prohibiting the hedging of the economic risk associated with the ownership of the Company’s common stock by directors and any employee.

2010 Incentive Compensation Results

•	Under the Company’s annual incentive compensation plan:

–	The annual performance targets were achieved resulting in payouts exceeding the target amounts for Messrs. Kamerick, Emge and Huffman.

–	Despite exceeding performance targets, in the case of Mr. Rigby, and achieving some performance targets, in the case of Mr. Velazquez, in view of the Company’s ongoing customer reliability issues, the Committee elected not to make any annual incentive payments to Messrs. Rigby and Velazquez.

•	Under the Company’s 2008 through 2010 performance period of the long-term incentive plan:

–	Most of the targets were achieved resulting in awards for Messrs. Kamerick, Emge and Huffman.

–	Despite achieving most performance targets, in the case of Mr. Rigby, and achieving some performance targets, in the case of Mr. Velazquez, in view of the Company’s ongoing customer reliability issues, the Committee elected not to make awards to Messrs. Rigby and Velazquez.

Establishment of 2011 Salaries

•	Messrs. Rigby and Velazquez did not receive merit increases for 2011 because of customer reliability issues;

•	Messrs. Kamerick and Emge received increases of 2.9% and 2.6%, respectively, based on their performance in 2010;

•	Mr. Huffman received an increase of 3.7% based on his 2010 performance and in view of his salary being significantly below the mid-point of the competitive range.

General Compensation Principles

•

The objective of the Company’s compensation program is to attract, motivate and retain talented executives while promoting the interests of the Company, its customers and shareholders and fulfilling public service company objectives.

•

The Company provides its executive officers with the following types of compensation: salary, cash-based short-term incentives, performance stock, restricted stock or restricted stock units and retirement and deferred compensation programs.

•

Salaries and any increases to salaries are determined based on an executive’s performance and position and the salary range for that position, as determined with respect to competitive market survey data.

•	The Company targets compensation levels that are at approximately the 50th percentile of the competitive range for each pay element.

•

The Company has established a pay-for-performance environment by linking short-term and long-term incentive-based compensation to the achievement of measurable business and individual performance goals.

•	Long-term incentives are designed to focus executives on long-range strategic goals and serve as a retention mechanism.

•	The Company uses equity-based compensation as a means to align the interests of its executives with those of the shareholders.

•	The Company has common stock ownership requirements for its officers which each NEO satisfies.

•	The Company incorporates goals into its short-term incentive plan that are intended to balance the interests of the shareholders, customers and employees.

•	The Company has not granted stock options since 2003 and none of the NEOs holds any stock options.

•	The Company offers its executive officers only limited perquisites.

•	One of the NEOs who was employed at December 31, 2010, is a party to an employment agreement and the other four participate in the Change-in-Control Severance Plan.

•

The Company’s executives generally participate in the same group benefit programs and tax-qualified retirement plans available to all employees. In addition, the Company has non-qualified supplemental executive retirement plans in which certain executives participate. These programs are common within the Company’s industry and allow the Company to maintain a competitive program.

•	The Company maintains a non-qualified deferred compensation plan. The plan does not pay above-market or preferential earnings on deferred compensation.

•	The Committee believes its executive compensation program achieves its objectives in an appropriate and reasonable manner, and the Company conducts annual reviews to ensure this remains the case.

Introduction

The Compensation/Human Resources Committee (the “Committee”), the composition and responsibilities of which are described more fully above under the heading “Compensation/Human Resources Committee,” is responsible for all executive compensation decisions with respect to each of the NEOs, except for the annual salary of the Chief Executive Officer, which is approved by all of the independent directors. To assist it in carrying out its responsibilities, the Committee requests and receives recommendations from the Chief Executive Officer with respect to the compensation packages of the other NEOs, including the selection and weighting of the specific performance objectives applicable to short-term and long-term incentive awards.

When structuring compensation arrangements for the NEOs and other executives, the Committee typically receives advice from its independent compensation consultant concerning pay mix and levels of compensation, as well as information with respect to the financial costs and tax and accounting consequences associated with the various elements of compensation. Beginning in 2007, the Committee engaged PM&P as its independent compensation consultant to advise the Committee on various executive compensation matters. In 2010, PM&P advised the Committee on compensation practices generally and on plan and award design matters. PM&P also provided the Committee with survey data and other comparative information to assist it in its executive compensation decisions, as described herein. The services provided by PM&P are described in greater detail under the heading “Compensation/Human Resources Committee.” While serving as the compensation consultant to the Committee, PM&P has not had any other relationships with the Company or any of its executives, nor does it provide services to the Company other than those relating to executive compensation.

Compensation Philosophy

The objectives of the Company’s executive compensation program are to attract, motivate and retain talented executives while promoting the interests of the Company, its customers and shareholders and fulfilling public service company objectives. To achieve these objectives, the Company’s executive compensation program is designed to:

•	provide executives with salaries, incentive compensation opportunities and other benefits that are competitive with comparable companies in the industry;

•

reward executives for the achievement by the Company and its business segments of targeted levels of operational excellence and financial performance and for the achievement of individual performance goals; and

•	align the financial interests of the executives with those of the shareholders through equity-based incentive awards and stock ownership requirements.

Compensation Levels and Benchmarking

Compensation levels for executives are determined based on a number of factors, including the individual’s roles and responsibilities within the Company, the individual’s experience, pay levels in the marketplace for similar positions and performance of the individual and the Company as a whole.

The Committee assesses competitive market compensation practices using a number of sources. One of the primary ways the Committee evaluates the Company’s executive compensation arrangements relative to other companies is to compare the Company’s practices to a group of companies that are primarily electricity and natural gas distribution companies with a similar market capitalization. The composition of this group of peer companies is reassessed annually and its composition may be changed by the Committee from year to year to reflect corporate transactions or other events that may affect the comparability of one or more of the constituent companies. At the beginning of 2010, the Committee modified the Utility Peer Group to align the Company’s asset size and revenues with the median of the peer group and to remove companies that were primarily gas utilities from the peer group. For 2010, the Utility Peer Group consisted of the 22 companies listed below (the “2010 Utility Peer Group”). At December 31, 2010, the Company ranked at the 52nd percentile in total assets and at the 26th percentile in market capitalization relative to the companies that comprised the 2010 Utility Peer Group.

2010 Utility Peer Group

Allegheny Energy Inc. Alliant Energy Corp. Ameren Corp. Centerpoint Energy Inc. CMS Energy Corp. Consolidated Edison DPL Inc. FirstEnergy Corp.	Great Plains Energy Incorporated Northeast Utilities NSTAR NV Energy, Inc. OGE Energy Corp. PG&E Corporation Pinnacle West Capital Corp. PPL Corp.	Progress Energy, Inc. Public Service Enterprise Group Incorporated Teco Energy Inc. Westar Energy, Inc. Wisconsin Energy Corp. Xcel Energy Corp.

In July 2010, the Company sold the Conectiv Energy power generation business to a third party. As a result of the reduction in the Company’s total assets because of the sale, the peer group was re-examined for 2011, which resulted in (i) the removal of two other companies (PG&E Corporation and Progress Energy Inc.) with total assets significantly greater than those of the Company (ii) the removal of two companies that are merging (Allegheny Energy Inc. and FirstEnergy Corp) to form a new company with asset size significantly greater than those of the Company’s and (iii) the addition of SCANA Corporation with total asset size comparable to the

Company (the “2011 Utility Peer Group”). At December 31, 2010, the Company ranked at the 61st percentile in total assets and at the 28th percentile in market capitalization relative to the 19 companies that comprise the 2011 Utility Peer Group.

One of the tools the Committee uses to assist it in its annual compensation review process is a tally sheet for each NEO. The tally sheet, which is prepared by the Company, identifies each material element of the executive’s compensation, including salary, short-term and long-term incentive compensation opportunity, pension accruals and other benefits and shows the severance and other payouts to which the executive would be entitled under various employment termination scenarios. The tally sheet allows the Committee to review the totality of each NEO’s compensation.

Components of the Executive Compensation Program

The compensation program for the Company’s executives, including the NEOs, consists of the following components:

•	base salary;

•	annual cash incentive opportunities under the Executive Incentive Compensation Plan;

•	equity incentive awards consisting of performance stock and time-based restricted stock (or commencing in 2011, restricted stock units) issued under the Long-Term Incentive Plan;

•	retirement and deferred compensation programs;

•	health and welfare benefits; and

•	other perquisites and personal benefits.

The following is a discussion of each component of executive compensation.

Base Salary.    The Committee considers adjustments to base salary levels annually and also may consider salary adjustments in connection with promotions and other special circumstances. Mr. Rigby has an employment agreement with the Company which provides for a minimum base salary that may be increased, but not subsequently decreased, during the term of the agreement.

The Committee, in order to provide consistency within the Company, has developed salary levels for the executives and senior management and assigned a level to each position based primarily on the decision-making responsibility associated with the position. Each salary level has a salary range, with the midpoint of the range fixed at approximately the median of the competitive range as determined by a market survey of salary levels for comparable positions. Each executive’s salary is established within the range based on a combination of factors, including the executive’s level of experience, tenure with the Company in the position and performance.

The Committee annually considers adjustments to the salary range for each salary level and to individual salaries. In December 2010, the Committee, in view of the sale of the Conectiv Energy business and the Company’s decrease in asset size, reviewed the executive salary and compensation structure to align it to the 2011 Utility Peer Group and the utility industry in general. In connection with this review, the Committee reduced the number of executive salary levels from eight to six, and lowered the salary ranges for each of the senior executive salary levels, resulting in a lower mid-point for each range. In addition, the Committee increased the long-term incentive targets for each of the NEO positions, as more fully discussed below. The process of setting an executive’s annual salary begins with a review by the Committee of available information on projected salary levels of other companies. If the data shows a change in the salary range for a particular salary level, the Committee has the discretion to adjust the Company’s salary range for that salary level by a corresponding percentage. If the data shows an increase in salary levels, the Committee also may approve a percentage increase in the total salary budget for the Company’s executive group (currently consisting of 47 executives) that corresponds to the market increase in salaries as shown by the data. This increase, which is referred to as a “merit budget,” is available for allocation among the executive group in the form of salary increases based on the Committee’s evaluation of the executive’s performance, length of service and any other factors that the Committee considers relevant. The Committee also may consider whether a further salary adjustment for a particular executive is warranted based on the goal of generally paying an executive at the median of the competitive salary range for the executive’s position.

To establish salaries for 2011, the Committee obtained from PM&P published data, compiled from the same sources as the salary structure information, which showed an average salary budget increase of 3%. Based on this data, the Committee approved a merit budget increase equal to 3% of total salaries, which it allocated among the executive group. Because the reduction in the salary ranges for the senior executive positions has resulted in current salaries above the mid-points of the new ranges, the senior executive salary increases generally were less than the full 3%.

The Committee, and in the case of Mr. Rigby, the independent directors, approved the following 2011 salary decisions for the executives whose employment continued into 2011.

Name	2011 Salary Level	Percentage Increase from 2010
Joseph M. Rigby	$880,000	0%
Anthony J. Kamerick	498,000	2.9%
David M. Velazquez	484,000	0%
Kirk J. Emge	391,000	2.6%
John U. Huffman	365,000	3.7%

In reviewing Mr. Rigby’s base salary, the Committee noted Mr. Rigby’s strong performance in executing the Company’s strategic plan to reposition the Company as fundamentally a regulated transmission and distribution company, the delivery of total shareholder return above the median of the Company’s 2010 Utility Peer Group, the improvement in the Company’s credit profile, the execution of the Company’s Blueprint for the Future initiative and its regulatory and financing plans. The Committee also reviewed the data related to salary information for Mr. Rigby’s position provided by PM&P in relation to the Company’s 2010 Utility Peer Group and noted that it was 90.3% of the median salary for his position. The Committee, however, also noted the electric delivery reliability issues that the Company has experienced. For this reason, the Committee did not recommend a base salary increase for 2011. The independent directors concurred in this recommendation.

In reviewing the base salary for Mr. Velazquez, the Committee noted Mr. Velazquez’s work which resulted in strong financial performance by the operating utilities, continued progress on the Blueprint for the Future and Mid-Atlantic Power Pathway initiatives, completion of the line of business reorganization, execution of the Company’s labor strategy, and the development of the reliability enhancement plan. The Committee did not increase Mr. Velazquez’s base salary due to the Company electric delivery reliability issues. Accordingly, Mr. Velazquez’s base salary remained at the 2010 level, which is at 101.9% of the midpoint of the range for his position.

The Committee increased Mr. Kamerick’s salary by 2.9%. The Committee noted Mr. Kamerick’s strong performance in executing the Company’s strategic, financing and regulatory plans, the delivery of total shareholder return above the median of the Company’s 2010 Utility Peer Group, and the improvement in the Company’s credit and risk profile. The Committee also noted that Mr. Kamerick’s salary was slightly above the midpoint for his position. The increase brought his salary to 104.8% of the midpoint of the range for his position.

The Committee increased Mr. Emge’s salary by 2.6%. The Committee noted Mr. Emge’s achievements during 2010, including development and execution of the Company’s regulatory plan, the successful sale of the Conectiv Energy business, and the continued strong legal department performance against benchmark metrics.

The Committee also noted that Mr. Emge’s salary was slightly above the midpoint for his position. The increase brought his salary to 104.3% of the midpoint of the range for his position.

The Committee increased Mr. Huffman’s salary by 3.7%. The Committee noted Mr. Huffman’s achievements in 2010, including overall financial performance for Pepco Energy Services above targeted levels, his leadership in continuing the transition of the retail energy supply business to a wind down mode and the growth of the energy services component of the business. The Committee also noted that Mr. Huffman’s salary was below the midpoint for his current position. The increase brought his salary to 97.3% of the midpoint of the range for his position.

Annual Cash Incentive Awards.    The Company provides its executives, including its NEOs, with an opportunity to receive an annual cash bonus under the Executive Incentive Compensation Plan (the “EICP”). For each participating executive, a target short-term incentive opportunity is established that is a percentage of the executive’s salary. Each executive’s percentage is selected by the Committee and is intended to place the executive’s total cash compensation opportunity (consisting of salary and target annual incentive compensation) at a level approximating the midpoint of the competitive range.

The target level of short-term incentive compensation as a percentage of salary for each of the NEOs in 2010, which are the same as in 2009, was as follows:

Name	Target as a Percent of Salary
Joseph M. Rigby	100%
Anthony J. Kamerick	60%
David M. Velazquez	60%
Kirk J. Emge	60%
John U. Huffman	60%
Gary J. Morsches (11)	60%

(11)	Mr. Morsches’ employment terminated in September 2010, resulting in the forfeiture of his EICP award opportunity.

Annual cash incentive awards are made under the EICP to the extent performance goals established by the Committee are achieved. The performance criteria used as the basis for awards and the specific targets can vary from year to year. The performance goals can consist entirely, or be a combination, of (i) performance objectives for the Company as a whole or (ii) performance objectives for a particular business unit. Some executives also have individual performance objectives. The performance goals for the Company and the respective business units are selected so as to reward the executive for the achievement of targeted financial results and operational goals. Each executive’s goal allocation is designed to align the executive’s award opportunity with the executive’s management responsibilities. Generally the financial targets are based on the Company’s annual financial plan. Other quantitative targets typically are set at levels that exceed the level of performance in prior years. The Committee retains the discretion, whether or not the established performance objectives are achieved, to adjust awards either up or down taking into account such factors and circumstances as it determines to be appropriate.

Under the EICP as in effect for 2010, each of the executive officers listed in the Summary Compensation Table had the opportunity to earn a cash bonus of between 0% and 180% of his target level of short-term compensation.

The performance goals in 2010 for Messrs. Rigby, Kamerick and Emge consisted entirely of corporate performance goals (referred to as “EICP Corporate Goals”). These goals were: (i) Company net earnings relative to budgeted net earnings of $255.1 million (40%); (ii) Company cash flow from operations relative to budgeted cash flow in the negative amount of $420.6 million (25%); (iii) utility customer satisfaction as measured by the results of customer surveys and other performance metrics (15%); (iv) diversity as measured by the attainment of, or good faith efforts toward the attainment of, established affirmative action goals (10%) and (v) safety as measured by the absence of fatalities and the number of recordable injuries and fleet accidents (10%). Each award was subject to the condition that, if the Company’s net earnings relative to the budgeted net earnings goal was not achieved, no award would be made regardless of the extent to which each other performance goal was achieved.

In December 2010, the Committee modified the budgeted amounts that were the basis for the measurement of performance with respect to the financial EICP Corporate Goals to take account of the sale of the Conectiv Energy business, which was not anticipated when the goals were approved in January 2010. The budgeted net earnings were reduced to $199.2 million and the budgeted cash flow from operations was reduced to a negative $496.6 million. The new budgeted amounts corresponded to the earnings guidance provided by the Company in May 2010, after the sale of the Conectiv Energy business was announced.

The 2010 performance goals for Mr. Velazquez consisted entirely of Power Delivery performance goals (referred to as “EICP Power Delivery Goals”). These goals were: (i) Power Delivery net earnings relative to budgeted net earnings of $182.4 million (as adjusted for rate relief) (30%); (ii) Power Delivery capital spending that is within or below the budgeted capital spending of $661.5 million and percent of priority projects completed; (10%); (iii) Power Delivery operation and maintenance spending that is within or below the budgeted operation and maintenance spending of $727.0 million (15%); (iv) utility customer satisfaction as measured by the results of customer surveys and other metrics (25%); (v) diversity as measured by the attainment of, or good faith efforts toward the attainment of, established affirmative action goals (10%); and (vi) safety as measured by the absence of fatalities and the number of recordable injuries and fleet accidents (10%).

The 2010 performance goals for Mr. Huffman consisted entirely of Pepco Energy Services goals (referred to as “EICP Pepco Energy Services Goals”). These goals were: (i) Pepco Energy Services’ net earnings relative to budgeted net earnings of $28.8 million (excluding the Benning Road and Buzzard Point power plants) (65%); (ii) the Benning Road and Buzzard Point power plants’ net income (5%); (iii) bad debt write-off (10%); (iv) diversity as measured by the attainment of, or good faith efforts toward the attainment of, established affirmative action goals (10%); and (v) safety as measured by the absence of fatalities and the number of recordable injuries and fleet accidents (10%).

The 2010 performance goals for Mr. Morsches consisted entirely of Conectiv Energy performance goals (referred to as “EICP Conectiv Energy Goals”). These goals were: (i) Conectiv Energy net earnings relative to budgeted net earnings of $75 million (60%); (ii) capital spending that is within or below the budgeted capital spending of $182.7 million (10%); (iii) on dispatch performance of the Conectiv Energy power plants relative to the annual plan (10%); (iv) safety as measured by the absence of fatalities and the number of recordable injuries and fleet accidents (10%) and (v) diversity as measured by the attainment of, or good faith efforts toward the attainment of, established affirmative action goals (10%).

These 2010 award opportunities are shown in the 2010 Grants of Plan-Based Awards table under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”

Based on 2010 performance, the NEOs received the following awards under the EICP:

•

Messrs. Kamerick and Emge received awards at the 116% level. This was based on the combination of (i) Company net earnings relative to budgeted net earnings and Company cash flow from operations relative to budgeted cash flow significantly in excess of the target levels, (ii) performance with respect to customer satisfaction below the minimum level, (iii) performance with respect to diversity below the target level, and (iv) performance with respect to recordable injuries below the minimum level and fleet accident slightly better than target. Despite performance at this level, in view of the Company’s ongoing customer reliability issues, the Committee elected not to make any annual incentive payment to Mr. Rigby.

•

Mr. Huffman received an award at the 114.9% level based on the achievement of Pepco Energy Services Goals as a result of a combination of Pepco Energy Services earnings, earnings from the power plants, bad debt write off and diversity significantly exceeding target and safety significantly below target.

•

The Power Delivery Goals were achieved at the 77.2% level based on (i) earnings significantly in excess of target, (ii) customer satisfaction, reliability and recordable injuries significantly below target, (iii) diversity below target, and (iv) preventable fleet accidents slightly better than target. Despite performance at this level, in view of the Company’s ongoing customer reliability issues, the Committee elected not to make any annual incentive payment to Mr. Velazquez.

These payments are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Because his employment terminated in September 2010, Mr. Morsches did not receive an EICP award for 2010.

In December 2010, the Committee received from PM&P an analysis of the Company’s total compensation for its executive officers relative to that of the 2011 Utility Peer Group and the utility industry in general. This analysis concluded that the short-term incentives for each of the NEOs were within the market median range of practices.

Long-Term Incentive Plan Awards.    Long-term incentive awards are made to the NEOs and other executives under the Long-Term Incentive Plan (the “LTIP”). The Committee has adopted a target long-term incentive opportunity for each executive officer that is a percentage of the executive’s salary and is designed to place the executive’s total direct compensation opportunity (consisting of salary, target annual cash incentive compensation and target long-term incentive compensation) at a level approximating the midpoint of the competitive range.

The target level of long-term incentive compensation as a percentage of salary for each of the NEOs in 2010, which are the same as in 2009, was as follows:

Name	Target as a Percent of Salary
Joseph M. Rigby	200%
Anthony J. Kamerick	100%
David M. Velazquez	100%
Kirk J. Emge	85%
John U. Huffman	85%
Gary J. Morsches (12)	85%

(12)	Mr. Morsches’ employment terminated in September 2010.

In December 2010, the Committee received from PM&P an analysis of the Company’s total compensation for its executive officers relative to that of the 2011 Utility Peer Group and the utility industry in general. This analysis concluded that the target amount of the Company’s long-term incentive compensation was below the midpoint of the competitive range. In view of PM&P’s analysis, the Committee increased the NEO’s long-term incentive compensation targets commencing in January 2011 to bring the long-term incentive opportunity to the mid-point of the range, as follows:

Name	Target as a Percent of Salary
Joseph M. Rigby	250%
Anthony J. Kamerick	125%
David M. Velazquez	125%
Kirk J. Emge	100%
John U. Huffman	100%

Under the Company’s long-term incentive compensation arrangements as in effect through 2010, (i) two-thirds of an executive’s targeted long-term incentive award opportunity was in the form of performance stock that vests to the extent that performance objectives are achieved over a three-year performance period (“Performance Stock”), which the Company refers to as the “Performance Stock Program” and (ii) one-third of the executive’s long-term award opportunity was in the form of restricted stock that vests generally upon the completion by the executive of three years of employment from the date of the grant (“Restricted Stock”), which the Company refers to as the “Restricted Stock Program.” Whereas the Performance Stock Program is designed to focus the executive on total shareholder return, the primary objective of the Restricted Stock Program is executive retention and the alignment of the financial interests of the executive with the interests of the shareholders. The allocation between the two forms of compensation reflects the Committee’s view that the predominant portion of an executive’s long-term incentive award opportunity should be tied to performance.

The Committee has decided to replace, beginning in 2011, Restricted Stock awards under the Restricted Stock Program with restricted stock unit (“RSUs”) awards. Each RSU will entitle the holder to receive one share of common stock at the end of the three-year period beginning on the date of the grant. Like the Restricted Stock awards, which are more fully described below, the RSUs will be subject to forfeiture if the employment of the executive terminates before the end of the three-year period, subject to the same exceptions as apply to the Restricted Stock. Unlike the current Restricted Stock awards, however, on which dividends are paid during the three-year vesting period when the Company pays a dividend on the common stock regardless of whether an award vests, in the case of RSUs, when the Company pays a dividend on the common stock during the three-year vesting period, the participant’s account will be credited with additional RSUs corresponding to the amount of the dividend. These additional RSU credits will be forfeited if the award does not vest. The Committee has made this change because it ensures that the executive will only receive the benefit of dividends if an award is earned.

Performance Stock Program.    Under the Performance Stock Program as in effect for the three-year performance periods beginning in each of 2006 through 2009, the performance targets for each participating executive were based on annual earnings and cash flow goals established for the Company as a whole and for its business units. The particular performance goals applicable to an executive depended on the executive’s position within the Company. Typically, the performance goals were established relative to the performance of the Company and its business units in the year immediately preceding the first year of the three-year period, and were set at levels that reflected year-to-year improvement over the three-year period. The objective of the Committee was to set target levels which, if achieved, would place the Company’s performance at the 75th percentile within the Utility Peer Group.

Following the end of 2010, the Committee determined the payouts for the 2008 through 2010 performance period based on the extent to which the annual performance targets for each year over the term of the award were achieved:

•

Mr. Rigby was entitled to earn an award that was based entirely on LTIP Corporate Goals (consisting 75% on a Company earnings goal and 25% on a Company cash flow from operations goal). For the three-year period, the Company earnings were on average below target and the Company cash flow from operations was on average significantly above target. This performance would have entitled Mr. Rigby to earn 100% of the target number of shares of common stock; however, in view of the Company’s ongoing customer reliability issues, the Committee elected not to make any award to Mr. Rigby.

•

Mr. Kamerick was entitled to earn an award that was based 52% on the LTIP Corporate Goals and 48% on LTIP Corporate Services Goals (composed 80% of the LTIP Power Delivery Goals, 10% of the LTIP Conectiv Energy Goals and 10% of the LTIP Pepco Energy Services Goals, each as defined below). Based on the Company results, combined with the Power Delivery, Conectiv Energy and Pepco Energy Services results, as more fully described below, Mr. Kamerick earned 110.9% of the target number of shares of common stock.

•

Mr. Emge was entitled to earn an award that was based 93.2% on the LTIP Corporate Goals and 6.8% on the LTIP Corporate Services Goals. Based on the Company results, combined with the Power Delivery, Conectiv Energy and Pepco Energy Services results, as more fully described below, Mr. Emge earned 101.5% of the target number of shares of common stock.

•

Mr. Huffman was entitled to earn an award that was based entirely on LTIP Pepco Energy Services Goals (consisting 37.5% on a Company earnings goal, 37.5% on a Pepco Energy Services earnings goal, 12.5% on a Company cash flow from operations goal and 12.5% on a Pepco Energy Services cash flow from operations goal). For the three-year period, Pepco Energy Services earnings and cash flow from operations were on average below the targets. Based on these results, combined with the Company results, Mr. Huffman earned 87.9% of the target number of shares of common stock.

•

Mr. Velazquez was entitled to earn an award that was based (i) 38.8% on LTIP Conectiv Energy Goals (consisting 37.5% on a Company earnings goal, 37.5% on a Conectiv Energy earnings goal, 12.5% on a Company cash flow from operations goal and 12.5% on a Conectiv Energy cash flow from operations goal) and (ii) 61.2% on LTIP Power Delivery Goals (consisting 37.5% on a Company earnings goal, 37.5% on a Power Delivery earnings goal, 12.5% on a Company cash flow from operations goal and 12.5% on a Power Delivery cash flow from operations goal). For the three-year period, (i) Conectiv Energy earnings were on average below target and Conectiv Energy cash flow from operations was on average significantly above target and (ii) Power Delivery earnings were on average above target and Power Delivery cash flow from operations was on average significantly above target. This performance would have entitled Mr. Velazquez to earn 109.5% of the target number of shares of common stock; however, in view of the Company’s ongoing customer reliability issues, the Committee elected not to make any awards to Mr. Velazquez.

•	The termination of Mr. Morsches’ employment resulted in the forfeiture of his Performance Stock Program opportunity.

The numbers of shares awarded are shown on the 2010 Option Exercises and Stock Vested table in the column headed “Stock Awards — Number of Shares Acquired on Vesting.”

For the three-year performance period beginning in 2010, the Committee revised the Performance Stock Program to use the Company’s total shareholder return relative to that of the 2010 Utility Peer Group as the sole performance goal (“Relative TSR”). The Committee believes this performance measure balances the executives’ overall incentive pay opportunities between goals for Company performance and the Company’s financial performance in relation to the Utility Peer Group and is more representative of current compensation design trends and peer group practices. Total shareholder return for the Company and for the companies in the 2010 Utility Peer Group is the sum of (i) the positive or negative change in the price of the Company’s common stock (calculated using as a starting price the average daily closing price per share during the fourth quarter of 2009 and as an ending price the average daily closing price per share during the fourth quarter of 2012) and (ii) the aggregate amount of dividends paid over the three-year period. The following table shows the percent of the target award that will be earned by an executive based on the Company’s performance relative to the 2010 Utility Peer Group:

PHI’s Percentile of 3-Year TSR vs. Peers	% of Target Award Earned
90th or Above	200%
75th	150%
50th	100%
25th	25%
Below 25th	0%

In addition, if the Company’s total shareholder return over the three-year period is negative, the payout will be capped at 100% of target, even though the Company’s performance versus the 2010 Utility Peer Group would have allowed an award in excess of 100% of the target.

Awards will be pro-rated when performance falls between the specified levels. For example, for performance at the 62nd percentile, the award will be 124% of target. If, during the course of the three-year performance period, a significant event occurs, as determined in the sole discretion of the Committee, that the Committee expects to have a substantial effect on the Relative TSR performance objective during the period, whether related to the Company or one or more companies in the 2010 Utility Peer Group, the Committee may revise the performance objective.

Awards under the Performance Stock Program are subject to forfeiture if the employment of the executive terminates before the end of the performance period, subject to certain exceptions described below under the heading “Executive Compensation — Termination of Employment and Change in Control Benefits.” If shares of Performance Stock are earned, the executive also will be entitled to receive additional shares of common stock equal to the number of shares that the executive would have owned at the time the shares are received had the cash dividends that would have been paid during the performance period on a number of shares equal to the number of shares of Performance Stock earned been reinvested in additional shares of common stock.

For further information on the Performance Stock award opportunities established for the NEOs in 2010, see the 2010 Grants of Plan-Based Awards table.

Restricted Stock Program.    The number of shares of common stock that vested as of January 24, 2011, pursuant to the 2008 awards under the Restricted Stock Program are shown on the 2010 Option Exercises and Stock Vested table in the column headed “Stock Awards — Number of Shares Acquired on Vesting.” The number of shares of Restricted Stock awarded to each of the NEOs under the Restricted Stock Program in 2010 is shown on the 2010 Grants of Plan-Based Awards table in the column headed “All Other Stock Awards: Number of Shares of Stock or Units.” In each case, the 2010 share awards are subject to forfeiture if the employment of the executive terminates before January 28, 2013, subject to certain exceptions described below under the heading “Executive Compensation — Termination of Employment and Change in Control Benefits.” During the vesting period, the executive has all rights of ownership with respect to the shares, including the right to vote the shares and the right to receive dividends on the shares. The executive is entitled to retain the dividends paid whether or not the shares vest.

Retirement Programs.    The Company’s retirement plans, consisting of both its general employee retirement plan and supplemental retirement plans, are discussed in detail in the narrative headed “Retirement Plans” following the Pension Benefits at December 31, 2010 table. Under the Pepco Holdings Retirement Plan, all employees of the Company with at least five years of service are entitled to receive retirement benefits in accordance with the applicable benefit formula up to the maximum level that a qualified pension plan is permitted to provide consistent with Internal Revenue Code regulations.

The Company’s supplemental retirement plans in which the NEOs participate (consisting of the Executive Retirement Plan and the Conectiv Supplemental Executive Retirement Plan (“Conectiv SERP”)) provide retirement benefits in addition to the benefits a participant is entitled to receive under the Pepco Holdings Retirement Plan due to certain benefit calculation features that have the effect of augmenting the individual’s aggregate retirement benefit. If the benefit payment that otherwise would have been available under the applicable benefit formula of the Pepco Holdings Retirement Plan is reduced due to a contribution or benefit limit imposed by law, any participant in the Pepco Holdings Retirement Plan is entitled to a compensating payment under the supplemental retirement plan in which the individual participates. In addition, a participant in the Pepco Holdings Retirement Plan, if designated by the Chief Executive Officer, is entitled to either or both of the following enhancements to the calculation of the participant’s retirement benefit: (i) the inclusion of compensation deferred under the Company’s deferred compensation plans in calculating retirement benefits, or (ii) to the extent not permitted by the Pepco Holdings Retirement Plan, the inclusion of annual cash incentive compensation received by the participant in calculating retirement benefits. The supplemental retirement plan benefits applicable to the NEOs are described in the narrative headed “Retirement Plans” following the Pension Benefits at December 31, 2010 table.

The various components of the Company’s supplemental retirement plans have been in effect for many years. The plans were adopted in order to assist the efforts of the Company to attract and retain executives by offering a total compensation package that is competitive with those offered by other companies, particularly other electric and gas utilities.

All employees of the Company, including the NEOs, are entitled to participate on the same terms as other eligible employees in the Company’s 401(k) savings plan (the “Retirement Savings Plan”). Participants in the Retirement Savings Plan receive a 100% Company matching contribution on employee contributions up to 3% of annual salary and a 50% Company matching contribution on employee contributions in excess of 3% of annual salary up to 6% of annual salary.

Health and Welfare Benefits.    Each of the NEOs participates in the Company’s health care, life insurance, and disability insurance plans on the same terms as other Company employees. With the exception of Company payment for an annual executive physical, as more fully described in Note 16 to the Summary Compensation Table, the Company has no health or welfare plans, programs or arrangements that are available only to executives.

Other Perquisites and Personal Benefits.    As more fully described in Note 16 to the Summary Compensation Table, the Company provides certain NEOs with perquisites and other personal benefits, including: (i) a car allowance, (ii) Company-paid parking, (iii) tax preparation and financial planning services, (iv) certain club dues, (v) personal use of Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events when not otherwise used for business purposes and (vi) reimbursement for spousal travel. The cost of these benefits is not significant in relation to an executive’s total compensation. These benefits generally are provided to ensure that the Company’s total compensation package is competitive with peer companies. In July 2010, PM&P advised the Committee that the perquisites and other personal benefits provided to executives were modest in comparison to the market.

Deferred Compensation Plan.    Under the Executive and Director Deferred Compensation Plan (the “Deferred Compensation Plan”), which is described in greater detail in the narrative headed “Deferred Compensation Plans” following the Nonqualified Deferred Compensation table, the NEOs and other executives of the Company are permitted to defer the receipt of all or any portion of their compensation, including incentive compensation. In addition, to the extent an executive is prevented from making a contribution to the Retirement Savings Plan due to limitations imposed by the Internal Revenue Code, the executive is entitled to defer the excluded amount under the Deferred Compensation Plan and receive an additional credit under the Deferred Compensation Plan equal to the matching contribution, if any, that the Company would have made with respect to the excluded amount under the Retirement Savings Plan. Balances under the Deferred Compensation Plan are credited on a monthly basis with an amount corresponding to, as elected by the participant, any or a combination of: (i) interest at the prime rate or (ii) the return that would have been earned had the account balance been invested in any one or a combination of the investment funds selected by the Committee.

The Deferred Compensation Plan is designed to allow participating executives to save for retirement in a tax-effective way. The Company funds its future financial obligations under the Deferred Compensation Plan through the purchase of Company-owned life insurance policies and other investments.

Compensation Mix

At-Risk versus Fixed Compensation.    The percentages of each NEO’s short-term and long-term incentive compensation opportunities relative to the executive’s salary as established by the Committee are designed to reflect the Committee’s view that, as the level of an executive’s responsibility increases, the percentage of the executive’s compensation that is at risk and tied to company or individual performance likewise should increase. The following table shows the allocation of each NEO’s total salary and short-term and long-term incentive compensation opportunities between fixed and at-risk compensation (at the target level) for 2010.

Name	Fixed Compensation	At-Risk Compensation
Joseph M. Rigby	25%	75%
Anthony J. Kamerick	38%	62%
David M. Velazquez	38%	62%
Kirk J. Emge	41%	59%
John U. Huffman	41%	59%
Gary J. Morsches	41%	59%

Short-Term versus Long-Term Incentive Compensation.    The Committee also believes that with increasing seniority, a larger percentage of an executive’s compensation opportunity should be in the form of long-term incentive compensation. This reflects the view of the Committee that the senior executives should have a greater focus on developing and implementing the Company’s long-term strategic goals. The following table shows the allocation between each NEO’s target short-term and long-term incentive compensation opportunities (each at the target level) for 2010.

Name	Short-Term Incentive Opportunity	Long-Term Incentive Opportunity
Joseph M. Rigby	33%	67%
Anthony J. Kamerick	38%	62%
David M. Velazquez	38%	62%
Kirk J. Emge	41%	59%
John U. Huffman	41%	59%
Gary J. Morsches	41%	59%

Severance and Change in Control Benefits

Mr. Rigby’s employment agreement provides for severance payments and other benefits if his employment is terminated other than for “cause” or he voluntarily terminates his employment for certain specified reasons, whether or not such termination is in connection with a change in control of the Company. These provisions are generally designed to provide assurance to the executive that, if his employment is actually or constructively terminated by the Company, he will receive for a period of time thereafter the compensation and benefits that he would have received had the termination not occurred. These benefits also address the concern that the fear of job loss might influence the executive when considering strategic opportunities that may include a change in control of the Company. The specific benefits to which Mr. Rigby is entitled are described in detail under the heading “Termination of Employment and Change in Control Benefits.”

The Company also maintains a Change-in-Control Severance Plan in which 46 executives currently participate. Under this plan, which is described under the heading “Termination of Employment and Change in

Control Benefits” below, if, within one year following a change in control, a participating executive’s employment is terminated by the Company without “cause” or is terminated by the executive for “good reason,” the executive will be entitled to termination benefits similar to those described above for executives with employment agreements, except with a severance payment equal to 1.5, 2 or 3 times the salary of the affected executive depending upon the executive’s position. The purpose of the plan is to ensure that the participating executives are able to stay focused on their responsibilities to the Company in a change in control situation and are not distracted by the uncertainty of their continued employment. Messrs. Kamerick, Velazquez, Emge and Huffman are participants in the Change-in-Control Severance Plan.

In connection with his termination of employment in September 2010, the Company entered into an agreement with Mr. Morsches under which he was paid certain severance benefits. See “Termination of Employment and Change in Control Benefits — Morsches Termination Benefits.”

Employment Agreements and Compensation Arrangements

In November 2009, the Company entered into an employment agreement with Mr. Huffman which is described in greater detail under the heading “Employment Agreements” below. The employment agreement was entered into to ensure his continued employment as the head of the Pepco Energy Services business unit during the transitional period following the decision to wind down the retail energy supply portion of its business. The employment agreement terminated December 31, 2010.

Deductibility of Executive Compensation Expenses

Under Section 162(m) of the Internal Revenue Code, a public company is prohibited from deducting for federal income tax purposes compensation in excess of $1 million paid to the Company’s principal executive officer and the Company’s three highest compensated executive officers (other than the principal executive officer or the principal financial officer), except that this prohibition does not apply to compensation that qualifies as “performance-based compensation.” Under the LTIP, which has been approved by the Company’s shareholders, the vesting of shares of Performance Stock is contingent on the achievement of pre-established performance objectives, and accordingly such awards qualify as performance-based compensation, unless the Committee were to alter the performance objectives after the commencement of the performance period or were to exercise its discretion to pay an award notwithstanding that the specified performance objectives were not satisfied. There may be circumstances where the Committee determines that it is in the best interests of the Company to take either of such actions with respect to one or more awards, even though the result may be a loss of a tax deduction for the compensation.

The issuance of shares of Restricted Stock and RSUs under the LTIP does not qualify as performance-based compensation because the awards vest on the basis of continued employment, rather than pre-established performance objectives. Because the EICP has not been approved by shareholders, awards under the plan cannot qualify as performance-based compensation even when the payment of awards under the plan is based on the achievement of pre-established performance objectives.

Stock Ownership Requirements

To further align the financial interests of the Company’s executives with those of the shareholders, the Board of Directors in 2005 adopted stock ownership requirements for officers of the Company. The requirements, which are expressed as a multiple of salary, are a function of the executive’s seniority:

Chief Executive Officer, President	5 times salary
Executive Vice President	3 times salary
Senior Vice President	2 times salary
Vice President	1 times salary

Each officer had until December 31, 2010, or if later has five years from the date of his election as an officer, to achieve the required ownership level. An individual who is appointed as an officer or is promoted to a position with a higher stock ownership requirement has five years from the date of appointment or promotion to achieve the applicable stock ownership level. Shares of common stock owned through the Retirement Savings Plan, unvested shares of Restricted Stock, and the number of shares of common stock corresponding to the target level of the executive’s unearned Performance Stock awards and RSUs are considered owned by the executive for the purpose of meeting the ownership requirement. The Company has a policy prohibiting the hedging of the economic risk of shares that the officer is required to own. Each of Messrs. Rigby, Kamerick, Velazquez and Emge meets the stock ownership requirement applicable to him. Mr. Huffman is not subject to a stock ownership requirement because he is not a Company Vice President; however, he nevertheless meets the stock ownership requirement at the level of three times his salary.

EXECUTIVE COMPENSATION

The following table sets forth compensation information for the Company’s (i) principal executive officer, (ii) principal financial officer and (iii) its three other most highly compensated executive officers employed as of December 31, 2010, determined on the basis of their total compensation for 2010 (excluding the amounts under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the table). The table also includes Gary J. Morsches, whose employment terminated in September 2010, who would have been one of the three other most highly compensated executive officers employed as of December 31, 2010, had his employment not terminated prior to that date. The information in this table includes compensation paid by the Company or its subsidiaries.

2010 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards (13)	Option Awards	Non-Equity Incentive Plan Compen- sation (14)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (15)	All Other Compen- sation (16)	Total Compen- sation
Joseph M. Rigby	2010	$881,667	$0	$1,941,743	0	$0	$588,975	$140,586	$3,552,971
Chairman, President and Chief Executive Officer	2009	$796,669	$0	$1,426,036	0	$0	$742,945	$151,183	$3,116,833
	2008	$659,375	$0	$515,087	0	$356,063	$513,827	$117,423	$2,161,775

Anthony J. Kamerick	2010	$484,917	$0	$533,982	0	$338,026	$844,732	$69,113	$2,270,770
Senior Vice President and Chief Financial Officer	2009	$383,874	$0	$327,754	0	$0	$771,948	$54,818	$1,538,394
	2008	$309,000	$0	$132,633	0	$184,010	$623,149	$49,318	$1,298,110

David M. Velazquez	2010	$484,907	$0	$533,982	0	$0	$118,719	$62,091	$1,199,699
Executive Vice President	2009	$423,729	$0	$398,823	0	$248,549	$131,214	$137,771	$1,340,086
	2008	$341,000	$0	$248,832	0	$289,100	$83,241	$60,377	$1,022,550

Kirk J. Emge	2010	$381,722	$0	$357,291	0	$266,090	$471,012	$79,497	$1,555,612
Senior Vice President and General Counsel (17)	2009	$350,000	$0	$298,936	0	$0	$386,176	$76,251	$1,111,363

John U. Huffman	2010	$352,667	$0	$330,104	0	$242,669	$84,705	$184,784	$1,194,929
President and Chief Executive Officer, Pepco Energy Services (17, 18)	2009	$341,000	$0	$291,246	0	$271,913	$48,928	$71,975	$1,025,062

Gary J. Morsches	2010	$245,301	$451,000	$329,161	0	$0	$0	$184,511	$1,209,973
President and Chief Executive Officer, Conectiv Energy (17, 19, 20)

(13)	The amount shown for each year is the aggregate grant date fair value as determined in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures) of the Restricted Stock award opportunities (one-third of the total) and Performance Stock award opportunities (two-thirds of the total) established during that year. The values shown assume that each Performance Stock award will vest at 100% of the target level at the end of the three-year performance period and that each Restricted Stock award will vest in full at the end of the three-year service period. For a further description of the 2010 Restricted Stock and Performance Stock awards, see the section headed “Components of the Executive Compensation Program — Long-Term Incentive Plan Awards” in the Compensation Discussion and Analysis.

Had vesting of the 2010 Performance Stock awards at the maximum level of 200% of target been assumed, the grant date fair value of these awards would have been $2,751,602, $756,694, $756,694, $506,298, $467,784, and $466,458 for Messrs. Rigby, Kamerick, Velazquez, Emge, Huffman and Morsches, respectively.

Had vesting of the 2009 Performance Stock awards at the maximum level of 200% of target been assumed, the grant date fair value of these awards would have been $1,901,379, $437,007, $531,762, $398,594 and $388,316 for Messrs. Rigby, Kamerick, Velazquez, Emge and Huffman, respectively.

Had vesting of the 2008 Performance Stock awards at the maximum level of 200% of target been assumed, the grant date fair value of these awards would have been $686,800, $176,861 and $331,760 for Messrs. Rigby, Kamerick and Velazquez, respectively. The actual vesting results with respect to the 2008 Performance Stock awards are described below in and following the 2010 Option Exercises and Stock Vested table.

These amounts shown in the table do not include reinvested dividends on the Performance Stock or cash dividends paid on the Restricted Stock.

(14)	Consists of awards under the EICP. For a further description of these awards, see the section headed “Components of the Executive Incentive Compensation Program — Annual Cash Incentive Awards” in the Compensation Discussion and Analysis.

(15)	Consists of the aggregate annual increase in the actuarial present value of the executive’s accumulated benefits under all deferred benefit and actuarial pension plans. None of the NEOs received “above-market earnings” (as defined by SEC regulations) under any of the Company’s non tax-qualified deferred compensation plans.

(16)	The totals shown in this column for 2010 consist of:

(a) Dividends paid on unvested shares of Restricted Stock held by the executive: Mr. Rigby — $75,929; Mr. Kamerick — $19,667; Mr. Velazquez — $22,191; Mr. Emge — $15,441; Mr. Huffman — $15,740; and Mr. Morsches — $9,129. For a further description of these payments, see “Long-Term Incentive Plan Awards — Restricted Stock Program.”

(b) The market value on December 31, 2010, of additional shares of common stock (calculated by multiplying the number of shares by the closing market price on December 31, 2010) issued to the executive equal to the number of shares that the executive would have owned on December 31, 2010 had the number of shares earned by the executive for the 2008-2010 Performance Stock award period under the LTIP been issued to the executive on January 1, 2008, the commencement date of the performance period, and had the dividends on such shares (and the reinvestment shares) been invested in additional shares of common stock: Mr. Rigby — $0; Mr. Kamerick — $12,903; Mr. Velazquez — $0; Mr. Emge — $17,575; Mr. Huffman — $24,200; and Mr. Morsches — $0. For a further description of these payments, see “Long-Term Incentive Plan Awards — Performance Stock Program.”

(c) Company-paid premiums on a term life insurance policy: Mr. Rigby — $1,952; Mr. Kamerick — $1,070; Mr. Velazquez — $1,070; Mr. Emge — $843; Mr. Huffman — $786; and Mr. Morsches — $587.

(d) Company matching contributions under the Retirement Savings Plan: Mr. Rigby — $11,025; Mr. Kamerick — $11,025; Mr. Velazquez — $11,025; Mr. Emge — $8,425; Mr. Huffman — $11,025; and Mr. Morsches — $11,025.

(e) Company matching contributions on deferred compensation: Mr. Rigby — $19,377; Mr. Kamerick — $5,258; Mr. Velazquez — $0; Mr. Emge — $7,151; Mr. Huffman — $1,532; and Mr. Morsches — $0. For a further discussion, see “Deferred Compensation Plans — PHI Executive and Director Deferred Compensation Plan.”

(f) The following perquisites and other personal benefits (all amounts shown reflect cash payments made by the Company, except as otherwise stated)

Name	Car Allowance(i)	Parking	Tax Preparation Fee	Financial Planning Fee	Executive Physical Fee	Club Dues	Spousal Travel
Joseph M. Rigby	$11,700	$2,400	$2,500	$10,405	$800	$2,268	$2,230
Anthony J. Kamerick	$11,700	$2,400	$2,500	$0	$0	$2,268	$322
David M. Velazquez	$11,700	$2,400	$2,500	$10,405	$800	$0	$0
Kirk J. Emge	$11,700	$2,400	$2,500	$10,405	$0	$430	$2,627
John U. Huffman	$11,700	$6,096	$2,500	$10,405	$800	$0	$0
Gary J. Morsches	$8,775	$0	$1,875	$20,752	$0	$0	$0

(i) Consists of a nonaccountable expense allowance to compensate executives for business use of their automobiles.

In addition, in 2010, Company-leased entertainment venues and Company-purchased tickets to sporting and cultural events were made available to employees, including the executive officers listed in the Summary Compensation Table, for personal use when not being used by the Company for business purposes. There was no incremental cost to the Company for providing these benefits.

(17)	Neither Mr. Emge nor Mr. Huffman met the requirements for inclusion in the Summary Compensation Table in 2008. Mr. Morsches did not meet the requirements for inclusion in the Summary Compensation Table in 2008 or 2009.

(18)	For Mr. Huffman the amount shown for 2010 in the column headed “All Other Compensation” includes a payment in the amount of $100,000 paid in consideration of his agreement to remain an employee through December 31, 2010. See “Employment Agreements” below.

(19)	For Mr. Morsches, the amount shown for 2010 in the column headed “All Other Compensation” includes a severance payment in the amount of $114,819 and a payment of $17,549 for unused vacation time made in connection with the termination of his employment. For a further discussion of the payments and benefits received by Mr. Morsches in connection with the termination of his employment, see “Termination of Employment and Change in Control Benefits — Morsches Termination Benefits” below.

(20)	As a result of the termination of his employment in September 2010, Mr. Morsches forfeited the 2010 Restricted Stock awards and Performance Stock awards shown under the “Stock Awards” column.

Employment Agreements

The Company has an employment agreement with Mr. Rigby, which provides for his employment through August 1, 2012, and automatically extends for one year on each August 1 thereafter, unless either the Company or Mr. Rigby by notice given not later than three months prior to August 1 elects not to extend the agreement. The terms of this agreement include:

•

An annual salary in an amount not less than his base salary in effect as of August 1, 2002, with the condition that, if at any time and during the term of the agreement his annual base salary is increased, it may not subsequently be decreased during the remainder of the term of the agreement.

•	Incentive compensation as determined by the Board of Directors under plans applicable to senior executives of the Company.

•

Participation, in a manner similar to other senior executives, in retirement plans, fringe benefit plans, supplemental benefit plans and other plans and programs provided by the Company for its executives or employees.

•	As more fully described below under the heading “Termination of Employment and Change in Control Benefits,” various payments and other benefits in connection with the termination of his employment.

In connection with the decision to wind down the Pepco Energy Services retail energy supply business, the Company in November 2009 entered into an employment agreement with Mr. Huffman which provided for his employment through December 31, 2010, after which he became an employee at will. The terms of the agreement included:

•	An annual salary in an amount not less than his base salary in effect as of November 23, 2009.

•	A cash payment in the amount of $100,000 if he remained employed by the Company through December 31, 2010.

•	Incentive compensation as determined by the Board of Directors under plans applicable to senior executives of the Company.

•

Participation, in a manner similar to other senior executives, in retirement plans, fringe benefit plans, supplemental benefit plans and other plans and programs provided by the Company for its executives or employees.

•	As more fully described below under the heading “Termination of Employment and Change in Control Benefits,” various payments and other benefits in connection with the termination of his employment.

The Company also had an employment agreement with Mr. Morsches. The benefits Mr. Morsches received under this agreement in connection with the termination of his employment are described below under the heading “Termination of Employment and Change in Control Benefits — Morsches Retirement Benefits.”

Relationship of Salary and Bonus to Total Compensation

The following table sets forth the 2010 salary of each of the executive officers listed in the Summary Compensation Table as a percentage of the executive’s Total Compensation, as set forth in the Summary Compensation Table:

Name	Salary as a Percentage of Total Compensation
Joseph M. Rigby	24.8%
Anthony J. Kamerick	21.4%
David M. Velazquez	40.4%
Kirk J. Emge	24.5%
John U. Huffman	29.5%
Gary J. Morsches	20.3%

2010 Incentive Compensation Awards

2010 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options Awards (21)
Name	Grant Date	Threshold	Target	Maximum	Threshold Number of Shares	Target Number of Shares	Maximum Number of Shares
		($)	($)	($)					($)
Joseph M. Rigby
Executive Incentive Compensation Plan (22)	1-28-10	$0	$880,000	$1,584,000
LTIP—Restricted Stock Program (23)	1-28-10							34,258	$565,942
LTIP—Performance Stock Program (24)	2-25-10				0	68,516	137,032		1,375,801

Anthony J. Kamerick
Executive Incentive Compensation Plan (22)	1-28-10	0	290,400	522,720
LTIP—Restricted Stock Program (23)	1-28-10							9,421	155,635
LTIP—Performance Stock Program (24)	2-25-10				0	18,842	37,684		378,347

David M. Velazquez
Executive Incentive Compensation Plan (22)	1-28-10	0	290,400	522,720
LTIP—Restricted Stock Program (23)	1-28-10							9,421	155,635
LTIP—Performance Stock Program (24)	2-25-10				0	18,842	37,684		378,347

Kirk J. Emge
Executive Incentive Compensation Plan (22)	1-28-10	0	211,200	380,160
LTIP—Restricted Stock Program (23)	1-28-10							6,304	104,142
LTIP—Performance Stock Program (24)	2-25-10				0	12,607	25,214		253,149

John U. Huffman
Executive Incentive Compensation Plan (22)	1-28-10	0	228,600	411,480
LTIP—Restricted Stock Program (23)	1-28-10							5,824	96,212
LTIP—Performance Stock Program (24)	2-25-10				0	11,648	23,296		233,892

Gary J. Morsches (25)
Executive Incentive Compensation Plan (22)	1-28-10	0	310,800	559,440
LTIP—Restricted Stock Program (23)	1-28-10							5,807	95,932
LTIP—Performance Stock Program (24)	2-25-10				0	11,615	23,230		233,229

(21)	Represents the grant date fair value, as determined in accordance with FASB ASC Topic 718 (excluding the effect of estimated forfeitures), of shares of Restricted Stock granted under the Restricted Stock Program and Performance Stock awards under the Performance Stock Program. The grant date fair value of each Restricted Stock award has been calculated by multiplying the number of shares granted by the closing price for the common stock on the grant date. The grant date fair value of each Performance Stock award has been calculated by multiplying the target number of shares that the executive is entitled to earn by the closing price for the common stock on the grant date.

(22)	For a further description of these awards, see the section headed “Components of the Executive Compensation Program — Annual Cash Incentive Awards” in the Compensation Discussion and Analysis. The “threshold” amount represents overall performance at the 50% level (meaning no award is made if performance is below the 50% level relative to the target), the “target” amount represents overall performance at the 100% level and the “maximum” amount represents overall performance at or above the 180% level.

(23)

All awards vest on the third anniversary of the grant date if the executive is employed by the Company on that date, subject to the acceleration of vesting under certain circumstances as described below under the heading “Termination of Employment and Change in Control Benefits.” For a further discussion of these awards, see the section headed “Components of the Executive Compensation Program — Long-Term Incentive Plan Awards — Restricted Stock Program” in the Compensation Discussion and Analysis.

(24)

All awards vest on the third anniversary of the grant date if the executive is employed by the Company on that date, subject to the acceleration of vesting under certain circumstances as described below under the heading “Termination of Employment and Change in Control Benefits.” For a further discussion of these awards, see the section headed “Components of the Executive Compensation Program — Long-Term Incentive Plan Awards — Performance Stock Program” in the Compensation Discussion and Analysis. The “threshold” number of shares represents Relative TSR below the 25th percentile, the “target” number of shares represents Relative TSR at the 50th percentile and the “maximum” number of shares represents Relative TSR at or above the 90th percentile.

(25)	As a result of termination of his employment in September 2010, Mr. Morsches forfeited each of his 2010 awards.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (26)	Market Value of Shares or Units of Stock That Have Not Vested (27)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (28)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (27)
							($)		($)
Joseph M. Rigby
Awarded 2-25-10								68,516	$1,250,417
Awarded 1-28-10						34,258	$625,209
Awarded 2-26-09						16,518	301,454	33,037	602,925
Awarded 1-22-09						12,759	232,852	25,517	465,685
Awarded 1-24-08 (29)						6,770	123,553	13,541	247,123

Anthony J. Kamerick
Awarded 2-25-10								18,842	$343,867
Awarded 1-28-10						9,421	$171,933
Awarded 6-13-09						3,047	55,608	6,094	111,216
Awarded 2-26-09						1,079	19,692	2,157	39,365
Awarded 1-22-09						2,920	53,290	5,841	106,598
Awarded 1-24-08 (29)						1,743	31,810	3,487	63,638
Awarded 1-1-01	5,100			$24.59	12-31-10

David M. Velazquez
Awarded 2-25-10								18,842	$343,867
Awarded 1-28-10						9,421	$171,933
Awarded 2-26-09						2,376	43,362	4,753	86,742
Awarded 1-22-09						5,479	99,992	10,957	199,965
Awarded 1-24-08 (29)						3,271	59,696	6,541	119,373

Kirk J. Emge
Awarded 2-25-10								12,607	$230,078
Awarded 1-28-10						6,304	$115,048
Awarded 1-22-09						5,623	102,620	11,247	205,258
Awarded 1-24-08 (29)						2,370	43,253	4,739	86,487
Awarded 1-1-01	5,100			$24.59	12-31-10

John U. Huffman
Awarded 2-25-10								23,296	$425,152
Awarded 1-28-10						5,824	$106,288
Awarded 1-22-09						5,479	99,992	21,914	399,930
Awarded 1-24-08 (29)						3,271	59,696	13,082	238,746

Gary J. Morsches
Awarded 2-25-10						0	$0	0	$0
Awarded 1-28-10						0	0	0	0
Awarded 1-22-09						0	0	0	0

(26)	Consists of awards made pursuant to the Restricted Stock Program under the LTIP. All awards vest on the third anniversary of the grant date if the executive is employed by the Company on that date, subject to the acceleration of vesting under certain circumstances as described below under the heading “Termination of Employment and Change in Control Benefits.”

(27)	Calculated by multiplying the number of shares shown in the adjacent preceding column by $18.25, the closing market price on December 31, 2010, the last trading day of the year.

(28)	Consists of awards made pursuant to the Performance Stock Program under the LTIP. The awards made in 2008, 2009 and 2010 entitle the participating executive to earn shares of common stock to the extent pre-established performance objectives are satisfied for, respectively, (i) the three-year performance period beginning on January 1, 2008, and ending on December 31, 2010, (ii) the three-year performance period beginning on January 1, 2009, and ending on December 31, 2011, and (iii) the three-year performance period beginning on January 1, 2010, and ending on December 31, 2012. For each of the performance periods a participant is eligible to earn a number of shares of common stock ranging from 0% to 200% of the target performance award depending on the extent to which the performance objective is achieved. For a further description of the 2010 awards, see the section headed “Components of the Executive Compensation Program — Long-Term Incentive Plan Awards — Performance Stock Program” in the Compensation Discussion and Analysis. For Messrs. Rigby, Kamerick, Velazquez and Emge, the number in the table reflects the number of shares that would be earned if the target level of performance is achieved because their 2009 performance awards under the Performance Stock Program were below the “target” level. For Mr. Huffman, the number in the table reflects the number of shares that would be earned if the maximum level of performance is achieved because his 2009 performance award under the Performance Stock Program was above the “target” level.

The shares of common stock earned by a participant will be fully vested on the date the performance award is earned as determined by the Committee.

If, at the end of the three-year performance period, Performance Stock is earned, the executive also will be entitled to receive additional shares of common stock equal to the number of shares that the executive would have owned at the end of the performance period had the cash dividends that would have been paid during the performance period on the number of shares equal to the number of shares of Performance Stock earned been reinvested in additional shares of common stock.

(29)	The value realized by the executive from the settlement of this award is shown in the 2010 Option Exercises and Stock Vested table.

2010 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (30)	Value Realized on Vesting (31)
Joseph M. Rigby	0	0	6,770	$125,516
Anthony J. Kamerick	0	0	6,392	$119,949
David M. Velazquez	0	0	3,271	$60,644
Kirk J. Emge	0	0	8,158	$153,044
John U. Huffman	0	0	10,186	$190,992
Gary J. Morsches	0	0	0	$0

(30)	Consists of both shares earned for the 2008 to 2010 Performance Stock award period under the Performance Stock Program and shares of common stock vested under the Restricted Stock Program of the LTIP.

(31)	Represents the aggregate market value of the shares acquired (calculated by multiplying the vested number of shares by the average of the high and low market prices of the common stock on the day prior to the vesting date).

PENSION BENEFITS

AT DECEMBER 31, 2010

Name	Plan Name	Number of Years of Credited Service (32)	Present Value of Accumulated Benefits (33)	Payments During Last Fiscal Year
Joseph M. Rigby	Conectiv Cash Balance Subplan	31 yrs., 11 mos.	$1,827,089	$0
	Conectiv SERP	31 yrs., 11 mos.	2,408,965	0

Anthony J. Kamerick	Pepco General Retirement Subplan	40 yrs., 0 mos.	1,907,430	0
	Executive Retirement Plan	40 yrs., 0 mos.	2,441,433	0

David M. Velazquez	Conectiv Cash Balance Subplan	28 yrs., 6 mos.	488,543	0
	Conectiv SERP	28 yrs., 6 mos.	190,728	0

Kirk J. Emge	Pepco General Retirement Subplan	24 yrs., 2 mos.	924,030	0
	Executive Retirement Plan	24 yrs., 2 mos.	1,190,365	0

John U. Huffman	PHI Subplan	5 yrs., 0 mos.	83,015	0
	Executive Retirement Plan	5 yrs., 0 mos.	108,988	0

Gary J. Morsches	PHI Subplan	1 yr., 8 mos.	0	0
	Executive Retirement Plan	1 yr., 8 mos.	0	0

(32)	Number of years of service credited at December 31, 2010.

(33)	Represents the actuarial present value of the executive’s accumulated pension benefit calculated as of December 31, 2010, assuming the executive retires at the earliest time he may retire under the applicable plan without any benefit reduction due to age. The valuation method and all material assumptions applied in calculating the actuarial present value are set forth in Note 10 to the Company’s consolidated financial statements which are included in the Company’s Annual Report to Shareholders attached as Annex B to this Proxy Statement.

Retirement Plans

The Company’s retirement plans consist of a tax-qualified defined benefit pension plan and two supplemental executive retirement plans.

Pepco Holdings Retirement Plan

The Pepco Holdings Retirement Plan consists of several subplans. Each of the executives listed in the Summary Compensation Table participates in the Pepco General Retirement Subplan, the Conectiv Cash Balance Subplan or the PHI Subplan.

Conectiv Cash Balance Subplan.    Most non-unionized employees who were employed (i) by Conectiv on August 1, 2002, or (ii) by the Company in the Conectiv service territory prior to December 31, 2004, are eligible to participate in the Conectiv Cash Balance Subplan, including Messrs. Rigby and Velazquez. The Conectiv Cash Balance Subplan is a cash balance pension plan. Under the plan, a record-keeping account in a participant’s name is credited with an amount equal to a percentage, which varies depending on the participant’s age at the end of the plan year, of the participant’s total pay, consisting of base pay, overtime and bonuses. Also, participants in the Atlantic City Electric Retirement Plan, in which Mr. Rigby participated, and the Delmarva Retirement Plan, in which Mr. Velazquez participated, who had at least ten years of credited service as of December 31, 1998, the inception date of the Conectiv Cash Balance Subplan, are eligible to receive additional transition credits until the participant’s combined years of service under the prior plan and the Conectiv Cash Balance Subplan total 35.

Participants employed on the inception date of the Conectiv Cash Balance Subplan were credited with an initial cash balance equal to the present value of their annuity benefits as of that date earned under the Atlantic City Electric Retirement Plan or the Delmarva Retirement Plan. Each participant’s account balance is supplemented annually with interest credits equal to the prevailing 30-year U.S. Treasury bond rate. Benefits become vested after three years of service. When a participant terminates employment (regardless of age), the amount credited to his or her account, at the election of the participant, is converted into one of several actuarially equivalent annuities selected by the participant or is paid to the participant in a lump sum (which cannot exceed 6.5 times the participant’s final average compensation). For 2010, Mr. Rigby had a Company credit percentage of 10%, and until December 31, 2013, receives an annual transition credit of 4%, of total pay. For 2010, Mr. Velazquez had a Company credit percentage of 10%, and until December 31, 2016, receives an annual transition credit of 3% of total pay. At December 31, 2010, the present value of Mr. Velazquez’s accumulated benefits under the Conectiv Cash Balance Subplan was $488,543. Had Mr. Velazquez retired on that date, that balance, at his election, would have been converted into one of several actuarially equivalent annuities or would have been paid to him in a lump sum.

The Conectiv Cash Balance Subplan also provides for certain “grandfathered” rights that existed under the Delmarva Retirement Plan and under the Atlantic City Electric Retirement Plan, which apply to employees who had either 20 years of credited service or had attained age 50 on or before January 1, 1999. Under these grandfathering provisions, employees who participated in the Delmarva Retirement Plan or the Atlantic City Electric Retirement Plan are assured a minimum retirement benefit calculated for all years of service up to December 31, 2008, according to their original benefit formula under the applicable plan. Mr. Rigby, who was a participant in the Atlantic City Electric Retirement Plan, is the only NEO eligible to receive these grandfathered benefits. Normal retirement age under the Atlantic City Electric Retirement Plan is 65. Participants who are age 55 or older and have at least five years of credited service are eligible for retirement without any reduction in the benefits they would be entitled to receive at normal retirement age. There is no Social Security offset under the Atlantic City Electric Retirement Plan. Benefits under the Atlantic City Electric Retirement Plan are paid either in the form of a monthly annuity selected by the participant from among several available annuity options or in a lump sum of an actuarial equivalent amount. At the time of an employee’s retirement, the benefit under the Atlantic City Electric Retirement Plan is compared to the employee’s cash balance account under the Conectiv Cash Balance Subplan and the employee will receive whichever is greater. On December 31, 2008, the participants’ grandfathered benefits under the Atlantic City Electric Retirement Plan were frozen, and all future benefit accruals are exclusively under the cash balance formula of the Conectiv Cash Balance Subplan.

The present value of Mr. Rigby’s accumulated benefits under the Conectiv Cash Balance Subplan at December 31, 2010, as shown in the Pension Benefits table, reflects the value of his grandfathered benefits under the Atlantic City Electric Retirement Plan, which exceeds the value of his accumulated benefits as otherwise calculated under the Conectiv Cash Balance Subplan. For retirement dates prior to age 55, Mr. Rigby’s grandfathered benefits under the Atlantic City Electric Retirement Plan would be actuarially reduced. Had Mr. Rigby retired on December 31, 2010 and elected to receive his Conectiv Cash Balance Subplan benefit at that time, he could have received his benefit in one of several actuarially equivalent annuity forms, or he could have elected a lump sum payment. The amount of the lump sum payment would have been $2,332,281.

Pepco General Retirement Subplan.    All employees who were employed (i) by Pepco on August 1, 2002, the date of the merger of Pepco and Conectiv or (ii) by the Company in the Pepco service territory prior to December 31, 2004, are eligible to participate in the Pepco General Retirement Subplan. The plan provides participating employees who have at least five years of service with retirement benefits based on the participant’s average salary for the final three years of employment and the number of years of credited service under the plan at the time of retirement. Normal retirement age under the Pepco General Retirement Subplan is 65. Participants who have reached age 55 and have at least 30 years of credited service are eligible for early retirement without any reduction in benefits. Participants who have reached age 55 and who have ten years of credited service are eligible for retirement benefits prior to normal retirement age, at a benefit level that is reduced from the benefit level at normal retirement age by 2% for each year that the early retirement date precedes the normal retirement date. Plan benefits are partially offset by the Social Security benefits received by the participant. Benefits under the plan are paid in the form of a monthly annuity selected by the participant from among several available annuity options. Messrs. Kamerick and Emge are participants in the Pepco General Retirement Subplan. Mr. Kamerick is eligible for retirement under the plan without any reduction in benefits and Mr. Emge is eligible for early retirement with reduced benefits. If Mr. Emge had retired on December 31, 2010, the actuarial present value of his retirement benefit under the Pepco General Retirement Subplan as of that date would have been $1,120,435.

PHI Subplan.    Persons who become employees of the Company on or after January 1, 2005 are eligible to qualify to participate in the PHI Subplan. The plan provides participating employees who are 21 years or older and have at least five years of service with retirement benefits based on the participant’s average salary for the final five years of employment and the number of years of credited service under the plan at the time of retirement. Normal retirement age is 65. Participants who have reached age 55 and who have ten years of credited service are eligible for retirement benefits prior to normal retirement age, at a benefit level that is reduced from the benefit level at normal retirement age by 3% for each year that the early retirement date precedes the normal retirement date. A participant may retire with full benefits at age 62 and with 20 years of service. Benefits under the plan are paid in the form of a monthly annuity selected by the participant from among several available annuity options. Mr. Huffman is a participant in the PHI Subplan. Mr. Morsches was a participant in the PHI Subplan, but was not vested because he had less than five years of service at the date of the termination of his employment.

Executive Retirement Plan

The Executive Retirement Plan is a non-tax-qualified supplemental retirement plan. Eligibility to participate in the Executive Retirement Plan is determined by the Company’s Chief Executive Officer (and, in the case of the Chief Executive Officer, by the Board of Directors). The NEOs participate in the following benefit structures under the Executive Retirement Plan:

Supplemental Benefit Structure.    Under provisions of the Internal Revenue Code, the level of a participant’s pension benefit under a tax-qualified pension plan and the amount of compensation that may be taken into account in calculating that benefit are limited (the “Qualified Plan Limitations”). In addition, under the terms of the Pepco Holdings Retirement Plan, salary deferrals elected by the participant under the Company’s deferred compensation plans (other than the participant’s pre-tax contributions made under the Retirement Savings Plan) are not taken into account as compensation for purposes of calculating a participant’s retirement benefit (the “Deferred Compensation Exclusion”). If applicable, these provisions have the effect of reducing the participant’s retirement benefit under the Pepco Holdings Retirement Plan relative to what the participant otherwise would be entitled to receive under the plan’s benefit formula. If a participant’s retirement benefits under the Pepco Holdings Retirement Plan are reduced by either or both of these limitations, the Company, under the Supplemental Benefit Structure, will pay a supplemental retirement benefit to the participant equal to the difference between (i) the participant’s actual benefit under the Pepco Holdings Retirement Plan and (ii) what the participant would have received under the Pepco Holdings Retirement Plan (A) were the Qualified Plan Limitations not applicable and (B) had the amount of the Deferred Compensation Exclusion been included in the compensation base. The benefit under the Supplemental Benefit Structure vests under the same terms and conditions as the participant’s retirement benefits under the Pepco Holdings Retirement Plan. Messrs. Kamerick and Emge are participants in the Supplemental Benefit Structure. The purpose of the Supplemental Benefit Structure is to enable participants to receive the full retirement benefits they would be entitled to receive under the Pepco Holdings Retirement Plan but for the Qualified Plan Limitations and the Deferred Compensation Exclusion.

Executive Performance Supplemental Retirement Benefit Structure.    Under the Executive Performance Supplemental Retirement Benefit Structure, a participating executive whose employment by the Company terminates on or after age 59 for any reason other than death (or prior to age 59, if either (i) the executive had been designated as a recipient of this benefit prior to August 1, 2002, or (ii) such termination follows a change in control of the Company) is entitled to a supplemental retirement benefit equal to the difference between (i) the executive’s actual benefit under the Pepco Holdings Retirement Plan and his supplemental retirement benefits under the Supplemental Benefit Structure and (ii) what the executive would have received (A) had the average of the highest three annual incentive awards in the last five consecutive years been added to the executive’s average salary over the final three years of his employment (without regard to any deferral of the receipt of the award by the executive) in calculating the executive’s retirement benefit under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure, (B) had the benefits of the executive under the Pepco Holdings Retirement Plan and under the Supplemental Benefit Structure not been reduced by the Qualified Plan Limitations and (C) had the amount of the Deferred Compensation Exclusion been included in the compensation base. The supplemental benefits provided by the Executive Performance Supplemental Retirement Benefit Structure allow a greater percentage of a participant’s total compensation to be used in the calculation of the executive’s pension benefit, which is advantageous to senior executives who typically receive a larger percentage of their total compensation in the form of incentive compensation. The Executive Performance Supplemental Retirement Benefit Structure also has had the effect of making the retirement benefits for participants in the Pepco General Retirement Subplan more comparable to the retirement benefits received by participants in the Conectiv Cash Balance Subplan, which takes into account bonuses in calculating retirement benefits. Messrs. Kamerick and Emge have been designated as participants in the Executive Performance Supplemental Retirement Benefit Structure.

The benefits under the Executive Retirement Plan are payable in the form of a monthly annuity, except that if the employment of a participant terminates before age 59 following a change in control of the Company, the payments due under the Executive Performance Supplemental Retirement Benefit Structure will be paid in a lump sum amount equal to the present value of the annuity payments to which the participant otherwise would be entitled. If a participant in the Executive Retirement Plan is discharged by the Company because of misfeasance, malfeasance, dishonestly, fraud, misappropriation of funds or commission of a felony, the participant’s benefits under the plan will be forfeited.

Conectiv Supplemental Executive Retirement Plan

Under the Conectiv SERP, a participating executive’s retirement benefit is calculated as it would be under the Conectiv Cash Balance Subplan (i) without giving effect to the Qualified Plan Limitations, and (ii) if salary deferrals elected by the participant under the Company’s deferred compensation plans (other than the participant’s pre-tax contributions made under the Retirement Savings Plan) were taken into account as compensation for purposes of calculating a participant’s retirement benefit in the year earned, rather than the year actually paid. The executive’s benefit under the Conectiv SERP is the amount by which the Conectiv SERP benefit exceeds the executive’s benefit under the Conectiv Cash Balance Subplan, calculated under the cash balance component or, in the case of Mr. Rigby, based on his “grandfathered” benefit under the Atlantic City Electric Retirement Plan. The benefit under the Conectiv SERP is payable in a lump sum following the termination of a participant’s employment. Only employees who were employed by Conectiv on August 1, 2002, are eligible to participate in the Conectiv SERP. Messrs. Rigby and Velazquez are participants in the Conectiv SERP. The primary purpose of the Conectiv SERP is to enable participating executives to receive the full retirement benefits they are entitled to receive under the Conectiv Cash Balance Plan without reduction due to the Qualified Plan Limitations. If Messrs. Rigby and Velazquez had retired on December 31, 2010, the net present value of their retirement benefits as of that date under the Conectiv SERP would have been $3,075,037 and $190,728, respectively.

NONQUALIFIED DEFERRED COMPENSATION

AT DECEMBER 31, 2010

Name	Executive Contributions in Last Fiscal Year (34)	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End(36)
Joseph M. Rigby
Conectiv Deferred Compensation Plan	$0	$0	$66,536	$0	$1,778,472
PHI Executive and Director Deferred Compensation Plan	157,735	19,377	20,279	0	554,922

Anthony J. Kamerick
PHI Executive and Director Deferred Compensation Plan	55,472	5,258	16,634	0	557,097

David M. Velazquez
PHI Executive and Director Deferred Compensation Plan	0	0	393	0	12,302

Kirk J. Emge
PHI Executive and Director Deferred Compensation Plan	43,766	7,151	23,897	0	311,812

John U. Huffman
PHI Executive and Director Deferred Compensation Plan	2,184	1,532	454	0	17,696

Gary J. Morsches
PHI Executive and Director Deferred Compensation Plan	0	0	0	0	0

(34)	All amounts shown are included in the “Salary” column of the Summary Compensation Table for the year 2010.

(35)	All amounts shown are included in the “All Other Compensation” column of the Summary Compensation Table for the year 2010.

(36)	Includes the following amounts reported as compensation in the Company’s Summary Compensation Table in years prior to 2010:

PHI Executive and Director Deferred Compensation Plan: Mr. Rigby — $296,791; Mr. Kamerick — $66,979; Mr. Emge — $36,050; Mr. Huffman — $936.

Conectiv Deferred Compensation Plan: Mr. Rigby — $21,468.

Deferred Compensation Plans

The Company maintains the following deferred compensation plans in which one or more of the executive officers listed in the Summary Compensation Table participate.

PHI Executive and Director Deferred Compensation Plan

Under the PHI Executive and Director Deferred Compensation Plan participating executives and directors are permitted to defer the receipt of all or any portion of the compensation to which they are entitled for services performed, including, in the case of executives, incentive compensation. In addition, to the extent an executive is precluded from making contributions to the Retirement Savings Plan, a tax-qualified 401(k) plan, due to limitations imposed by the Internal Revenue Code, the executive is entitled to defer under the plan an amount equal to the contribution the executive is prevented from contributing to the Retirement Savings Plan and receive an additional credit under the plan equal to the matching contribution, if any, that the Company would have made to the executive’s account under the Retirement Savings Plan. Under the terms of the Retirement Savings Plan, employees can contribute to the Retirement Savings Plan up to 6% of their annual salary, with the Company matching 100% of the employee’s contribution up to 3% of salary and 50% of any contributions in excess of 3% of salary up to 6% of salary.

Under the plan, the Company credits to each participant’s account on a monthly basis an amount corresponding to, as elected by the participant, any or a combination of: (i) the interest at the prime rate that would have been paid on an amount equal to the participant’s account balance, or (ii) an amount equal to the return that the participant would have earned had his or her account balance been invested in any one or a combination of the investment funds selected by the Compensation/Human Resources Committee or, in the case of directors only, had the account balance been deemed invested in the common stock. A participant may reallocate his account balance among these investment choices at any time.

The distribution to a participant of accrued balances under the plan commences, at the election of the participant, but subject to any limitation necessary to comply with the requirements of Section 409A of the Internal Revenue Code, (i) the calendar year following the year in which the participant retires, (ii) when the participant’s employment by the Company or service as a director ceases, (iii) when the participant’s employment by the Company or service as a director ceases and the participant attains an age specified by the participant or (iv) the date specified by the participant, which may not be earlier than the second calendar year following the year in which the deferrals occurred to which the distribution relates. Distributions may be made, at the election of the participant, either in a lump sum or in monthly or annual installments over a period of between two and fifteen years.

Eligibility of executives to participate in the plan is determined by the Company’s Chief Executive Officer (and, in the case of the Chief Executive Officer, by the Board of Directors). Each of the executive officers listed in the Summary Compensation Table is eligible to participate in the plan. Each of the Company’s non-employee directors also is eligible to participate in the plan.

Conectiv Deferred Compensation Plan

Prior to the merger of Pepco and Conectiv, Conectiv maintained the Conectiv Deferred Compensation Plan under which a participating executive was permitted to defer the receipt of all or any portion of the compensation to which the executive was entitled for services performed, including incentive compensation, and to receive employer matching credits on deferrals corresponding to contributions the executive was precluded from making to the Conectiv tax-qualified 401(k) plan due to limitations imposed by the Internal Revenue Code. On August 1, 2002, employee deferrals and matching employer credits under the plan were discontinued.

Pre-August 1, 2002, participant deferrals and employer matching contributions are credited to a deferred compensation account and are deemed invested, as elected by the executive, in any of the investment options available to participants under the Conectiv tax-qualified 401(k) plan as of August 1, 2002. A participant may reallocate his account balance among these investment choices at any time. Prior to August 1, 2002, employer matching contributions were credited to an employer matching account in the form of Conectiv common stock equivalents, which at the time of the merger were converted into Company common stock equivalents on which additional credits are made when cash dividends are paid on the common stock based on the number of shares that could be purchased with the cash dividend. Of the executive officers listed in the Summary Compensation Table, only Mr. Rigby maintains an account balance under the plan.

Distributions under the plan commence at a time selected by the executive at the time of deferral, provided the date specified by the executive may not be earlier than two years after the year in which a deferral occurs or later than the year in which the executive reaches age 70, and may be made in a lump sum or in equal installments over periods of five, ten or fifteen years, as selected by the executive. In the event of the termination of the executive’s employment following a change in control, the committee responsible for the administration of the plan may in its discretion, after consultation with the executive, elect to distribute the executive’s account balances in a lump sum, rather than in accordance with the distribution elections originally selected by the executive.

Termination of Employment and Change in Control Benefits

The following is a description of the Company’s plans and arrangements that provide for payments to the executive officers listed in the Summary Compensation Table, following or in connection with the termination of the executive’s employment, a change in control of the Company or a change in the executive’s responsibilities.

Employment Agreements

Mr. Rigby’s employment agreement provides him with specified benefits if his employment is terminated under various circumstances, as described below:

Termination by the Company Other Than for Cause.    If at any time during the term of Mr. Rigby’s employment the Company terminates his employment other than for cause (“cause” is defined as (i) intentional fraud or material misappropriation with respect to the business or assets of the Company, (ii) the persistent refusal or willful failure to perform substantially duties and responsibilities to the Company after notice of such failure has been given, (iii) conduct that constitutes disloyalty to the Company and that materially damages the property, business or reputation of the Company or (iv) the conviction of a felony involving moral turpitude), Mr. Rigby will be entitled to:

•

A lump sum severance payment equal to three times the sum of (i) his highest annual base salary in effect at any time during the three-year period preceding the termination of employment and (ii) the higher of (A) his annual bonus for the year in which the termination of employment occurs or (B) the highest annual bonus received during the three calendar years preceding the calendar year in which the termination of employment occurs.

•

His annual bonus for the year in which the termination occurs, if the Board of Directors, before the termination date, has made a good faith determination of his bonus for the year, and otherwise a prorated portion (based on the number of days the executive was employed during the year) of his target annual bonus for the year.

•

Any shares under the Restricted Stock Program the vesting of which is contingent solely on continued employment and that would have become vested had he remained employed for the remainder of the term of the employment agreement will become vested and non-forfeitable on the date his employment terminates.

•

Any shares under the Performance Stock Program that are the subject of an award the vesting of which is contingent on the achievement of specified performance goals during a performance period that ends within the term of Mr. Rigby’s employment agreement will become vested at the end of the performance period if and to the extent the performance goals are achieved.

In addition to the retirement benefits to which Mr. Rigby is entitled under the Pepco Holdings Retirement Plan and the Company’s supplemental retirement plans in which he participates, as more fully described under the heading “Retirement Plans” above, Mr. Rigby is entitled to receive a lump sum supplemental retirement benefit paid in cash equal to the difference between (i) the present value of his vested retirement benefit accrued at the time of termination under the Pepco Holdings Retirement Plan and any excess or supplemental retirement plan in which he is a participant and (ii) the benefit he would be entitled to receive under the Pepco Holdings Retirement Plan and such excess and supplemental retirement plans assuming that he is three years older than his actual age and is credited with three additional years of service.

Voluntary Resignation under Specified Circumstances.    If, at any time during the term of Mr. Rigby’s employment agreement, he terminates his employment under any of the following circumstances, he will receive under his employment agreement the same benefits that he would have received had the Company terminated his employment without cause as described above: (i) his base salary is reduced (other than a reduction consistent and proportional with the overall reduction, due to extraordinary business conditions, in the compensation of all other senior executives of the Company), (ii) he is not in good faith considered for incentive awards under the Company’s plans in which senior executives are eligible to participate, (iii) the Company fails to provide him with retirement, fringe and supplemental benefits in a manner similar to other senior executives, (iv) the Company relocates Mr. Rigby’s place of employment to a location further than 50 miles from Wilmington, Delaware (other than the Washington, D.C. metropolitan area), or (v) he is demoted to a position that is not a senior management position (other than due to his disability).

Resignation or Termination Due to Disability or Death.    Upon his resignation (other than under the specified circumstances described above) or upon his death or disability (which shall be deemed to have occurred if he becomes entitled to long-term disability benefits under the Company’s disability plan or policy), Mr. Rigby’s employment agreement provides that he will not be entitled to any benefits beyond those provided for under the terms of the Company benefit plans in which he participates.

Gross-up Payments.    Mr. Rigby’s employment agreement also provides that, if any payments or benefits provided to him under his employment agreement, or under any other plan, program, agreement or arrangement of the Company, are determined to be payments related to a change in control within the meaning of Section 280G of the Internal Revenue Code, and as a result he incurs an excise tax under Section 4999 of the Internal Revenue Code, he will be entitled to receive a gross-up payment in an amount equal to the amount of all excise taxes imposed on compensation payable upon termination of employment and the additional taxes that result from such payment, such that the aggregate net payments received by him will be the same as they would have been had such excise tax not been imposed.

The employment agreements of Messrs. Huffman and Morsches each provided that, if at any time prior to December 31, 2010, the executive’s employment was terminated by the Company other than for cause (defined the same as under Mr. Rigby’s employment agreement), by the executive under specified circumstances that constitute “good reason,” or due to the executive’s death or disability, the Company was obligated to pay a pro-rata portion of the $100,000 payment that would have been due if the executive remained employed through December 31, 2010. If the executive’s employment had been terminated for cause, no payment would have been due under the employment agreement.

Change-in-Control Severance Plan

Under the Change-in-Control Severance Plan, if, within one year following a change in control, a participating executive’s employment is terminated by the Company without “cause” or the executive terminates his or her employment for “good reason,” the executive will be entitled to the following termination benefits:

•

A severance payment equal to the sum of executive’s salary and target annual bonus for the year in which the termination occurs, multiplied by a factor of 1.5, 2 or 3, depending upon the executive’s position (a “Benefit Factor”).

•	A prorated portion (based on the number of days the executive was employed during the year) of the executive’s target annual bonus for the year.

•

A lump sum supplemental retirement benefit paid in cash equal to the difference between (i) the present value of the executive’s vested retirement benefit accrued at the time of termination under the Pepco Holdings Retirement Plan and any excess or supplemental retirement plan in which the executive is a participant and (ii) the benefit the executive would be entitled to receive under such plans assuming that the executive was the number of years older and had been credited with the number of years of service equal to the executive’s Benefit Factor.

•

For a period of time equal to the executive’s Benefit Factor, medical, dental, group life and disability benefits that generally are at least at a level substantially similar to the level in effect prior to the change in control.

•

A gross-up payment in an amount equal to the amount of all excise taxes imposed upon compensation payable upon termination of employment and the additional taxes that result from such payment, such that the aggregate net payments received by the executive will be the same as they would have been had such excise tax not been imposed.

The receipt of the benefits under the Change-in-Control Severance Plan is contingent upon the execution by the employee of (i) a general release and a non-disparagement agreement and (ii) a covenant agreeing not to compete against the Company or solicit its employees, each in form and substance satisfactory to the Company. Of the executive officers named in the Summary Compensation Table, Messrs. Kamerick and Velazquez (each with a Benefit Factor of 3) and Emge and Huffman (each with a Benefit Factor of 2) are participants in the Change-in-Control Severance Plan.

Long-Term Incentive Plan

Under the LTIP, if the employment of a recipient of an award is terminated by the Company or the recipient terminates his or her employment for “good reason” within 12 months following a “change in control,” the recipient’s outstanding awards under the LTIP will be affected as follows:

•

A pro-rata portion of any Restricted Stock Program or RSU award that is subject to vesting contingent on the continued employment of the recipient (“service-based vesting”) will become immediately vested based on the number of months of the restricted period that have elapsed as of the termination date.

•

A pro-rata portion of any Performance Stock Program or RSU award that is subject to vesting contingent on the satisfaction of established performance criteria (“performance-based vesting”) will become immediately vested based on the number of months of the restricted period that have elapsed as of the termination date and on the assumption that the target level of performance has been achieved.

A “change in control” will occur under the terms of the LTIP if generally: (i) any person is or becomes the “beneficial owner” (as defined under SEC rules), directly or indirectly, of securities of the Company (excluding any securities acquired directly from the Company) representing 35% or more of the combined voting power of the Company’s then outstanding securities, (ii) during any period of 12 consecutive months, the individuals who, at the beginning of such period, constitute the Company’s Board of Directors cease for any reason other than death to constitute at least a majority of the Board of Directors, (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to the merger or consolidation continuing to represent at least 50% of the combined voting power of the voting securities of the Company or the surviving company or (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Under the LTIP, a recipient of an award will have “good reason” to terminate his or her employment if, without the written consent of the recipient, any of the following events occurs following a “change in control”: (i) the assignment to the recipient of any duties inconsistent in any materially adverse respect with his or her position, authority, duties or responsibilities in effect immediately prior to the change in control, (ii) there is a reduction in the recipient’s base salary from that in effect immediately before the change in control, (iii) there is a material reduction in the recipient’s aggregate compensation opportunity, consisting of base salary, bonus opportunity and long-term or other incentive compensation opportunity, (iv) the Company requires the recipient to be based at any office or location more than 50 miles from that location at which he or she performed his or her services immediately prior to the occurrence of the change in control or (v) any successor company fails to agree to assume the Company’s obligations to the recipient under the LTIP.

If the employment of a recipient of a Restricted Stock Program or Performance Stock Program award terminates because of retirement, early retirement at the Company’s request, death or disability prior to vesting, the payout of the award will be prorated, in the case of an award subject to service-based vesting, for service during the performance period and, in the case of an award subject to performance-based vesting, taking into account factors including, but not limited to, service and the performance of the participant before employment ceases, unless the Compensation/Human Resources Committee determines in either case that special circumstances warrant modification of the payment to which the participant is entitled. If the employment of a recipient of a Restricted Stock Program or Performance Stock Program award terminates for any other reason, the award is forfeited, except in the case of early retirement at the request of the participant, in which case the payout or forfeiture is at the discretion of the Compensation/Human Resources Committee.

In the case of Mr. Rigby, the application of the provisions of the LTIP governing the disposition of awards in connection with a termination of employment (other than in the case of retirement, death or disability) is superseded by the provisions of his employment agreement, which are more fully described above under the heading “Termination of Employment and Change in Control Benefits — Employment Agreements.”

Executive Incentive Compensation Plan

Under the EICP, if a participant retires, dies or becomes disabled prior to the end of a plan year, the participant is entitled to a pro-rated portion of the award to which the participant otherwise would be entitled based on the portion of the year that the participant was employed. If the employment of the participant terminates for any other reason during the plan year, the participant will be entitled to an award only to the extent provided for in his employment agreement or under the Change-in-Control Severance Plan. See “Termination of Employment and Change in Control Benefits — Employment Agreements and — Change-in-Control Severance Plan.”

Retirement Plan Benefits

Messrs. Kamerick and Emge are participants in the Pepco General Retirement Subplan of the Pepco Holdings Retirement Plan and Messrs. Rigby and Velazquez are participants in the Conectiv Cash Balance Subplan of the Pepco Holdings Retirement Plan. Mr. Huffman is a participant in the PHI Subplan of the Pepco Holdings Retirement Plan. For a description of the benefits provided under these defined benefit retirement plans and under the corresponding supplemental retirement plans following termination of employment, see the discussion under the heading “Retirement Plans” above.

Deferred Compensation Plans

Messrs. Rigby, Kamerick, Velazquez, Emge and Huffman each is a participant in the Executive and Director Deferred Compensation Plan. Mr. Rigby also is a participant in the Conectiv Deferred Compensation Plan. For a discussion of the payments to which they are entitled to under these plans following a termination of employment, see the discussion under the heading, “Deferred Compensation Plans” above.

Quantification of Termination of Employment Benefits

The following discussion quantifies the benefits that each of Messrs. Rigby, Kamerick, Velazquez, Emge and Huffman would have been entitled to receive under his employment agreement and the Company’s compensation plans and, in the cases of Messrs. Rigby and Huffman, under the terms of their respective employment agreements (other than under the Company’s defined benefit retirement plans and corresponding supplemental retirement plans and arrangements and under the Company’s deferred compensation plans, the benefits under which are described above under the headings “Retirement Plans” and “Deferred Compensation Plans”) if his employment had terminated on December 31, 2010, under specified circumstances:

Following a Change in Control, the Executive’s Employment is Terminated by the Company Other Than for Cause or the Executive Voluntarily Resigns under Specified Circumstances.    If, as of December 31, 2010, the employment of the executive following a change in control had been terminated by the Company other than for cause, or (i) in the case of Mr. Rigby, he had voluntarily terminated his employment under any of the circumstances specified in his employment agreement, and (ii) in the cases of Messrs. Kamerick, Velazquez, Emge and Huffman, he had voluntarily terminated his employment for “good reason” within one year following the change in control in accordance with the terms of the Change-in-Control Severance Plan and the LTIP, the executive would have received the following benefits. The benefit in the column headed “Section 280G Gross-up Payment” is the payment the executive would have received had the executive incurred an excise tax under Section 4999 of the Internal Revenue Code.

	Severance Payment	EICP Payment (37)	Lump Sum Supplemental Retirement Benefit Payment	Accelerated Vesting of Service- Based Restricted Stock (38)	Target Performance- Based Restricted Stock (39)	Welfare Plan Benefit Payment	Section 280G Gross- Up Payment	Total
Joseph M. Rigby	$5,280,000	$880,000	$4,345,972	$534,305	$1,298,433	$0	$5,244,436	$17,583,146
Anthony J. Kamerick	2,323,200	290,400	855,457	143,025	345,418	50,709	1,513,031	5,521,240
David M. Velazquez	2,323,200	290,400	386,843	152,880	369,307	45,822	1,306,014	4,874,466
Kirk J. Emge	1,219,200	228,600	511,941	106,763	257,964	23,844	775,833	3,124,145
John U. Huffman	1,226,400	211,200	326,103	102,091	246,722	32,508	765,681	2,910,705

(37)	Represents the target bonus under the EICP for 2010.

(38)	Represents the market value on December 31, 2010 of unvested shares of common stock issuable pursuant to the Restricted Stock Program that would vest and become non-forfeitable (i) in the case of Mr. Rigby, prior to August 1, 2012 (the expiration date of his employment agreement) or (ii) in the case of each other executive, if the termination of the executive’s employment occurred within one year following the change in control.

(39)	Represents the market value on December 31, 2010 of shares of common stock issuable pursuant to the Performance Stock Program to which (i) Mr. Rigby would be entitled at the end of the 2008-2010 and 2009-2011 performance periods in accordance with the terms of his employment agreement assuming that the target level of performance is achieved and (ii) each of the other executives would be entitled under the terms of the LTIP at the end of the performance periods in which he participates, in each case assuming that the target level of performance is achieved. Includes the following number of additional shares that the executive is entitled under the terms of his award to receive, equal in number to the shares that the executive would have acquired had the cash dividends paid during the performance period on the number of shares of common stock equal to the number of shares of Performance Stock earned been reinvested in shares of common stock: Mr. Rigby — 8,396 shares; Mr. Kamerick — 3,251 shares; Mr. Velazquez — 3,481 shares; Mr. Emge — 2,435 shares; and Mr. Huffman — 2,331 shares.

Termination of the Executive’s Employment by the Company Other Than For Cause Not Following a Change in Control.    If, as of December 31, 2010, the employment of the executive had been terminated by the Company other than for cause and not following a change in control, each executive, other than Messrs. Rigby and Huffman, would not have been entitled to any benefits other than his retirement benefits, and the payment of his deferred compensation and all unvested awards under the Performance Stock Program and Restricted Stock Program of the LTIP and under the EICP would have been forfeited. Mr. Rigby, under the terms of his employment agreement, would have been entitled to receive, in addition to his retirement benefits and the payment of his deferred compensation, each of the benefits shown in the table above, with the exception of the 280G Gross-Up Payment. Mr. Huffman, under the terms of his employment agreement, would have been entitled to receive, in addition to his retirement benefits and the payment of his deferred compensation, the $100,000 payment that was due him under his employment agreement. All of Mr. Huffman’s unvested awards under the Performance Stock Program and the Restricted Stock Program of the LTIP and under the EICP would have been forfeited.

Voluntary Resignation by the Executive.    If, as of December 31, 2010, an executive had resigned (other than for good reason following a change in control), he would not have been entitled to any benefits, other than his retirement benefits and the payment of his deferred compensation. All unvested awards under the Performance Stock Program and the Restricted Stock Program of the LTIP and under the EICP would have been forfeited.

Retirement or Termination of Employment Due to Death or Disability.    If, as of December 31, 2010, an executive had retired (including early retirement at the Company’s request) or his employment had terminated because of his death or disability, the executive (or his estate) would have been entitled to receive his retirement benefits and the payment of his deferred compensation and under the terms of the LTIP, unless otherwise determined by the Compensation/Human Resources Committee, (i) the accelerated vesting of a pro-rata portion of each outstanding time-based Restricted Stock award issued to the executive pursuant to the Restricted Stock Program and (ii) the accelerated vesting of a pro-rata portion of the shares of common stock issuable pursuant to the Performance Stock Program for any then-uncompleted performance periods as determined by the Compensation/Human Resources Committee taking into account factors including, but not limited to, the period of the executive’s service prior to termination and the performance of the executive before his employment ceased. In addition, under the terms of the EICP, the executive is entitled to a pro-rata portion of his award based on the portion of the year for which he was employed. The executive would not have been entitled to any severance payment or supplemental retirement benefit payment.

Termination for Cause.    If, as of December 31, 2010, the employment of an executive had been terminated for cause none of the executives would be entitled to any benefits, other than his retirement benefits and the payment of his deferred compensation. All unvested awards under the Performance Stock Program and the Restricted Stock Program of the LTIP and under the EICP would have been forfeited.

Morsches Termination Benefits

Mr. Morsches’ employment with the Company terminated in September 2010. In connection with his termination, Mr. Morsches entered into an agreement with the Company under which he received a lump sum payment in the amount of $109,819, which is the sum of the salary Mr. Morsches would have earned had his employment continued until December 31, 2010 and a supplemental payment of $5,000. All unvested awards under the Performance Stock Program and the Restricted Stock Program of the LTIP and under the EICP were forfeited.

3. ADVISORY VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY

VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is providing shareholders with the opportunity to recommend to the Board whether the advisory vote on the compensation of the executive officers named in the summary compensation table of the proxy statement should occur every one, two or three years.

What vote is required on this advisory proposal?

Your choices regarding the frequency of the executive compensation advisory vote are every “one,” “two” or “three” years, or you may “abstain” from voting on the matter. Because the vote on this matter is advisory, it will not be binding upon the Board. However, the Board of Directors values the opinions expressed by shareholders in their vote on this matter and will take the outcome of the vote into account when determining the frequency with which to hold the SEC-required executive compensation advisory vote. The alternative receiving the highest number of votes will indicate the frequency preferred by the Company’s shareholders.

How are the votes counted?

Shares, if any, which are the subject of an abstention with regard to the vote on this proposal, will be considered present and entitled to vote, but will not be included in the vote tally. Any shares that are the subject of a “broker non-vote” will not be considered present and entitled to vote and, therefore, will not be included in the vote tally.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS AN ADVISORY VOTE EVERY YEAR.

At this meeting, the Board is recommending an advisory vote every year on executive compensation so that shareholders may annually express their views on the Company’s executive compensation program.

AUDIT COMMITTEE REPORT

Among its duties, the Audit Committee is responsible for recommending to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K. The Committee took a number of steps as a basis for making this recommendation for 2010. First, the Audit Committee discussed with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm for 2010, those matters that PricewaterhouseCoopers LLP is required to communicate to and discuss with the Audit Committee under Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380 — Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), which included information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with PricewaterhouseCoopers LLP that firm’s independence and received from PricewaterhouseCoopers LLP a letter concerning independence as required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence). This discussion and disclosure informed the Audit Committee of PricewaterhouseCoopers LLP’s relationships with the Company and was designed to assist the Audit Committee in considering PricewaterhouseCoopers LLP’s independence. Finally, the Audit Committee reviewed and discussed, with the Company’s management and with PricewaterhouseCoopers LLP, the Company’s audited consolidated balance sheets at December 31, 2010 and 2009, and the Company’s consolidated statements of income, comprehensive income, equity and cash flows for each of the three years in the period ended December 31, 2010, including the notes thereto. Management is responsible for the consolidated financial statements and reporting process, including the system of internal controls and disclosure controls. The independent registered public accounting firm is responsible for expressing an opinion on (i) the conformity of these consolidated financial statements with accounting principles generally accepted in the United States of America, and (ii) the Company’s internal control over financial reporting as of December 31, 2010. Based on the discussions with management and PricewaterhouseCoopers LLP concerning the audit, the independence discussions, and the financial statement review and discussions, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board that the consolidated financial statements be included in the Company’s 2010 Annual Report on Form 10-K.

The Audit Committee, in accordance with its charter, conducts an annual evaluation of the performance of its duties. Based on this evaluation, the Committee concluded that it performed effectively in 2010.

AUDIT COMMITTEE
Frank K. Ross, Chairman Terence C. Golden Patrick T. Harker Barbara J. Krumsiek Lawrence C. Nussdorf Patricia A. Oelrich

4. RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company appointed PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company for the year 2010. The Audit Committee has reappointed the firm for 2011. A representative of PricewaterhouseCoopers LLP is expected to attend the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions.

Although the Company is not required to seek shareholder ratification of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit Committee will take this fact into consideration when selecting the Company’s independent registered public accounting firm for 2012. Even if the selection is ratified, the Audit Committee may in its discretion direct the appointment of a different independent registered public accounting firm at any time during the year if the Committee determines that a change would be in the best interests of the Company and its shareholders.

Audit Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for professional services rendered for the audit of the annual financial statements of the Company and its subsidiary reporting companies for the 2010 and 2009 fiscal years, reviews of the financial statements included in the 2010 and 2009 Forms 10-Q of the Company and its subsidiary reporting companies, reviews of public filings, comfort letters and other attest services were $5,470,329 and $6,290,054, respectively. The amount for 2009 includes $144,638 for the 2009 audit that was billed after the 2009 amount was disclosed in the Company’s proxy statement for the 2010 Annual Meeting.

Audit-Related Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for audit-related services rendered for the 2010 and 2009 fiscal years were $738,843 and $77,522, respectively. The amount for 2009 audit-related services was billed after the 2009 amount was disclosed in the Company’s proxy statement for the 2010 Annual Meeting. These services consisted of the audit of Conectiv Energy’s financial statements and other consultation services fees related to the disposition of Conectiv Energy.

Tax Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for tax services rendered for the 2010 and 2009 fiscal years were $720,731 and $674,359, respectively. The amount for 2009 includes $169,545 that was billed after the 2009 amount was disclosed in the Company’s proxy statement for the 2010 Annual Meeting. These services consisted of tax compliance, tax advice and tax planning.

All Other Fees

The aggregate fees billed by PricewaterhouseCoopers LLP for all other services other than those covered under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” for the 2010 and 2009 fiscal years were $12,500 and $3,000, respectively, which represented the costs of training and technical materials provided by PricewaterhouseCoopers LLP.

All of the services described in “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” were approved in advance by the Audit Committee, in accordance with the Audit Committee Policy on the Approval of Services Provided By the Independent Auditor, which is attached to this Proxy Statement as Annex A.

What vote is required to ratify the appointment of the independent registered public accounting firm?

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the common stock present and entitled to vote at the meeting.

How are the votes counted?

Shares, if any, which are the subject of an abstention with regard to the vote on this proposal will be considered present and entitled to vote, and accordingly will have the same effect as a vote against the proposal. Any shares that are the subject of a “broker non-vote” will not be considered present and entitled to vote and, therefore, will not be included in the denominator when determining whether the requisite percentage of shares has been voted in favor of this matter.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, WHICH IS SET FORTH AS ITEM 4 ON THE PROXY CARD.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

What is the deadline for submission of shareholder proposals for inclusion in the Company’s proxy statement for the 2012 Annual Meeting?

In order to be considered for inclusion in the proxy statement for the 2012 Annual Meeting, shareholder proposals must be received by the Company on or before December 2, 2011.

May a shareholder introduce a resolution for a vote at a future annual meeting?

Under the Company’s Bylaws, a shareholder may introduce a resolution for consideration at a future Annual Meeting if the shareholder complies with the advance notice provisions set forth in the Bylaws. In accordance with the Bylaws, in order for a shareholder to properly bring business before the 2012 Annual Meeting, the shareholder must give written notice to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, no earlier than January 21, 2012, and no later than February 10, 2012 (or if the date of the meeting is more than 30 days before or after May 20, 2012, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting is given or made by the Company). The shareholder’s notice must set forth a description of the business the shareholder desires to bring before the Annual Meeting and the reasons for conducting the business at the meeting, the name and record address of the shareholder, the number of shares of common stock owned beneficially and of record by the shareholder, and any material interest of the shareholder in the proposed business.

May a shareholder nominate or recommend an individual for election as a director of the Company?

Under the Company’s Bylaws, a shareholder may nominate individuals for election as directors at a future Annual Meeting if the shareholder gives advance written notice of that intention. For the 2012 Annual Meeting, such notice must be delivered to the Company’s Secretary at 701 Ninth Street, N.W., Washington, D.C. 20068, no earlier than January 21, 2012, and no later than February 10, 2012 (or if the date of the meeting is more than 30 days before or after May 20, 2012, then the written notice must be received no later than the close of business on the tenth day following the earlier of the date on which notice or public announcement of the date of the meeting was first given or made by the Company). The notice provided to the Secretary must set forth the name and record address of the shareholder and the number of shares of common stock beneficially owned by such shareholder; and, as to each nominee, the nominee’s name, age, business address, residence address, principal occupation or employment, the number of shares of common stock beneficially owned by the nominee, and any other information concerning the nominee that the Company would be required by SEC rules to include in a proxy statement.

A shareholder also may recommend for the consideration of the Corporate Governance/Nominating Committee one or more candidates to serve as a nominee of the Company for election as a director. Any such recommendations for the 2012 Annual Meeting must be submitted in writing to the Secretary of the Company on or before December 2, 2011, accompanied by the information described in the preceding paragraph. The Corporate Governance/Nominating Committee will take any such recommendations into account when selecting the nominees that it will recommend to the Board of Directors.

What principles has the Board adopted with respect to Board membership? What are the specific qualities or skills that the Corporate Governance/Nominating Committee has determined are necessary for one or more of the directors to possess?

The Board has approved the following principles with respect to Board membership:

The Board should include an appropriate blend of independent and management directors, which should result in independent directors being predominant and in the views of the Company’s management being effectively represented. Accordingly, the number of independent directors should never be less than seven and the management directors should always include the Chief Executive Officer, there should never be more than three management directors, and any management directors other than the Chief Executive Officer should be selected from the Company’s executive leadership team.

For independent directors, the Corporate Governance/Nominating Committee seeks the appropriate balance of experience, skills and personal characteristics required of a director. In order to be considered for nomination to the Board, a director candidate should possess most or all of the following attributes: independence, as defined by the NYSE listing standards as then currently in effect; integrity; judgment; credibility; collegiality; professional achievement; constructiveness; and public awareness. The independent directors should possess, in aggregate, skill sets that include but are not limited to: financial acumen equivalent to the level of a Chief Financial Officer or senior executive of a capital market, investment or financial services firm; operational or strategic acumen germane to the energy industry, or other industry with similar characteristics (construction, manufacturing, etc.); public and/or government affairs acumen germane to complex enterprises, especially in regulated industries; customer service acumen germane to a service organization with a large customer base; legal acumen in the field(s) of regulatory or commercial law at the partner or chief legal officer level; salient community ties in areas of operation of Pepco Holdings’ enterprises; and corporate governance acumen, gained through service as a senior officer or director of a large publicly held corporation or through comparable academic or other experience.

In identifying director candidates, the Corporate Governance/Nominating Committee also gives weight to other attributes that the Committee believes contribute to Board effectiveness, including analytical skills, a willingness and ability to constructively and collaboratively engage with management and each other, and the ability and commitment to devote significant time to service on the Board and its Committees. In accordance with the Corporate Governance Guidelines, the Corporate Governance/Nominating Committee also follows the principle that a board of directors composed of individuals with a broad range of experiences and backgrounds brings diverse perspectives and contributes to the Board’s overall effectiveness. Thus, independent directors are also selected to ensure diversity, in the aggregate, which diversity should include expertise or experience germane to the Company’s total business needs, in addition to other generally understood aspects of diversity.

The Board monitors the mix of skills, experience and backgrounds of the Board members to assure that the Board has the necessary composition to effectively perform its oversight function. The Board took these diversity considerations and attributes into account in determining the Director nominees and planning for director succession and believes that, as a group, the nominees bring a diverse range of expertise, experience and perspectives, as well as generally understood aspects of diversity, to the Board.

What is the process for identifying and evaluating nominees for director (including nominees recommended by security holders)?

The Corporate Governance/Nominating Committee has developed the following process for the identification and evaluation of director nominees which is set forth in the Corporate Governance Guidelines and can be found on the Company’s Web site (www.pepcoholdings.com) under the link: Corporate Governance:

a. List of Potential Candidates.    The Corporate Governance/Nominating Committee develops and maintains a list of potential candidates for Board membership. Potential candidates are recommended by Committee members and other Board members. Shareholders may put forward potential candidates for the Committee’s consideration by following submission requirements published in the Company’s proxy statement for the previous year’s meeting. See the second paragraph of the section headed “May a shareholder nominate or recommend an individual for election as a director of the Company?” above.

b. Candidate Attributes, Skill Sets and Other Criteria.    The Committee annually reviews the attributes, skill sets and other qualifications for potential candidates and may modify them from time to time based upon the Committee’s assessment of the needs of the Board and the skill sets required to meet those needs.

c. Review of Candidates.    All potential candidates are reviewed by the Committee against the current attributes, skill sets and other qualifications established by the Board to determine if a candidate is suitable for Board membership. If a candidate is deemed suitable based on this review, a more detailed review will be performed through examination of publicly available information. This examination will include consideration of the independence requirement for outside directors, the number of boards on which the candidate serves, the possible applicability of restrictions on director interlocks or other requirements or prohibitions imposed by applicable laws or regulations, proxy disclosure requirements, and any actual or potentially perceived conflicts of interest or other issues raised by applicable laws or regulations or the Company’s policies or practices.

d. Prioritization of Candidates.    The Committee (i) annually determines whether to remove any candidate from consideration as a result of the detailed review, and (ii) as needed determines a recommended priority among the remaining candidates for recommendation to and final determination by the Board prior to direct discussion with any candidate.

e. Candidate Contact.    Following the Board’s determination of a priority-ranked list of approved potential candidates, the Chairman of the Committee or, at his or her discretion, other member(s) of the Board will contact and interview the potential candidates in order of their priority. When a potential candidate indicates his or her willingness to accept nomination to the Board, no further candidates will be contacted. Subject to a final review of eligibility under the Company’s policies and applicable laws and regulations using information supplied directly by the candidate, the candidate will then be nominated.

5. OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

Does the Board of Directors know of any additional matters to be acted upon at the Annual Meeting?

The Board of Directors does not know of any other matter to be brought before the meeting.

If another matter does come before the meeting, how will my proxy be voted?

If any other matter properly comes before the meeting, your proxy, whether given by signed proxy card, or via the Internet or by telephone proxy, gives the designated proxy holders discretionary authority to vote on such matters in accordance with their best judgment.

How are proxies being solicited and who pays for the costs involved?

The Company will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. The Company has retained Phoenix Advisory Partners to aid in the solicitation of proxies, at an anticipated cost to the Company of approximately $12,500, plus expenses. In addition to the use of the mails, officers, directors and regular employees of the Company may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

Why was only a single Notice of Availability and/or set of proxy materials mailed to households that have multiple holders of common stock?

To reduce the expense of delivering duplicate Notices of Availability and sets of proxy materials to multiple shareholders sharing the same address, the Company has adopted a procedure approved by the SEC called “householding.” This procedure saves printing costs and postage fees, and conserves natural resources.

Under this procedure, certain shareholders of record who have the same address and last name, and who have not elected to receive delivery of proxy materials electronically, will receive only one copy of the Notice of Availability and/or set of proxy materials, unless one or more of the shareholders at that address has previously notified the Company that they want to receive separate copies. Each Retirement Savings Plan participant in any event will continue to receive a paper copy of all of the proxy materials.

Under these SEC rules, brokers and banks that hold stock for the account of their customers also are permitted to deliver a single copy of the proxy materials or Notice of Availability to two or more shareholders that share the same address. If you and other residents at your mailing address own shares of common stock through a broker or bank, you may have received a notice notifying you that your household will be sent only one copy of the proxy materials or the Notice of Availability. If you did not notify your broker or bank of your objection, you may have been deemed to have consented to the arrangement.

Regardless of whether you are a record holder or own your shares through a brokerage firm or bank, if you received a single set of proxy materials or a single Notice of Availability as a result of householding, and one or more shareholders at your address would like to have separate copies with respect to the 2011 Annual Meeting or in the future, please contact American Stock Transfer & Trust Company, the Company’s transfer agent:

By Telephone:	1-866-254-6502 (toll-free)

In Writing:	American Stock Transfer & Trust Company
6201 15th Avenue
Brooklyn, NY 11219-9821

If you own your shares through a brokerage firm or a bank, your notification should include the name of your brokerage firm or bank and your account number.

If you are a record holder of shares of common stock who is receiving multiple copies of the Company’s shareholder communications at your address and you would like to receive only one copy for your household, please contact American Stock Transfer & Trust Company at the telephone number or address set forth above. If you own your shares through a brokerage firm or a bank, please contact your broker or bank.

Where do I find the Company’s Corporate Business Policies, Corporate Governance Guidelines and Committee Charters?

The Company has in place Corporate Business Policies, which in their totality constitute its code of business conduct and ethics. These policies apply to all directors, employees and others working at the Company and its subsidiaries. The Company’s Board of Directors has also adopted Corporate Governance Guidelines and charters for the Audit Committee, Compensation/Human Resources Committee and Corporate Governance/Nominating Committee, which conform to the requirements set forth in the NYSE listing standards. The Board of Directors has also adopted charters for the Executive Committee and Finance Committee. Copies of these documents are available on the Company Web site at http://www.pepcoholdings.com/governance/index.html and also can be obtained by writing to: Secretary, 701 Ninth Street, N.W., Suite 1300, Washington, D.C. 20068.

The Letter to Shareholders which began on the cover page of this document, the sections of this Proxy Statement headed “Compensation/Human Resources Committee Report” and “Audit Committee Report” and the 2010 Annual Report to Shareholders, including the “Five-Year Performance Graph 2006-2010,” attached as Annex B to this Proxy Statement are not deemed to be “soliciting material” or to be “filed” with the SEC under or pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and shall not be incorporated by reference or deemed to be incorporated by reference into any filing by the Company under either such Act, unless otherwise specifically provided for in such filing.

ANNEX A

PEPCO HOLDINGS, INC.

AUDIT COMMITTEE

Policy on the Approval of Services

Provided By the Independent Auditor

I.	Overview

Under the federal securities laws and the rules of the Securities and Exchange Commission (the “SEC”), the annual consolidated financial statements of Pepco Holdings, Inc. (the “Company”) and each of its subsidiaries that has a reporting obligation (a “Reporting Company”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), must be audited by an “independent” public accountant. Likewise, the quarterly financial statements of the Company and each Reporting Company must be reviewed by an “independent” public accountant.

Under SEC regulations, a public accountant is not “independent” if it provides certain specified non-audit services to an audit client. In addition, a public accountant will not qualify as “independent” unless (i) before the accountant is engaged to provide audit or non-audit services, the engagement is approved by the public company’s audit committee or (ii) the engagement to provide audit or non-audit services is pursuant to pre-approved policies and procedures established by the audit committee.

Under the Audit Committee Charter, the Audit Committee of the Company has sole authority (i) to retain and terminate the Company’s independent auditors, (ii) to pre-approve all audit engagement fees and terms and (iii) to pre-approve all significant audit-related relationships with the independent auditor. This Policy sets forth the policies and procedures adopted by the Audit Committee with respect to the engagement of the Company’s independent auditor to provide audit and non-audit services to the Company and its subsidiaries (as defined by Rule 1-02 (x) of SEC Regulation S-X).

The Audit Committee also serves as the audit committee for each subsidiary of the Company that is a Reporting Company for the purpose of approving audit and non-audit services to be provided by the independent auditor(s) of such Reporting Companies. In this capacity, the Audit Committee has determined that this Policy also shall govern the engagement of the independent auditor for each such Reporting Company.

II.	Statement of Principles

The Audit Committee recognizes the importance of maintaining the independence of its external auditor both in fact and appearance. In order to ensure that the independence of the Company’s external auditor is not, in the judgment of the Audit Committee, impaired by any other services that the external auditor may provide to the Company and its subsidiaries:

•

The Audit Committee shall approve in advance all services — both audit and permitted non-audit services — provided to the Company or any of its subsidiaries by the Company’s independent auditor in accordance with the procedures set forth in this Policy.

•

The Audit Committee shall not engage the Company’s independent auditor to provide to the Company or any of its subsidiaries any non-audit services that are unlawful under Section 10A of the Exchange Act or that would impair the independence of the Company’s independent auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X (“Prohibited Non-Audit Services”).

III.	Approval of Annual Audit Services

The annual audit services provided to the Company and its subsidiaries by the Company’s independent auditor shall consist of:

•

The audit of the annual consolidated financial statements of the Company and each other Reporting Company and the other procedures required to be performed by the independent auditor to be able to form an opinion on the financial statements.

•	Review of the quarterly consolidated financial statements of the Company and each Reporting Company.

•	The attestation engagement for the independent auditor’s report on management’s statement on the effectiveness of the Company’s internal control over financial reports.

•

Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, including consents and comfort letters provided to underwriters, reviews of registration statements and prospectuses, and assistance in responding to SEC comment letters.

All such audit services must be approved annually by the Audit Committee following a review by the Audit Committee of the proposed terms and scope of the engagement and the projected fees. Any subsequent change of a material nature in the terms, scope or fees associated with such annual audit services shall be approved in advance by the Audit Committee.

Any additional audit services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each additional annual audit service must be approved by the Audit Committee in advance on a case-by-case basis.

IV.	Approval of Audit-Related Services

Audit-related services consist of assurance and related services that are reasonably related to the performance of the audit or review of the financial statements of the Company and each Reporting Company, other than the annual audit services described in Section III above. Audit-related services may include, but are not limited to:

•	Employee benefit plan audits.

•	Due diligence related to mergers and acquisitions.

•	Accounting consultations and audits in connection with acquisitions.

•	Internal control reviews.

•	Attest services related to financial reporting that are not required by statute or regulation.

Audit-related services may be pre-approved annually at the meeting at which the annual audit services are approved. If not pre-approved, each audit-related service must be approved by the Audit Committee in advance on a case-by-case basis.

V.	Approval of Tax Services

Tax services consist of professional services rendered by the independent auditor to the Company or any of its subsidiaries for tax compliance, tax advice and tax planning. Tax services may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each tax service must be approved by the Audit Committee in advance on a case-by-case basis.

VI.	Approval of All Other Services

Any other services to be provided by the Company’s independent auditor, other than Prohibited Non-Audit Services, may be pre-approved annually at the meeting of the Audit Committee at which the annual audit services are approved. If not pre-approved, each such other service must be approved by the Audit Committee in advance on a case-by-case basis.

VII.	Procedures

At the meeting of the Audit Committee to select the independent auditor for the Company and each of the Reporting Companies, the Chief Financial Officer shall submit to the Audit Committee a list of the additional audit services, audit-related services, tax services and other services, if any, that the Company and the Related Companies wish to have pre-approved for the ensuing year. The list shall be accompanied by:

•

a written description (which may consist of or include a description furnished to the Company by the independent auditor) of the services to be provided in detail sufficient to enable the Audit Committee to make an informed decision with regard to each proposed service, and, to the extent determinable, an estimate provided by the independent auditor of the fees for each of the services; and

•

confirmation of the independent auditor that (i) it would not be unlawful under Section 10A of the Exchange Act for the independent auditor to provide the listed non-audit services to the Company or any of its subsidiaries and (B) none of the services, if provided by the independent auditor to the Company or any of its subsidiaries, would impair the independence of the auditor under the standards set forth in Rule 2-01 of SEC Regulation S-X.

If a type of non-audit service is pre-approved by the Audit Committee, and the Company or any of its subsidiaries subsequently engages the independent auditor to provide that service, the Company’s Chief Financial Officer shall report the engagement to the Audit Committee at its next regularly scheduled meeting.

VIII.	Delegation

The Audit Committee hereby delegates to the Chairman of the Audit Committee the authority to approve, upon the receipt of the documentation referred to in Section VII above, on a case-by-case basis any non-audit service less than $1,000,000 of the types referred to in Sections IV, V and VI above (i.e. an audit-related, tax or other service) at any time other than at a meeting of the Audit Committee. The Chairman shall report any services so approved to the Audit Committee at its next regularly scheduled meeting. In no circumstances shall the responsibilities of the Audit Committee under this Policy be delegated to the management of the Company or any of its subsidiaries.

ANNEX B

    2010 Annual Report to Shareholders

Forward-Looking Statements:    Except for historical statements and discussions, the statements in this annual report constitute “forward-looking statements” within the meaning of federal securities law. These statements contain management’s beliefs based on information currently available to management and on various assumptions concerning future events. Forward-looking statements are not a guarantee of future performance or events. They are subject to a number of uncertainties and other factors, many of which are outside the company’s control. Factors that could cause actual results to differ materially from those in the forward-looking statements herein include general economic, business and capital and credit market conditions; availability and cost of capital; changes in laws, regulations or regulatory policies; weather conditions; competition; governmental actions; and other presently unknown or unforeseen factors. These uncertainties and factors could cause actual results to differ materially from such statements. Pepco Holdings disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results and prospects of Pepco Holdings.

GLOSSARY OF TERMS

Term	Definition
ABO	Accumulated benefit obligation
ACE	Atlantic City Electric Company
ACE Funding	Atlantic City Electric Transition Funding LLC
ADITC	Accumulated deferred investment tax credits
AFUDC	Allowance for Funds Used During Construction
AOCL	Accumulated other comprehensive loss
AMI	Advanced metering infrastructure
ASC	Accounting Standards Codification
BGS	Basic Generation Service (the supply of electricity by ACE to retail customers in New Jersey who have not elected to purchase electricity from a competitive supplier)
BGS-CIEP	BGS-Commercial and Industrial Energy Price
BGS-FP	BGS-Fixed Price
Blueprint for the Future	PHI’s initiatives combining traditional DSM programs with new technologies and systems to help customers manage their energy use and reduce the total cost of energy
BMPs	Best management practices
BSA	Bill Stabilization Adjustment mechanism
CAA	Federal Clean Air Act
CAIR	Clean Air Interstate Rule issued by EPA
Calpine	Calpine Corporation, the purchaser of Conectiv Energy’s wholesale power generation business
CWA	Federal Clean Water Act
CERCLA	Comprehensive Environmental Response, Compensation, and Liability Act of 1980
CH4	Methane gas
C02	Carbon dioxide
Conectiv	A wholly owned subsidiary of PHI and the parent of DPL and ACE
Conectiv Energy	Conectiv Energy Holding Company and its subsidiaries
CRMC	PHI’s Corporate Risk Management Committee
CSA	Credit Support Annex
DCPSC	District of Columbia Public Service Commission
DDOE	District of Columbia Department of the Environment
Default Electricity Supply

The supply of electricity by PHI’s electric utility subsidiaries at regulated rates to retail customers who do not elect to purchase electricity from a competitive supplier, and which, depending on the jurisdiction, is also known as SOS or BGS service

Default Supply Revenue	Revenue received for Default Electricity Supply
DPL	Delmarva Power & Light Company
DEDA	Delaware Economic Development Authority
DOE	U.S. Department of Energy
DPSC	Delaware Public Service Commission
DRP	Shareholder Dividend Reinvestment Plan
DSM	Demand-side management
EBITDA	Earnings before interest, taxes, depreciation, and amortization
EDIT	Excess Deferred Income Taxes
EIS	Federal Environmental Impact Statement

Term	Definition
Energy Services

Business of Pepco Energy Services that provides energy savings performance contracting services and designing, constructing and operating combined heat and power and central energy plants for customers

EPA	U.S. Environmental Protection Agency
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FHACA	Flood Hazard Area Control Act
FPA	Federal Power Act
GAAP	Accounting principles generally accepted in the United States of America
GCR	Gas Cost Rate
GWh	Gigawatt hour
HPS	Hourly Priced Service
ICR	Information Collection Request from the EPA
IRS	Internal Revenue Service
ISDA	International Swaps and Derivatives Association
ISO	Independent system operator
ITC	Investment tax credit
Line Loss	Estimates of electricity and gas expected to be lost in the process of its transmission and distribution to customers
LTIP	Long-Term Incentive Plan
MAPP	Mid-Atlantic Power Pathway
Market Transition Charge Tax	Revenue ACE receives, and pays to ACE Funding to recover income taxes associated with Transition Bond Charge revenue
MDC	MDC Industries, Inc.
Medicare Act	Medicare Prescription Drug Improvement and Modernization Act of 2003
Medicare Part D	A prescription drug benefit under Medicare
MFVRD	Modified fixed variable rate design
Mirant	Mirant Corporation
MMBtu	One Million British Thermal Units
MSCG	Morgan Stanley Capital Group, Inc.
MPSC	Maryland Public Service Commission
MWh	Megawatt hour
NAV	Net Asset Value
New Jersey Societal Benefit Charge	Revenue ACE receives to recover certain costs incurred under various NJBPU—mandated social programs
NYMEX	New York Mercantile Exchange
NJBPU	New Jersey Board of Public Utilities
NJDEP	New Jersey Department of Environmental Protection
Normalization provisions

Sections of the Internal Revenue Code and related regulations that dictate how excess deferred income taxes resulting from the corporate income tax rate reduction enacted by the Tax Reform Act of 1986 and accumulated deferred investment tax credits should be treated for ratemaking purposes

NOx	Nitrogen oxide
NPDES	National Pollutant Discharge Elimination System
NUGs	Non-utility generators
OPEB	Other postretirement benefits
Panda	Panda-Brandywine, L.P.
Panda PPA	PPA between Pepco and Panda
PARS	Performance accelerated restricted stock
PCBs	Polychlorinated biphenyls

Term	Definition
PCI	Potomac Capital Investment Corporation and its subsidiaries
Pepco	Potomac Electric Power Company
Pepco Energy Services	Pepco Energy Services, Inc. and its subsidiaries
Pepco Holdings or PHI	Pepco Holdings, Inc.
PHI Retirement Plan	PHI’s noncontributory retirement plan
PJM	PJM Interconnection, LLC
PJM RTO	PJM regional transmission organization
PM10	Particulate matter less than ten microns in diameter
Power Delivery	PHI’s Power Delivery business
PPA	Power Purchase Agreement
PRP	Potentially responsible party
PUHCA 2005	Public Utility Holding Company Act of 2005, which became effective February 8, 2006
QSPE	Qualifying special purpose entity
RECs	Renewable energy credits
RAR	IRS revenue agent’s report
RARM	Reasonable Allowance for Retail Margin
Regulated T&D Electric Revenue	Revenue from the transmission and the distribution of electricity to PHI’s customers within its service territories at regulated rates
Revenue Decoupling Adjustment	An adjustment equal to the amount by which revenue from distribution sales differs from the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer
RI/FS	Remedial investigation and feasibility study
ROE	Return on equity
SEC	Securities and Exchange Commission
Sempra	Sempra Energy Trading LLC
SF6	Sulfur hexafluoride
SO2	Sulfur dioxide
SOS

Standard Offer Service (the supply of electricity by Pepco in the District of Columbia, by Pepco and DPL in Maryland and by DPL in Delaware to retail customers who have not elected to purchase electricity from a competitive supplier)

SPCC	Spill Prevention, Control, and Countermeasure
T&D	Transmission and distribution
Transition Bond Charge	Revenue ACE receives, and pays to ACE Funding, to fund the principal and interest payments on Transition Bonds and related taxes, expenses and fees
Transition Bonds	Transition Bonds issued by ACE Funding
VaR	Value at Risk
VRDBs	Variable Rate Demand Bonds
WACC	Weighted average cost of capital

CONSOLIDATED FINANCIAL HIGHLIGHTS

	2010		2009		2008		2007		2006
	(in millions, except per share data)
Consolidated Operating Results
Total Operating Revenue	$7,039		$7,402		$8,059	(f)	$7,613		$6,877
Total Operating Expenses	6,415	(a)	6,754	(d)	7,510		6,953	(h)	6,281	(j)
Operating Income	624		648		549		660		596
Other Expenses	474	(b)	321		276		255		252
Preferred Stock Dividend Requirements of Subsidiaries	—		—		—		—		1
Income from Continuing Operations Before Income Tax Expense	150		327		273		405		343
Income Tax Expense Related to Continuing Operations	11	(c)	104	(e)	90	(f)(g)	141	(i)	133
Income from Continuing Operations	139		223		183		264		210
(Loss) Income from Discontinued Operations, net of Income Taxes	(107)		12		117		70		38	(k)
Net Income	32		235		300		334		248
Earnings Available for Common Stock	32		235		300		334		248
Common Stock Information
Basic Earnings Per Share of Common Stock from Continuing Operations	$0.62		$1.01		$0.90		$1.36		$1.10
Basic (Loss) Earnings per Share of Common Stock from Discontinued Operations	(0.48)		.05		0.57		0.36		0.20
Basic Earnings Per Share of Common Stock	0.14		1.06		1.47		1.72		1.30
Diluted Earnings Per Share of Common Stock from Continuing Operations	0.62		1.01		0.90		1.36		1.10
Diluted (Loss) Earnings per Share of Common Stock from Discontinued Operations	(0.48)		.05		0.57		0.36		0.20
Diluted Earnings Per Share of Common Stock	0.14		1.06		1.47		1.72		1.30
Cash Dividends Per Share of Common Stock	1.08		1.08		1.08		1.04		1.04
Year-End Stock Price	18.25		16.85		17.76		29.33		26.01
Net Book Value per Common Share	18.79		19.15		19.14		20.04		18.82
Weighted Average Shares Outstanding	224		221		204		194		191
Other Information
Investment in Property, Plant and Equipment	$12,120		$11,431		$10,860		$10,392		$10,003
Net Investment in Property, Plant and Equipment	7,673		7,241		6,874		6,552		6,317
Total Assets	14,480		15,779		16,133		15,111		14,244
Capitalization
Short-term Debt	$534		$530		$465		$289		$350
Long-term Debt	3,629		4,470		4,859		4,175		3,769
Current Portion of Long-Term Debt and Project Funding	75		536		85		332		858
Transition Bonds issued by ACE Funding	332		368		401		434		464
Capital Lease Obligations due within one year	8		7		6		6		6
Capital Lease Obligations	86		92		99		105		111
Long-Term Project Funding	15		17		19		21		23
Non-controlling Interest	6		6		6		6		24
Common Shareholders’ Equity	4,230		4,256		4,190		4,018		3,612

Total Capitalization	$8,915		$10,282		$10,130		$9,386		$9,217

(a)	Includes $30 million ($18 million after-tax) related to a restructuring charge and $11 million ($6 million after-tax) related to the effects of Pepco divestiture-related claims.

(b)	Includes a loss on extinguishment of debt of $189 million ($113 million after-tax).

(c)	Includes $12 million of net Federal and state income tax benefits primarily related to adjustments of accrued interest on uncertain and effectively settled tax positions, $14 million of state tax benefits resulting from the restructuring of certain PHI subsidiaries and $17 million of state income tax benefits associated with the loss on extinguishment of debt.

(d)	Includes $40 million ($24 million after-tax) gain related to settlement of Mirant bankruptcy claims.

(e)	Includes a $13 million state income tax benefit (after Federal tax) related to a change in the state income tax reporting for the disposition of certain assets in prior years and a benefit of $6 million related to additional analysis of current and deferred tax balances completed in 2009.

(f)	Includes a pre-tax charge of $124 million ($86 million after-tax) related to the adjustment to the equity value of cross-border energy lease investments, and included in Income Taxes is a $7 million after-tax charge for the additional interest accrued on the related tax obligation.

(g)	Includes $18 million of after-tax net interest income on uncertain and effectively settled tax positions (primarily associated with the reversal of previously accrued interest payable resulting from the tentative settlement with the IRS on the mixed service cost issue and a claim made with the IRS related to the tax reporting for fuel over- and under-recoveries) and a benefit of $8 million (including a $3 million correction of prior period errors) related to additional analysis of deferred tax balances completed in 2008.

(h)	Includes $33 million ($20 million after-tax) from settlement of Mirant bankruptcy claims.

(i)	Includes $20 million ($18 million net of fees) benefit related to Maryland income tax settlement.

(j)	Includes $19 million of impairment losses ($14 million after-tax) related to certain energy services business assets.

(k)	Includes $12 million gain ($8 million after-tax) on the sale of Conectiv Energy’s equity interest in a joint venture which owns a wood burning cogeneration facility.

BUSINESS OF THE COMPANY

Overview

Pepco Holdings, Inc. (PHI or Pepco Holdings), a Delaware corporation incorporated in 2001, is a holding company that, through the following regulated public utility subsidiaries, is engaged primarily in the transmission, distribution and default supply of electricity and, to a lesser extent, the distribution and supply of natural gas (Power Delivery):

•	Potomac Electric Power Company (Pepco), which was incorporated in Washington, D.C. in 1896 and became a domestic Virginia corporation in 1949,

•	Delmarva Power & Light Company (DPL), which was incorporated in Delaware in 1909 and became a domestic Virginia corporation in 1979, and

•	Atlantic City Electric Company (ACE), which was incorporated in New Jersey in 1924.

Through Pepco Energy Services, Inc. and its subsidiaries (collectively Pepco Energy Services), PHI also provides energy efficiency and renewable energy services primarily to government and institutional customers. Pepco Energy Services is in the process of winding down its competitive electricity and natural gas retail supply business and preparing for the retirement of its two oil fired generating facilities.

In addition, through Potomac Capital Investment Corporation (PCI), PHI holds investments in eight cross-border energy leases as described below under the heading “Other Business Operations.” PCI is no longer engaged in new investment activity.

The following chart shows, in simplified form, the corporate structure of PHI and its principal subsidiaries:

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, treasury, tax, purchasing and information technology services to PHI and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company and the participating operating subsidiaries. The expenses of PHI Service Company are charged to PHI and the participating operating subsidiaries in accordance with cost allocation methods set forth in the service agreement.

Pepco Holdings’ management has identified its operating segments at December 31, 2010 as (i) Power Delivery, consisting of the operations of Pepco, DPL and ACE, (ii) Pepco Energy Services and (iii) Other Non-Regulated, consisting primarily of the operations of PCI. For financial information relating to PHI’s segments, see Note (5), “Segment Information,” to the consolidated financial statements.

Discontinued Operations

In April 2010, the Board of Directors approved a plan for the disposition of PHI’s competitive wholesale power generation, marketing and supply business, which had been conducted through subsidiaries of Conectiv Energy Holding Company (collectively, Conectiv Energy). On July 1, 2010, PHI completed the sale of Conectiv Energy’s wholesale power generation business to Calpine Corporation (Calpine) for $1.64 billion. The disposition of Conectiv Energy’s remaining assets and businesses not included in the Calpine sale, including its load service supply contracts, energy hedging portfolio and certain tolling agreements, has been substantially completed. The operations of Conectiv Energy, which previously comprised a separate segment for financial reporting purposes, are being accounted for as a discontinued operation. For further information on the former Conectiv Energy segment and the disposition of its assets, operations and obligations, see Note (20), “Discontinued Operations,” to the consolidated financial statements.

Investor Information

Each of PHI, Pepco, DPL and ACE files reports under the Securities Exchange Act of 1934, as amended. The Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports, of each of the companies are made available free of charge on PHI’s internet Web site as soon as reasonably practicable after such documents are electronically filed with or furnished to the Securities and Exchange Commission (SEC). These reports may be found at http://www.pepcoholdings.com/investors.

Description of Business

Power Delivery

PHI’s primary business is Power Delivery. The Power Delivery business in 2010, 2009 and 2008, respectively, produced 73%, 67%, and 68% of PHI’s consolidated operating revenues and 81%, 78%, and 101% of PHI’s consolidated operating income. None of PHI’s three utilities owns any electric generation facilities.

The Power Delivery business consists of the operations of Pepco, DPL and ACE, each of which is a regulated electric utility in the jurisdictions that comprise its electricity distribution service territory. DPL also is a regulated natural gas utility serving portions of Delaware. In the aggregate, the Power Delivery business distributes electricity to more than 1.8 million customers in the mid-Atlantic region and delivers natural gas to approximately 123,000 customers in Delaware.

Distribution and Default Supply of Electricity

Pepco, DPL and ACE each owns and operates a network of wires, substations and other equipment that are classified as transmission facilities, distribution facilities or common facilities (which are used for both transmission and distribution). Transmission facilities carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities carry electricity from the transmission facilities to the end-use customers located in the utility’s service territory.

Each company is responsible for the distribution of electricity in its service territory, for which it is paid tariff rates established by the applicable local public service commissions. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive retail supplier. The regulatory term for this default supply service is Standard Offer Service (SOS) in Delaware, the District of Columbia and Maryland, and Basic Generation Service (BGS) in New Jersey. These supply services are referred to as Default Electricity Supply.

Transmission of Electricity and Relationship with PJM

The transmission facilities owned by Pepco, DPL and ACE are interconnected with the transmission facilities of contiguous utilities and are part of an interstate power transmission grid over which electricity is transmitted throughout the mid-Atlantic portion of the United States and parts of the Midwest. Pepco, DPL and ACE each is a member of the PJM Regional Transmission Organization (PJM RTO), the regional transmission organization designated by the Federal Energy Regulatory Commission (FERC) to coordinate the movement of wholesale electricity within a region consisting of all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.

PJM Interconnection, LLC (PJM), the FERC-approved independent grid operator, manages the transmission grid and the wholesale electricity market in the PJM RTO region. Any entity that wishes to have wholesale electricity delivered at any point within the PJM RTO region must obtain transmission services from PJM. In accordance with FERC-approved rules, Pepco, DPL, ACE and the other transmission-owning utilities in the region make their transmission facilities available to the PJM RTO, and PJM directs and controls the operation of these transmission facilities. For transmission services, transmission owners are paid rates proposed by the transmission owner and approved by FERC. PJM provides billing and settlement services, collects transmission service revenue from transmission service customers and distributes the revenue to the transmission owners. PJM also directs the regional transmission planning process within the PJM RTO region. The PJM Board of Managers reviews and approves each PJM regional transmission expansion plan, including whether to include new construction of transmission facilities proposed by PJM RTO members in the plan and, if so, the target in-service date for those facilities.

Regulation

The operations of PHI’s utility subsidiaries, including the rates they are permitted to charge customers for the distribution and transmission of electricity and, in the case of DPL, the distribution and transportation of natural gas, are subject to regulation by governmental agencies in the jurisdictions in which the subsidiaries provide utility service as follows:

•

Pepco’s electricity distribution operations are regulated in Maryland by the Maryland Public Service Commission (MPSC) and in the District of Columbia by the District of Columbia Public Service Commission (DCPSC).

•	DPL’s electricity distribution operations are regulated in Maryland by the MPSC and in Delaware by the Delaware Public Service Commission (DPSC).

•	DPL’s natural gas distribution and intrastate transportation operations in Delaware are regulated by the DPSC.

•	ACE’s electricity distribution operations are regulated by the New Jersey Board of Public Utilities (NJBPU).

•	Each utility subsidiary’s transmission is regulated by FERC.

•	DPL’s interstate transportation and wholesale sale of natural gas are regulated by FERC.

Seasonality

The operating results of the Power Delivery segment historically have been directly related to the volume of electricity delivered to its customers, producing higher revenues and net income during periods when customers consumed higher amounts of electricity (usually during periods of extreme temperatures) and lower revenues and net income during periods when customers consumed lower amounts of electricity (usually during periods of mild temperatures). This has been due in part to the long standing practice by which the state public service commissions set distribution rates based on a fixed charge per kilowatt-hour of electricity used by the customer. Because most of the costs associated with the distribution of electricity do not vary with the volume of electricity delivered, this pricing mechanism also contributed to seasonal variations in net income. As the result of the implementation of a bill stabilization adjustment mechanism (BSA) for retail customers of Pepco and DPL in Maryland in June 2007 and for customers of Pepco in the District of Columbia in November 2009, distribution revenues have been decoupled from the amount of electricity delivered. Under the BSA, utility customers pay an approved distribution charge for their electric service which does not vary by electricity usage. This change has had the effect of aligning annual distribution revenues more closely with annual distribution costs. In addition, the change has had the effect of eliminating changes in customer electricity usage, whether due to weather conditions or for any other reason, as a factor having an impact on distribution revenue and net income in those jurisdictions. The BSA also eliminates what otherwise might be a disincentive for the utility to aggressively develop and promote efficiency programs. Distribution revenues are not decoupled for the distribution of electricity and natural gas by DPL in Delaware or for the distribution of electricity by ACE in New Jersey, and thus are subject to variability due to changes in customer consumption.

In contrast to electricity distribution costs, the cost of the electricity supplied, which is the largest component of a customer’s bill, does vary directly in relation to the volume of electricity used by a customer. Accordingly, whether or not a BSA is in effect for the jurisdiction, the revenues of Pepco, DPL and ACE from the supply of electricity and natural gas vary based on consumption and on this basis are seasonal. Because the revenues received by each of the utility subsidiaries for the default supply of electricity and natural gas closely approximate the supply costs, the impact on net income is immaterial, and therefore is not seasonal.

Regulated Utility Subsidiaries

The following is a more detailed description of the business of each of PHI’s three regulated utility subsidiaries:

Pepco

Pepco is engaged in the transmission, distribution and default supply of electricity in the District of Columbia and major portions of Prince George’s County and Montgomery County in Maryland. Pepco’s service territory covers approximately 640 square miles and has a population of approximately 2.2 million. As of December 31, 2010, Pepco distributed electricity to 787,000 customers (of which 256,000 were located in the District of Columbia and 531,000 were located in Maryland), as compared to 778,000 customers as of December 31, 2009 (of which 252,000 were located in the District of Columbia and 526,000 were located in Maryland).

In 2010, Pepco distributed a total of 27,665,000 megawatt hours of electricity, of which 57% was distributed within its Maryland territory and 43% within the District of Columbia. Of this amount, 30% of the megawatt hours were delivered to residential customers, 49% to commercial customers, and 21% to United States and District of Columbia government customers. In 2009, Pepco distributed a total of 26,549,000 megawatt hours of electricity, of which 57% was distributed within its Maryland territory and 43% within the District of Columbia. Of this amount, 29% of the megawatt hours were distributed to residential customers, 50% to commercial customers, and 21% to United States and District of Columbia government customers.

Pepco has been providing SOS in Maryland since July 2004. Pursuant to orders issued by the MPSC, Pepco is obligated to provide SOS (i) to residential and small commercial customers until further action of the Maryland General Assembly and (ii) to medium-sized commercial customers through May 2012. Pepco purchases the electricity required to satisfy these SOS obligations from wholesale suppliers under contracts entered into in accordance with competitive bid procedures approved and supervised by the MPSC. Pepco also is obligated to provide Standard Offer Service, known as Hourly Priced Service (HPS), for large Maryland customers. Power to supply HPS customers is acquired in next-day and other short-term PJM RTO markets. Pepco is entitled to recover from its SOS customers the cost of acquiring the SOS supply, plus an administrative charge that is intended to allow Pepco to recover the administrative costs incurred to provide the SOS and a modest margin. Because the margin varies by customer class, the actual average margin over any given time period depends on the number of Maryland SOS customers in each customer class and the electricity used by such customers. Pepco is paid tariff rates for the distribution of electricity over its transmission and distribution facilities to all electricity customers in its Maryland service territory regardless of whether the customer receives SOS or purchases electricity from another supplier.

Pepco has been providing SOS in the District of Columbia since February 2005. Pursuant to orders issued by the DCPSC, Pepco is obligated to provide SOS to residential and small, medium-sized and large commercial customers indefinitely. Pepco purchases the electricity required to satisfy its SOS obligations from wholesale suppliers under contracts entered into in accordance with a competitive bid procedure approved and supervised by the DCPSC. Pepco is entitled to recover from its SOS customers the costs of acquiring the SOS supply, plus an administrative charge that is intended to allow Pepco to recover the administrative costs incurred to provide the SOS and a modest margin. Because the margin varies by customer class, the actual average margin over any given time period depends on the number of District of Columbia SOS customers in each customer class and the amount of electricity used by such customers. Pepco is paid tariff rates for the distribution of electricity over its transmission and distribution facilities to all electricity customers in its District of Columbia service territory regardless of whether the customer receives SOS or purchases electricity from another supplier.

For the year ended December 31, 2010, 46% of Pepco’s Maryland distribution sales (measured by megawatt hours) were to SOS customers, as compared to 49% in 2009, and 29% of its District of Columbia distribution sales (measured by megawatt hours) were to SOS customers in 2010, as compared to 31% in 2009.

DPL

DPL is engaged in the transmission, distribution and default supply of electricity in Delaware and portions of Maryland. In northern Delaware, DPL also supplies and delivers natural gas to retail customers and provides transportation-only services to retail customers that purchase natural gas from another supplier.

Distribution and Supply of Electricity

DPL’s electricity distribution service territory consists of Delaware and Caroline, Cecil, Dorchester, Harford, Kent, Queen Anne’s, Somerset, Talbot, Wicomico and Worcester counties in Maryland. This territory covers approximately 5,000 square miles and has a population of approximately 1.3 million. As of December 31, 2010, DPL delivered electricity to 500,000 customers (of which 301,000 were located in Delaware and 199,000 were located in Maryland), as compared to 498,000 customers as of December 31, 2009 (of which 299,000 were located in Delaware and 199,000 were located in Maryland).

In 2010, DPL distributed a total of 12,853,000 megawatt hours of electricity to its customers, of which 66% was distributed within its Delaware territory and 34% within Maryland. Of this amount, 42% of the megawatt hours were distributed to residential customers, 41% to commercial customers and 17% to industrial customers. In 2009, DPL distributed a total of 12,494,000 megawatt hours of electricity, of which 67% was distributed within its Delaware territory and 33% within Maryland. Of this amount, 39% of the megawatt hours were distributed to residential customers, 41% to commercial customers and 20% to industrial customers.

DPL has been providing SOS in Delaware since May 2006. Pursuant to orders issued by the DPSC, DPL is obligated to provide SOS to residential, small commercial and industrial customers through May 2014, and to medium, large and general service commercial customers through May 2012. DPL purchases the electricity required to satisfy these SOS obligations from wholesale suppliers under contracts entered into in accordance with competitive bid procedures approved and supervised by the DPSC. DPL also has an obligation to provide SOS, known as HPS, for the largest Delaware customers. Power to supply the HPS customers is acquired in next-day and other short-term PJM RTO markets. DPL’s rates for supplying SOS and HPS reflect the associated capacity, energy (including satisfaction of renewable energy requirements), transmission and ancillary services costs and an amount referred to as a Reasonable Allowance for Retail Margin (RARM). Components of the RARM include a fixed annual margin of approximately $2.75 million, plus estimated incremental expenses, a cash working capital allowance, and recovery, with a return over five years ending 2011, of the capitalized costs of the billing system used for billing HPS customers. DPL is paid tariff rates for the distribution of electricity over its transmission and distribution facilities to all electricity customers in its Delaware service territory regardless of whether the customer receives SOS or purchases electricity from another supplier.

DPL has been providing SOS in Maryland since June 2004. Pursuant to orders issued by the MPSC, DPL is obligated to provide SOS to residential and small commercial customers until further action of the Maryland General Assembly, and to medium-sized commercial customers through May 2014. DPL purchases the electricity required to satisfy these SOS obligations from wholesale suppliers under contracts entered into in accordance with a competitive bid procedure approved and supervised by the MPSC. DPL also is obligated to provide SOS, known as HPS, for large Maryland customers. Power to supply the HPS customers is acquired in next-day and other short-term PJM RTO markets. DPL is entitled to recover from its SOS customers the costs of acquiring the SOS supply, plus an administrative charge that is intended to allow DPL to recover the administrative costs incurred to provide the SOS and a modest margin. Because the margin varies by customer class, the actual average margin over any given time period depends on the number of Maryland SOS customers in each customer class and the electricity used by such customers. DPL is paid tariff rates for the distribution of electricity over its transmission and distribution facilities to all electricity customers in its Maryland service territory regardless of whether the customer receives SOS or purchases electricity from another supplier.

For the year ended December 31, 2010, 53% of DPL’s Delaware distribution sales (measured by megawatt hours) were to SOS customers, as compared to 51% in 2009, and 63% of its Maryland distribution sales (measured by megawatt hours) were to SOS customers for the years ended December 31, 2010 and 2009.

Supply and Distribution of Natural Gas

DPL provides regulated natural gas supply and distribution service to customers in a service territory consisting of a major portion of New Castle County in Delaware. This service territory covers approximately 275 square miles and has a population of approximately 500,000. Large volume commercial, institutional, and industrial natural gas customers may purchase natural gas either from DPL or from other suppliers. DPL uses its natural gas distribution facilities to deliver natural gas to customers that choose to purchase natural gas from another supplier. Intrastate transportation customers pay DPL distribution service rates approved by the DPSC. DPL purchases natural gas supplies for resale to its retail service customers from marketers and producers through a combination of long-term agreements and next-day distribution arrangements. For the year ended December 31, 2010, DPL supplied 65% of the natural gas that it delivered, compared to 68% in 2009.

In each of the years ended December 31, 2010 and 2009, DPL delivered natural gas to 123,000 customers. In 2010, DPL delivered 19,000,000 Mcf (thousand cubic feet) of natural gas to customers in its Delaware service territory, of which 41% were sales to residential customers, 23% to commercial customers, 1% to industrial customers and 35% to customers receiving a transportation-only service. In 2009, DPL delivered 19,000,000 Mcf of natural gas, of which 42% were sales to residential customers, 25% were sales to commercial customers, 1% were sales to industrial customers and 32% were sales to customers receiving a transportation-only service.

ACE

ACE is primarily engaged in the transmission, distribution and default supply of electricity in a service territory consisting of Gloucester, Camden, Burlington, Ocean, Atlantic, Cape May, Cumberland and Salem

counties in southern New Jersey. ACE’s service territory covers approximately 2,700 square miles and has a population of approximately 1.1 million. As of December 31, 2010, ACE distributed electricity to 548,000 customers in its service territory, as compared to 547,000 customers as of December 31, 2009.

In 2010, ACE distributed a total of 10,185,000 megawatt hours of electricity to its customers, of which 46% was distributed to residential customers, 44% to commercial customers and 10% to industrial customers. In 2009, ACE distributed a total of 9,659,000 megawatt hours of electricity to its customers, of which 45% was distributed to residential customers, 45% to commercial customers, and 10% to industrial customers.

Electric customers in New Jersey who do not choose another supplier receive BGS from their electric distribution company. New Jersey’s electric distribution companies, including ACE, jointly obtain the electricity to meet their BGS obligations from competitive suppliers selected through auctions authorized by the NJBPU for the supply of New Jersey’s total BGS requirements. Each winning bidder is required to supply its committed portion of the BGS customer load with full requirements service, consisting of power supply and transmission service.

ACE provides two types of BGS:

•

BGS-Fixed Price (BGS-FP), which is supplied to smaller commercial and residential customers at seasonally-adjusted fixed prices. BGS-FP rates change annually on June 1 and are based on the average BGS price obtained at auction in the current year and the two prior years. As of December 31, 2010, ACE’s BGS-FP peak load was approximately 1,638 megawatts, which represents approximately 98% of ACE’s total BGS load.

•

BGS-Commercial and Industrial Energy Price (BGS-CIEP), which is supplied to large customers at hourly PJM RTO real-time market prices for a term of 12 months. As of December 31, 2010, ACE’s peak BGS-CIEP load was approximately 28 megawatts, which represents approximately 2% of ACE’s BGS load.

ACE is paid tariff supply rates established by the NJBPU that compensate it for the cost of obtaining the BGS supply. These rates are set such that ACE does not make any profit or incur any loss on the supply component of the BGS it supplies to customers. ACE is paid tariff rates for the distribution of electricity over its transmission and distribution facilities to all electricity customers in its service territory regardless of whether the customer receives BGS or purchases electricity from another supplier.

For the year ended December 31, 2010, 65% of ACE’s total distribution sales (measured by megawatt hours) were to BGS customers, as compared to 73% in 2009.

ACE has contracts with three unaffiliated non-utility generators (NUGs) under which ACE is obligated to purchase capacity and the entire generation output of the facilities. One of the contracts expires in 2016 and the other two expire in 2024. In 2010, ACE purchased 2.5 million megawatt hours of power from the NUGs. ACE sells this electricity into the wholesale market administered by PJM.

In 2001, ACE established Atlantic City Electric Transition Funding LLC (ACE Funding) solely for the purpose of securitizing authorized portions of ACE’s recoverable stranded costs through the issuance and sale of bonds (Transition Bonds). The proceeds of the sale of each series of Transition Bonds were transferred to ACE in exchange for the transfer by ACE to ACE Funding of the right to collect a non-bypassable transition bond charge from ACE customers pursuant to bondable stranded costs rate orders issued by the NJBPU in an amount sufficient to fund the principal and interest payments on the Transition Bonds and related taxes, expenses and fees (Bondable Transition Property). The assets of ACE Funding, including the Bondable Transition Property, and the Transition Bond charges collected from ACE’s customers, are not available to creditors of ACE. The holders of Transition Bonds have recourse only to the assets of ACE Funding.

Other Power Delivery Initiatives and Activities

Reliability Enhancement Plans

During 2010, Pepco announced Comprehensive Reliability Enhancement Plans for Maryland and the District of Columbia. Each six point plan advances work on existing programs and initiates new activities designed to increase the reliability of Pepco distribution services in Maryland and the District of Columbia. The plans include enhanced vegetation management, identification and upgrading of underperforming feeder lines, addition of new facilities to support load growth, distribution automation, underground residential cable replacement and selective undergrounding of service lines. By focusing on these six areas, Pepco plans to increase the reliability of the distribution system by reducing both the frequency and the duration of power outages. The incremental cost of these reliability improvements over the next five years is estimated to be $100 million in the Maryland service territory and $90 million in the District of Columbia service territory.

Blueprint for the Future

Each of PHI’s three utilities are participating in a PHI initiative referred to as the “Blueprint for the Future,” which is designed to meet the challenges of rising energy costs, concerns about the environment, improved reliability and government energy reduction goals. The initiative includes the implementation of various programs to help customers better manage their energy use, reduce the total cost of energy and provide other benefits. These programs also allow each utility to better manage and operate their electrical and gas distribution systems. Blueprint for the future programs include:

•

Rebates and other financial incentives to encourage residential customers to replace inefficient appliances and for business customers to use more energy-efficient equipment, such as improved lighting, heating, ventilation and air-conditioning systems.

•

The installation of smart meters for all electric customers in their service territories, and for natural gas customers in the case of DPL (also known as Advanced Metering infrastructure (AMI)) as has been, or may be approved by state regulators. These smart meters allow the utilities, among other capabilities, to remotely read meters, significantly reduce estimated bills, improve outage management, and provide customers with more detailed information about their energy consumption.

•

The installation, at the customer’s option, of smart thermostats or direct load control switches. This equipment reduces residential air conditioner load during times of high wholesale market prices or periods of system constraints. In exchange, customers receive additional financial incentives through bill credits or new dynamic pricing rate structures.

•	Further automation of the electric distribution system and enhanced communications.

The status of some of the more significant aspects of these initiatives is as follows:

•	Smart meters (AMI):

•	Pepco in the District of Columbia: The DCPSC approved the implementation of AMI in December 2009, with cost recovery mechanisms. Full scale implementation of AMI began in October 2010.

•	Pepco in Maryland: The MPSC approved full-scale implementation of AMI in August 2010, with implementation to begin following approval of a customer education plan.

•	DPL in Maryland: Final approval of the MPSC is pending approval of an updated cost-benefit study and a customer communications plan.

•

DPL in Delaware for both electric and gas operations: The DPSC approved implementation of AMI in September 2008, including cost recovery mechanisms. Implementation of AMI is expected to be completed in 2011.

•	ACE: The NJBPU is not expected to approve ACE’s proposal for implementation of AMI in the near term.

•	Direct load control programs:

•

Pepco in the District of Columbia: The recovery of costs for the direct load control program through a surcharge was rejected by the DCPSC on December 20, 2010. As a result, program implementation has not yet been approved.

•

Pepco in Maryland: The recovery of costs for the direct load control air-conditioners through a surcharge was approved by MPSC in January 2010. The recovery of costs for smart thermostats through a surcharge is still in progress.

•

DPL in Maryland: The installation of switches for air conditioners commenced in 2009, and the recovery of costs through a surcharge was approved in January 2010. The installation of smart thermostats has been temporarily suspended pending resolution of a technical issue.

•	DPL in Delaware: The installation of smart thermostats and air-conditioning switches is dependent upon commission approval.

•	ACE: The NJBPU approved the surcharge for residential direct load control program in June 2010.

For a discussion of the capital expenditures associated with Blueprint for the Future, See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Capital Expenditures—Blueprint for the Future.”

MAPP Project

In October 2007, the PJM Board of Managers approved PHI’s proposal to construct a new 230-mile, 500-kilovolt interstate transmission line referred to as the Mid-Atlantic Power Pathway (MAPP), as part of PJM’s regional transmission expansion plan to address the reliability objectives of the PJM RTO system. Since that time, there have been various modifications to the proposal that have redefined the length and route of the MAPP project. PJM has approved the use of advanced direct current technology for segments of the project, including the portion under the Chesapeake Bay. The direct current portion of the line will be 640-kilovolts and the remainder of the line will be 500-kilovolts. As currently approved by the PJM Board of Managers, MAPP is approximately 150-miles in length originating at the Possum Point substation in Virginia and ending at the Indian River substation in Delaware. The cost of the MAPP project is currently estimated to be $1.2 billion and the planned in service date is June 1, 2015.

PHI understands that PJM currently is in the process of reassessing reliability requirements of the PJM RTO system in the context of the preparation of its 2011 Regional Transmission Expansion Plan, which is scheduled to be completed in June 2011. This reassessment is expected to take into account a revised load forecast for the PJM region that is significantly lower than the load that was forecast in prior PJM studies. This reassessment could result in a further deferral of the required operational date of all or a portion of the MAPP transmission line.

The construction of MAPP requires various permits and approvals, including the approval of the MPSC. The MPSC has issued a procedural schedule to consider a request for a Certificate of Public Convenience and Necessity filed by Pepco and DPL, which contemplates decision by January 31, 2012.

For a discussion of the capital expenditures associated with the MAPP project, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Resources and Liquidity—Capital Expenditures—MAPP Project.”

Pepco Energy Services

Pepco Energy Services is engaged in the following businesses:

•	providing energy efficiency services principally to federal, state and local government customers, and designing, constructing, and operating combined heat and power and central energy plants.

•

providing high voltage electric construction and maintenance services to customers throughout the United States and low voltage electric construction and maintenance services and streetlight construction and asset management services to utilities, municipalities and other customers in the Washington, D.C. area.

Pepco Energy Services also has been engaged in the business of providing retail energy supply services, consisting of the sale of electricity, including electricity from renewable resources, primarily to commercial, industrial and government customers located primarily in the mid-Atlantic and northeastern regions of the U.S., as well as Texas and Illinois, and the sale of natural gas to customers located primarily in the mid-Atlantic region. In December 2009, PHI announced that it would wind down the retail energy supply business. Pepco Energy Services is implementing this wind down by not entering into any new supply contracts, while continuing to perform under its existing supply contracts through their expiration dates. As of December 31, 2010, Pepco Energy Services’ estimated retail electricity backlog was approximately 9.7 million megawatts for distribution through 2014, a decrease of approximately 10.4 million megawatts when compared to December 31, 2009. For additional information on the Pepco Energy Services wind-down, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—General Overview.”

Pepco Energy Services owns and operates two oil-fired generating facilities. The facilities are located in Washington, D.C. and have a combined generating capacity of approximately 790 megawatts. Pepco Energy Services sells the output of these facilities into the wholesale market administered by PJM. In February 2007, Pepco Energy Services provided notice to PJM of its intention to deactivate these facilities. Pepco Energy Services currently plans to deactivate both facilities in May 2012. PJM has informed Pepco Energy Services that these facilities are not expected to be needed for reliability after that time, but that its evaluation is dependent on the completion of transmission and distribution upgrades. Pepco Energy Services’ timing for deactivation of the facilities, in whole or in part, may be delayed based on reliability considerations, economic conditions and the operating condition of the facilities. Deactivation will not have a material impact on PHI’s financial condition, results of operations or cash flows.

Pepco Energy Services also owns three landfill gas-fired electricity facilities that have a total generating capacity rating of ten megawatts, the output of which is sold into the wholesale market administered by PJM and a solar photovoltaic facility that has a generating capacity rating of two megawatts, the output of which is sold to its host facility.

Pepco Energy Services’ continuing lines of business will not be significantly affected by the wind down of the retail energy supply business.

PJM Capacity Markets

A source of revenue for Pepco Energy Services has been the sale of capacity associated with its generating facilities. The wholesale market for capacity in the PJM RTO region is administered by PJM, which is responsible for ensuring that within its transmission control area there is sufficient generating capacity available to meet the load requirements plus a reserve margin. In accordance with PJM requirements, retail sellers of electricity in the PJM market are required to maintain capacity from generating facilities within the control area, or capacity for generating facilities outside the control area that have firm transmission rights into the control area that correspond to their load service obligations. This capacity can be obtained through the ownership of generation facilities, entry into bilateral contracts or the purchase of capacity credits in the auctions administered by PJM. Both generating facilities owned by Pepco Energy Services are located in the transmission control area administered by PJM.

Beginning on June 1, 2007, PJM replaced its former capacity market rules with a forward capacity auction procedure known as the Reliability Pricing Model (RPM), which provides for differentiation in capacity prices between “locational deliverability areas.” Under RPM, PJM holds annual auctions covering capacity to be supplied over consecutive 12-month periods. Pepco Energy Services is exposed to deficiency charges payable to PJM if their generation units fail to meet certain reliability levels. Some deficiency charges may be reduced by purchasing capacity from PJM or third parties. Since Pepco Energy Services intends to deactivate its two oil-fired generating facilities by May 2012, Pepco Energy Services has not included the facilities’ capacity in any auctions for periods after May 2012.

Competition

In providing energy management services, Pepco Energy Services competes with numerous other providers. Competition in the market for energy management services is based primarily on overall value to customers.

Other Business Operations

Between 1994 and 2002, PCI, a subsidiary of PHI, entered into eight cross-border energy lease investments involving public utility assets (primarily consisting of hydroelectric generation and coal-fired electric generation facilities and natural gas distribution networks) located outside of the United States. Each of these investments is structured as a sale and leaseback transaction commonly referred to as a sale-in lease-out or SILO transaction. As of December 31, 2010, PHI’s equity investment in its cross-border energy leases was approximately $1.4 billion. For additional information concerning these cross-border energy lease investments, see Note (8), “Leasing Activities,” and Note (17), “Commitments and Contingencies,” to the consolidated financial statements.

    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General Overview

Pepco Holdings, Inc. (PHI or Pepco Holdings), a Delaware corporation incorporated in 2001, is a holding company that, through its regulated public utility subsidiaries, is engaged primarily in the transmission, distribution and default supply of electricity and the distribution and supply of natural gas (Power Delivery). Through Pepco Energy Services, Inc. and its subsidiaries (collectively, Pepco Energy Services), PHI provides energy efficiency services primarily to government and institutional customers and is in the process of winding down its competitive electricity and natural gas retail supply business. Each of Power Delivery and Pepco Energy Services constitutes a separate segment for financial reporting purposes. A third segment, Other Non-Regulated, owns a portfolio of eight cross-border energy lease investments.

The following table sets forth the percentage contributions to consolidated operating revenue and operating income from continuing operations attributable to the Power Delivery, Pepco Energy Services and Other Non-Regulated segments:

	December 31,
	2010	2009	2008
Percentage of Consolidated Operating Revenue
Power Delivery	73%	67%	68%
Pepco Energy Services	27%	32%	33%
Other Non-Regulated	—	1%	(1)%
Percentage of Consolidated Operating Income
Power Delivery	81%	78%	101%
Pepco Energy Services	11%	14%	10%
Other Non-Regulated	8%	8%	(11)%
Percentage of Power Delivery Operating Revenue
Power Delivery Electric	95%	95%	94%
Power Delivery Gas	5%	5%	6%

Power Delivery

Power Delivery Electric consists primarily of the transmission, distribution and default supply of electricity, and Power Delivery Gas consists of the delivery and supply of natural gas. Power Delivery represents a single operating segment for financial reporting purposes.

The Power Delivery business is conducted by PHI’s three utility subsidiaries: Potomac Electric Power Company (Pepco), Delmarva Power & Light Company (DPL) and Atlantic City Electric Company (ACE). Each of these companies is a regulated public utility in the jurisdictions that comprise its service territory. Each company is responsible for the distribution of electricity and, in the case of DPL, natural gas in its service territory, for which it is paid tariff rates established by the applicable local public service commission. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service is Standard Office Service (SOS) in Delaware, the District of Columbia and Maryland and Basic Generation Service (BGS) in New Jersey. These supply service obligations are referred to generally as Default Electricity Supply.

Pepco, DPL and ACE are also responsible for the transmission of wholesale electricity into and across their service territories. The rates each company is permitted to charge for the wholesale transmission of electricity are regulated by the Federal Energy Regulatory Commission (FERC). Transmission rates are updated annually based on a FERC-approved formula methodology.

The profitability of the Power Delivery business depends on its ability to recover costs and earn a reasonable return on its capital investments through the rates it is permitted to charge. The Power Delivery operating results historically have been seasonal, generally producing higher revenue and income in the warmest and coldest periods of the year. Operating results also can be affected by economic conditions, energy prices and the impact of energy efficiency measures on customer usage of electricity.

As a result of the implementation of a bill stabilization adjustment mechanism (BSA) for retail customers of Pepco and DPL in Maryland in June 2007 and for customers of Pepco in the District of Columbia in November 2009, Pepco and DPL recognize distribution revenue based on an approved distribution charge per customer. From a revenue recognition standpoint, this has the effect of decoupling distribution revenue recognized in a reporting period from the amount of power delivered during the period. As a consequence, the only factors that will cause distribution revenue in Maryland and the District of Columbia to fluctuate from period to period are changes in the number of customers and changes in the approved distribution charge per customer. For customers to whom the BSA applies, changes in customer usage (such as due to weather conditions, energy prices, energy efficiency programs or other reasons) from period to period have no impact on reported distribution revenue.

As a result of the BSA in Maryland and the District of Columbia, a Revenue Decoupling Adjustment is recorded representing either (i) a positive adjustment equal to the amount by which revenue from Maryland and District and Columbia retail distribution sales falls short of the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer or (ii) a negative adjustment equal to the amount by which revenue from such distribution sales exceeds the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer.

Pepco Energy Services

The business of the Pepco Energy Services segment has consisted primarily of (i) the retail supply of electricity and natural gas and (ii) providing energy savings performance contracting services principally to federal, state and local government customers, and designing, constructing and operating combined heat and power and central energy plants for customers (Energy Services). Pepco Energy Services also owns and operates two oil-fired generation facilities. In December 2009, PHI announced that it will wind down the retail energy supply component of the Pepco Energy Services business. The decision was made after considering, among other factors, the return PHI earns by investing capital in the retail energy supply business as compared to alternative investments.

To effectuate the wind down, Pepco Energy Services will continue to fulfill all of its commercial and regulatory obligations and perform its customer service functions to ensure that it meets the needs of its existing customers, but will not be entering into any new retail energy supply contracts. Operating revenues related to the retail energy supply business for the years ended December 31, 2010, 2009 and 2008 were $1.6 billion, $2.3 billion and $2.5 billion, respectively, and operating income for the same periods was $59 million, $88 million and $54 million, respectively.

PHI expects the retail energy supply business to remain profitable through December 31, 2012, based on its existing contract backlog and its corresponding portfolio of wholesale hedges, with immaterial losses beyond that date. Substantially all of Pepco Energy Services’ retail customer obligations will be fully performed by June 1, 2014.

In connection with the operation of the retail energy supply business, as of December 31, 2010 and 2009, Pepco Energy Services has collateral pledged to counterparties primarily for the instruments it uses to hedge commodity price risk of approximately $230 million and $280 million, respectively. Of the December 31, 2010 collateral amount, $113 million was in the form of letters of credit and $117 million was posted in cash. Pepco Energy Services estimates that at current market prices, with the wind down of the retail energy supply business, this collateral will be released as follows: an aggregate of 64% by December 31, 2011, an aggregate of 92% by December 31, 2012, and substantially all collateral by June 1, 2014.

As a result of the decision to wind down the retail energy supply business, Pepco Energy Services in the fourth quarter of 2009 recorded (i) a $4 million pre-tax impairment charge reflecting the write off of all goodwill allocated to the business and (ii) a pre-tax charge of less than $1 million related to employee severance.

Pepco Energy Services’ remaining businesses will not be affected by the wind down of the retail energy supply business.

Other Non-Regulated

Through its subsidiary Potomac Capital Investment Corporation, PHI maintains a portfolio of cross-border energy lease investments with a book value at December 31, 2010 of approximately $1.4 billion. This activity constitutes a third operating segment, which is designated as “Other Non-Regulated,” for financial reporting purposes. For a discussion of PHI’s cross-border energy lease investments, see Note (17), “Commitments and Contingencies—Regulatory and Other Matters—PHI’s Cross-Border Energy Lease Investments,” to the consolidated financial statements.

Discontinued Operations

On April 20, 2010, the Board of Directors of PHI approved a plan for the disposition of Conectiv Energy, which is comprised of Conectiv Energy Holding Company and its subsidiaries. On July 1, 2010, PHI completed the sale of Conectiv Energy’s wholesale power generation business to Calpine for $1.64 billion. The disposition of all of Conectiv Energy’s remaining assets and businesses not included in the Calpine sale, including its load service supply contracts, energy hedging portfolio and certain tolling agreements, has been substantially completed. The operations of Conectiv Energy, which previously comprised a separate segment for financial reporting purposes, have been classified as a discontinued operation in PHI’s consolidated financial statements for each of the three years in the period ended December 31, 2010 and the business is no longer being treated as a separate segment for financial reporting purposes. Accordingly, in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, all references to continuing operations exclude the operations of the former Conectiv Energy segment.

Business Strategy

PHI’s business strategy is to remain a mid-Atlantic regional energy distribution utility company focused on value creation, operational excellence and environmental responsibility. The components of this strategy include:

•

Achieving earnings growth in the Power Delivery business by focusing on transmission and distribution infrastructure investments and constructive regulatory outcomes, while maintaining a high level of operational excellence.

•	Pursuing technologies and practices that promote energy efficiency, energy conservation and the reduction of greenhouse gas emissions.

•

Supplementing PHI’s utility earnings through Pepco Energy Services by providing energy performance services and renewable energy and combined heat and power alternatives to commercial, industrial and government customers.

To further this business strategy, PHI may from time to time examine a variety of transactions involving its existing businesses, including the entry into joint ventures or the disposition of one or more businesses, as well as possible acquisitions. PHI also may reassess or refine the components of its business strategy as it deems necessary or appropriate in response to a wide variety of factors, including the requirements of its businesses, competitive conditions and regulatory requirements.

Earnings Overview

Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

PHI’s net income from continuing operations for the year ended December 31, 2010 was $139 million, or $0.62 per share, compared to $223 million, or $1.01 per share, for the year ended December 31, 2009.

Net income from continuing operations for the year ended December 31, 2010, included the charges set forth below in the business segments noted, which are presented net of federal and state income taxes and are in millions of dollars:

Debt extinguishment costs including treasury lock hedge (Corporate and Other)	$113
Restructuring charge (All segments)	$18
Effects of Pepco divestiture-related claims (Power Delivery)	$6

Excluding these items, net income from continuing operations would have been $276 million, or $1.24 per share, for the year ended December 31, 2010.

Net income from continuing operations for the year ended December 31, 2009, included the credits set forth below in the Power Delivery segment, which are presented net of federal and state income taxes and are in millions of dollars:

Settlement of Pepco divestiture-related Mirant Corporation (Mirant) bankruptcy claims	$24
Maryland income tax benefit, net of fees	$11

Excluding these items, net income from continuing operations would have been $188 million, or $0.85 per share, for the year ended December 31, 2009.

PHI’s net loss from discontinued operations for the year ended December 31, 2010 was $107 million, or $0.48 per share, compared to net income of $12 million, or $0.05 per share, for the year ended December 31, 2009.

PHI’s net income (loss) for the years ended December 31, 2010 and 2009, by operating segment, is set forth in the table below (in millions of dollars):

	2010	2009	Change
Power Delivery	$206	$199	$7
Pepco Energy Services	36	40	(4)
Other Non-Regulated	25	31	(6)
Corporate and Other	(128)	(47)	(81)

Net Income from Continuing Operations	139	223	(84)
Discontinued Operations	(107)	12	(119)

Total PHI Net Income	$32	$235	$(203)

Discussion of Operating Segment Net Income Variances:

Power Delivery’s $7 million increase in earnings is primarily due to the following:

•	$51 million increase from higher distribution revenue consisting of:

•

a $24 million increase due to distribution rate increases (Pepco in the District of Columbia effective November 2009 and March 2010; DPL in Maryland effective December 2009; DPL in Delaware effective April 2010; and ACE in New Jersey effective June 2010); and

•	a $27 million increase due to higher distribution sales, primarily due to weather, usage and growth in the number of customers.

•	$21 million increase from higher transmission revenue primarily due to higher rates effective June 1, 2010 related to an increase in transmission plant investment.

•	$11 million increase in Other Income (Expense), primarily an increase in the Allowance for Funds Used During Construction and gains on the disposal of assets.

•	$6 million increase associated with ACE Basic Generation Service primarily attributable to an increase in unbilled revenue due to higher usage and higher rates.

The aggregate of these increases was partially offset by:

•

$27 million decrease due to higher operating and maintenance costs primarily resulting from February, July and August 2010 storm restoration activity, system maintenance (tree trimming) and estimated environmental remediation costs.

•

$24 million decrease due to the 2009 favorable earnings impact of the approvals by the District of Columbia Public Service Commission (DCPSC) and the Maryland Public Service Commission (MPSC) of Pepco’s proposals for sharing the proceeds of the Mirant bankruptcy settlement remaining after the transfer of the Panda PPA to a third party.

•	$17 million decrease due to a restructuring charge recorded in 2010.

•	$8 million decrease related to income tax adjustments consisting of:

•	$13 million decrease due to 2009 earnings impact of a Maryland income tax benefit related to a change in tax reporting for the disposition of certain assets in prior years; offset by

•	$5 million net increase due to the impact of interest related to effectively settled and uncertain tax positions in 2010.

•	$6 million decrease due to a 2010 order by the DCPSC associated with the effects of Pepco divestiture-related claims.

Pepco Energy Services’ $4 million decrease in earnings is primarily due to the following:

•

$18 million decrease due to lower retail electricity sales volumes due to the ongoing wind down of the retail electricity supply business, and lower gross margins due to low demand in the retail natural gas business.

•

$6 million decrease due to repair costs associated with a thermal services’ distribution system pipe leak and higher costs associated with operating a customer’s cogeneration plant; partially offset by increased high voltage construction activity.

The aggregate amount of these decreases was partially offset by:

•	$11 million increase due to higher electricity generation output that resulted from warmer than normal weather; partially offset by power plant maintenance costs.

•	$8 million increase due to lower interest and other expenses, primarily associated with credit and collateral facilities for the retail energy supply business.

Other Non-Regulated’s $6 million decrease in earnings is primarily due to favorable income tax benefits recorded in 2009.

Corporate and Other’s $81 million decrease in earnings is primarily due to the unfavorable impact of $113 million of debt extinguishment costs related to the purchase of outstanding debt with the proceeds from the sale of the Conectiv Energy wholesale power generation business; partially offset by the favorable impact of $22 million of net state income tax benefits related to the April 2010 corporate restructuring and $8 million of lower interest expense.

The $119 million decrease in earnings from discontinued operations was primarily due to the recognition of a loss associated with the sale of the wholesale power generation business to Calpine Corporation and unrealized losses on derivative instruments no longer qualifying for cash flow hedge accounting, partially offset by gains recognized on sales of load service supply contracts.

Consolidated Results of Operations

The following results of operations discussion is for the year ended December 31, 2010, compared to the year ended December 31, 2009. All amounts in the tables (except sales and customers) are in millions of dollars.

Continuing Operations

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2010	2009	Change
Power Delivery	$5,114	$4,980	$134
Pepco Energy Services	1,883	2,383	(500)
Other Non-Regulated	54	51	3
Corporate and Other	(12)	(12)	—

Total Operating Revenue	$7,039	$7,402	$(363)

Power Delivery Business

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2010	2009	Change
Regulated T&D Electric Revenue	$1,858	$1,653	$205
Default Electricity Supply Revenue	2,951	2,990	(39)
Other Electric Revenue	68	69	(1)

Total Electric Operating Revenue	4,877	4,712	165

Regulated Gas Revenue	191	228	(37)
Other Gas Revenue	46	40	6

Total Gas Operating Revenue	237	268	(31)

Total Power Delivery Operating Revenue	$5,114	$4,980	$134

Regulated Transmission and Distribution (T&D) Electric Revenue includes revenue from the distribution of electricity, including the distribution of Default Electricity Supply, by PHI’s utility subsidiaries to customers within their service territories at regulated rates. Regulated T&D Electric Revenue also includes transmission service revenue that PHI’s utility subsidiaries receive as transmission owners from the PJM Interconnection, LLC (PJM) at rates regulated by FERC.

Default Electricity Supply Revenue is the revenue received from the supply of electricity by PHI’s utility subsidiaries at regulated rates to retail customers who do not elect to purchase electricity from a competitive energy supplier. Depending on the jurisdiction, Default Electricity Supply is also known as Standard Offer

Service or Basic Generation Service (BGS). The costs related to Default Electricity Supply are included in Fuel and Purchased Energy. Default Electricity Supply Revenue also includes revenue from Transition Bond Charges that ACE receives, and pays to Atlantic City Electric Transition Funding LLC (ACE Funding), to fund the principal and interest payments on Transition Bonds issued by ACE Funding and revenue in the form of transmission enhancement credits that PHI utility subsidiaries receive as transmission owners from PJM for approved regional transmission expansion plan costs (Transmission Enhancement Credits).

Other Electric Revenue includes work and services performed on behalf of customers, including other utilities, which is generally not subject to price regulation. Work and services includes mutual assistance to other utilities, highway relocation, rentals of pole attachments, late payment fees, and collection fees.

Regulated Gas Revenue includes the revenue DPL receives from on-system natural gas delivered sales and the transportation of natural gas for customers within its service territory at regulated rates.

Other Gas Revenue consists of DPL’s off-system natural gas sales and the short-term release of interstate pipeline transportation and storage capacity not needed to serve customers. Off-system sales are made possible when low demand for natural gas by regulated customers creates excess pipeline capacity.

Regulated T&D Electric

	2010	2009	Change
Regulated T&D Electric Revenue
Residential	$683	$596	$87
Commercial and industrial	883	804	79
Other	292	253	39

Total Regulated T&D Electric Revenue	$1,858	$1,653	$205

Other Regulated T&D Electric Revenue consists primarily of transmission service revenue.

	2010	2009	Change
Regulated T&D Electric Sales (Gigawatt hours(GWh))
Residential	18,398	16,871	1,527
Commercial and industrial	32,045	31,570	475
Other	260	261	(1)

Total Regulated T&D Electric Sales	50,703	48,702	2,001

	2010	2009	Change
Regulated T&D Electric Customers (in thousands)
Residential	1,635	1,623	12
Commercial and industrial	198	198	—
Other	2	2	—

Total Regulated T&D Electric Customers	1,835	1,823	12

The Pepco, DPL and ACE service territories are located within a corridor extending from the District of Columbia to southern New Jersey. These service territories are economically diverse and include key industries that contribute to the regional economic base.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, shopping malls, casinos, stand alone construction, and tourism.

•	Industrial activity in the region includes chemical, glass, pharmaceutical, steel manufacturing, food processing, and oil refining.

Regulated T&D Electric Revenue increased by $205 million primarily due to:

•

An increase of $61 million due to higher pass-through revenue (which is substantially offset by a corresponding increase in Other Taxes) primarily the result of rate increases in Montgomery County, Maryland utility taxes that are collected by Pepco on behalf of the county.

•

An increase of $46 million due to distribution rate increases (Pepco in the District of Columbia effective November 2009 and March 2010; DPL in Maryland effective December 2009; DPL in Delaware effective April 2010; and ACE in New Jersey effective June 2010).

•	An increase of $37 million in transmission revenue primarily attributable to higher rates effective June 1, 2010 related to an increase in transmission plant investment.

•

An increase of $26 million due to higher revenue in the District of Columbia, Delaware and New Jersey service territories, primarily as a result of warmer weather during the 2010 spring and summer months as compared to 2009. Distribution revenue in Maryland was decoupled from consumption in 2010 and 2009, and therefore, the weather in this jurisdiction does not affect the period-to-period comparison. The BSA was not implemented in the District of Columbia until November 2009, and therefore, the period-to-period comparison is affected by weather.

•

An increase of $15 million due to the implementation of the EmPower Maryland (demand side management program for Pepco and DPL) surcharge in March 2010 (which is substantially offset by a corresponding increase in Depreciation and Amortization).

•	An increase of $9 million due to higher non-weather related average customer usage.

•	An increase of $8 million due to Pepco customer growth of 1% in 2010, primarily in the residential class.

Default Electricity Supply

	2010	2009	Change
Default Electricity Supply Revenue
Residential	$2,022	$1,915	$107
Commercial and industrial	733	915	(182)
Other	196	160	36

Total Default Electricity Supply Revenue	$2,951	$2,990	$(39)

Other Default Electricity Supply Revenue consists primarily of (i) revenue from the resale by ACE in the PJM Regional Transmission Organization (RTO) market of energy and capacity purchased under contracts with unaffiliated non-utility generators (NUGs), and (ii) revenue from Transmission Enhancement Credits.

	2010	2009	Change
Default Electricity Supply Sales (GWh)
Residential	17,385	16,274	1,111
Commercial and industrial	7,034	8,470	(1,436)
Other	93	101	(8)

Total Default Electricity Supply Sales	24,512	24,845	(333)

	2010	2009	Change
Default Electricity Supply Customers (in thousands)
Residential	1,525	1,572	(47)
Commercial and industrial	148	159	(11)
Other	1	2	(1)

Total Default Electricity Supply Customers	1,674	1,733	(59)

Default Electricity Supply Revenue decreased by $39 million primarily due to:

•	A decrease of $200 million due to lower sales, primarily as a result of commercial customer migration to competitive suppliers.

•	A decrease of $59 million as a result of lower Default Electricity Supply rates.

The aggregate amount of these decreases was partially offset by:

•	An increase of $144 million due to higher sales primarily as a result of warmer weather during the 2010 spring and summer months as compared to 2009.

•	An increase of $40 million due to higher non-weather related average customer usage.

•	An increase of $29 million in wholesale energy and capacity revenues primarily due to higher market prices for the sale of electricity and capacity purchased from NUGs.

•	An increase of $8 million due to an increase in revenue from Transmission Enhancement Credits.

Total Default Electricity Supply Revenue for the 2010 period includes an increase of $8 million in unbilled revenue attributable to ACE’s BGS. Under the BGS terms approved by the New Jersey Board of Public Utilities, ACE is entitled to recover from its customers all of its costs of providing BGS. If the costs of providing BGS exceed the BGS revenue, then the excess costs are deferred in Deferred Electric Service Costs. ACE’s BGS unbilled revenue (which is the result of the recognition of revenue when the electricity is delivered, as opposed to when it is billed) is not included in the deferral calculation, and therefore has an impact on the results of operations in the period during which it is accrued. While the change in the amount of unbilled revenue from year to year typically is not significant, for the year ended December 31, 2010, BGS unbilled revenue increased by $8 million as compared to the year ended December 31, 2009, which resulted in a $5 million increase in PHI’s net income. The increase was primarily due to higher Default Electricity Supply rates and colder weather during the unbilled revenue period at the end of 2010 as compared to the corresponding period in 2009.

Regulated Gas

	2010	2009	Change
Regulated Gas Revenue
Residential	$118	$139	$(21)
Commercial and industrial	65	81	(16)
Transportation and other	8	8	—

Total Regulated Gas Revenue	$191	$228	$(37)

	2010	2009	Change
Regulated Gas Sales (billion cubic feet)
Residential	8	8	—
Commercial and industrial	5	5	—
Transportation and other	6	6	—

Total Regulated Gas Sales	19	19	—

	2010	2009	Change
Regulated Gas Customers (in thousands)
Residential	114	113	1
Commercial and industrial	9	10	(1)
Transportation and other	—	—	—

Total Regulated Gas Customers	123	123	—

DPL’s natural gas service territory is located in New Castle County, Delaware. Several key industries contribute to the economic base as well as to growth.

•	Commercial activity in the region includes banking and other professional services, government, insurance, real estate, shopping malls, stand alone construction, and tourism.

•	Industrial activity in the region includes chemical and pharmaceutical.

Regulated Gas Revenue decreased by $37 million primarily due to:

•	A decrease of $22 million due to Gas Cost Rate decreases effective March 2009 and November 2009.

•	A decrease of $14 million due to lower sales as a result of milder weather during the 2010 winter months as compared to 2009.

Other Gas Revenue

Other Gas Revenue increased by $6 million primarily due to higher revenue from off-system sales resulting from:

•	An increase of $4 million due to higher demand from electric generators and natural gas marketers.

•	An increase of $2 million due to higher market prices.

Pepco Energy Services

Pepco Energy Services’ operating revenue decreased $500 million primarily due to:

•	A decrease of $651 million due to lower retail electricity sales volume due to the ongoing wind down of the retail energy supply business.

The decrease is partially offset by:

•

An increase of $100 million due to higher electricity generation output as the result of completed transmission construction projects and warmer than normal weather, and lower Reliability Pricing Model charges associated with the generating facilities.

•	An increase of $38 million due to increased high voltage and energy services construction activities.

•	An increase of $13 million due to a higher retail natural gas supply load as the result of 2009 customer acquisitions, partially offset by lower retail natural gas prices.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2010	2009	Change
Power Delivery	$3,086	$3,243	$(157)
Pepco Energy Services	1,691	2,179	(488)
Corporate and Other	(6)	(7)	1

Total	$4,771	$5,415	$(644)

Power Delivery Business

Power Delivery’s Fuel and Purchased Energy consists of the cost of electricity and natural gas purchased by its utility subsidiaries to fulfill their respective Default Electricity Supply and Regulated Gas obligations and, as such, is recoverable from customers in accordance with the terms of public service commission orders. It also includes the cost of natural gas purchased for off-system sales. Fuel and Purchased Energy expense decreased by $157 million primarily due to:

•	A decrease of $197 million primarily due to commercial customer migration to competitive suppliers.

•

A decrease of $59 million in deferred electricity expense primarily due to lower Default Electricity Supply Revenue rates, which resulted in a lower rate of recovery of Default Electricity Supply costs.

•	A decrease of $17 million in deferred natural gas expense as a result of a lower rate of recovery of natural gas supply costs.

•	A decrease of $14 million due to lower average electricity costs under Default Electricity Supply contracts.

•	A decrease of $12 million from the settlement of financial hedges entered into as part of DPL’s hedge program for regulated natural gas.

The aggregate amount of these decreases was partially offset by:

•	An increase of $143 million due to higher electricity sales primarily as a result of warmer weather during the 2010 spring and summer months as compared to 2009.

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales decreased $488 million primarily due to:

•	A decrease of $571 million due to lower volumes of electricity purchased to serve decreased retail customer load as a result of the ongoing wind down of the retail energy supply business.

The decrease is partially offset by:

•	An increase of $42 million due to increased high voltage and energy services construction activities.

•	An increase of $27 million due to higher fuel usage associated with the generating facilities.

•	An increase of $15 million due to a higher retail natural gas supply load as the result of 2009 customer acquisitions, partially offset by lower wholesale natural gas prices.

Other Operation and Maintenance

A detail of PHI’s Other operation and maintenance expense is as follows:

	2010	2009	Change
Power Delivery	$809	$752	$57
Pepco Energy Services	95	90	5
Other Non-Regulated	4	2	2
Corporate and Other	(24)	(25)	1

Total	$884	$819	$65

Other operation and maintenance expense for Power Delivery increased by $57 million; however, excluding an increase of $11 million primarily related to bad debt and administrative expenses that are deferred and recoverable in Default Electricity Supply Revenue, Other Operation and Maintenance expense increased by $46 million. The $46 million increase was primarily due to:

•	An increase of $33 million in emergency restoration costs primarily due to severe storms in February, July and August 2010.

•

An increase of $17 million in estimated environmental remediation costs due to (i) the establishment of a reserve in the amount of $13 million relating to a possible discharge of polychlorinated biphenyls (PCBs) at the Benning Road transmission and distribution facility owned by Pepco, and (ii) a $4 million accrual in 2010 for future costs relating to a 1999 oil release at the Indian River generating facility then owned by DPL, as further discussed under the headings “Benning Road Site” and “Indian River Oil Release,” respectively, in Note (17), “Commitments and Contingencies,” to the consolidated financial statements.

•	An increase of $14 million primarily due to higher tree trimming, preventative and corrective maintenance costs.

•	An increase of $5 million primarily due to system support and customer support service costs.

The aggregate amount of these increases was partially offset by:

•	A decrease of $17 million in employee-related costs, primarily due to lower pension and other postretirement benefit expenses.

•

A decrease of $9 million primarily due to Pepco deferral of (i) February 2010 severe winter storm costs, and (ii) distribution rate case costs, which in each case originally had been charged to Other Operation and Maintenance expense. These deferrals were recorded in accordance with a MPSC rate order issued in August 2010 and a DCPSC rate order issued in February 2010, respectively, authorizing the establishment of regulatory assets for the recovery of these costs.

Other Operation and Maintenance expense for Pepco Energy Services increased $5 million, primarily due to increases of $8 million in power plant operating costs and $3 million due to the repair cost of a distribution system pipe leak; partially offset by a decrease of $5 million in bad debt expense.

Restructuring Charge

With the ongoing wind down of the retail energy supply business of Pepco Energy Services and the disposition of Conectiv Energy, PHI is repositioning itself as a regulated transmission and distribution company. In connection with this repositioning, PHI commenced a comprehensive organizational review in the second quarter of 2010 to identify opportunities to streamline the organization and to achieve certain reductions in corporate overhead costs that are allocated to its operating segments. This review has resulted in the adoption of a restructuring plan. PHI began implementing the plan during the third quarter, identifying 164 employee positions that were eliminated during the fourth quarter of 2010. The plan also focuses on identifying additional cost reduction opportunities through process improvements and operational efficiencies. PHI currently estimates that the implementation of the plan will result in an annual reduction of approximately $28 million in corporate overhead costs.

In connection with the plan, PHI recorded a pre-tax restructuring charge of $30 million for the year ended December 31, 2010, related to severance, pension, and health and welfare benefits to be provided to terminated employees.

Depreciation and Amortization

Depreciation and Amortization expense increased by $44 million to $393 million in 2010 from $349 million in 2009 primarily due to:

•

An increase of $12 million in amortization of regulatory assets primarily due to the EmPower Maryland surcharge that became effective in March 2010 (which is substantially offset by a corresponding increase in Regulated T&D Electric Revenue).

•	An increase of $10 million due to utility plant additions.

•

An increase of $8 million due to higher amortization by ACE of stranded costs, primarily the result of higher revenue due to increases in sales (partially offset in Default Electricity Supply Revenue).

•	An increase of $4 million primarily due to the recognition of asset retirement obligations associated with Pepco Energy Services generating facilities scheduled for deactivation in May 2012.

•	An increase of $2 million in the amortization of Demand Side Management deferred expenses.

Other Taxes

Other Taxes increased by $66 million to $434 million in 2010 from $368 million in 2009. The increase was primarily due to increased pass-throughs experienced by Power Delivery (which are substantially offset by a corresponding increase in Regulated T&D Electric Revenue) primarily resulting from utility tax rate increases imposed by Montgomery County, Maryland.

Deferred Electric Service Costs

Deferred Electric Service Costs, which relate only to ACE, represent (i) the over or under recovery of electricity costs incurred by ACE to fulfill its Default Electricity Supply obligation and (ii) the over or under recovery of New Jersey Societal Benefit Program costs incurred by ACE. The cost of electricity purchased is reported under Fuel and Purchased Energy and the corresponding revenue is reported under Default Electricity Supply Revenue. The cost of New Jersey Societal Benefit Programs is reported under Other Operation and Maintenance and the corresponding revenue is reported under Regulated T&D Electric Revenue.

Deferred Electric Service Costs increased by $53 million, to an expense reduction of $108 million in 2010 as compared to an expense reduction of $161 million in 2009, primarily due to an increase in deferred electricity expense as a result of lower electricity supply costs and higher Default Electricity Supply Revenue rates.

Effect of Pepco Divestiture-Related Claims

District of Columbia Divestiture Case

The DCPSC on May 18, 2010 issued an order addressing all of the outstanding issues relating to Pepco’s obligation to share with its District of Columbia customers the net proceeds realized by Pepco from the sale of its generation-related assets in 2000. This order disallowed certain items that Pepco had included in the costs it deducted in calculating the net proceeds of the sale. The disallowance of these costs, together with interest, increased the aggregate amount Pepco is required to distribute to customers by approximately $11 million. While Pepco has filed an appeal of the DCPSC’s decision with the District of Columbia Court of Appeals, in view of the DCPSC order, PHI recognized a pre-tax expense of $11 million for the year ended December 31, 2010. The appeal is still pending.

Settlement of Mirant Bankruptcy Claims

In March 2009, the DCPSC approved an allocation between Pepco and its District of Columbia customers of the District of Columbia portion of the Mirant bankruptcy settlement proceeds remaining after the transfer of the Panda PPA. As a result, Pepco recorded a pre-tax gain of $14 million in the first quarter of 2009 reflecting the District of Columbia proceeds retained by Pepco. In July 2009, the MPSC approved an allocation between Pepco and its Maryland customers of the Maryland portion of the Mirant bankruptcy settlement proceeds. As a result, Pepco recorded a pre-tax gain of $26 million in the third quarter of 2009 reflecting the Maryland proceeds retained by Pepco.

Other Income (Expenses)

Other Expenses (which are net of Other Income) increased by $153 million primarily due to a $189 million loss on extinguishment of debt that was recorded in 2010 as further discussed below, partially offset by lower interest expense of $34 million.

Loss on Extinguishment of Debt

In 2010, PHI purchased or redeemed senior notes in the aggregate principal amount of $1,194 million. In connection with these transactions, PHI recorded a pre-tax loss on extinguishment of debt of $189 million in 2010, $174 million which was attributable to the retirement of the debt and $15 million which related to the acceleration of losses on treasury rate lock transactions associated with debt that was retired. For a further discussion of these transactions, see Note (11), “Debt,” to the consolidated financial statements.

Income Tax Expense

PHI’s consolidated effective tax rates from continuing operations for the years ended December 31, 2010 and 2009 were 7.3% and 31.8%, respectively. The reduction in the effective tax rate is primarily due to two factors. The first is the recording of current state tax benefits resulting from the restructuring of certain PHI subsidiaries which subjected PHI to state income taxes in new jurisdictions. On April 1, 2010, as part of an ongoing effort to simplify PHI’s organizational structure, certain of PHI’s subsidiaries were converted from corporations to single member limited liability companies. In addition to increased organizational flexibility and reduced administrative costs, converting these entities to limited liability companies allows PHI to include income or losses in the former corporations in a single state income tax return, thus increasing the utilization of state income tax attributes. As a result of inclusions of income or losses in a single state return as discussed above, PHI recorded an $8 million benefit by reversing a valuation allowance on certain state net operating losses and an additional benefit of $6 million resulting from changes to certain state deferred tax benefits.

The second factor is the reversal of accrued interest on uncertain and effectively settled tax positions resulting from final settlement with the Internal Revenue Service (IRS) of certain open tax years. In November 2010, PHI reached final settlement with the IRS with respect to its federal tax returns for the years 1996 to 2002 for all issues except its cross-border energy lease investments. In connection with the settlement, PHI reallocated certain amounts on deposit with the IRS since 2006 among liabilities in the settlement years and subsequent years. In light of the settlement and reallocations, PHI has recalculated the estimated interest due for the tax years 1996 to 2002. The revised estimate has resulted in the reversal of $15 million of previously accrued estimated interest due to the IRS. This reversal has been recorded as an income tax benefit in 2010, and is subject to adjustment when the IRS finalizes its calculation of the amount due.

Discontinued Operations

For the year ended December 31, 2010, the $107 million loss from discontinued operations, net of income taxes, consists of after-tax income from operations of $6 million and after-tax net losses of $113 million from dispositions of assets and businesses.

The following results of operations discussion is for the year ended December 31, 2009, compared to the year ended December 31, 2008. All amounts in the tables (except sales and customers) are in millions of dollars.

Continuing Operations

Operating Revenue

A detail of the components of PHI’s consolidated operating revenue is as follows:

	2009	2008	Change
Power Delivery	$4,980	$5,488	$(508)
Pepco Energy Services	2,383	2,648	(265)
Other Non-Regulated	51	(60)	111
Corporate and Other	(12)	(17)	5

Total Operating Revenue	$7,402	$8,059	$(657)

Power Delivery Business

The following table categorizes Power Delivery’s operating revenue by type of revenue.

	2009	2008	Change
Regulated T&D Electric Revenue	$1,653	$1,690	$(37)
Default Electricity Supply Revenue	2,990	3,413	(423)
Other Electric Revenue	69	67	2

Total Electric Operating Revenue	4,712	5,170	(458)

Regulated Gas Revenue	228	204	24
Other Gas Revenue	40	114	(74)

Total Gas Operating Revenue	268	318	(50)

Total Power Delivery Operating Revenue	$4,980	$5,488	$(508)

Regulated Transmission and Distribution (T&D) Electric Revenue includes revenue from the distribution of electricity, including the distribution of Default Electricity Supply, by PHI’s utility subsidiaries to customers within their service territories at regulated rates. Regulated T&D Electric Revenue also includes transmission service revenue that PHI’s utility subsidiaries receive as transmission owners from the PJM Interconnection, LLC (PJM) at rates regulated by FERC.

Default Electricity Supply Revenue is the revenue received from the supply of electricity by PHI’s utility subsidiaries at regulated rates to retail customers who do not elect to purchase electricity from a competitive energy supplier. Depending on the jurisdiction, Default Electricity Supply is also known as Standard Offer Service or Basic Generation Service (BGS). The costs related to Default Electricity Supply are included in Fuel and Purchased Energy. Default Electricity Supply Revenue also includes revenue from Transition Bond Charges that ACE receives, and pays to Atlantic City Electric Transition Funding LLC (ACE Funding), to fund the principal and interest payments on Transition Bonds issued by ACE Funding and revenue in the form of transmission enhancement credits that PHI utility subsidiaries receive as transmission owners from PJM for approved regional transmission expansion plan costs (Transmission Enhancement Credits).

Other Electric Revenue includes work and services performed on behalf of customers, including other utilities, which is generally not subject to price regulation. Work and services includes mutual assistance to other utilities, highway relocation, rentals of pole attachments, late payment fees, and collection fees.

Regulated Gas Revenue includes the revenue DPL receives from on-system natural gas delivered sales and the transportation of natural gas for customers within its service territory at regulated rates.

Other Gas Revenue consists of DPL’s off-system natural gas sales and the short-term release of interstate pipeline transportation and storage capacity not needed to serve customers. Off-system sales are made possible when low demand for natural gas by regulated customers creates excess pipeline capacity.

Regulated T&D Electric

	2009	2008	Change
Regulated T&D Electric Revenue
Residential	$596	$593	$3
Commercial and industrial	804	786	18
Other	253	311	(58)

Total Regulated T&D Electric Revenue	$1,653	$1,690	$(37)

Other Regulated T&D Electric Revenue consists primarily of: (i) transmission service revenue and (ii) revenue from the resale by Pepco in the PJM RTO market of energy and capacity purchased under the Panda PPA prior to the transfer of the Panda PPA to an unaffiliated third party in September 2008.

	2009	2008	Change
Regulated T&D Electric Sales (GWh)
Residential	16,871	17,186	(315)
Commercial and industrial	31,570	32,520	(950)
Other	261	261	—

Total Regulated T&D Electric Sales	48,702	49,967	(1,265)

	2009	2008	Change
Regulated T&D Electric Customers (in thousands)
Residential	1,623	1,612	11
Commercial and industrial	198	198	—
Other	2	2	—

Total Regulated T&D Electric Customers	1,823	1,812	11

Regulated T&D Electric Revenue decreased by $37 million primarily due to:

•

A decrease of $53 million in Other Regulated T&D Electric Revenue (which is matched by a corresponding decrease in Fuel and Purchased Energy) due to the absence of revenues from the resale of energy and capacity purchased under the Panda PPA after September 2008.

•	A decrease of $12 million due to lower non-weather related customer usage.

The aggregate amount of these decreases was partially offset by:

•

An increase of $16 million due to a distribution rate increase (which is substantially offset by a corresponding increase in Deferred Electric Service Costs) as part of a higher New Jersey Societal Benefit Charge that became effective in June 2008.

•

An increase of $15 million due to higher pass-through revenue (which is substantially offset by a corresponding increase in Other Taxes) primarily the result of increases in utility taxes that are collected on behalf of taxing jurisdictions.

Default Electricity Supply

	2009	2008	Change
Default Electricity Supply Revenue
Residential	$1,915	$1,882	$33
Commercial and industrial	915	1,200	(285)
Other	160	331	(171)

Total Default Electricity Supply Revenue	$2,990	$3,413	$(423)

Other Default Electricity Supply Revenue consists primarily of revenue from the resale by ACE in the PJM RTO market of energy and capacity purchased under contracts with unaffiliated NUGs.

	2009	2008	Change
Default Electricity Supply Sales (GWh)
Residential	16,274	16,621	(347)
Commercial and industrial	8,470	10,204	(1,734)
Other	101	101	—

Total Default Electricity Supply Sales	24,845	26,926	(2,081)

	2009	2008	Change
Default Electricity Supply Customers (in thousands)
Residential	1,572	1,572	—
Commercial and industrial	159	167	(8)
Other	2	2	—

Total Default Electricity Supply Customers	1,733	1,741	(8)

Default Electricity Supply Revenue decreased by $423 million primarily due to:

•	A decrease of $175 million in wholesale energy revenues due to lower market prices for the sale of electricity purchased from NUGs.

•	A decrease of $167 million due to lower sales, primarily the result of commercial customer migration to competitive suppliers.

•	A decrease of $49 million due to lower non-weather related customer usage.

•	A decrease of $33 million due to lower sales as a result of milder weather primarily during the 2009 summer months as compared to 2008.

The decrease in total Default Electricity Supply Revenue includes a decrease of $8 million in unbilled revenue attributable to ACE’s BGS. Under the BGS terms approved by the New Jersey Board of Public Utilities (NJBPU), ACE is entitled to recover from its customers all of its costs of providing BGS. If the costs of providing BGS exceed the BGS revenue, then the excess costs are deferred in Deferred Electric Service Costs. ACE’s BGS unbilled revenue is not included in the deferral calculation, and therefore has an impact on the results of operations in the period during which it is accrued. While the change in the amount of unbilled revenue from year to year typically is not significant, for the year ended December 31, 2009, BGS unbilled revenue decreased by $8 million as compared to the year ended December 31, 2008, which resulted in a $5 million decrease in PHI’s net income. The decrease was due to increased customer migration and lower customer usage during the unbilled revenue period at the end of 2009 as compared to the corresponding period in 2008.

Regulated Gas

	2009	2008	Change
Regulated Gas Revenue
Residential	$139	$121	$18
Commercial and industrial	81	75	6
Transportation and other	8	8	—

Total Regulated Gas Revenue	$228	$204	$24

	2009	2008	Change
Regulated Gas Sales (billion cubic feet)
Residential	8	7	1
Commercial and industrial	5	6	(1)
Transportation and other	6	7	(1)

Total Regulated Gas Sales	19	20	(1)

	2009	2008	Change
Regulated Gas Customers (in thousands)
Residential	113	113	—
Commercial and industrial	10	9	1
Transportation and other	—	—	—

Total Regulated Gas Customers	123	122	1

Regulated Gas Revenue increased by $24 million primarily due to:

•	An increase of $15 million due to the Gas Cost Rate increase effective November 2008, partially offset by rate decreases in March 2009 and November 2009.

•

An increase of $14 million (which is offset by a corresponding increase in Fuel and Purchased Energy) associated with the recognition of the unbilled portion of Gas Cost Rate revenue in 2009 which was not previously recognized.

The aggregate amount of these increases was partially offset by:

•	A decrease of $5 million due to lower non-weather related customer usage.

•	A decrease of $4 million due to lower sales as result of warmer weather during the fourth quarter of 2009 as compared to the corresponding period in 2008.

Other Gas Revenue

Other Gas Revenue decreased by $74 million primarily due to lower revenue from off-system sales resulting from:

•	A decrease of $67 million due to lower market prices.

•	A decrease of $9 million due to lower demand from electric generators and natural gas marketers.

Pepco Energy Services

Pepco Energy Services’ operating revenue decreased $265 million primarily due to:

•	A decrease of $170 million due to lower volumes of retail electric load served as a result of the expiration of existing retail contracts.

•	A decrease of $72 million due to lower construction activities as a result of reduced high voltage construction and maintenance projects.

•	A decrease of $20 million due to lower retail natural gas prices partially offset by higher customer load as a result of customer acquisitions.

•	A decrease of $3 million due to lower generation output as a result of milder weather and lower overall load levels for the PJM RTO control area.

Other Non-Regulated

Other Non-Regulated revenues increased by $111 million from a $60 million loss in 2008 to a $51 million gain in 2009. This was primarily the result of a non-cash charge of $124 million that was recorded in the quarter ended June 30, 2008 as a result of revised assumptions regarding the estimated timing of tax benefits from cross-border energy lease investments of Potomac Capital Investment Corporation and its subsidiaries (PCI). In accordance with Financial Accounting Standards Board (FASB) guidance on leases (Accounting Standards Codification (ASC) 840), the charge was recorded as a reduction to lease revenue from these transactions, which is included in Other Non-Regulated revenues.

Operating Expenses

Fuel and Purchased Energy and Other Services Cost of Sales

A detail of PHI’s consolidated Fuel and Purchased Energy and Other Services Cost of Sales is as follows:

	2009	2008	Change
Power Delivery	$3,243	$3,578	$(335)
Pepco Energy Services	2,179	2,489	(310)
Corporate and Other	(7)	(13)	6

Total	$5,415	$6,054	$(639)

Power Delivery Business

Power Delivery’s Fuel and Purchased Energy (other than expense associated with Regulated Gas Revenue and Other Gas revenue) consists of the cost of electricity purchased by its utility subsidiaries to fulfill their respective Default Electricity Supply obligations and, as such, is recoverable from customers in accordance with the terms of public service commission orders. Fuel and Purchased Energy expense decreased by $335 million primarily due to:

•	A decrease of $236 million primarily due to commercial customer migration to competitive suppliers.

•	A decrease of $73 million in the cost of natural gas purchases for off-systems sales, the result of lower average natural gas prices and volumes purchased.

•	A decrease of $53 million (which is matched by a corresponding decrease in Other Regulated T&D Electric Revenue) due to the transfer of the Panda PPA.

•	A decrease of $33 million due to lower electricity sales as a result of milder weather primarily during the 2009 summer months as compared to 2008.

•	A decrease of $30 million in the cost of natural gas purchases for system sales, the result of lower average natural gas prices and volumes purchased.

•	A decrease of $23 million due to lower average electricity costs under Default Electricity Supply contracts.

The aggregate amount of these decreases was partially offset by:

•	An increase of $63 million due to a higher rate of recovery of electricity supply costs resulting in a decrease in the Default Electricity Supply deferral balance.

•	An increase of $43 million from the settlement of financial hedges entered into as part of DPL’s hedge program for regulated natural gas.

•

An increase of $12 million due to a higher rate of recovery of natural gas supply costs primarily as a result of recognizing the unbilled portion of Gas Cost Rate revenue in 2009, as discussed under Regulated Gas Revenue.

Pepco Energy Services

Pepco Energy Services’ Fuel and Purchased Energy and Other Services Cost of Sales decreased $310 million primarily due to:

•	A decrease of $212 million due to lower volumes of electricity purchased to serve decreased retail customer load as the result of the continuing expiration of existing retail contracts.

•	A decrease of $45 million due to lower wholesale natural gas prices partially offset by higher retail customer load as the result of customer acquisitions.

•	A decrease of $42 million due to lower construction activities as a result of reduced high voltage construction and maintenance projects.

•	A decrease of $11 million due to lower generation output due to milder weather and lower overall load levels for the PJM control area.

Other Operation and Maintenance

A detail of PHI’s other operation and maintenance expense is as follows:

	2009	2008	Change
Power Delivery	$752	$702	$50
Pepco Energy Services	90	87	3
Other Non-Regulated	2	2	—
Corporate and Other	(25)	(16)	(9)

Total	$819	$775	$44

Other Operation and Maintenance expense for Power Delivery increased by $50 million; however, excluding a decrease of $5 million primarily related to administrative expenses that are deferred and recoverable in Default Electricity Supply Revenue, Other Operation and Maintenance expense increased by $55 million. The $55 million increase was primarily due to:

•	An increase of $39 million in employee-related costs, primarily due to higher pension and other postretirement benefit expenses.

•	An increase of $13 million primarily due to higher preventative and corrective maintenance, and emergency restoration costs.

•	An increase of $4 million in regulatory expenses primarily incurred in connection with the District of Columbia distribution rate case.

•	An increase of $3 million due to higher non-deferrable bad debt expenses.

During 2008, PHI recorded adjustments, on a consolidated basis, to correct errors in Other Operation and Maintenance expenses for prior periods dating back to February 2005 during which (i) customer late payment fees were incorrectly recognized and (ii) stock-based compensation expense related to certain restricted stock awards granted under the Long-Term Incentive Plan was understated. The late payment fees and stock-based compensation adjustments resulted in increases in Other Operation and Maintenance expenses for the year ended December 31, 2008 of $6 million and $9 million, respectively. These adjustments were not considered material either individually or in the aggregate.

Depreciation and Amortization

Depreciation and Amortization expense increased by $11 million to $349 million in 2009 from $338 million in 2008 primarily due to an increase of $14 million due to utility plant additions and $4 million due to the accelerated depreciation of Pepco Energy Services generating facilities that will be decommissioned in 2012, partially offset by a decrease of $7 million due to lower amortization by ACE of stranded costs primarily as the result of lower revenue due to decreases in the Market Transition Charge Tax rate in October 2009 and October 2008 (partially offset in Default Electricity Supply Revenue).

Other Taxes

Other Taxes increased by $13 million to $368 million in 2009 from $355 million in 2008. The increase was primarily due to increased pass-throughs experienced by Power Delivery (which are substantially offset by a corresponding increase in Regulated T&D Electric Revenue) resulting from rate increases in utility taxes imposed by the taxing jurisdictions.

Deferred Electric Service Costs

Deferred Electric Service Costs, which relate only to ACE, decreased by $152 million, to an expense reduction of $161 million in 2009 as compared to an expense reduction of $9 million in 2008. The decrease was primarily due to:

•	A decrease of $186 million due to a lower rate of recovery of costs from the resale in the PJM RTO market of energy and capacity purchased under the NUG contracts.

The decrease was partially offset by:

•	An increase of $15 million due to a higher rate of recovery through customer rates of deferred energy supply costs for Default Electricity Supply (included in Default Electricity Supply Revenue).

•	An increase of $13 million due to a higher rate of recovery through customer rates of New Jersey Societal Benefit program costs (included in Regulated T&D Electric Revenue).

•	An increase of $5 million due to a higher rate of recovery through customer rates of deferred transmission costs for Default Electricity Supply (included in Default Electricity Supply Revenue).

Effect of Settlement of Mirant Bankruptcy Claims

In September 2008, Pepco transferred the Panda PPA to an unaffiliated third party. In March 2009, the DCPSC approved an allocation between Pepco and its District of Columbia customers of the District of Columbia portion of the Mirant bankruptcy settlement proceeds remaining after the transfer of the Panda PPA. As a result, Pepco recorded a pre-tax gain of $14 million reflecting the District of Columbia proceeds retained by Pepco. In July 2009, the MPSC approved an allocation between Pepco and its Maryland customers of the Maryland portion of the Mirant bankruptcy settlement proceeds remaining after the transfer of the Panda PPA. As a result, Pepco recorded a pre-tax gain of $26 million reflecting the Maryland proceeds retained by Pepco.

Gain on Sale of Assets

Gain on Sale of Assets decreased by $3 million in 2009 due to a $3 million gain on the sale of the Virginia retail electric distribution and wholesale transmission assets in January 2008.

Other Income (Expenses)

Other Expenses (which are net of Other Income) increased by $45 million to a net expense of $321 million in 2009 from a net expense of $276 million in 2008, primarily due to an increase in interest expense. The increase in interest expense was due to a $33 million increase in interest expense on long-term debt as the result of a higher amount of outstanding debt, and an increase of $13 million in interest expense on short-term debt due primarily to the Pepco Energy Services credit intermediation agreement, as described below under the heading “Capital Resources and Liquidity—Collateral Requirements of Pepco Energy Services.”

Income Tax Expense

PHI’s consolidated effective tax rates from continuing operations for the years ended December 31, 2009 and 2008 were 31.8% and 33.0%, respectively. The decrease in the rate primarily resulted from a refund of $6 million (after-tax) of state income taxes and the establishment of a state tax benefit carryforward of $7 million (after-tax) related to a change in the tax reporting for the disposition of certain assets in prior years, and from the 2008 charge related to the cross-border energy lease investments described in Note (17), “Commitments and Contingencies,” and corresponding state tax benefits related to the charge.

Discontinued Operations

Income from Discontinued Operations, net of income taxes, decreased by $105 million to $12 million in 2009 from $117 million in 2008. The decrease was primarily due to lower Conectiv Energy earnings as the result of (i) a $79 million decrease resulting from significantly reduced spark (natural gas) spreads, dark (coal) spreads and lower run-time, (ii) a $63 million decrease primarily related to economic fuel hedges that were favorable in 2008 due to rising fuel prices and unfavorable in 2009 due to falling fuel prices; partially offset by (iii) a $39 million increase due to higher capacity margins caused primarily by higher Reliability Pricing Model clearing prices.

Capital Resources and Liquidity

This section discusses Pepco Holdings’ working capital, cash flow activity, capital requirements and other uses and sources of capital.

Working Capital

At December 31, 2010, Pepco Holdings’ current assets on a consolidated basis totaled $1.8 billion and its current liabilities totaled $1.8 billion. PHI expects the working capital deficit at December 31, 2010 to be funded during 2011 in part through cash flow from operations. Additional working capital will be provided by anticipated reductions in collateral requirements due to the ongoing wind down of the Pepco Energy Services retail energy supply business and the completion of the disposition of the Conectiv Energy business. At December 31, 2009, Pepco Holdings’ current assets on a consolidated basis totaled $1.9 billion and its current liabilities totaled $2.3 billion. The increase in working capital from December 31, 2009 to December 31, 2010 is primarily due to a reduction in the current portion of long-term debt.

At December 31, 2010, Pepco Holdings’ cash and current cash equivalents totaled $21 million, of which $1 million is reflected on the balance sheet in Conectiv Energy assets held for sale, and the balance was held as cash and uncollected funds. Current restricted cash equivalents (cash that is available to be used only for designated purposes) totaled $11 million. At December 31, 2009, Pepco Holdings’ cash and current cash equivalents totaled $46 million, of which $2 million is reflected on the balance sheet in Conectiv Energy assets held for sale, and its current restricted cash equivalents totaled $11 million.

A detail of PHI’s short-term debt balance and its current maturities of long-term debt and project funding balance follows:

	As of December 31, 2010
	(millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Pepco Energy Services	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$105	$23	$—	$18	$146
Commercial Paper	230	—	—	158	—	—	388

Total Short-Term Debt	$230	$—	$105	$181	$—	$18	$534

Current Maturities of Long-Term Debt and Project Funding	$—	$—	$35	$—	$35	$5	$75

	As of December 31, 2009
	(millions of dollars)
Type	PHI Parent	Pepco	DPL	ACE	ACE Funding	Pepco Energy Services	PHI Consolidated
Variable Rate Demand Bonds	$—	$—	$105	$23	$—	$18	$146
Commercial Paper	324	—	—	60	—	—	384

Total Short-Term Debt	$324	$—	$105	$83	$—	$18	$530

Current Maturities of Long-Term Debt and Project Funding	$450	$16	$31	$1	$34	$4	$536

Credit Facilities

PHI, Pepco, DPL and ACE maintain an unsecured credit facility to provide for their respective short-term liquidity needs. The aggregate borrowing limit under this credit facility is $1.5 billion, all or any portion of which may be used to obtain loans or to issue letters of credit. PHI’s credit limit under the facility is $875 million. The credit limit of each of Pepco, DPL and ACE is the lesser of $500 million and the maximum amount of debt the company is permitted to have outstanding by its regulatory authorities, except that the aggregate amount of credit used by Pepco, DPL and ACE at any given time collectively may not exceed $625 million. The interest rate payable by each company on utilized funds is, at the borrowing company’s election, (i) the greater of the prevailing prime rate and the federal funds effective rate plus 0.5%, or (ii) the prevailing Eurodollar rate, plus a margin that varies according to the credit rating of the borrower. The facility also includes a “swingline loan sub-facility” pursuant to which each company may make same day borrowings in an aggregate amount not to exceed $150 million. Any swingline loan must be repaid by the borrower within seven days of receipt thereof.

The facility commitment expiration date is May 5, 2012, with each company having the right to elect to have 100% of the principal balance of the loans outstanding on the expiration date continued as non-revolving term loans for a period of one year from such expiration date.

The facility is intended to serve primarily as a source of liquidity to support the commercial paper programs of the respective companies. The companies also are permitted to use the facility to borrow funds for general corporate purposes and issue letters of credit. In order for a borrower to use the facility, certain representations and warranties must be true and correct, and the borrower must be in compliance with specified covenants, including (i) the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreement, which calculation excludes from the definition of total indebtedness certain trust preferred securities and deferrable interest subordinated debt (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than certain sales and dispositions, and (iii) a restriction on the incurrence of liens on the assets of a borrower or any of its significant subsidiaries other than permitted liens. The absence of a material adverse change in the borrower’s business, property, and results of operations or financial condition is not a condition to the availability of credit under the facility. The facility does not include any rating triggers.

On October 15, 2010, a $400 million unsecured credit facility maintained by PHI expired. To replace this facility, PHI, on October 27, 2010, entered into two bi-lateral 364 day unsecured credit agreements totaling $200 million. Under each of the credit agreements, PHI has access to revolving and floating rate loans over the terms of the agreements. Neither agreement provides for the issuance of letters of credit. The interest rate payable on funds borrowed is at PHI’s election, based on either (a) the prevailing Eurodollar rate plus 2.0% or (b) the highest of (i) the prevailing prime rate, (ii) the federal funds effective rate plus 0.5% or (iii) the one-month Eurodollar rate plus 1.0%, plus a margin of 1.0%. In order to obtain loans under either of the agreements, PHI must be in compliance with the same covenants and conditions that it is required to satisfy for utilization of its existing $1.5 billion credit facility. The absence of a material adverse change in PHI’s business, property, and results of operations or financial condition is not a condition to the availability of credit under either agreement. Neither agreement includes any rating triggers.

The $1.5 billion credit facility and the two bi-lateral credit agreements are referred to herein collectively as PHI’s “primary credit facilities.” As of December 31, 2010, each borrower was in compliance with the covenants of each of the primary credit facilities.

On November 2, 2010, PHI’s $50 million bi-lateral credit agreement with The Bank of Nova Scotia expired. Both the $400 million PHI facility that expired in October 2010 and this agreement were established to provide additional liquidity and collateral support for Pepco Energy Services’ retail energy supply business and for the operations of Conectiv Energy. Based on the progress toward winding down the retail energy supply business and disposing of the Conectiv Energy segment, the level of liquidity and collateral needed to support these businesses has decreased. As a result, PHI has been able to reduce the total amount of its credit facility needs by $250 million.

Cash and Credit Facilities Available as of December 31, 2010

	Consolidated PHI	PHI Parent	Utility Subsidiaries
	(millions of dollars)
Credit Facilities (Total Capacity)	$1,700	$1,075	$625
Less: Letters of Credit issued	122	117	5
Commercial Paper outstanding	388	230	158

Remaining Credit Facilities Available	1,190	728	462
Cash Invested in Money Market Funds (a)	—	—	—

Total Cash and Credit Facilities Available	$1,190	$728	$462

(a)	Cash and cash equivalents reported on the balance sheet total $20 million which was all held in cash and uncollected funds.

Collateral Requirements

At December 31, 2010 and 2009, the amount of cash, plus borrowing capacity under the primary credit facilities available to meet the future liquidity needs of Pepco Energy Services and Conectiv Energy totaled $728 million and $820 million, respectively.

Collateral Requirements of Pepco Energy Services

In conducting its retail energy supply business, Pepco Energy Services, during periods of declining energy prices, has been exposed to the asymmetrical risk of having to post collateral under its wholesale purchase contracts without receiving a corresponding amount of collateral from its retail customers. To partially address these asymmetrical collateral obligations, Pepco Energy Services, in the first quarter of 2009, entered into a credit intermediation arrangement with Morgan Stanley Capital Group, Inc. (MSCG). Under this arrangement, MSCG, in consideration for the payment to MSCG of certain fees, (i) assumed by novation, the electricity purchase obligations of Pepco Energy Services in years 2009 through 2011 under several wholesale purchase contracts, and (ii) agreed to supply electricity to Pepco Energy Services on the same terms as the novated transactions, but without imposing on Pepco Energy Services any obligation to post collateral based on changes in electricity prices. The upfront fees incurred by Pepco Energy Services in 2009 in the amount of $25 million are being amortized into expense in declining amounts over the life of the arrangement based on the fair value of the underlying contracts at the time of the novation. For the years ended December 31, 2010 and 2009, approximately $8 million and $16 million, respectively, of the fees have been amortized and reflected in interest expense. As the retail electric and natural gas supply businesses are wound down, Pepco Energy Services’ collateral requirements will be further reduced.

In relation to the wind down of its retail energy supply business, Pepco Energy Services in the ordinary course of business has entered into various contracts to buy and sell electricity, fuels and related products, including derivative instruments, designed to reduce its financial exposure to changes in the value of its assets and obligations due to energy price fluctuations. These contracts also typically have collateral requirements.

Depending on the contract terms, the collateral required to be posted by Pepco Energy Services can be of varying forms, including cash and letters of credit. As of December 31, 2010, Pepco Energy Services had posted net cash collateral of $117 million and letters of credit of $113 million. At December 31, 2009, Pepco Energy Services had posted net cash collateral of $123 million and letters of credit of $157 million.

Remaining Collateral Requirements of Conectiv Energy

Depending on the contract terms, the collateral required to be posted by Conectiv Energy is of varying forms, including cash and letters of credit. As of December 31, 2010, Conectiv Energy had posted net cash collateral of $104 million and there were no outstanding letters of credit. At December 31, 2009, Conectiv Energy had posted net cash collateral of $240 million and letters of credit of $22 million.

On January 6, 2011, as part of its ongoing divestiture efforts, Conectiv Energy entered into a financial transaction with a third party under which Conectiv Energy transferred its remaining portfolio of derivatives, including financially settled natural gas and electric power transactions for all remaining periods from February 1, 2011 forward. In connection with the closing of the transaction, Conectiv Energy paid the third party $82 million, primarily representing the fair value of the derivative instruments at February 1, 2011 and an administrative fee of approximately $2 million that will be expensed in the first quarter of 2011. No additional material gain or loss will be recognized as a result of this transaction as the derivatives were previously marked to fair value through earnings in 2010. Approximately $68 million of collateral was returned to Conectiv Energy upon the closing of the transaction in January 2011. Approximately $11 million of the remaining $36 million in outstanding collateral will be returned to Conectiv Energy in connection with this transaction upon the novation of several over-the-counter transactions.

All of the remaining posted cash collateral, other than the $11 million referred to above, is held by the PJM and ISO New England Inc. regional transmission organizations and will be returned within the next several months upon completion of a reconciliation process.

Pension and Other Postretirement Benefit Plans

In 2008, the pension and other postretirement benefit plans maintained by PHI experienced significant declines in the fair value of plan assets, which has resulted in increased pension and other postretirement benefit costs in 2009 and 2010 and increased plan funding requirements.

Based on the results of the 2010 actuarial valuation, PHI’s net periodic pension and other postretirement benefit costs were approximately $116 million in 2010 versus $149 million in 2009. The current estimate of benefit cost for 2011 is $107 million. The utility subsidiaries are responsible for substantially all of the total PHI net periodic pension and other postretirement benefit costs. Approximately 30% of net periodic pension and other postretirement benefit costs are capitalized. PHI estimates that its net periodic pension and other postretirement benefit expense will be approximately $75 million in 2011, as compared to $81 million in 2010 and $103 million in 2009.

Pension benefits are provided under PHI’s defined benefit pension plan (the PHI Retirement Plan), a non contributory retirement plan that covers substantially all employees of Pepco, DPL and ACE and certain employees of other PHI subsidiaries. PHI’s funding policy with regard to the PHI Retirement Plan is to maintain a funding level that is at least equal to the funding target as defined under the Pension Protection Act of 2006. The funding target under the Pension Protection Act is an amount that is being phased in over time. The funding target was 96% of the accrued liability for 2010 and is 100% of the accrued liability for 2011.

During 2010, PHI Service Company made discretionary tax-deductible contributions totaling $100 million to the PHI Retirement Plan, which brought plan assets to at least the funding target level for 2010 under the Pension Protection Act. Pepco, ACE and DPL did not make contributions to the pension plan in 2010.

In 2009, PHI made discretionary tax-deductible contributions totaling $300 million to the PHI Retirement Plan, which brought plan assets to at least the funding target level for 2009 under the Pension Protection Act. Of this amount, $240 million was contributed through tax-deductible contributions from Pepco, ACE and DPL in the amounts of $170 million, $60 million and $10 million, respectively. The remaining $60 million contribution was made through tax-deductible contributions from PHI Service Company.

Under the Pension Protection Act, if a plan incurs a funding shortfall in the preceding plan year, there can be required minimum quarterly contributions in the current and following plan years. PHI satisfied the minimum required contribution rules in 2010, 2009 and 2008 and does not expect to have any required contributions in 2011. Although PHI projects there will be no minimum funding requirement under the Pension Protection Act guidelines in 2011, PHI currently estimates it may make discretionary tax-deductible contributions in 2011 of up to $150 million to bring the PHI Retirement Plan assets to at least the funding target level for 2011 under the Pension Protection Act. For additional discussion of PHI’s Pension and Other Postretirement Benefits, see Note (10), “Pension and Other Postretirement Benefits,” to the consolidated financial statements.

Cash Flow Activity

PHI’s cash flows during 2010, 2009, and 2008 are summarized below:

	Cash (Use) Source
	2010	2009	2008
	(millions of dollars)
Operating Activities	$813	$606	$413
Investing Activities	718	(860)	(714)
Financing Activities	(1,556)	(84)	630

Net (decrease) increase in cash and cash equivalents	$(25)	$(338)	$329

Operating Activities

Cash flows from operating activities during 2010, 2009, and 2008 are summarized below:

	Cash Source (Use)
	2010	2009	2008
	(millions of dollars)
Net Income from continuing operations	$139	$223	$183
Non-cash adjustments to net income	349	260	390
Pension contributions	(100)	(300)	—
Changes in cash collateral related to derivative activities	13	24	(138)
Changes in other assets and liabilities	164	296	22
Changes in Conectiv Energy net assets held for sale	248	103	(44)

Net cash from operating activities	$813	$606	$413

Net cash from operating activities was $207 million higher for the year ended December 31, 2010, compared to the same period in 2009. Portions of the increase are attributable to a 2010 decrease in pension plan contributions compared to 2009 and a decrease in regulatory liabilities during the year ended December 31, 2010 as the result of a lower rate of recovery by ACE of costs associated with energy and capacity purchased under the NUG contracts. Changes in cash from Conectiv Energy assets held for sale reflect a net decrease in Conectiv Energy assets and liabilities included in discontinued operations, including a decrease in collateral requirements as a result of the liquidation of derivative instruments as further described in Note (20), “Discontinued Operations.”

Net cash from operating activities was $193 million higher for the year ended December 31, 2009, compared to the same period in 2008. A portion of this increase is attributable to the release from restricted cash of $102 million related to the Mirant settlement and the 2009 receipt of a Federal income tax refund from the IRS of $138 million associated with the carryback of a net operating loss for tax reporting purposes that reflected, among other things, significant tax deductions related to accelerated depreciation, the pension plan contributions paid in 2009 (which were deductible for 2008) and the cumulative effect of adopting a new method of tax reporting for certain repairs. PHI also experienced reduced cash requirements related to purchases of inventory (associated with lower natural gas and electric prices). Offsetting these increases were the pension plan contributions of $300 million made during 2009. The change in Conectiv Energy net assets held for sale included a decrease of $99 million in collateral requirements between 2008 and 2009.

Net cash from operating activities in 2008 included a non-cash charge taken on the cross-border energy lease investments, and additional collateral requirements of $138 million primarily related to Pepco Energy Services’ retail energy supply business.

Investing Activities

Cash flows used by investing activities during 2010, 2009, and 2008 are summarized below:

	Cash (Use) Source
	2010	2009	2008
	(millions of dollars)
Investment in property, plant and equipment	$(802)	$(664)	$(643)
DOE capital reimbursement awards received	13	—	—
Proceeds from sale of Conectiv Energy wholesale power generation business	1,640	—	—
Proceeds from sale of assets	3	4	56
Net other investing activities	2	—	11
Investment in property, plant and equipment associated with Conectiv Energy assets held for sale	(138)	(200)	(138)

Net cash from (used by) investing activities	$718	$(860)	$(714)

Net cash from investing activities increased $1,578 million for the year ended December 31, 2010 compared to the same period in 2009. The increase was due primarily to the July 1, 2010 sale of the Conectiv Energy wholesale power generation business offset by a $143 million increase in Power Delivery capital expenditures primarily attributable to capital costs associated with transmission plant investment and PHI’s Blueprint for the Future initiatives.

Net cash used by investing activities increased by $146 million for the year ended December 31, 2009 compared to the same period in 2008. The increase was due primarily to an $83 million increase in capital expenditures, of which $62 million was attributable to Conectiv Energy assets held for sale and $35 million was attributable to Power Delivery, partially offset by a decrease in Pepco Energy Services capital expenditures. The increase in Conectiv Energy capital expenditures was primarily due to the construction of new generating facilities. The increase in Power Delivery capital expenditures was primarily attributable to capital costs associated with the Mid-Atlantic Power Pathway (MAPP) and Blueprint for the Future projects. The increase in cash used by investing activities also reflected a $52 million reduction in cash proceeds from the sale of other assets, primarily due to the receipt by DPL in 2008 of cash proceeds in the amount of $54 million from the sale of its retail electric distribution and wholesale electric transmission assets in Virginia.

Financing Activities

Cash flows used by financing activities during 2010, 2009 and 2008 are summarized below.

	Cash (Use) Source
	2010	2009	2008
	(millions of dollars)
Dividends paid on common and preferred stock	$(241)	$(238)	$(222)
Common stock issued for the Dividend Reinvestment Plan and employee-related compensation	47	49	51
Issuance of common stock	—	—	265
Issuances of long-term debt	383	110	1,150
Reacquisition of long-term debt	(1,726)	(83)	(590)
Issuances (repayments) of short-term debt, net	4	65	26
Cost of issuances	(7)	(4)	(30)
Net other financing activities	(6)	10	(21)
Net financing activities associated with Conectiv Energy assets held for sale	(10)	7	1

Net cash (used by) provided by financing activities	$(1,556)	$(84)	$630

Net cash related to financing activities decreased $1,472 million for the year ended 2010 compared to the same period in 2009 primarily due to the retirement of long-term debt using the proceeds from the sale of the Conectiv Energy wholesale power generation business.

Net cash from financing activities decreased $714 million for the year ended 2009, compared to the same period in 2008, principally due to the decrease in 2009 of issuances of long-term debt and common stock, partially offset by the decrease in amounts spent to reacquire long-term debt.

Common Stock Dividends

Common stock dividend payments were $241 million in 2010, $238 million in 2009, and $222 million in 2008. The increase in common dividends paid in 2010 was the result of additional shares outstanding, primarily shares issued under the Shareholder Dividend Reinvestment Plan (DRP). The increase in common dividends paid in 2009 was the result of additional shares outstanding, primarily due to PHI’s sale of 16.1 million shares of common stock in November 2008.

Changes in Outstanding Common Stock

In November 2008, PHI sold 16.1 million shares of common stock in a registered offering at a price per share of $16.50, resulting in gross proceeds of $265 million.

Under the DRP, PHI issued 1.8 million shares of common stock in 2010, 2.2 million shares of common stock in 2009, and 1.3 million shares of common stock in 2008.

Changes in Outstanding Long-Term Debt

Cash flows from the issuance and redemption of long-term debt in 2010, 2009 and 2008 are summarized in the charts below:

	2010	2009	2008
Issuances	(millions of dollars)
PHI
2.70% senior notes due 2015	$250	$—	$—

	250	—	—

Pepco
6.20% tax-exempt bonds due 2022 (a)	—	110	—
6.50% senior notes due 2037 (b)	—	—	250
7.90% first mortgage bonds due 2038	—	—	250

	—	110	500

DPL
5.40% tax-exempt bonds due 2031 (c)	78	—	—
1.80% tax-exempt bonds due 2025 (d)	15	—	—
2.30% tax-exempt bonds due 2028 (d)	16	—	—
6.40% first mortgage bonds due 2013	—	—	250

	109	—	250	(f)

ACE
4.875% tax-exempt bonds due 2029 (e)	23	—	—
7.75% first mortgage bonds due 2018	—	—	250

	23	—	250

Pepco Energy Services	1	—	—

	$383	$110	$1,000

(a)	Consists of Pollution Control Revenue Refunding Bonds (Pepco 2022 Bonds) issued by the Maryland Economic Development Corporation for the benefit of Pepco that were purchased by Pepco in 2008. In connection with their resale by Pepco, the interest rate on the Pepco 2022 Bonds was changed from an auction rate to a fixed rate. The Pepco 2022 Bonds are secured by an outstanding series of senior notes issued by Pepco, and the senior notes are in turn secured by a series of collateral first mortgage bonds (Collateral First Mortgage Bonds) issued by Pepco. Both the senior notes and the Collateral First Mortgage Bonds have maturity dates, optional and mandatory redemption provisions, interest rates and interest payment dates that are identical to the terms of the Pepco 2022 Bonds. The payment by Pepco of its obligations with respect to the Pepco 2022 Bonds satisfies the corresponding payment obligations on the senior notes and Collateral First Mortgage Bonds. See Note (11), “Debt,” to the consolidated financial statements.

(b)	Secured by an outstanding series of Collateral First Mortgage Bonds. See Note (11), “Debt,” to the consolidated financial statements.

(c)	Consists of Gas Facilities Refunding Revenue Bonds issued by the Delaware Economic Development Authority (DEDA) for the benefit of DPL.

(d)	Consists of Pollution Control Refunding Revenue Bonds issued by DEDA for the benefit of DPL that were purchased by DPL in July 2010. See footnote (c) to the Redemptions and Repurchases table below. The bonds were resold to the public in December 2010. While DPL held the bonds, they remained outstanding as a contractual matter, but were considered extinguished for accounting purposes. In connection with the resale of the bonds, the interest rate on the bonds was changed (i) from 5.50% to a fixed rate of 1.80% with respect to the tax-exempt bonds due 2025 and (ii) from 5.65% to a fixed rate of 2.30% with respect to the tax-exempt bonds due 2028. The bonds are subject to mandatory purchase by DPL on June 1, 2012.

(e)	Consists of Pollution Control Revenue Refunding Bonds (ACE Bonds) issued by The Pollution Control Financing Authority of Salem County for the benefit of ACE that were purchased by ACE in 2008. In connection with the resale by ACE, the interest rate on the ACE Bonds was changed from an auction rate to a fixed rate. The ACE Bonds are secured by an outstanding series of senior notes issued by ACE, and the senior notes are in turn secured by a series of Collateral First Mortgage Bonds issued by ACE. Both the senior notes and the Collateral First Mortgage Bonds have maturity dates, optional and mandatory redemption provisions, interest rates and interest payment dates that are identical to the terms of the ACE Bonds. The payment by ACE of its obligations with respect to the ACE Bonds satisfies the corresponding payment obligations on the senior notes and Collateral First Mortgage Bonds. See Note (11), “Debt,” to the consolidated financial statements.

(f)	Excludes DPL $150 million two year bank loan that was converted to a 364-day bank loan.

	2010	2009	2008
Redemptions	(millions of dollars)
PHI
4.00% notes due 2010	$200	$—	$—
Floating rate notes due 2010	250	—	—
6.45% senior notes due 2012	750	—	—
5.90% senior notes due 2016	10	—	—
6.125% senior notes due 2017	169	—	—
6.00% senior notes due 2019	200	—	—
7.45% senior notes due 2032	65	—	—

	1,644	—	—

Pepco
5.75% tax-exempt bonds due 2010 (a)	16	—	—
6.25% medium-term notes due 2009	—	50	—
6.5% first mortgage bonds due 2008	—	—	78
Auction rate, tax-exempt bonds due 2022 (b)	—	—	110
5.875% first mortgage bonds due 2008	—	—	50

	16	50	238

DPL
5.5% tax-exempt bonds due 2025 (c)	15	—	—
5.65% tax-exempt bonds due 2028 (c)	16	—	—
Auction rate, tax-exempt bonds due 2030-2038 (b)	—	—	58
Auction rate, tax-exempt bonds due 2030-2031 (b)	—	—	36
6.95% first mortgage bonds due 2008	—	—	4
Auction rate, tax-exempt bonds due 2023 (b)	—	—	18

	31	—	116

ACE
7.25% medium-term notes due 2010	1	—	—
6.79% medium-term notes due 2008	—	—	15
Auction rate, tax-exempt bonds due 2029 (b)	—	—	55
6.77% medium-term notes due 2008	—	—	1
6.73%-6.75% medium-term notes due 2008	—	—	25
6.71%-6.73% medium-term notes due 2008	—	—	9
Securitization bonds due 2008-2010	34	32	31

	35	32	136

PCI
8.24% medium-term note due 2008	—	—	92

	—	—	92

Pepco Energy Services	—	1	8

	$1,726	$83	$590

(a)	Consists of Pollution Control Revenue Refunding Bonds (Pepco 2010 Bonds) issued by Prince George’s County for the benefit of Pepco. The Pepco 2010 Bonds were secured by an outstanding series of Collateral First Mortgage Bonds issued by Pepco. The Collateral First Mortgage Bonds had maturity dates, optional and mandatory redemption provisions, interest rates and interest payment dates that were identical to the terms of the Pepco 2010 Bonds. Accordingly, the redemption of the Pepco 2010 Bonds at maturity automatically effected the redemption of the Collateral First Mortgage Bonds.

(b)	Repurchased by the indicated company pending resale to the public. See “Purchase and Resale of Tax-Exempt Auction Rate Bonds” below.

(c)	Repurchased by DPL in July 2010 pursuant to a mandatory repurchase provision in the indenture for the bonds that was triggered by the expiration of the original interest period for the bonds. The bonds were resold by DPL in December 2010. See footnote (d) to the Issuances table above.

Purchase and Resale of Tax-Exempt Auction Rate Bonds

In 2008, PHI subsidiaries purchased at par $276 million in aggregate principal amount of insured tax-exempt auction rate bonds issued by municipal authorities for the benefit of the respective PHI subsidiaries. See footnote (b) to the Redemptions table above. These purchases were made in response to disruption in the market for municipal auction rate securities that made it difficult for the remarketing agent to successfully remarket the bonds at that time. Upon the purchase of the tax-exempt bonds, the obligations of the PHI subsidiaries with respect to these tax-exempt bonds were considered to be extinguished for accounting purposes; however, each of the companies continued to hold the bonds, while monitoring the market and evaluating the options for reselling the bonds to the public at some time in the future.

Pepco purchased Pollution Control Revenue Refunding Bonds issued by the Maryland Economic Development Corporation in the aggregate principal amount of $110 million. In 2009, the bonds were resold by Pepco to the public. See footnote (a) to the Issuances table above.

DPL purchased Exempt Facilities Refunding Revenue Bonds issued by DEDA in the aggregate principal amount of $112 million. In 2009, DPL redeemed $33 million in principal amount of the bonds. In 2010, DEDA issued $78 million of 5.40% Gas Facilities Refunding Revenue Bonds due 2031 for the benefit of DPL. The proceeds were used by DPL to redeem $78 million in principal amount of the bonds purchased in 2008. See footnote (c) to the Issuances table above.

ACE purchased (i) Pollution Control Revenue Refunding Bonds issued by Cape May County in the aggregate principal amount of $32 million and (ii) Pollution Control Revenue Refunding Bonds issued by Salem County in the aggregate principal amount of $23 million. In 2009, ACE redeemed $32 million in principal amount of the bonds. In March 2010, the remaining $23 million in aggregate principal amount of the bonds was resold by ACE to the public. See footnote (e) to the Issuances table above.

Changes in Short-Term Debt

As of December 31, 2010, PHI had a total of $388 million of commercial paper outstanding as compared to $384 million of commercial paper outstanding at December 31, 2009 and no commercial paper outstanding at December 31, 2008.

Due to the capital and credit market disruptions in 2008, the market for commercial paper was severely restricted. As a result, PHI and its subsidiaries were unable to issue commercial paper on a day-to-day basis either in amounts, or with maturities, that were typically required for cash management purposes. Given their restricted access to the commercial paper market and the general uncertainty in the credit markets, PHI and each of its subsidiaries borrowed under the $1.5 billion credit facility to create a cash reserve for future short-term operating needs. As of December 31, 2008, PHI had a loan of $50 million outstanding and Pepco had a loan of $100 million outstanding under this facility. These loans were repaid in 2009.

In 2008, both DPL and Pepco entered into short-term bank loans. In March 2008, DPL obtained a $150 million unsecured bank loan that was repaid in July 2009. In May 2008, Pepco obtained a $25 million bank loan that was repaid in April 2009 and a $25 million bank loan that was repaid in September 2008.

In 2008 and 2009, the following insured Variable Rate Demand Bonds issued by The Pollution Control Financing Authority of Salem County for the benefit of ACE (ACE VRDBs) were tendered to The Bank of New York Mellon, as bond trustee, by the holders and purchased by The Bank of New York Mellon pursuant to standby bond purchase agreements for the respective series:

•	$18.2 million of Pollution Control Revenue Refunding Bonds 1997 Series A due 2014 (ACE 1997A Bonds), and

•	$4.4 million of Pollution Control Revenue Refunding Bonds 1997 Series B due 2017.

In June 2009, the ACE VRDBs were resold to the public. In connection with this remarketing, the financial guaranty insurance policies issued as credit support for the ACE VRDBs were cancelled and replaced with letters of credit issued by The Bank of New York Mellon. In June 2010, the letters of credit expired and were replaced with new irrevocable direct pay letters of credit. The new letter of credit supporting the ACE 1997A Bonds expires in April 2014 and the new letter of credit for the ACE 1997B Bonds expires in June 2014. The expiration, cancellation, or termination of a letter of credit prior to the maturity of the related VRDBs will require ACE to repurchase the corresponding series of ACE VRDBs.

In November 2008, DPL repurchased $9 million of Variable Rate Demand Bonds issued by DPL that were due 2024.

For a further description of the Variable Rate Demand Bonds issued by or for the benefit of PHI’s utility subsidiaries, see Note (11), “Debt,” to the consolidated financial statements.

Sale of Virginia Retail Electric Distribution and Wholesale Transmission Assets

In January 2008, DPL completed (i) the sale of its retail electric distribution assets on the Eastern Shore of Virginia for a purchase price of approximately $49 million, and (ii) the sale of its wholesale electric transmission assets located on the Eastern Shore of Virginia for a purchase price of approximately $5 million.

Capital Requirements

Capital Expenditures

Pepco Holdings’ total capital expenditures for the year ended December 31, 2010 totaled $802 million, of which $359 million was incurred by Pepco, $250 million was incurred by DPL and $156 million was incurred by ACE, $7 million by Pepco Energy Services and $30 million by Corporate and Other. The Power Delivery expenditures were primarily related to capital costs associated with new customer services, distribution reliability and transmission. Corporate and Other capital expenditures primarily consisted of hardware and software expenditures which will be allocated to the Power Delivery Business when the assets are placed in service.

The table below shows the projected capital expenditures for Power Delivery, Pepco Energy Services and Corporate and Other for the five-year period 2011 through 2015. Pepco Holdings expects to fund these expenditures through internally generated cash and external financing.

	For the Year
	2011	2012	2013	2014	2015	Total
	(millions of dollars)
Power Delivery
Distribution	$511	$479	$483	$526	$544	$2,543
Distribution—Blueprint for the Future	128	59	8	92	—	287
Transmission	245	225	197	137	171	975
Transmission—MAPP	163	362	304	213	105	1,147
Gas Delivery	20	20	20	20	20	100
Other	75	50	44	42	53	264

Sub-Total	1,142	1,195	1,056	1,030	893	5,316
DOE Capital Reimbursement Awards (a)	(70)	(26)	(4)	—	—	(100)

Total for Power Delivery Business	1,072	1,169	1,052	1,030	893	5,216

Pepco Energy Services	16	12	9	2	1	40
Corporate and Other	3	3	3	3	3	15

Total PHI	$1,091	$1,184	$1,064	$1,035	$897	$5,271

(a)	Reflects remaining anticipated reimbursements pursuant to awards from the U.S. Department of Energy (DOE) under the American Recovery and Reinvestment Act of 2009.

In 2009, the U.S. Department of Energy (DOE) announced awards under the American Recovery and Reinvestment Act of 2009 of:

•

$105 million and $44 million in Pepco’s Maryland and District of Columbia service territories, respectively for the implementation of an advanced metering infrastructure system, direct load control, distribution automation, and communications infrastructure.

•	$19 million to ACE for the implementation of direct load control, distribution automation, and communications infrastructure in its New Jersey service territory.

In April 2010, PHI and the DOE signed agreements formalizing the $168 million in awards. Of the $168 million, $130 million is expected to offset incurred and projected Blueprint for the Future and other capital expenditures of Pepco and ACE. The remaining $38 million will be used to offset incremental expenses associated with direct load control and other Pepco and ACE programs. In 2010, Pepco received award payments of $15 million and ACE received award payments of $2 million.

The Internal Revenue Service has announced that, to the extent these grants are expended on capital items, they will not be considered taxable income.

Transmission and Distribution

The projected capital expenditures listed in the table for distribution (other than Blueprint for the Future), transmission (other than the MAPP project) and natural gas are primarily for facility replacements and upgrades to accommodate customer growth and reliability.

During 2010, Pepco announced Comprehensive Reliability Enhancement Plans for Maryland and the District of Columbia. For a more detailed discussion of these plans, see “Business—Description of Business—Other Power Delivery Initiatives and Activities—Reliability Enhancement Plans.”

Infrastructure Investment Plan

In 2009, the NJBPU approved ACE’s proposed Infrastructure Investment Plan and the revenue requirement associated with recovering the cost of the related projects, subject to a prudency review in the next rate case. The approved projects are designed to enhance reliability of ACE’s distribution system and support economic activity and job growth in New Jersey in the near term. ACE will achieve cost recovery through an Infrastructure Investment Surcharge, which became effective on June 1, 2009. This approved plan added incremental capital spending of approximately $8 million for 2009 and $19 million for 2010, and is expected to add an additional $1 million of capital spending for 2011, which is included in Distribution in the table above.

Blueprint for the Future

Each of PHI’s utility subsidiaries have undertaken programs to install smart meters, further automate their electric distribution systems and enhance their communications infrastructure, which they refer to as the Blueprint for the Future. For a discussion of the Blueprint for the Future initiative, see “Business—Description of Business—Blueprint for the Future.” The projected capital expenditures over the next five years are shown as Distribution—Blueprint for the Future in the table above.

MAPP Project

PHI has under development the construction of a new 230-mile, 500-kilovolt interstate transmission line as part of PJM’s regional transmission expansion plan. For a description of the MAPP project, see “Business—Description of Business—MAPP Project.” The projected capital expenditures over the next five years are shown as Transmission—MAPP in the table above.

MAPP/DOE Loan Program

To assist in the funding of the MAPP project, PHI has applied for a $684 million loan guarantee from the Department of Energy (DOE) for a substantial portion of the MAPP project, primarily the Calvert Cliffs to Indian River segment. The application has been made under a federal loan guarantee program for projects that employ innovative energy efficiency, renewable energy and advanced transmission and distribution technologies. If granted, PHI believes the guarantee could allow PHI to acquire financing at a lower cost than it would otherwise be able to obtain in the capital markets. Whether PHI’s application will be granted and, if so, the amount of debt guaranteed is subject to the discretion of the DOE and the negotiation of terms that will satisfy the conditions of the guarantee program.

Smart Grid Workforce Training Grant

In April 2010, the DOE awarded $4 million in federal stimulus funds to PHI as part of a three year Smart Grid Workforce Training Grant. PHI and its utility subsidiaries will use the grant to train employees in new roles as energy specialists and energy advisors, as well as to provide enhanced or supplementary training for existing roles such as customer service representatives, billing specialists and distribution engineers. PHI began the training activities in the spring of 2010.

Dividends

Pepco Holdings’ annual dividend rate on its common stock is determined by the Board of Directors on a quarterly basis and takes into consideration, among other factors, current and possible future developments that may affect PHI’s income and cash flows. In 2010, PHI’s Board of Directors declared quarterly dividends of 27 cents per share of common stock payable on March 31, 2010, June 30, 2010, September 30, 2010 and December 31, 2010.

On January 27, 2011, the Board of Directors declared a dividend on common stock of 27 cents per share payable March 31, 2011, to shareholders of record on March 10, 2011.

PHI, on a stand-alone basis, generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate laws, which impose limitations on the funds that can be used to pay dividends and, in the case of ACE, the regulatory requirement that it obtain the prior approval of the NJBPU before dividends can be paid if its equity as a percent of its total capitalization, excluding securitization debt, falls below 30%; (ii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities; and (iii) certain provisions of ACE’s charter that impose restrictions on payment of common stock dividends for the benefit of preferred stockholders. Pepco and DPL have no shares of preferred stock outstanding. Currently, the capitalization ratio limitation to which ACE is subject and the restriction in the ACE charter do not limit ACE’s ability to pay common stock dividends. PHI had approximately $1,059 million and $1,268 million of retained earnings free of restrictions at December 31, 2010 and 2009, respectively. These amounts represent the total retained earnings balances at those dates.

Contractual Obligations and Commercial Commitments

Summary information about Pepco Holdings’ consolidated contractual obligations and commercial commitments at December 31, 2010, is as follows:

	Contractual Maturity
Obligation	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
	(millions of dollars)
Variable Rate Demand Bonds	$146	$146	$—	$—	$—
Commercial paper	388	388	—	—	—
Long-term debt (a)	4,042	71	626	743	2,602
Long-term project funding	19	4	4	3	8
Interest payments on debt	3,326	238	467	374	2,247
Capital leases	136	15	30	30	61
Operating leases	533	34	64	58	377
Estimated pension plan contributions	150	150	—	—	—
Non-derivative fuel and purchase power contracts (b)	5,613	922	1,064	711	2,916

Total (c)	$14,353	$1,968	$2,255	$1,919	$8,211

(a)	Includes transition bonds issued by Atlantic City Electric Transition Funding, LLC.

(b)	Excludes contracts for the purchase of electricity to satisfy Default Electricity Supply load service obligations which have neither a fixed commitment amount nor a minimum purchase amount. In addition, costs are recoverable from customers.

(c)	Excludes $148 million of net non-current liabilities related to uncertain tax positions due to uncertainty in the timing of the associated cash payments.

Third Party Guarantees, Indemnifications and Off-Balance Sheet Arrangements

For a discussion of PHI’s third party guarantees, indemnifications, obligations and off-balance sheet arrangements, see Note (17), “Commitments and Contingencies,” to the consolidated financial statements.

Energy Contract Net Asset Activity

The following table provides detail on changes in the net asset or liability positions of both the Pepco Energy Services segment and the former Conectiv Energy segment with respect to energy commodity contracts for the year ended December 31, 2010. The balances in the table are pre-tax and the derivative assets and liabilities reflect netting by counterparty before the impact of collateral.

Energy Commodity Activities(a)
(millions of dollars)
Total Fair Value of Energy Contract Net Liabilities at December 31, 2009	$(328)
Current period unrealized losses	(3)
Effective portion of changes in fair value—recorded in Accumulated Other Comprehensive Loss	(100)
Cash flow hedge ineffectiveness—recorded in income	—
Recognition of realized gains (losses) on settlement of contracts	137
Derivative activity associated with Conectiv Energy	76

Total Fair Value of Energy Contract Net Liabilities at December 31, 2010	$(218)

Detail of Fair Value of Energy Contract Net Liabilities at December 31, 2010 (see above)
Derivative assets (current assets)	$22
Derivative assets (non-current assets)	—
Derivative assets held for sale	7

Total Fair Value of Energy Contract Assets	29

Derivative liabilities (current liabilities)	(144)
Derivative liabilities (non-current liabilities)	(13)
Derivative liabilities held for sale	(90)

Total Fair Value of Energy Contract Liabilities	(247)

Total Fair Value of Energy Contract Net Liabilities	$(218)

(a)	Includes all effective hedging activities recorded at fair value through AOCL or trading activities recorded at fair value in the consolidated statements of income, as required.

The $218 million net liability on energy contracts at December 31, 2010 was primarily attributable to losses on power swaps and natural gas futures and swaps designated as hedges of future energy purchases for delivery to retail customers under FASB guidance on derivatives and hedging (ASC 815). Prices of electricity and natural gas declined during the year, which resulted in unrealized losses on the energy contracts of Pepco Energy Services and Conectiv Energy. Pepco Energy Services recorded unrealized losses of $100 million on energy contracts in AOCL as these energy contracts were effective hedges under the FASB guidance. PHI expects that when these energy contracts settle, the related realized gains or losses will be largely offset by the realized loss or gain on future energy purchases or production that will be used to settle the sales obligations with its customers.

PHI uses its best estimates to determine the fair value of the commodity and derivative contracts that are held and sold by Pepco Energy Services and Conectiv Energy. The fair values in each category presented below reflect forward prices and volatility factors as of December 31, 2010 and are subject to change as a result of changes in these factors.

	Fair Value of Contracts at December 31, 2010 Maturities
Source of Fair Value	2011	2012	2013	2014 and Beyond	Total Fair Value
	(millions of dollars)
Energy Commodity Activities, net (a)
Actively Quoted (i.e., exchange-traded) prices	$(54)	$(19)	$(6)	$(1)	$(80)
Prices provided by other external sources (b)	(93)	(42)	(6)	—	(141)
Modeled (c)	—	—	1	2	3

Total	$(147)	$(61)	$(11)	$1	$(218)

Notes:

(a)	Includes all effective hedging activities recorded at fair value through AOCL and hedge ineffectiveness and trading activities on the statements of income, as required.

(b)	Prices provided by other external sources reflect information obtained from over-the-counter brokers, industry services, or multiple-party on-line platforms that are readily observable in the market.

(c)	Modeled values include significant inputs, usually representing more than 10% of the valuation, not readily observable in the market. The modeled valuation above represents the fair valuation of certain long-dated power transactions based on limited observable broker prices extrapolated for periods beyond two years into the future.

Contractual Arrangements with Credit Rating Triggers or Margining Rights

Under certain contractual arrangements entered into by PHI’s subsidiaries, the subsidiary may be required to provide cash collateral or letters of credit as security for its contractual obligations if the credit ratings of PHI or the subsidiary are downgraded. In the event of a downgrade, the amount required to be posted would depend on the amount of the underlying contractual obligation existing at the time of the downgrade. Based on contractual provisions in effect at December 31, 2010, a downgrade in the unsecured debt credit ratings of PHI or each of its rated subsidiaries to below “investment grade” would increase the collateral obligation of PHI and its subsidiaries by up to $359 million, $62 million of which is related to the discontinued operations of Conectiv Energy, and $176 million of which is the net settlement amount attributable to derivatives, normal purchase and normal sale contracts, collateral, and other contracts under master netting agreements as described in Note (15), “Derivative Instruments and Hedging Activities,” to the consolidated financial statements. The remaining $121 million of the collateral obligation that would be incurred in the event PHI were downgraded to below “investment grade” is attributable primarily to energy services contracts and accounts payable to independent system operators and distribution companies on full requirements contracts entered into by Pepco Energy Services. PHI believes that it and its utility subsidiaries currently have sufficient liquidity to fund their operations and meet their financial obligations.

Many of the contractual arrangements entered into by PHI’s subsidiaries in connection with competitive energy and Default Electricity Supply activities include margining rights pursuant to which the PHI subsidiary or a counterparty may request collateral if the market value of the contractual obligations reaches levels in excess of the credit thresholds established in the applicable arrangements. Pursuant to these margining rights, the affected PHI subsidiary may receive, or be required to post, collateral due to energy price movements. As of December 31, 2010, Pepco Energy Services provided net cash collateral in the amount of $117 million and Conectiv Energy provided net cash collateral in the amount of $104 million in connection with these activities.

Environmental Remediation Obligations

PHI’s accrued liabilities as of December 31, 2010 include approximately $29 million, of which approximately $5 million is expected to be incurred in 2011, for potential environmental cleanup and related costs at sites owned or formerly owned by an operating subsidiary where an operating subsidiary is a potentially responsible party or is alleged to be a third-party contributor. For further information concerning the remediation obligations associated with these sites, see Note (17), “Commitments and Contingencies,” to the consolidated financial statements. For information regarding projected expenditures for environmental control facilities, see “Business—Environmental Matters.” The most significant environmental remediation obligations as of December 31, 2010, were approximately:

•	$14 million, of which approximately $600,000 is expected to be incurred in 2011, in environmental investigation and remediation costs payable by Pepco with respect to the Benning Road site.

•

$5 million, of which approximately $1 million is expected to be incurred in 2011, payable by DPL in accordance with a 2001 consent agreement reached with the Delaware Department of Natural Resources and Environmental Control, for remediation, site restoration, natural resource damage compensatory projects and other costs associated with environmental contamination that resulted from an oil release at the Indian River power plant, which DPL sold in June 2001.

•

$4 million, none of which is expected to be incurred in 2011, for potential ISRA compliance remediation costs payable by PHI associated with the retained environmental exposure from the sale of the Conectiv Energy wholesale power generation business.

•

$2 million, of which approximately $1.6 million is expected to be incurred in 2011, payable by DPL in connection with the Wilmington Coal Gas South site located in Wilmington, Delaware, to remediate residual material from the historical operation of a manufactured gas plant.

•	Less than $4 million, payable by various PHI subsidiaries to resolve miscellaneous alleged environmental liabilities. Approximately $115,000 is expected to be incurred in 2011.

Sources of Capital

Pepco Holdings’ sources to meet its long-term funding needs, such as capital expenditures, dividends, and new investments, and its short-term funding needs, such as working capital and the temporary funding of long-term funding needs, include internally generated funds, securities issuances and bank financing under new or existing facilities. PHI’s ability to generate funds from its operations and to access capital and credit markets is subject to risks and uncertainties. Volatile and deteriorating financial market conditions, diminished liquidity and tightening credit may affect access to certain of PHI’s potential funding sources.

Cash Flow from Operations

Cash flow generated by regulated utility subsidiaries in the Power Delivery business is the primary source of PHI’s cash flow from operations. Additional cash flows are generated by the business of Pepco Energy Services and from the occasional sale of non-core assets.

Short-Term Funding Sources

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs but may also be used to temporarily fund long-term capital requirements.

Pepco Holdings maintains an ongoing commercial paper program of up to $875 million. Pepco and DPL have ongoing commercial paper programs of up to $500 million each, and ACE up to $250 million. The commercial paper can be issued with maturities of up to 270 days.

Long-Term Funding Sources

The sources of long-term funding for PHI and its subsidiaries are the issuance of debt and equity securities and borrowing under long-term credit agreements. Proceeds from long-term financings are used primarily to fund long-term capital requirements, such as capital expenditures and new investments, and to repay or refinance existing indebtedness.

Regulatory Restrictions on Financing Activities

The issuance of debt securities by PHI’s principal subsidiaries requires the approval of either FERC or one or more state public utility commissions. Neither FERC approval nor state public utility commission approval is required as a condition to the issuance of securities by PHI.

State Financing Authority

Pepco’s long-term financing activities (including the issuance of securities and the incurrence of debt) are subject to authorization by the DCPSC and MPSC. DPL’s long-term financing activities are subject to authorization by the MPSC and the Delaware Public Service Commission. ACE’s long-term and short-term (consisting of debt instruments with a maturity of one year or less) financing activities are subject to authorization by the NJBPU. Each utility, through periodic filings with the state public service commission(s) having jurisdiction over its financing activities, typically seeks to maintain standing authority sufficient to cover its projected financing needs over a multi-year period.

FERC Financing Authority

Under the Federal Power Act (FPA), FERC has jurisdiction over the issuance of long-term and short-term securities of public utilities, but only if the issuance is not regulated by the state public utility commission in which the public utility is organized and operating. Under these provisions, FERC has jurisdiction over the issuance of short-term debt by Pepco and DPL. Pepco and DPL have obtained FERC authority for the issuance of short-term debt. Because Pepco Energy Services also qualifies as a public utility under the FPA and is not regulated by a state utility commission, FERC also has jurisdiction over the issuance of securities by Pepco Energy Services. Pepco Energy Services has obtained the requisite FERC financing authority in its market-based rate orders.

Money Pool

Pepco Holdings operates a system money pool under a blanket authorization adopted by FERC. The money pool is a cash management mechanism used by Pepco Holdings to manage the short-term investment and borrowing requirements of its subsidiaries that participate in the money pool. Pepco Holdings may invest in but not borrow from the money pool. Eligible subsidiaries with surplus cash may deposit those funds in the money pool. Deposits in the money pool are guaranteed by Pepco Holdings. Eligible subsidiaries with cash requirements may borrow from the money pool. Borrowings from the money pool are unsecured. Depositors in the money pool receive, and borrowers from the money pool pay, an interest rate based primarily on Pepco Holdings’ short-term borrowing rate. Pepco Holdings deposits funds in the money pool to the extent that the pool has insufficient funds to meet the borrowing needs of its participants, which may require Pepco Holdings to borrow funds for deposit from external sources.

Regulatory And Other Matters

Rate Proceedings

Distribution

The rates that each of Pepco, DPL and ACE is permitted to charge for the retail distribution of electricity and natural gas to its various classes of customers are based on the principle that the utility is entitled to generate an amount of revenue sufficient to recover the cost of providing the service, including a reasonable rate of return on its invested capital. These “base rates” are intended to cover all of each utility’s reasonable and prudent expenses of constructing, operating and maintaining its distribution facilities (other than costs covered by specific cost-recovery surcharges).

A change in base rates in a jurisdiction requires the approval of public service commission. In the rate application submitted to the public service commission, the utility specifies an increase in its “revenue requirement,” which is the additional revenue that the utility is seeking authorization to earn. The “revenue requirement” consists of (i) the allowable expenses incurred by the utility, including operation and maintenance expenses, taxes and depreciation, and (ii) the utility’s cost of capital. The compensation of the utility for its cost of capital takes the form of an overall “rate of return” allowed by the public service commission on the utility’s distribution “rate base” to compensate the utility’s investors for their debt and equity investments in the company. The “rate base” is the aggregate value of the investment in property used by the utility in providing electricity and natural gas distribution services and generally consists of plant in service net of accumulated depreciation and accumulated deferred taxes, plus cash working capital, material and operating supplies and, depending on the jurisdiction, construction work in progress. Over time, the rate base is increased by utility property additions and reduced by depreciation and property retirements and write-offs.

In addition to its base rates, some of the costs of providing distribution service are recovered through the operation of surcharges. Examples of costs recovered by PHI’s utility subsidiaries through surcharges, which vary depending on the jurisdiction, include: a surcharge to reimburse the utility for the cost of purchasing electricity from non-utility generation sources (New Jersey); surcharges to reimburse the utility for costs of public interest programs for low income customers (New Jersey, Maryland, Delaware and the District of Columbia); a surcharge to pay the Transitional Bond Charge (New Jersey); and surcharges to reimburse the utility for certain environmental costs (Delaware and Maryland).

Each utility subsidiary regularly reviews its distribution rates in each jurisdiction of its service territory, and from time to time files applications to adjust its rates as necessary in an effort to ensure that its revenues are sufficient to cover its operating expenses and its cost of capital. The timing of future rate filings and the change in the distribution rate requested will depend on a number of factors, including changes in revenues and expenses and the incurrence or the planned incurrence of capital expenditures. In 2011, Pepco currently expects to file an electricity base rate increase application in the District of Columbia and Maryland, and ACE currently expects to file an electricity base rate increase application in New Jersey. DPL currently expects to file a natural gas base rate increase application in early 2012.

In general, a request for new distribution rates is made on the basis of “test year” balances for rate base allowable operating expenses and a requested rate of return. The test year amounts used in the filing may be historical or partially projected. The public service commission may, however, select a different test period than that proposed by the company. Although the approved tariff rates are intended to be forward-looking, and therefore provide for the recovery of some future changes in rate base and operating costs, they typically do not reflect all of the changes in costs for the period in which the new rates are in effect.

If revenues do not keep pace with increases in costs, this will result in a lag between when the costs are incurred and when the utility can begin to recover those costs through its rates.

The following table shows, for each of the PHI utility subsidiaries, the authorized return on equity as determined in the most recently concluded base rate proceeding and the date as of which the rate as determined in the proceeding was implemented:

Rate Base (in millions)	Authorized Return on Equity	Rate Effective Date
Pepco:
District of Columbia (electricity)	9.625%	March 2010
Maryland (electricity)	9.83%	July 2010

DPL:
Delaware (electricity)	10.00%	February 2011
Maryland (electricity)	10.00%	December 2009
Delaware (natural gas)	10.25%	April 2007

ACE:
New Jersey (electricity)	10.30%	June 2010

Transmission

The rates Pepco, DPL and ACE are permitted to charge for the transmission of electricity are regulated by FERC and are based on each utility’s transmission rate base, transmission operating expenses and an overall rate of return that is approved by FERC. For each utility subsidiary, FERC has approved a formula for the calculation of the company’s transmission rate, which is referred to as a “formula rate.” The formula rates include both fixed and variable elements. Certain of the fixed elements, such as the return on equity and depreciation rates, can be changed only in a FERC rate proceeding. The variable elements of the formula, including the utility’s rate base and operating expenses, are updated annually, effective June 1 of each year, with data from the utility’s most recent annual FERC Form 1 filing.

In addition to its formula rate, each utility’s return on equity is supplemented by incentive rates, sometimes referred to as “adders,” and other incentives, which are authorized by FERC to promote capital investment in transmission infrastructure. For example, in connection with the MAPP project, FERC has authorized for each of Pepco and DPL a 150 basis point adder to its return on equity, resulting in a FERC-approved rate of return on the MAPP project of 12.8%, along with full recovery of construction work in progress and prudently incurred abandoned plant costs. Additional return on equity adders are in effect for each of Pepco, DPL and ACE relating to specific transmission upgrades and improvements, as well as in consideration for each utility’s continued membership in PJM. As members of PJM, the transmission rates of Pepco, DPL and ACE are set out in PJM’s Open Access Transmission Tariff.

For a discussion of pending state public utility commission and FERC rate proceedings, see Note (17), “Commitments and Contingencies,” to the consolidated financial statements.

Legal Proceedings and Other Regulatory Matters

For a discussion of legal proceedings and other regulatory matters, see Note (17), “Commitments and Contingencies,” to the consolidated financial statements.

Critical Accounting Policies

General

Pepco Holdings has identified the following accounting policies, including certain estimates, that as a result of the judgments, uncertainties, uniqueness and complexities of the underlying accounting standards and operations involved, could result in material changes in its financial condition or results of operations under different conditions or using different assumptions. Pepco Holdings has discussed the development, selection and disclosure of each of these policies with the Audit Committee of the Board of Directors.

Goodwill Impairment Evaluation

Substantially all of PHI’s goodwill was generated by Pepco’s acquisition of Conectiv in 2002 and is allocated entirely to the Power Delivery reporting unit for purposes of assessing impairment under FASB guidance on goodwill and other intangibles (ASC 350). Management has identified Power Delivery as a single reporting unit based on the aggregation of components which have similar economic characteristics, similar products and services and operate in a similar regulatory environment. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. Management uses its best judgment to make reasonable projections of future cash flows for Power Delivery when estimating the reporting unit’s fair value. In addition, PHI selects a discount rate for the associated risk with those estimated cash flows. These judgments are inherently uncertain, and actual results could vary from those used in PHI’s estimates. The impact of such variations could significantly alter the results of a goodwill impairment test, which could materially impact the estimated fair value of Power Delivery and potentially the amount of any impairment recorded in the financial statements.

PHI tests its goodwill impairment at least annually as of November 1 and on an interim basis if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Factors that may result in an interim impairment test include, but are not limited to: a change in identified reporting units; an adverse change in business conditions; a protracted decline in stock price causing market capitalization to fall below book value; an adverse regulatory action; or impairment of long-lived assets in the reporting unit.

PHI’s November 1, 2010 annual impairment test indicated that its goodwill was not impaired. See Note (6), “Goodwill,” to the consolidated financial statements. Although PHI’s market capitalization remained below book value as of December 31, 2010, PHI did not perform an interim goodwill impairment test because its market capitalization relative to book value improved compared to earlier periods in which it performed an interim impairment test and there were no other indicators of potential impairment. PHI performed interim tests of goodwill for impairment as of March 31, 2009 and as of December 31, 2008 as its market capitalization was below its book value at both points in time and its market capitalization relative to book value had significantly declined. PHI concluded that its goodwill was not impaired at these interim dates.

In order to estimate the fair value of the Power Delivery reporting unit, PHI uses two valuation techniques: an income approach and a market approach. The income approach estimates fair value based on a discounted cash flow analysis using estimated future cash flows and a terminal value that is consistent with Power Delivery’s long-term view of the business. This approach uses a discount rate based on the estimated weighted average cost of capital (WACC) for the reporting unit. PHI determines the estimated WACC by considering market-based information for the cost of equity and cost of debt that is appropriate for the Power Delivery business as of the measurement date. The market approach estimates fair value based on a multiple of earnings before interest, taxes, depreciation, and amortization (EBITDA) that management believes is consistent with EBITDA multiples for comparable utilities. PHI has consistently used this valuation framework to estimate the fair value of Power Delivery.

The estimation of fair value is dependent on a number of factors that are sourced from the Power Delivery reporting unit’s business forecast, including but not limited to interest rates, growth assumptions, returns on rate base, operating and capital expenditure requirements, and other factors, changes in which could materially impact the results of impairment testing. Assumptions and methodologies used in the models were consistent with historical experience. A hypothetical 10 percent decrease in fair value of the Power Delivery reporting unit at November 1, 2010 would not have resulted in the Power Delivery reporting unit failing the first step of the impairment test, as defined in the guidance, as the estimated fair value of the reporting unit would have been above its carrying value. Sensitive, interrelated and uncertain variables that could decrease the estimated fair value of the Power Delivery reporting unit include utility sector market performance, sustained adverse business conditions, change in forecasted revenues, higher operating and maintenance capital expenditure requirements, a significant increase in the cost of capital, and other factors.

PHI believes that the estimates involved in its goodwill impairment evaluation process represent “Critical Accounting Estimates” because they are subjective and susceptible to change from period to period as management makes assumptions and judgments, and the impact of a change in assumptions and estimates could be material to financial results.

Long-Lived Assets Impairment Evaluation

Pepco Holdings believes that the estimates involved in its long-lived asset impairment evaluation process represent “Critical Accounting Estimates” because (i) they are highly susceptible to change from period to period because management is required to make assumptions and judgments about when events indicate the carrying value may not be recoverable and how to estimate undiscounted and discounted future cash flows and fair values, which are inherently uncertain, (ii) actual results could vary from those used in Pepco Holdings’ estimates and the impact of such variations could be material, and (iii) the impact that recognizing an impairment would have on Pepco Holdings’ assets as well as the net loss related to an impairment charge could be material. The primary assets subject to a long-lived asset impairment evaluation are property, plant, and equipment.

The FASB guidance on the accounting for the impairment or disposal of long-lived assets (ASC 360), requires that certain long-lived assets must be tested for recoverability whenever events or circumstances indicate that the carrying amount may not be recoverable, such as (i) a significant decrease in the market price of a long-lived asset or asset group, (ii) a significant adverse change in the extent or manner in which a long-lived asset or asset group is being used or in its physical condition, (iii) a significant adverse change in legal factors or in the business climate, including an adverse action or assessment by a regulator, (iv) an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset or asset group, (v) a current-period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset or asset group, and (vi) a current expectation that, more likely than not, a long-lived asset or asset group will be sold or otherwise disposed of significantly before the end of its previously estimated useful life.

An impairment loss may only be recognized if the carrying amount of an asset is not recoverable and the carrying amount exceeds its fair value. The asset is deemed not to be recoverable when its carrying amount exceeds the sum of the undiscounted future cash flows expected to result from the use and eventual disposition of the asset. In order to estimate an asset’s future cash flows, Pepco Holdings considers historical cash flows. Pepco Holdings uses its best estimates in making these evaluations and considers various factors, including forward price curves for energy, fuel costs, legislative initiatives, and operating costs. If necessary, the process of determining fair value is done consistent with the process described in assessing the fair value of goodwill discussed above.

Accounting for Derivatives

Pepco Holdings believes that the estimates involved in accounting for its derivative instruments represent “Critical Accounting Estimates” because management exercises judgment in the following areas, any of which could have a material impact on its financial statements: (i) the application of the definition of a derivative to contracts to identify derivatives, (ii) the election of the normal purchases and normal sales exception from derivative accounting, (iii) the application of cash flow hedge accounting, and (iv) the estimation of fair value used in the measurement of derivatives and hedged items, which are highly susceptible to changes in value over time due to market trends or, in certain circumstances, significant uncertainties in modeling techniques used to measure fair value that could result in actual results being materially different from Pepco Holdings’ estimates. See Note (2), “Significant Accounting Policies—Accounting for Derivatives,” and Note (15), “Derivative Instruments and Hedging Activities,” to the consolidated financial statements for information on PHI’s accounting for derivatives.

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices. The definition of a derivative in the FASB guidance results in management having to exercise judgment, such as whether there is a notional amount or net settlement provision in contracts. Management assesses a number of factors before determining whether it can designate derivatives for the normal purchase or normal sale exception from derivative accounting, including whether it is probable that the contracts will physically settle with delivery of the underlying commodity. The application of cash flow hedge accounting often requires judgment in the prospective and retrospective assessment and measurement of hedge effectiveness as well as whether it is probable that the forecasted transaction will occur. The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, external broker quotes are used to determine fair value. For some custom and complex instruments, internal models use market information when external broker quotes are not available. For certain long-dated instruments, broker or exchange data is extrapolated for future periods where information is limited. Models are also used to estimate volumes for certain transactions. The same valuation methods are used for risk management purposes to determine the value of non-derivative, commodity exposure.

Pension and Other Postretirement Benefit Plans

Pepco Holdings believes that the estimates involved in reporting the costs of providing pension and other postretirement benefits represent “Critical Accounting Estimates” because (i) they are based on an actuarial calculation that includes a number of assumptions which are subjective in nature, (ii) they are dependent on numerous factors resulting from actual plan experience and assumptions of future experience, and (iii) changes in assumptions could impact Pepco Holdings’ expected future cash funding requirements for the plans and would have an impact on the projected benefit obligations, which affect the reported amount of annual net periodic pension and other postretirement benefit cost on the income statement.

Assumptions about the future, including the discount rate applied to benefit obligations, the expected long-term rate of return on plan assets, the anticipated rate of increase in health care costs and participant compensation have a significant impact on employee benefit costs.

The discount rate for determining the pension benefit obligation was 5.65% and 6.40% as of December 31, 2010 and 2009, respectively. The discount rate for determining the postretirement benefit obligation was 5.60% and 6.30% as of December 31, 2010 and 2009, respectively. PHI utilizes an analytical tool developed by its actuaries to select the discount rate. The analytical tool utilizes a high-quality bond portfolio with cash flows that match the benefit payments expected to be made under the plans.

The expected long-term rate of return on plan assets was 8.00% and 8.25% as of December 31, 2010 and 2009, respectively. In selecting an expected long-term rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The estimated asset class returns are weighted by PHI’s target asset allocation. The plan assets consist of equity, fixed income investments, real estate and private equity, and when viewed over a long-term horizon, are expected to yield a return on assets of 8.00% as of December 31, 2010.

Assumptions about the future, including the expected return on plan assets, discount rate applied to benefit obligations, the anticipated rate of increase in health care costs and participant compensation have a significant impact on employee benefit costs.

The following table reflects the effect on the projected benefit obligation and the net periodic cost associated with changing the critical actuarial assumptions while holding all other actuarial assumptions constant:

(in millions, except percentages)	Change in Assumptions	Impact on Projected Benefit Obligation		Projected Increase in 2010 Net Periodic Cost
Pension Plan
Discount rate	(0.25)%	$40		$3
Expected return	(0.25)%	—	(a)	4
Postretirement Benefit Plan
Discount rate	(0.25)%	$16		$1
Expected return	(0.25)%	—	(a)	1
Healthcare cost trend	1.00%	32		2

(a)	A change in the expected return assumption has no impact on the Projected Benefit Obligation.

The impact of changes in assumptions and the difference between actual and expected or estimated results on pension and postretirement obligations is generally recognized over the working lives of the employees who benefit under the plans rather than immediately recognized in the statements of income.

For additional discussion, see Note (10), “Pension and Other Postretirement Benefits,” to the consolidated financial statements.

Accounting for Regulated Activities

FASB guidance on the accounting for regulated activities, Regulated Operations (ASC 980), applies to the Power Delivery businesses of Pepco, DPL, and ACE and can result in the deferral of costs or revenue that would otherwise be recognized by non-regulated entities. PHI defers the recognition of costs and records regulatory assets when it is probable that those costs will be recovered in future rates charged to its customers. PHI defers the recognition of revenues and records regulatory liabilities when it is probable that it will refund payments received from customers in the future or that it will incur future costs related to the payments currently received from customers. Pepco Holdings believes that the judgments involved in accounting for its regulated activities represent “Critical Accounting Estimates” because (i) management must interpret laws and regulatory commission orders to assess the probability of the recovery of costs from customers or the return of revenues to customers when determining whether those costs or revenues should be deferred, (ii) decisions made by regulatory commissions or legislative changes at a later date could vary from earlier interpretations made by management and the impact of such variations could be material, and (iii) writing off a regulatory asset because deferred costs are no longer probable of recovery in future rates charged to customers could have a material negative impact on Pepco Holdings’ assets and earnings.

Management’s most significant judgment is whether to defer costs or revenues when there is not a current regulatory order specific to the item being considered for deferral. In those cases, management considers relevant historical precedents of the regulatory commissions, the results of recent rate orders, and any new information from its more current interactions with the regulatory commissions on that item. Management regularly reviews its regulatory assets and liabilities to determine whether adjustments to its previous conclusions are necessary based on the current regulatory and legislative environment as well as recent rate orders.

Unbilled Revenue

Unbilled revenue represents an estimate of revenue earned from services rendered by Pepco Holdings’ utility operations that have not yet been billed. Pepco Holdings’ utility operations calculate unbilled revenue using an output-based methodology. The calculation is based on the supply of electricity or natural gas distributed to customers but not yet billed and adjusted for estimated line loss (estimates of electricity and gas expected to be lost in the process of its transmission and distribution to customers).

Pepco Holdings believes that the estimates involved in its unbilled revenue process represent “Critical Accounting Estimates” because management is required to make assumptions and judgments about input factors to the unbilled revenue calculation. Specifically, the determination of estimated line loss is inherently uncertain. Estimated line loss is defined as the estimates of electricity and natural gas expected to be lost in the process of its transmission and distribution to customers. A change in estimated line loss can change the output available for sale which is a factor in the unbilled revenue calculation. Certain factors can influence the estimated line loss such as weather and a change in customer mix. These factors may vary between companies due to geography and density of service territory and the impact of changes in these factors could be material. Pepco Holdings seeks to reduce the risk of an inaccurate estimate of unbilled revenue through corroboration of the estimate with historical information and other metrics.

Accounting for Income Taxes

Pepco Holdings exercises significant judgment about the outcome of income tax matters in its application of the FASB guidance on accounting for income taxes and believes it represents a “Critical Accounting Estimate” because: (i) it records a current tax liability for estimated current tax expense on its federal and state tax returns; (ii) it records deferred tax assets for temporary differences between the financial statement and tax return determination of pre-tax income and the carrying amount of assets and liabilities that are more likely than not going to result in tax deductions in future years; (iii) it determines whether a valuation allowance is needed against deferred tax assets if it is more likely than not that some portion of the future tax deductions will not be realized; (iv) it records deferred tax liabilities for temporary differences between the financial statement and tax return determination of pre-tax income and the carrying amount of assets and liabilities if it is more likely than not that they are expected to result in tax payments in future years; (v) the measurement of deferred tax assets and deferred tax liabilities requires it to estimate future effective tax rates and future taxable income on its federal and state tax returns; (vi) it must consider the effect of newly enacted tax law on its estimated effective tax rate and in measuring deferred tax balances; and (vii) it asserts that tax positions in its tax returns or expected to be taken in its tax returns are more likely than not to be sustained assuming that the tax positions will be examined by taxing authorities with full knowledge of all relevant information prior to recording the related tax benefit in the financial statements and that the benefit recognized in the financial statements is the largest amount of benefit that is greater than 50% likely of being realized.

Assumptions, judgment and the use of estimates are required in determining if the “more likely than not” standard has been met when developing the provision for current and deferred income taxes and the associated current and deferred tax assets and liabilities. Pepco Holdings’ assumptions, judgments and estimates take into account current tax laws and regulations, interpretation of current tax laws and regulations, the impact of newly enacted tax laws and regulations, developments in case law, settlements of tax positions, and the possible outcomes of current and future investigations conducted by tax authorities. Pepco Holdings has established reserves for income taxes to address potential exposures involving tax positions that could be challenged by tax authorities. Although Pepco Holdings believes that these assumptions, judgments and estimates are reasonable, changes in tax laws and regulations or its interpretation of tax laws and regulations as well as the resolutions of the current and any future investigations or legal proceedings could significantly impact the financial results from applying the accounting for income taxes in the consolidated financial statements. Pepco Holdings reviews its application of the “more likely than not” standard quarterly.

Pepco Holdings also evaluates quarterly the probability of realizing deferred tax assets by reviewing a forecast of future taxable income and the availability of tax planning strategies that can be implemented, if necessary, to realize deferred tax assets. Failure to achieve forecasted taxable income or successfully implement tax planning strategies may affect the realization of deferred tax assets and the amount of any associated valuation allowance. The forecast of future taxable income is dependent on a number of factors that can change over time, including growth assumptions, business conditions, returns on rate base, operating and capital expenditures, cost of capital, tax laws and regulations, the legal structure of entities and other factors, which could materially impact the realizability of deferred tax assets and the associated financial results in the consolidated financial statements.

New Accounting Standards and Pronouncements

For information concerning new accounting standards and pronouncements that have recently been adopted by PHI and its subsidiaries or that one or more of the companies will be required to adopt on or before a specified date in the future, see Note (3), “Newly Adopted Accounting Standards,” and Note (4), “Recently Issued Accounting Standards, Not Yet Adopted,” to the consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Risk management policies for PHI and its subsidiaries are determined by PHI’s Corporate Risk Management Committee, the members of which are PHI’s Chief Risk Officer, Chief Operating Officer, Chief Financial Officer, General Counsel, Chief Information Officer and other senior executives. The Corporate Risk Management Committee monitors interest rate fluctuation, commodity price fluctuation, and credit risk exposure, and sets risk management policies that establish limits on unhedged risk and determine risk reporting requirements. For information about PHI’s derivative activities, other than the information disclosed herein, refer to Note (2), “Significant Accounting Policies—Accounting For Derivatives,” Note (15), “Derivative Instruments and Hedging Activities” and Note (20), “Discontinued Operations” to the consolidated financial statements.

Commodity Price Risk

The Pepco Energy Services segment engages in commodity risk management activities to reduce their financial exposure to changes in the value of their assets and obligations due to commodity price fluctuations. Certain of these risk management activities are conducted using instruments classified as derivatives based on Financial Accounting Standards Board (FASB) guidance on derivatives and hedging (Accounting Standards Codification (ASC) 815). Pepco Energy Services also manages commodity risk with contracts that are not classified as derivatives. The primary risk management objective is to manage the spread between wholesale and retail sales commitments and the cost of supply used to service those commitments in order to ensure stable and known cash flows and fix favorable prices and margins. The discontinued operations of Conectiv Energy have engaged in similar commodity risk management activities throughout 2010. Prior to the sale of the wholesale power generation business on July 1, 2010, the risk management objective of the Conectiv Energy segment also included the management of the spread between the cost of fuel used to operate its electric generating facilities and the revenue received from the sale of the power produced by those facilities by selling forward a portion of their projected generating facility output and buying forward a portion of their projected fuel supply requirements. Conectiv Energy sold its remaining derivatives in January 2011, and no longer engages in such activities.

PHI’s risk management policies place oversight at the senior management level through the Corporate Risk Management Committee, which has the responsibility for establishing corporate compliance requirements for energy market participation. PHI collectively refers to these energy market activities, including its commodity risk management activities, as “energy commodity” activities. PHI uses a value-at-risk (VaR) model to assess the market risk of the energy commodity activities of Pepco Energy Services and Conectiv Energy. PHI also uses other measures to limit and monitor risk in its energy commodity activities, including limits on the nominal size of positions and periodic loss limits. VaR represents the potential fair value loss on energy contracts or portfolios due to changes in market prices for a specified time period and confidence level. In January 2009, PHI changed its VaR estimation model from a delta-normal variance / covariance model to a delta-gamma model. The other parameters, a 95 percent, one-tailed confidence level and a one-day holding period, remained the same. Since VaR is an estimate, it is not necessarily indicative of actual results that may occur.

The table below provides the VaR associated with energy contracts of both the Pepco Energy Services segment and the former Conectiv Energy segment for the year ended December 31, 2010 in millions of dollars:

	VaR for Conectiv Energy Commodity Activities (a)	VaR for Pepco Energy Services Commodity Activities (a)
95% confidence level, one-day holding period, one-tailed
Period end	$—	$3
Average for the period	$2	$1
High	$5	$3
Low	$—	$1

(a)	These columns represent all energy derivative contracts, normal purchase and normal sales contracts, modeled generation output and fuel requirements, and modeled customer load obligations for PHI’s energy commodity activities.

Pepco Energy Services purchases electric and natural gas futures, swaps, options and forward contracts to hedge price risk in connection with the purchase of physical natural gas and electricity for distribution to customers. Pepco Energy Services accounts for its futures and swap contracts as cash flow hedges of forecasted transactions. Its options contracts and certain commodity contracts that do not qualify as cash flow hedges are marked-to-market through current earnings. Forward contracts that meet the requirements for normal purchase and normal sale accounting under FASB guidance on derivatives and hedging are accounted for using accrual accounting.

Credit and Nonperformance Risk

Pepco Holdings’ subsidiaries attempt to minimize credit risk exposure to wholesale energy counterparties through, among other things, formal credit policies, regular assessment of counterparty creditworthiness and the establishment of a credit limit for each counterparty, monitoring procedures that include stress testing, the use of standard agreements which allow for the netting of positive and negative exposures associated with a single counterparty and collateral requirements under certain circumstances, and have established reserves for credit losses. As of December 31, 2010, credit exposure to wholesale energy counterparties was weighted 99% with investment grade counterparties, 1% with counterparties without external credit-quality ratings, and there were no investments with non-investment grade counterparties.

The following table provides information on the credit exposure on competitive wholesale energy contracts, net of collateral, to wholesale counterparties as of December 31, 2010, in millions of dollars:

Rating	Exposure Before Credit Collateral (b)	Credit Collateral (c)	Net Exposure	Number of Counterparties Greater Than 10% (d)	Net Exposure of Counterparties Greater Than 10%
Investment Grade (a)	$74	$—	$74	5	$53
Non-Investment Grade	—	—	—	—	—
No External Ratings	1	—	1	—	—
Credit reserves			1

(a)	Investment Grade—primarily determined using publicly available credit ratings of the counterparty. If the counterparty has provided a guarantee by a higher-rated entity (e.g., its parent), it is determined based upon the rating of its guarantor. Included in “Investment Grade” are counterparties with a minimum Standard & Poor’s or Moody’s Investor Service rating of BBB- or Baa3, respectively.

(b)	Exposure before credit collateral—includes the marked-to-market (MTM) energy contract net assets for open/unrealized transactions, the net receivable/payable for realized transactions and net open positions for contracts not subject to MTM. Amounts due from counterparties are offset by liabilities payable to those counterparties to the extent that legally enforceable netting arrangements are in place. Thus, this column presents the net credit exposure to counterparties after reflecting all allowable netting, but before considering collateral held.

(c)	Credit collateral—the face amount of cash deposits, letters of credit and performance bonds received from counterparties, not adjusted for probability of default, and, if applicable, property interests (including oil and natural gas reserves).

(d)	Using a percentage of the total exposure.

Interest Rate Risk

Pepco Holdings and its subsidiaries’ variable or floating rate debt is subject to the risk of fluctuating interest rates in the normal course of business. Pepco Holdings manages interest rates through the use of fixed and, to a lesser extent, variable rate debt. The effect of a hypothetical 10% change in interest rates on the annual interest costs for short-term and variable rate debt was less than $1 million as of December 31, 2010.

Forward-Looking Statements

Some of the statements contained in this Annual Report are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding Pepco Holdings’ intents, beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Any forward-looking statements are not guarantees of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause PHI’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are beyond Pepco Holdings’ control and may cause actual results to differ materially from those contained in forward-looking statements:

•

Changes in governmental policies and regulatory actions affecting the energy industry, including allowed rates of return, industry and rate structure, acquisition and disposal of assets and facilities, operation and construction of transmission and distribution facilities and the recovery of purchased power expenses;

•	Weather conditions affecting usage and emergency restoration costs;

•	Population growth rates and changes in demographic patterns;

•	Changes in customer demand for electricity and natural gas due to conservation measures and the use of more energy-efficient products;

•	General economic conditions, including the impact of an economic downturn or recession on electricity and natural gas usage;

•	Changes in and compliance with environmental and safety laws and policies;

•	Changes in tax rates or policies;

•	Changes in rates of inflation;

•	Changes in accounting standards or practices;

•	Unanticipated changes in operating expenses and capital expenditures;

•	Rules and regulations imposed by federal and/or state regulatory commissions, PJM, the North American Electric Reliability Corporation and other applicable electric reliability organizations;

•	Legal and administrative proceedings (whether civil or criminal) and settlements that affect PHI’s business and profitability;

•	Pace of entry into new markets;

•	Interest rate fluctuations and the impact of credit and capital market conditions on the ability to obtain funding on favorable terms; and

•	Effects of geopolitical events, including the threat of domestic terrorism.

Any forward-looking statements speak only as to the date of this Annual Report and Pepco Holdings undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statements are made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for Pepco Holdings to predict all of such factors, nor can Pepco Holdings assess the impact of any such factor on Pepco Holding’s business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

The foregoing review of factors should not be construed as exhaustive.

Management’s Report on Internal Control over Financial Reporting

The management of Pepco Holdings is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed its internal control over financial reporting as of December 31, 2010 based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on its assessment, the management of Pepco Holdings concluded that Pepco Holdings’ internal control over financial reporting was effective as of December 31, 2010.

PricewaterhouseCoopers LLP, the independent registered public accounting firm that audited the financial statements of Pepco Holdings included in this Annual Report, has also issued its attestation report on the effectiveness of Pepco Holdings’ internal control over financial reporting, which is included herein.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of

Pepco Holdings, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, comprehensive income, equity and cash flows present fairly, in all material respects, the financial position of Pepco Holdings, Inc. and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Washington, D.C.

February 24, 2011

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

For the Year Ended December 31,	2010	2009	2008
	(millions of dollars, except per share data)
Operating Revenue
Power Delivery	$5,114	$4,980	$5,488
Pepco Energy Services	1,883	2,383	2,648
Other	42	39	(77)

Total Operating Revenue	7,039	7,402	8,059

Operating Expenses
Fuel and purchased energy	4,644	5,330	5,927
Other services cost of sales	127	85	127
Other operation and maintenance	884	819	775
Restructuring charge	30	—	—
Depreciation and amortization	393	349	338
Other taxes	434	368	355
Deferred electric service costs	(108)	(161)	(9)
Impairment losses	—	4	—
Effect of Pepco divestiture-related claims	11	(40)	—
Gain on sale of assets	—	—	(3)

Total Operating Expenses	6,415	6,754	7,510

Operating Income	624	648	549

Other Income (Expenses)
Interest and dividend income	—	2	17
Interest expense	(306)	(340)	(305)
(Loss) gain from equity investments	(1)	2	(4)
Loss on extinguishment of debt	(189)	—	—
Other income	22	16	19
Other expenses	—	(1)	(3)

Total Other Expenses	(474)	(321)	(276)

Income from Continuing Operations Before Income Tax Expense	150	327	273
Income Tax Expense Related to Continuing Operations	11	104	90

Net Income from Continuing Operations	139	223	183
(Loss) Income from Discontinued Operations, net of Income Taxes	(107)	12	117

Net Income	$32	$235	$300

Basic and Diluted Share Information
Weighted average shares outstanding (millions)	224	221	204

Earnings per share of common stock from Continuing Operations	$0.62	$1.01	$0.90
(Loss) earnings per share of common stock from Discontinued Operations	(0.48)	0.05	0.57

Basic and diluted earnings per share	$0.14	$1.06	$1.47

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the Year Ended December 31,	2010	2009	2008
	(millions of dollars)
Net income	$32	$235	$300

Other comprehensive income (loss) from continuing operations
Gains (loss) from continuing operations on commodity derivatives designated as cash flow hedges:
Losses arising during period	(100)	(129)	(210)
Amount of losses (gains) reclassified into income	135	166	(8)

Net gains (losses) on commodity derivatives	35	37	(218)
Losses on treasury rate locks reclassified into income	18	5	5
Amortization of losses for prior service cost	—	(13)	(3)

Other comprehensive income (loss) from continuing operations, before income taxes	53	29	(216)
Income tax expense (benefit) from continuing operations	21	12	(87)

Other comprehensive income (loss) from continuing operations, net of income taxes	32	17	(129)
Other comprehensive income (loss) from discontinued operations, net of income taxes	103	4	(87)

Comprehensive income	$167	$256	$84

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

ASSETS	December 31, 2010	December 31, 2009
	(millions of dollars)
CURRENT ASSETS
Cash and cash equivalents	$20	$44
Restricted cash equivalents	11	11
Accounts receivable, less allowance for uncollectible accounts of $51 million and $44 million, respectively	1,027	1,019
Inventories	126	124
Derivative assets	45	22
Prepayments of income taxes	276	167
Deferred income tax assets, net	90	126
Prepaid expenses and other	51	67
Conectiv Energy assets held for sale	111	346

Total Current Assets	1,757	1,926

INVESTMENTS AND OTHER ASSETS
Goodwill	1,407	1,407
Regulatory assets	1,915	1,801
Investment in finance leases held in trust	1,423	1,386
Income taxes receivable	114	141
Restricted cash equivalents	5	4
Assets and accrued interest related to uncertain tax positions	11	12
Derivative assets	—	16
Other	169	194
Conectiv Energy assets held for sale	6	29

Total Investments and Other Assets	5,050	4,990

PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment	12,120	11,431
Accumulated depreciation	(4,447)	(4,190)

Net Property, Plant and Equipment	7,673	7,241
Conectiv Energy assets held for sale	—	1,622

Total Property, Plant and Equipment	7,673	8,863

TOTAL ASSETS	$14,480	$15,779

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

LIABILITIES AND EQUITY	December 31, 2010	December 31, 2009
	(millions of dollars, except shares)
CURRENT LIABILITIES
Short-term debt	$534	$530
Current portion of long-term debt and project funding	75	536
Accounts payable and accrued liabilities	587	574
Capital lease obligations due within one year	8	7
Taxes accrued	96	47
Interest accrued	45	68
Liabilities and accrued interest related to uncertain tax positions	3	1
Derivative liabilities	66	67
Other	321	281
Liabilities associated with Conectiv Energy assets held for sale	62	191

Total Current Liabilities	1,797	2,302

DEFERRED CREDITS
Regulatory liabilities	528	613
Deferred income taxes, net	2,714	2,600
Investment tax credits	26	35
Pension benefit obligation	332	290
Other postretirement benefit obligations	429	409
Income taxes payable	2	5
Liabilities and accrued interest related to uncertain tax positions	148	96
Derivative liabilities	21	54
Other	175	147
Liabilities associated with Conectiv Energy assets held for sale	10	19

Total Deferred Credits	4,385	4,268

LONG-TERM LIABILITIES
Long-term debt	3,629	4,470
Transition bonds issued by ACE Funding	332	368
Long-term project funding	15	17
Capital lease obligations	86	92

Total Long-Term Liabilities	4,062	4,947

COMMITMENTS AND CONTINGENCIES (NOTE 17)
EQUITY
Common stock, $.01 par value—authorized 400,000,000 shares, 225,082,252 and 222,269,895 shares outstanding, respectively	2	2
Premium on stock and other capital contributions	3,275	3,227
Accumulated other comprehensive loss	(106)	(241)
Retained earnings	1,059	1,268

Total Shareholders’ Equity	4,230	4,256
Non-controlling interest	6	6

Total Equity	4,236	4,262

TOTAL LIABILITIES AND EQUITY	$14,480	$15,779

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Year Ended December 31,	2010	2009	2008
	(millions of dollars)
OPERATING ACTIVITIES
Net income	$32	$235	$300
Loss (income) from discontinued operations	107	(12)	(117)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	393	349	338
Non-cash rents from cross-border energy lease investments	(55)	(54)	(65)
Non-cash charge to reduce equity value of PHI’s cross-border energy lease investments	2	3	124
Effects of Pepco divestiture-related claims	11	(40)	—
Changes in restricted cash equivalents related to Mirant settlement	—	102	315
Deferred income taxes	345	249	313
Losses on treasury rate locks reclassified into income	18	5	5
Other	(20)	(3)	(12)
Changes in:
Accounts receivable	(12)	136	(71)
Inventories	(2)	20	(35)
Prepaid expenses	7	(17)	1
Regulatory assets and liabilities, net	(154)	(221)	(325)
Accounts payable and accrued liabilities	73	(153)	29
Pension contributions	(100)	(300)	—
Pension benefit obligation, excluding contributions	68	95	19
Cash collateral related to derivative activities	13	24	(138)
Taxes accrued	(213)	76	(241)
Other assets and liabilities	52	9	17
Net Conectiv Energy assets held for sale	248	103	(44)

Net Cash From Operating Activities	813	606	413

INVESTING ACTIVITIES
Investment in property, plant and equipment	(802)	(664)	(643)
DOE capital reimbursement awards received	13	—	—
Proceeds from sale of Conectiv Energy wholesale power generation business	1,640	—	—
Proceeds from sale of assets	3	4	56
Net other investing activities	2	—	11
Investment in property, plant and equipment associated with Conectiv Energy assets held for sale	(138)	(200)	(138)

Net Cash From (Used By) Investing Activities	718	(860)	(714)

FINANCING ACTIVITIES
Dividends paid on common stock	(241)	(238)	(222)
Common stock issued for the Dividend Reinvestment Plan and employee-related compensation	47	49	51
Issuance of common stock	—	—	265
Issuances of long-term debt	383	110	1,150
Reacquisition of long-term debt	(1,726)	(83)	(590)
Issuances (repayments) of short-term debt, net	4	65	26
Cost of issuances	(7)	(4)	(30)
Net other financing activities	(6)	10	(21)
Net financing activities associated with Conectiv Energy assets held for sale	(10)	7	1

Net Cash (Used By) From Financing Activities	(1,556)	(84)	630

Net (Decrease) Increase In Cash and Cash Equivalents	(25)	(338)	329
Cash and Cash Equivalents of Discontinued Operations	(1)	(2)	(9)
Cash and Cash Equivalents at Beginning of Year	46	384	55

CASH AND CASH EQUIVALENTS AT END OF YEAR	$20	$44	$375

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest (net of capitalized interest of $9 million, $11 million and $11 million, respectively)	$310	$353	$316
Cash (received) paid for income taxes	(13)	(76)	99

The accompanying Notes are an integral part of these Consolidated Financial Statements.

PEPCO HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

	Common Stock		Premium on Stock	Accumulated Other Comprehensive (Loss) Income	Retained Earnings	Total
(millions of dollars, except shares)	Shares	Par Value
BALANCE, DECEMBER 31, 2007	200,512,890	$2	$2,869	$(46)	$1,193	$4,018
Net Income	—	—	—	—	300	300
Other comprehensive loss	—	—	—	(216)	—	(216)
Dividends on common stock ($1.08 per share)	—	—	—	—	(222)	(222)
Issuance of common stock:
Original issue shares, net	17,095,081	—	277	—	—	277
DRP original shares	1,298,249	—	29	—	—	29
Net activity related to stock-based awards	—	—	4	—	—	4

BALANCE, DECEMBER 31, 2008	218,906,220	2	3,179	(262)	1,271	4,190
Net Income	—	—	—	—	235	235
Other comprehensive income	—	—	—	21	—	21
Dividends on common stock ($1.08 per share)	—	—	—	—	(238)	(238)
Issuance of common stock:
Original issue shares, net	1,210,261	—	18	—	—	18
DRP original shares	2,153,414	—	31	—	—	31
Net activity related to stock-based awards	—	—	(1)	—	—	(1)

BALANCE, DECEMBER 31, 2009	222,269,895	2	3,227	(241)	1,268	4,256
Net Income	—	—	—	—	32	32
Other comprehensive income	—	—	—	135	—	135
Dividends on common stock ($1.08 per share)	—	—	—	—	(241)	(241)
Issuance of common stock:
Original issue shares, net	1,041,482	—	16	—	—	16
DRP original shares	1,770,875	—	31	—	—	31
Net activity related to stock-based awards	—	—	1	—	—	1

BALANCE, DECEMBER 31, 2010	225,082,252	$2	$3,275	$(106)	$1,059	$4,230

The accompanying Notes are an integral part of these Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)	ORGANIZATION

Pepco Holdings, Inc. (PHI or Pepco Holdings), a Delaware corporation incorporated in 2001, is a holding company that, through the following regulated public utility subsidiaries, is engaged primarily in the transmission, distribution, and default supply of electricity and, to a lesser extent, the distribution and supply of natural gas (Power Delivery):

•	Potomac Electric Power Company (Pepco), which was incorporated in Washington, D.C. in 1896 and became a domestic Virginia corporation in 1949,

•	Delmarva Power & Light Company (DPL), which was incorporated in Delaware in 1909 and became a domestic Virginia corporation in 1979, and

•	Atlantic City Electric Company (ACE), which was incorporated in New Jersey in 1924.

Each of Pepco, DPL and ACE is also a reporting company under the Securities Exchange Act of 1934, as amended. Together the three companies constitute a single segment for financial reporting purposes.

Through Pepco Energy Services, Inc. and its subsidiaries (collectively, Pepco Energy Services), PHI provides energy savings performance contracting services, primarily to commercial, industrial and government customers. Pepco Energy Services is in the process of winding down its competitive electricity and natural gas retail supply business. Pepco Energy Services constitutes a separate segment for financial reporting purposes.

PHI Service Company, a subsidiary service company of PHI, provides a variety of support services, including legal, accounting, treasury, tax, purchasing and information technology services to PHI and its operating subsidiaries. These services are provided pursuant to a service agreement among PHI, PHI Service Company, and the participating operating subsidiaries. The expenses of the PHI Service Company are charged to PHI and the participating operating subsidiaries in accordance with cost allocation methods set forth in the service agreement.

Power Delivery

Each of Pepco, DPL and ACE is a regulated public utility in the jurisdictions that comprise its service territory. Each company owns and operates a network of wires, substations and other equipment that is classified as transmission facilities, distribution facilities or common facilities (which are used for both transmission and distribution). Transmission facilities are high-voltage systems that carry wholesale electricity into, or across, the utility’s service territory. Distribution facilities are low-voltage systems that carry electricity to end-use customers in the utility’s service territory.

Each company is responsible for the distribution of electricity and in the case of DPL natural gas, in its service territory, for which it is paid tariff rates established by the applicable local public service commissions. Each company also supplies electricity at regulated rates to retail customers in its service territory who do not elect to purchase electricity from a competitive energy supplier. The regulatory term for this supply service is Standard Office Service in Delaware, the District of Columbia and Maryland, and Basic Generation Service (BGS) in New Jersey. In these Notes to the consolidated financial statements, these supply service obligations are referred to generally as Default Electricity Supply.

Pepco Energy Services

The business of the Pepco Energy Services segment has consisted primarily of (i) the retail supply of electricity and natural gas and (ii) providing energy savings performance contracting services principally to federal, state and local government customers, and designing, constructing and operating combined heat and power and central energy plants for customers (Energy Services). Pepco Energy Services also owns and operates two oil-fired generation facilities. In December 2009, PHI announced that it will wind down the retail energy supply component of the Pepco Energy Services business. Pepco Energy Services is implementing this wind down by not entering into any new supply contracts, while continuing to perform under its existing supply contracts through their expiration dates.

The retail energy supply business historically generated a substantial portion of the operating revenues and net income of the Pepco Energy Services segment. Operating revenues related to the retail energy supply business for the years ended December 31, 2010, 2009 and 2008 were $1.6 billion, $2.3 billion and $2.5 billion, respectively, while operating income for the same periods was $59 million, $88 million and $54 million, respectively. In connection with the operation of the retail energy supply business, as of December 31, 2010, Pepco Energy Services provided letters of credit of $113 million and posted net cash collateral of $117 million. These collateral requirements, which are based on existing wholesale energy purchase and sale contracts and current market prices, will decrease over time as the contracts expire, with the collateral expected to be fully released by June 1, 2014. The Energy Services business will not be affected by the wind down of the retail energy supply business.

As further discussed in Note (6), “Goodwill,” as a result of the decision to wind down the retail energy supply business, Pepco Energy Services in the fourth quarter of 2009 recorded (i) a $4 million pre-tax impairment charge reflecting the write off of all goodwill allocated to this business and (ii) a pre-tax charge of less than $1 million related to employee severance. In accordance with Financial Accounting Standards Board (FASB) guidance, the Pepco Energy Services retail electric and natural gas supply business will be reflected as a discontinued operation when the wind down is complete.

Other Business Operations

Through its subsidiary Potomac Capital Investment Corporation (PCI), PHI maintains a portfolio of cross-border energy lease investments, with a book value at December 31, 2010 of approximately $1.4 billion. This activity constitutes a third operating segment for financial reporting purposes, which is designated as “Other Non-Regulated.” For a discussion of PHI’s cross-border energy lease investments, see Note (2), “Significant Accounting Policies—Changes in Accounting Estimates,” Note (8), “Leasing Activities—Investment in Finance Leases Held in Trust,” Note (12), “Income Taxes,” and Note (17), “Commitments and Contingencies—PHI’s Cross-Border Energy Lease Investments.”

Discontinued Operations

On April 20, 2010, the Board of Directors of PHI approved a plan for the disposition of PHI’s competitive wholesale power generation business conducted through subsidiaries of Conectiv Energy Holding Company (Conectiv Energy). On July 1, 2010, PHI completed the sale of Conectiv Energy’s wholesale power generation business to Calpine Corporation (Calpine) for $1.64 billion. The disposition of all of Conectiv Energy’s remaining assets and businesses, consisting of its load service supply contracts, energy hedging portfolio, certain tolling agreements and other assets not included in the Calpine sale is substantially complete. The operations of Conectiv Energy are being accounted for as a discontinued operation and no longer constitutes a separate segment for financial reporting purposes. In addition, substantially all of the information in these Notes to the consolidated financial statements with respect to the operations of the former Conectiv Energy segment has been consolidated in Note (20), “Discontinued Operations.”

(2)	SIGNIFICANT ACCOUNTING POLICIES

Consolidation Policy

The accompanying consolidated financial statements include the accounts of Pepco Holdings and its wholly owned subsidiaries. All material intercompany balances and transactions between subsidiaries have been eliminated. Pepco Holdings uses the equity method to report investments, corporate joint ventures, partnerships, and affiliated companies in which it holds a 20% to 50% voting interest and cannot exercise control over the operations and policies of the investment. Certain transmission and other facilities currently held, are consolidated in proportion to PHI’s percentage interest in the facility.

Change in Accounting Principle

Historically PHI performed its goodwill impairment test on July 1 each year. After the completion of the July 1, 2009 goodwill impairment test, PHI adopted a new accounting policy whereby PHI’s annual impairment review of goodwill will be performed annually as of November 1. Management believes that PHI’s new annual impairment testing date is preferable because it better aligns the timing of the test with management’s annual update of its long-term financial forecast. This change in accounting principle had no effect on PHI’s consolidated financial statements. For additional discussion on this matter see Note (6), “Goodwill.”

Consolidation of Variable Interest Entities

In accordance with FASB guidance on the consolidation of variable interest entities (Accounting Standards Codification (ASC) 810), Pepco Holdings consolidates variable interest entities with respect to which Pepco Holdings or a subsidiary is the primary beneficiary. The guidance addresses conditions under which an entity should be consolidated based upon variable interests rather than voting interests. Subsidiaries of Pepco Holdings have contractual arrangements with several entities to which the guidance applies.

ACE Power Purchase Agreements

PHI, through its ACE subsidiary, is a party to three power purchase agreements (PPAs) with unaffiliated, non-utility generators (NUGs). Due to a variable element in the pricing structure of the PPAs, PHI potentially assumes the variability in the operations of the generating facilities related to the NUGs and, therefore, has a variable interest in the entities. Despite exhaustive efforts to obtain information from these entities during 2010, PHI continues to be unable to obtain sufficient information to conduct the analysis required under FASB guidance to determine whether these three entities were variable interest entities or if ACE was the primary beneficiary. As a result, Pepco Holdings has applied the scope exemption from the guidance for enterprises that have conducted exhaustive efforts to obtain the necessary information, but have not been able to obtain such information.

Net purchase activities with the NUGs for the years ended December 31, 2010, 2009, and 2008, were approximately $292 million, $282 million and $349 million, respectively, of which approximately $270 million, $262 million and $305 million, respectively, consisted of power purchases under the PPAs. The power purchase costs are recoverable from ACE’s customers through regulated rates.

Pepco Power Purchase Agreement

During the third quarter of 2008, Pepco transferred to Sempra Energy Trading LLP an agreement with Panda-Brandywine, L.P. (Panda) under which Pepco was obligated to purchase from Panda 230 megawatts of capacity and energy annually through 2021 (the Panda PPA). Net purchase activities under the Panda PPA for the year ended December 31, 2008 were approximately $59 million.

DPL Renewable Energy Transactions

PHI, through its DPL subsidiary, has entered into four wind PPAs in the aggregate amount of 350 megawatts that include the purchase of renewable energy credits (RECs) and one solar REC purchase agreement with a nine megawatt facility. The Delaware Public Service Commission (DPSC) has approved DPL’s entry into each of the agreements and the recovery of DPL’s purchase costs through customer rates. The RECs purchased under all the agreements will help DPL fulfill a portion of its requirements under the State of Delaware’s Renewable Energy Portfolio Standards Act.

Of the wind PPAs, three of the PPAs are with land-based facilities and one of the PPAs is with an offshore facility. One of the land-based facilities became operational and went into service in December 2009. DPL is obligated to purchase energy and RECs from this facility through 2024 in amounts generated and delivered not to exceed 50.25 megawatts at rates that are primarily fixed. DPL’s purchases under this PPA totaled $12 million for 2010. Purchases under the other wind agreements, which have terms ranging from 20 to 25 years, are currently expected to start in 2011 for the other two land-based contracts and 2016 for the offshore contract, if the projects are ultimately completed and operational. When they become operational, DPL is obligated to purchase energy and RECs in amounts generated and delivered by the sellers at rates that are primarily fixed under these agreements. Under one of the agreements, DPL is also obligated to purchase the capacity associated with the facility at rates that are generally fixed. If the offshore wind facility developer is unable to obtain all necessary permits and financing commitments, this could result in setbacks in the construction schedules and the operational start dates of the offshore wind facility. If the wind facilities are not operational by specified dates, DPL has the right to terminate the PPAs. The term of the agreement with the solar facility is 20 years and DPL is obligated to purchase RECs in an amount up to seventy percent of the energy output from the solar facility at a fixed price once the facility is operational, which is expected to be in the third quarter of 2011.

DPL concluded that consolidation is not required for any of these agreements under FASB guidance on the consolidation of variable interest entities.

ACE Transition Funding, LLC

ACE Transition Funding, LLC (ACE Funding) was established in 2001 by ACE solely for the purpose of securitizing authorized portions of ACE’s recoverable stranded costs through the issuance and sale of Transition Bonds. The proceeds of the sale of each series of Transition Bonds have been transferred to ACE in exchange for the transfer by ACE to ACE Funding of the right to collect non-bypassable Transition Bond Charges (the Transition Bond Charges) from ACE customers pursuant to bondable stranded costs rate orders issued by the New Jersey Board of Public Utilities in an amount sufficient to fund the principal and interest payments on the Transition Bonds and related taxes, expenses and fees (Bondable Transition Property). ACE collects the Transition Bond Charges from its customers on behalf of ACE Funding and the holders of the Transition Bonds. The assets of ACE Funding, including the Bondable Transition Property and the Transition Bond Charges collected from ACE’s customers, are not available to creditors of ACE. The holders of the Transition Bonds have recourse only to the assets of ACE Funding. ACE owns 100 percent of the equity of ACE Funding and PHI has consolidated ACE Funding in its financial statements. An amendment to the variable interest entity consolidation guidance effective January 1, 2010 resulted in ACE Funding meeting the definition of a variable interest entity. PHI continued to consolidate ACE Funding in its financial statements upon the effective date of the amended variable interest entity consolidation guidance as ACE is the primary beneficiary of ACE Funding under the amended variable interest entity consolidation guidance.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP) requires management to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities in the consolidated financial statements and these Notes. Although Pepco Holdings believes that its estimates and assumptions are reasonable, they are based upon information available to management at the time the estimates are made. Actual results may differ significantly from these estimates.

Significant matters that involve the use of estimates include the assessment of goodwill and long-lived assets for impairment, fair value calculations for certain derivative instruments, the costs of providing pension and other postretirement benefits, evaluation of the probability of recovery of regulatory assets, accrual of storm restoration costs, accrual of interest related to income taxes, accrual of restructuring charges, recognition of changes in network service transmission rates for prior service year costs, and the recognition of income tax benefits for investments in finance leases held in trust associated with PHI’s portfolio of cross-border energy lease investments. Additionally, PHI is subject to legal, regulatory, and other proceedings and claims that arise in the ordinary course of its business. PHI records an estimated liability for these proceedings and claims, when the loss is determined to be probable and is reasonably estimable.

Accrual of Interest Associated with 1996 to 2002 Federal Income Tax Returns

In November 2010, PHI reached final settlement with the Internal Revenue Service (IRS) with respect to its federal tax returns for the years 1996 to 2002 for all issues except its cross-border energy lease investments. PHI also reallocated certain amounts on deposit with the IRS since 2006 among liabilities in the settlement years and subsequent years. In connection with these activities, PHI has recalculated the estimated interest due for the tax years 1996 to 2002. These calculations have resulted in the reversal of $15 million of previously accrued estimated interest due to the IRS. This reversal has been recorded as an income tax benefit in the fourth quarter of 2010. This recalculated interest estimate is subject to adjustment when the IRS finalizes its calculation of the amount due.

Restructuring Charges

In the second quarter of 2010, PHI commenced a comprehensive organizational review to identify opportunities to streamline the organization and to achieve certain reductions in corporate overhead costs allocated to its operating segments. The restructuring plan resulted in the elimination of 164 employee positions and the recording of an associated estimated accrued expense for termination benefits in the amount of $30 million. The calculation of these termination benefits, the majority of which will be paid in 2011, was based on estimated severance costs and actuarial calculations of the present value of certain changes in pension and other postretirement benefits for terminated employees.

Network Service Transmission Rates

In May of each year, each of PHI’s utility subsidiaries provides its updated network service transmission rate to the Federal Energy Regulatory Commission (FERC) effective for the service year beginning June 1 of the current year and ending on May 31 of the following year. The network service transmission rate includes a true-up for costs incurred in the prior service year not yet reflected in rates charged to customers. In the first half of 2010, PHI recorded an increase in transmission service revenue of $12 million that was then estimated to be collected over the 2010-2011 service year for costs incurred in the 2009 service year. In the fourth quarter of 2010, PHI recorded a decrease in transmission service revenue of $2 million that it estimates will be reflected as a reduction in transmission service rates for the 2011-2012 service year based on costs incurred during the first seven months of the 2010 service year. PHI will update its estimate of the reduction in transmission service revenue for the 2011-2012 service year in the first and second quarters of 2011 as its utility subsidiaries progress toward the completion of the 2010-2011 service year and final cost information from the 2010-2011 service year becomes available. In the second quarter of 2011, PHI expects to record the true-ups filed by its utility subsidiaries as part of their updated transmission service rates that are submitted to FERC.

Investments in Finance Leases Held in Trust

As further discussed in Note (8), “Leasing Activities,” Note (12), “Income Taxes,” and Note (17), “Commitments and Contingencies—PHI’s Cross-Border Energy Lease Investments,” PHI maintains a portfolio of cross-border energy lease investments. The book equity value of these cross-border energy lease investments and the pattern of recognizing the related cross-border energy lease income are based on the estimated timing and amount of all cash flows related to the cross-border energy lease investments, including income tax-related cash flows. These investments are more commonly referred to as sale-in lease-out, or SILO, transactions. PHI currently derives tax benefits from these investments to the extent that rental income is exceeded by depreciation deductions based on the purchase price of the assets and interest deductions on the non-recourse debt financing

(obtained to fund a substantial portion of the purchase price of the assets). The IRS has announced broadly its intention to disallow the tax benefits recognized by all taxpayers on these types of investments. More specifically, the IRS has disallowed interest and depreciation deductions claimed by PHI related to its cross-border energy lease investments on its 2001 through 2005 federal income tax returns, which currently are under audit and has sought to recharacterize the leases as loan transactions as to which PHI would be subject to original issue discount income.

In the last several years, IRS challenges to certain cross-border energy lease investment transactions have been the subject of litigation. PHI believes that its tax position with regard to its cross-border energy lease investments was appropriate based on applicable statutes, regulations and case law. However, after evaluating the court rulings available at the time, there have been several decisions in favor of the IRS that were factored into PHI’s decision to adjust the values of the cross-border energy lease investments at certain points in time.

As further described in Note (17), “Commitments and Contingencies,” PHI has recorded charges related to its cross-border energy lease investments of $2 million in 2010, $3 million in 2009 and $124 million in 2008.

Revenue Recognition

Regulated Revenue

The Power Delivery business recognizes revenue upon distribution of electricity and gas to its customers, including amounts for services rendered but not yet billed (unbilled revenue). Pepco Holdings recorded amounts for unbilled revenue of $218 million and $199 million as of December 31, 2010 and 2009, respectively. These amounts are included in Accounts receivable. Pepco Holdings’ utility subsidiaries calculate unbilled revenue using an output based methodology. This methodology is based on the supply of electricity or gas intended for distribution to customers. The unbilled revenue process requires management to make assumptions and judgments about input factors such as customer sales mix, temperature and estimated line losses (estimates of electricity and gas expected to be lost in the process of its transmission and distribution to customers). The assumptions and judgements are inherently uncertain and susceptible to change from period to period, and if the actual results differ from the projected results, the impact could be material.

Taxes related to the consumption of electricity and gas by the utility customers, such as fuel, energy, or other similar taxes, are components of the tariff rates charged by PHI’s utility subsidiaries and, as such, are billed to customers and recorded in Operating Revenues. Accruals for these taxes are recorded in Other Taxes. Excise tax related generally to the consumption of gasoline by PHI and its subsidiaries in the normal course of business is charged to operations, maintenance or construction, and is not material.

Pepco Energy Services Revenue

Pepco Energy Services has recognized revenue upon distribution of electricity and gas to the customer, including amounts for electricity and gas delivered, but not yet billed. Sales and purchases of electric power to Independent System Operators (ISO) are netted hourly and classified as operating revenue or operating expenses, as appropriate. Unrealized derivative gains and losses are recognized in current earnings as revenue if the derivatives do not qualify for hedge accounting or normal purchases or normal sales treatment under FASB guidance on derivatives and hedging (ASC 815). Revenue for Pepco Energy Services’ energy services business is recognized using the percentage-of-completion method, which recognizes revenue as work is completed on the contract. Revenues from its operation and maintenance and other products and services contracts are recognized when earned.

Taxes Assessed by a Governmental Authority on Revenue-Producing Transactions

Taxes included in Pepco Holdings’ gross revenues were $373 million, $293 million and $278 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Accounting for Derivatives

Pepco Holdings and its subsidiaries use derivative instruments primarily to manage risk associated with commodity prices and interest rates. Risk management policies are determined by PHI’s Corporate Risk Management Committee (CRMC). The CRMC monitors interest rate fluctuation, commodity price fluctuation and credit risk exposure, and sets risk management policies that establish limits on unhedged risk.

PHI accounts for its derivative activities in accordance with FASB guidance on derivatives and hedging which requires derivative instruments to be measured at fair value. Derivatives are recorded on the consolidated balance sheets as derivative assets or derivative liabilities unless designated as normal purchases or normal sales.

Mark-to-market gains and losses on derivatives that are not designated as hedges are presented on the consolidated statements of income as Operating revenue. PHI uses mark-to-market accounting through earnings for derivatives that either do not qualify for hedge accounting or that management does not designate as hedges.

The gain or loss on a derivative that hedges exposure to variable cash flows of a forecasted transaction is initially recorded in Accumulated Other Comprehensive Loss (AOCL) (a separate component of equity) to the extent that the hedge is effective and is subsequently reclassified into earnings, in the same category as the item being hedged, when the gain or loss from the forecasted transaction occurs. If it is probable that a forecasted transaction will not occur, the deferred gain or loss in AOCL is immediately reclassified to earnings. Gains or losses related to any ineffective portion of cash flow hedges are also recognized in earnings immediately as Operating revenue or as a Fuel and purchased energy expense.

Changes in the fair value of derivatives designated as fair value hedges, as well as changes in the fair value of the hedged asset, liability or firm commitment, are recorded as Operating revenue in the consolidated statements of income.

PHI designates certain commodity forwards as normal purchases or normal sales, which are not required to be recorded in the financial statements until they are settled under FASB guidance. This type of contract is used in normal operations, settles physically and follows standard accrual accounting. Unrealized gains and losses on these contracts do not appear on the consolidated balance sheets. Examples of these normal purchase transactions include purchases of fuel to be consumed in generating facilities or for delivery to customers. Normal sales transactions include agreements to deliver natural gas and electric power to customers. Normal purchases and normal sales transactions are presented on a gross basis when they settle, with normal sales recorded as Operating revenue and normal purchases recorded as Fuel and purchased energy expenses.

The fair value of derivatives is determined using quoted exchange prices where available. For instruments that are not traded on an exchange, pricing services and external broker quotes are used to determine fair value. For some custom and complex instruments, internal models are used to interpolate broker-quality price information. For certain long-dated instruments, broker or exchange data are extrapolated for future periods where limited market information is available. Models are also used to estimate volumes for certain transactions. See Note (15), “Derivative Instruments and Hedging Activities,” for more information about the types of derivatives employed by PHI and Note (16), “Fair Value Disclosures,” for the methodologies used to value them.

The impact of derivatives that are marked to market through current earnings, the ineffective portion of cash flow hedges, and the portion of fair value hedges that flows to current earnings are presented on a net basis in the consolidated statements of income as Operating revenue or as a Fuel and purchased energy expense. When a hedging gain or loss is realized, it is presented on a net basis in the same line item as the underlying item being hedged. Unrealized derivative gains and losses are presented gross on the consolidated balance sheets except where contractual netting agreements are in place with individual counterparties. See Note (15), “Derivative Instruments and Hedging Activities,” for more information about the components of unrealized and realized gains and losses on derivatives.

Stock-Based Compensation

Pepco Holdings recognizes compensation expense for stock-based awards, modifications or cancellations based on the grant-date fair value. Compensation expense is recognized over the requisite service period. In addition, compensation expense recognized includes the cost for all stock-based awards granted prior to, but not yet vested as of January 1, 2006, measured at the grant-date fair value. A deferred tax asset and deferred tax benefit are also recognized concurrently with compensation expense for the tax effect of the deduction of stock options and restricted stock awards, which are deductible only upon exercise and vesting.

PHI’s compensation awards include both time-based restricted stock awards that vest over a three-year service period and performance-based restricted stock units that are earned based on performance over a three-year period. The compensation expense associated with these awards is calculated based on the estimated fair value of the awards at the grant date and is recognized over the three-year service or performance period.

Pepco Holdings estimates the fair value of each stock option award on the date of grant using the Black-Scholes-Merton option pricing model. This model uses assumptions related to expected option term, expected volatility, expected dividend yield, and the risk-free interest rate. Pepco Holdings uses historical data to estimate option exercise and employee termination within the valuation model; groups of employees that have similar historical exercise behavior are considered separately for valuation purposes.

Pepco Holdings’ current policy is to issue new shares to satisfy stock option exercises and as restricted stock awards.

Income Taxes

PHI and the majority of its subsidiaries file a consolidated federal income tax return. Federal income taxes are allocated among PHI and the subsidiaries included in its consolidated group pursuant to a written tax sharing agreement, which was approved by the Securities and Exchange Commission (SEC) in connection with the establishment of PHI as a holding company. Under this tax sharing agreement, PHI’s consolidated federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss amounts.

The consolidated financial statements include current and deferred income taxes. Current income taxes represent the amount of tax expected to be reported on PHI’s and its subsidiaries’ federal and state income tax returns. Deferred income tax assets and liabilities represent the tax effects of temporary differences between the financial statement basis and tax basis of existing assets and liabilities, and they are measured using presently enacted tax rates. See Note (12), “Income Taxes,” for a listing of primary deferred tax assets and liabilities. The portions of Pepco’s, DPL’s, and ACE’s deferred tax liabilities applicable to their utility operations that have not been recovered from utility customers represent income taxes recoverable in the future and are included in Regulatory assets on the consolidated balance sheets. See Note (7), “Regulatory Assets and Regulatory Liabilities,” for additional information.

PHI recognizes interest on under or over payments of income taxes, interest on uncertain tax positions and tax-related penalties in income tax expense. Deferred income tax expense generally represents the net change during the reporting period in the net deferred tax liability and deferred recoverable income taxes.

Investment tax credits are amortized to income over the useful lives of the related property.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, cash invested in money market funds and commercial paper held with original maturities of three months or less.

Restricted Cash Equivalents

The restricted cash equivalents included in Current Assets and the restricted cash equivalents included in Investments and Other Assets consist of (i) cash held as collateral that is restricted from use for general corporate purposes and (ii) cash equivalents that are specifically segregated based on management’s intent to use such cash equivalents for a particular purpose. The classification as current or non-current conforms to the classification of the related liabilities.

Accounts Receivable and Allowance for Uncollectible Accounts

Pepco Holdings’ accounts receivable balances primarily consist of customer accounts receivable, other accounts receivable, and accrued unbilled revenue generated by subsidiaries in the Power Delivery business and at Pepco Energy Services. Accrued unbilled revenue represents revenue earned in the current period but not billed to the customer until a future date (usually within one month after the receivable is recorded).

PHI maintains an allowance for uncollectible accounts and changes in the allowance are recorded as an adjustment to Other operation and maintenance expense in the consolidated statements of income. PHI determines the amount of the allowance based on specific identification of material amounts at risk by customer and maintains a reserve based on its historical collection experience. The adequacy of this allowance is assessed on a quarterly basis by evaluating all known factors, such as the aging of the receivables, historical collection experience, the economic and competitive environment and changes in the creditworthiness of its customers. Although management believes its allowance is adequate, it cannot anticipate with any certainty the changes in the financial condition of its customers. As a result, PHI records adjustments to the allowance for uncollectible accounts in the period in which the new information that requires an adjustment becomes known.

Inventories

Inventory is valued at the lower of cost or market value. Included in inventories are generation, transmission and distribution materials and supplies, natural gas, fuel oil and coal.

PHI utilizes the weighted average cost method of accounting for inventory items, other than fuel oil held for resale. Under this method, an average price is determined for the quantity of units acquired at each price level and is applied to the ending quantity to calculate the total ending inventory balance. Materials and supplies inventory are recorded in inventory when purchased and then expensed or capitalized to plant, as appropriate, when installed.

The costs of natural gas, coal and fuel oil for generating facilities, including transportation costs, are included in inventory when purchased and charged to fuel expense when used. For PHI, the first-in-first-out method is not materially different from the weighted average cost method due to the high inventory turnover rate in the oil marketing business.

Goodwill

Goodwill represents the excess of the purchase price of an acquisition over the fair value of the net assets acquired at the acquisition date. Substantially all of Pepco Holdings’ goodwill was generated by Pepco’s acquisition of Conectiv in 2002 and is allocated entirely to Pepco Holdings’ Power Delivery reporting unit for purposes of impairment testing based on the aggregation of its components. Pepco Holdings tests its goodwill for impairment annually as of November 1 and whenever an event occurs or circumstances change in the interim that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Factors that may result in an interim impairment test include, but are not limited to: a change in the identified reporting units; an adverse change in business conditions; a decline in PHI’s stock price causing market capitalization to fall further below book value; an adverse regulatory action; or an impairment of long-lived assets in the reporting unit. PHI performed its annual impairment test on November 1, 2010 and did not record an impairment charge as described in Note (6), “Goodwill.”

Regulatory Assets and Regulatory Liabilities

The Power Delivery operations of Pepco are regulated by the District of Columbia Public Service Commission (DCPSC) and the Maryland Public Service Commission (MPSC).

The Power Delivery operations of DPL are regulated by the DPSC and the MPSC. DPL’s interstate transportation and wholesale sale of natural gas are regulated by FERC.

The Power Delivery operations of ACE are regulated by the New Jersey Board of Public Utilities (NJBPU).

The transmission of electricity by Pepco, DPL, and ACE are regulated by FERC.

The FASB guidance on Regulated Operations (ASC 980) applies to the Power Delivery businesses of Pepco, DPL, and ACE. It allows regulated entities, in appropriate circumstances, to defer the income statement impact of certain costs that are expected to be recovered in future rates through the establishment of regulatory assets. Management’s assessment of the probability of recovery of regulatory assets requires judgment and interpretation of laws, regulatory commission orders and other factors. If management subsequently determines, based on changes in facts or circumstances, that a regulatory asset is not probable of recovery, then the regulatory asset would be eliminated through a charge to earnings.

Effective June 2007, the MPSC approved a bill stabilization adjustment mechanism (BSA) for retail customers of Pepco and DPL. Effective November 2009, the DCPSC approved a BSA for Pepco’s retail customers. See Note (17) ”Commitments and Contingencies—Regulatory and Other Matters—Rate Proceedings.” For customers to whom the BSA applies, Pepco and DPL recognize distribution revenue based on an approved distribution charge per customer. From a revenue recognition standpoint, the BSA has the effect of decoupling the distribution revenue recognized in a reporting period from the amount of power delivered during that period. Pursuant to this mechanism, Pepco and DPL recognize either (i) a positive adjustment equal to the amount by which revenue from Maryland and the District of Columbia retail distribution sales falls short of the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer, or (ii) a negative adjustment equal to the amount by which revenue from such distribution sales exceeds the revenue that Pepco and DPL are entitled to earn based on the approved distribution charge per customer (a Revenue Decoupling Adjustment). A net positive Revenue Decoupling Adjustment is recorded as a regulatory asset and a net negative Revenue Decoupling Adjustment is recorded as a regulatory liability.

Leasing Activities

Pepco Holdings’ lease transactions include plant, office space, equipment, software, vehicles and elements of PPAs. In accordance with FASB guidance on leases (ASC 840), these leases are classified as either leveraged leases, operating leases or capital leases.

Leveraged Leases

Income from investments in leveraged lease transactions, in which PHI is an equity participant, is accounted for using the financing method. In accordance with the financing method, investments in leased property are recorded as a receivable from the lessee to be recovered through the collection of future rentals. Income, including investment tax credits, on leveraged equipment leases is recognized over the life of the lease at a constant rate of return on the positive net investment. Each quarter, PHI reviews the carrying value of each lease, which includes a review of the underlying financial assumptions, the timing and collectibility of cash flows, and the credit quality of the lessee. Changes to the underlying assumptions, if any, would be accounted for in accordance with FASB guidance on leases and reflected in the carrying value of the lease effective for the quarter within which they occur.

Operating Leases

An operating lease in which PHI or a subsidiary is the lessee generally results in a level income statement charge over the term of the lease, reflecting the rental payments required by the lease agreement. If rental payments are not made on a straight-line basis, PHI’s policy is to recognize rent expense on a straight-line basis over the lease term unless another systematic and rational allocation basis is more representative of the time pattern in which the leased property is physically employed.

Capital Leases

For ratemaking purposes, capital leases in which PHI or a subsidiary is the lessee are treated as operating leases; therefore, in accordance with FASB guidance on Regulated Operations (ASC 980), the amortization of the leased asset is based on the recovery of rental payments through customer rates. Investments in equipment under capital leases are stated at cost, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the equipment’s estimated useful life.

Arrangements Containing a Lease

PPAs contain a lease if the arrangement conveys the right to use and control property, plant or equipment. If so, PHI determines the appropriate lease accounting classification.

Property, Plant and Equipment

Property, plant and equipment are recorded at original cost, including labor, materials, asset retirement costs and other direct and indirect costs including capitalized interest. The carrying value of property, plant and equipment is evaluated for impairment whenever circumstances indicate the carrying value of those assets may not be recoverable. Upon retirement, the cost of regulated property, net of salvage, is charged to accumulated depreciation. For non-regulated property, the cost and accumulated depreciation of the property, plant and equipment retired or otherwise disposed of are removed from the related accounts and included in the determination of any gain or loss on disposition.

The annual provision for depreciation on electric and gas property, plant and equipment is computed on a straight-line basis using composite rates by classes of depreciable property. Accumulated depreciation is charged with the cost of depreciable property retired, less salvage and other recoveries. Property, plant and equipment, other than electric and gas facilities, is generally depreciated on a straight-line basis over the useful lives of the assets. The table below provides system-wide composite annual depreciation rates for the years ended December 31, 2010, 2009, and 2008.

	Transmission and Distribution			Generation
	2010	2009	2008	2010	2009	2008
Pepco	2.6%	2.7%	2.7%	—	—	—
DPL	2.8%	2.8%	2.8%	—	—	—
ACE	2.8%	2.8%	2.8%	—	—	—
Pepco Energy Services(a)	—	—	—	16.9%	11.4%	9.5%

(a)	Percentages reflect accelerated depreciation of the Benning Road and Buzzard Point generating plants scheduled for retirement in May 2012.

In 2010, subsidiaries of PHI received awards from the U.S. Department of Energy (DOE) under the American Recovery and Reinvestment Act of 2009. Pepco was awarded $149 million to fund a portion of the costs incurred for the implementation of an advanced metering infrastructure system, direct load control, distribution automation and communications infrastructure in its Maryland and District of Columbia service territories. ACE was awarded $19 million to fund a portion of the costs incurred for the implementation of direct load control, distribution automation and communications infrastructure in its New Jersey service territory. PHI has elected to recognize the awards as a reduction in the carrying value of the assets acquired rather than grant income over the service period.

Long-Lived Asset Impairment Evaluation

Pepco Holdings evaluates long-lived assets to be held and used, such as generating property and equipment, and real estate, for impairment whenever events or changes in circumstances indicate that their carrying value may not be recoverable. Examples of such events or changes include a significant decrease in the market price of a long-lived asset or a significant adverse change in the manner in which an asset is being used or its physical condition. A long-lived asset to be held and used is written down to fair value if the expected future undiscounted cash flow from the asset is less than its carrying value.

For long-lived assets held for sale, an impairment loss is recognized to the extent that the asset’s carrying value exceeds its fair value including costs to sell.

Capitalized Interest and Allowance for Funds Used During Construction

In accordance with FASB guidance on regulated operations (ASC 980), PHI’s utility subsidiaries can capitalize the capital costs of financing the construction of plant and equipment as Allowance for Funds Used During Construction (AFUDC). This results in the debt portion of AFUDC being recorded as a reduction of Interest expense and the equity portion of AFUDC being recorded as an increase to Other income in the accompanying consolidated statements of income.

Pepco Holdings recorded AFUDC for borrowed funds of $8 million, $7 million, and $5 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Pepco Holdings recorded amounts for the equity component of AFUDC of $10 million, $3 million and $5 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Amortization of Debt Issuance and Reacquisition Costs

Pepco Holdings defers and amortizes debt issuance costs and long-term debt premiums and discounts over the lives of the respective debt issues. When PHI utility subsidiaries refinance existing debt or redeem existing debt, any unamortized premiums, discounts and debt issuance costs, as well as debt redemption costs, are classified as regulatory assets and are amortized generally over the life of the original issue.

Asset Removal Costs

In accordance with FASB guidance, asset removal costs are recorded by PHI utility subsidiaries as regulatory liabilities. At December 31, 2010 and 2009, $361 million and $352 million of asset removal costs, respectively, are included in regulatory liabilities in the accompanying consolidated balance sheets.

Pension and Postretirement Benefit Plans

Pepco Holdings sponsors a non-contributory defined benefit retirement plan that covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings subsidiaries (the PHI Retirement Plan). Pepco Holdings also provides supplemental retirement benefits to certain eligible executives and key employees through a nonqualified retirement plan and provides certain postretirement health care and life insurance benefits for eligible retired employees.

Pepco Holdings accounts for the PHI Retirement Plan, the nonqualified retirement plans, and the retirement healthcare and life insurance benefit plans in accordance with FASB guidance on Retirement Benefits (ASC 715).

See Note (10), “Pension and Other Postretirement Benefits,” for additional information.

Preferred Stock

As of December 31, 2010 and 2009, PHI had 40 million shares of preferred stock authorized for issuance, with a par value of $.01 per share. No shares of preferred stock were outstanding at December 31, 2010 and 2009.

Reclassifications and Adjustments

Certain prior period amounts have been reclassified in order to conform to current period presentation. The following adjustments have been recorded and are not considered material individually or in the aggregate:

Operating Revenue

During 2009, DPL recorded additional revenue of $14 million related to the unbilled portion of the Gas Cost Rate (GCR) revenue, which was not previously recognized. Because the GCR revenue is deferred, an additional expense of $14 million was recorded in 2009. Consequently, there was no impact on consolidated net income.

Operating Expenses

During 2010, Pepco recorded an adjustment to correct certain errors which resulted in a decrease to Other taxes of $5 million (pre-tax).

As further described in Note (9), “Property, Plant and Equipment,” in the fourth quarter of 2010, PHI recorded an accrual of $4 million for the obligations associated with the planned deactivation of Pepco Energy Services’ two oil-fired generating facilities. Of this amount, $1 million should have been recorded in each of 2009, 2008 and 2007.

During 2008, PHI identified an error in the accounting for certain of its restricted stock awards granted under the Long-Term Incentive Plan that resulted in an understatement of stock-based compensation expense in 2007 and 2006. Pepco and DPL also recorded adjustments to correct errors in Other operation and maintenance expenses for prior periods dating back to February 2005 for which late payment fees were incorrectly recognized. These errors were corrected in 2008, resulting in an increase in Other operation and maintenance expenses for the year ended December 31, 2008 of $15 million.

Income Tax Expense Related to Continuing Operations

During 2010, PHI recorded an adjustment to correct certain income tax errors related to prior periods. The pre-tax adjustment resulted in a decrease in income tax expense of $5 million for the year ended December 31, 2010.

During 2009, PHI recorded certain adjustments to correct errors related to income taxes. These adjustments, which primarily resulted from the completion of additional analysis of the current and deferred income tax balances, resulted in a decrease in income tax expense of $6 million.

(3)	NEWLY ADOPTED ACCOUNTING STANDARDS

Transfers and Servicing (ASC 860)

The FASB issued new guidance that removes the concept of a qualifying special-purpose entity (QSPE) from the guidance on transfers and servicing and the QSPE scope exception in the guidance on consolidation. The new guidance also changes the requirements for derecognizing financial assets and requires additional disclosures about a transferor’s continuing involvement in transferred financial assets. The guidance was effective for transfers of financial assets occurring in fiscal periods beginning on January 1, 2010 for PHI. This guidance did not have a material impact on PHI’s overall financial condition, results of operations, or cash flows.

Fair Value Measurement and Disclosures (ASC 820)

The FASB issued new disclosure requirements for recurring and non-recurring fair value measurements. The guidance, effective beginning with PHI’s March 31, 2010 financial statements, requires the disaggregation of balance sheet items measured at fair value into subsets of balance sheet items based on the nature and risks of the items. The standard requires descriptions of pricing inputs and valuation methodologies for instruments with Level 2 or 3 valuation inputs. In addition, the standard requires information about any significant transfers of instruments between Level 1 and 2 valuation categories. These additional disclosures are included in Note (16), “Fair Value Disclosures.”

Consolidation of Variable Interest Entities (ASC 810)

The FASB issued new consolidation guidance regarding variable interest entities effective January 1, 2010 that eliminates the quantitative analysis requirement and adds new qualitative factors to determine whether consolidation is required. The new qualitative factors are applied on a quarterly basis to interests in variable interest entities. Under the new guidance, the holder of the interest with the power to direct the most significant activities of the entity and the right to receive benefits or absorb losses significant to the entity would consolidate. The new guidance retains the provision that allows entities created before December 31, 2003 to be scoped out from a consolidation assessment if exhaustive efforts are taken and there is insufficient information to determine whether there is a relationship with a variable interest entity or the primary beneficiary of a variable interest entity. This guidance did not have a material impact on PHI’s overall financial condition, results of operations, or cash flows.

Subsequent Events (ASC 855)

The FASB issued new guidance that eliminates the requirement for PHI to disclose the date through which it has evaluated subsequent events beginning with its March 31, 2010 financial statements.

Receivables (ASC 310)

The FASB issued new disclosure requirements relating to an entity’s credit exposure to financing receivables that became effective beginning with PHI’s December 31, 2010 financial statements. The new guidance requires disclosures about the credit quality of receivables with maturities of greater than one year and related accounting policies. The primary impact to PHI was additional disclosures about the credit quality of its lessees under its cross-border energy lease investments, which disclosures are included in Note (8), “Leasing Activities.”

(4)	RECENTLY ISSUED ACCOUNTING STANDARDS, NOT YET ADOPTED

Fair Value Measurement and Disclosures (ASC 820)

The FASB issued new disclosure requirements that require the disaggregation of the Level 3 fair value measurement reconciliations into separate categories for significant purchases, sales, issuances, and settlements. This requirement is effective beginning with PHI’s March 31, 2011 financial statements. PHI is evaluating the impact of this new guidance on its financial statement footnote disclosures.

Revenue Recognition (ASC 605)

The FASB has issued new revenue recognition guidance related to the determination of separate units of accounting for multiple-deliverables within a single contract. PHI’s revenues potentially affected by this guidance are primarily those of Pepco Energy Services’ energy services business, which enters into contracts that have multiple deliverables, such as design, installation, operation and maintenance, measurement, and verification. The guidance is effective January 1, 2011 for PHI, and it is not expected to have a material impact on Pepco Energy Services’ revenue recognition methods or results.

Goodwill (ASC 350)

In December 2010, the FASB issued new guidance on performing goodwill impairment tests. The new guidance eliminates the option to exclude liabilities that are part of the capital structure of the reporting unit when calculating the carrying value of the reporting unit. This is effective for PHI beginning January 1, 2011.

Under the new guidance, the carrying value of the reporting unit is the net amount of the assets and liabilities allocated to the reporting unit. PHI allocates liabilities to the reporting unit when performing its goodwill impairment test, so the new guidance is not expected to change how PHI currently performs its goodwill impairment test.

(5)	SEGMENT INFORMATION

Pepco Holdings’ management has identified its operating segments at December 31, 2010 as Power Delivery, Pepco Energy Services and Other Non-Regulated. In the tables below, the Corporate and Other column is included to reconcile the segment data with consolidated data and includes unallocated Pepco Holdings’ (parent company) capital costs, such as acquisition financing costs. Segment financial information for continuing operations, for the years ended December 31, 2010, 2009, and 2008, is as follows:

	Year Ended December 31, 2010
	(millions of dollars)
	Power Delivery		Pepco Energy Services	Other Non- Regulated	Corporate and Other(a)		PHI Consolidated
Operating Revenue	$5,114		$1,883	$54	$(12)		$7,039
Operating Expenses(b)(c)	4,611	(d)	1,812	6	(14)		6,415
Operating Income	503		71	48	2		624
Interest Income	2		1	3	(6)		—
Interest Expense	207		16	12	71		306
Other Income (Expenses)	20		2	(2)	1		21
Loss on Extinguishment of Debt	—		—	—	(189	)(e)	(189)
Preferred Stock Dividends	—		—	3	(3)		—
Income Tax Expense (Benefit)	112	(f)	22	9	(132	)(g)	11
Net Income (Loss) from Continuing Operations	206		36	25	(128)		139
Total Assets	10,621		623	1,537	1,699		14,480
Construction Expenditures	$765		$7	$—	$30		$802

(a)	Total Assets in this column includes Pepco Holdings’ goodwill balance of $1.4 billion, all of which is allocated to the Power Delivery segment for purposes of assessing impairment. Total assets also include capital expenditures related to certain hardware and software expenditures which primarily benefit the Power Delivery business. These expenditures are recorded as incurred in the Corporate and Other segment and are allocated to Power Delivery once the assets are placed in service. Corporate and Other includes intercompany amounts of $(12) million for Operating Revenue, $(10) million for Operating Expense, $(36) million for Interest Income, $(36) million for Interest Expense, and $(3) million for Preferred Stock Dividends.

(b)	Includes depreciation and amortization expense of $393 million, consisting of $357 million for Power Delivery, $24 million for Pepco Energy Services, $1 million for Other Non-Regulated, and $11 million for Corporate and Other.

(c)	Includes restructuring charge of $30 million, consisting of $29 million for Power Delivery and $1 million for Corporate and Other.

(d)	Includes $11 million expense related to effects of Pepco divestiture-related claims.

(e)	Includes $174 million ($104 million after-tax) related to loss on extinguishment of debt and $15 million ($9 million after-tax) related to the reclassification of treasury rate lock losses from AOCL to income related to cash tender offers for debt made in 2010.

(f)	Includes $12 million of net Federal and state income tax benefits primarily related to adjustments of accrued interest on uncertain and effectively settled tax positions.

(g)	Includes $14 million of state tax benefits resulting from the restructuring of certain PHI subsidiaries and $17 million of state income tax benefits associated with the loss on extinguishment of debt, partially offset by a charge of $3 million to write off deferred tax assets related to the Medicare Part D subsidy.

	Year Ended December 31, 2009
	(millions of dollars)
	Power Delivery		Pepco Energy Services	Other Non- Regulated	Corporate and Other(a)	PHI Consolidated
Operating Revenue	$4,980		$2,383	$51	$(12)	$7,402
Operating Expenses(b)	4,475	(c)	2,294	4	(19)	6,754
Operating Income	505		89	47	7	648
Interest Income	3		1	4	(6)	2
Interest Expense	211		30	14	85	340
Other Income	11		3	2	1	17
Preferred Stock Dividends	—		—	3	(3)	—
Income Tax Expense (Benefit)	109		23	5	(33)	104
Net Income (Loss) from Continuing Operations	199	(d)	40	31	(47)	223
Total Assets	10,239		734	1,515	1,294	13,782
Construction Expenditures	$622		$12	$—	$30	$664

(a)	Total Assets in this column includes Pepco Holdings’ goodwill balance of $1.4 billion, all of which is allocated to the Power Delivery segment for purposes of assessing impairment. Total assets also include capital expenditures related to certain hardware and software expenditures which primarily benefit the Power Delivery business. These expenditures are recorded as incurred in the Corporate and Other segment and are allocated to Power Delivery once the assets are placed in service. Corporate and Other includes intercompany amounts of $(12) million for Operating Revenue, $(4) million for Operating Expense, $(76) million for Interest Income, $(73) million for Interest Expense, and $(3) million for Preferred Stock Dividends.

(b)	Includes depreciation and amortization expense of $349 million, consisting of $323 million for Power Delivery, $18 million for Pepco Energy Services, $2 million for Other Non-Regulated, and $6 million for Corporate and Other.

(c)	Includes $40 million ($24 million after-tax) gain related to effects of Pepco divestiture-related claims.

(d)	Includes $11 million after-tax state income tax benefit, net of fees, related to a change in the tax reporting for the disposition of certain assets in prior years.

	Year Ended December 31, 2008
	(millions of dollars)
	Power Delivery	Pepco Energy Services	Other Non- Regulated		Corporate and Other(a)	PHI Consolidated
Operating Revenue	$5,488	$2,648	$(60	)(c)	$(17)	$8,059
Operating Expenses(b)	4,932	2,592	4		(18)	7,510
Operating Income (Loss)	556	56	(64)		1	549
Interest Income	14	4	4		(5)	17
Interest Expense	195	5	19		86	305
Other Income (Expenses)	14	2	(5)		1	12
Preferred Stock Dividends	—	—	3		(3)	—
Income Tax Expense (Benefit)	139	18	(30	)(c)	(37)	90
Net Income (Loss) from Continuing Operations	250	39	(57	)(c)	(49)	183
Total Assets	10,089	798	1,452		1,843	14,182
Construction Expenditures	$587	$31	$—		$25	$643

(a)

Total Assets in this column includes Pepco Holdings’ goodwill balance of $1.4 billion, all of which is allocated to the Power Delivery segment for purposes of assessing impairment. Total assets also include capital expenditures related to certain hardware and software expenditures which primarily benefit the Power Delivery business. These expenditures are recorded as incurred in the Corporate and Other segment and are allocated to Power Delivery once the assets are placed in service. Corporate and Other includes intercompany amounts of $(16) million for Operating Revenue, $(11) million for Operating Expense, $(70) million for Interest Income, $(67) million for Interest Expense, and $(3) million for Preferred Stock Dividends.

(b)	Includes depreciation and amortization of $338 million, consisting of $317 million for Power Delivery, $13 million for Pepco Energy Services, $2 million for Other Non-Regulated and $6 million for Corporate and Other.

(c)	Included in Operating Revenue is a pre-tax charge of $124 million ($86 million after-tax) related to the adjustment to the equity value of cross-border energy lease investments, and included in Income Tax Benefit is a $7 million after-tax charge for the additional interest accrued on the related tax obligations.

(6)	GOODWILL

Substantially all of PHI’s $1.4 billion goodwill balance was generated by Pepco’s acquisition of Conectiv in 2002 and is allocated entirely to the Power Delivery reporting unit based on the aggregation of its regulated public utility company components for purposes of assessing impairment under FASB guidance on goodwill and other intangibles (ASC 350). PHI’s annual impairment test as of November 1, 2010 indicated that goodwill was not impaired. As of December 31, 2010, after review of its significant assumptions in the goodwill impairment analysis, PHI concluded that there were no events requiring it to perform an interim goodwill impairment test. Although PHI’s market capitalization was below book value at December 31, 2010, PHI’s market capitalization has improved compared to earlier periods when it performed interim impairment tests. PHI performed its previous annual goodwill impairment test as of November 1, 2009, and interim impairment tests as of March 31, 2009 and December 31, 2008 when its market capitalization was further below book value than at November 1, 2009. PHI concluded that its goodwill was not impaired at those earlier dates.

In order to estimate the fair value of its Power Delivery reporting unit, PHI uses two valuation techniques: an income approach and a market approach. The income approach estimates fair value based on a discounted cash flow analysis using estimated future cash flows and a terminal value that is consistent with Power Delivery’s long-term view of the business. This approach uses a discount rate based on the estimated weighted average cost of capital (WACC) for the reporting unit. PHI determines the estimated WACC by considering market-based information for the cost of equity and cost of debt that is appropriate for the Power Delivery business as of the measurement date. The market approach estimates fair value based on a multiple of earnings before interest, taxes, depreciation, and amortization (EBITDA) that management believes is consistent with EBITDA multiples for comparable utilities. PHI has consistently used this valuation framework to estimate the fair value of Power Delivery.

The estimation of fair value is dependent on a number of factors that are derived from the Power Delivery reporting unit’s business forecast, including but not limited to interest rates, growth assumptions, returns on rate base, operating and capital expenditure requirements, and other factors, changes in which could materially affect the results of impairment testing. Assumptions used in the models were consistent with historical experience, including assumptions concerning the recovery of operating costs and capital expenditures. Sensitive, interrelated and uncertain variables that could decrease the estimated fair value of the Power Delivery reporting unit include utility sector market performance, sustained adverse business conditions, changes in forecasted revenues, higher operating and maintenance capital expenditure requirements, a significant increase in the cost of capital and other factors.

In addition to estimating the fair value of its Power Delivery reporting unit, PHI estimated the fair value of its other reporting units (Pepco Energy Services, Other Non-Regulated, and Corporate and Other) at November 1, 2010. The sum of the fair value of all reporting units was reconciled to PHI’s market capitalization at November 1, 2010 to corroborate estimates of the fair value of its reporting units. The sum of the estimated fair values of all reporting units exceeded the market capitalization of PHI at November 1, 2010. PHI believes that the excess of the estimated fair value of PHI’s reporting units as compared to PHI’s market capitalization reflects a reasonable control premium that is comparable to control premiums observed in historical acquisitions in the utility industry during various economic environments. Given the lack of a fundamental change in the Power

Delivery reporting unit’s business, PHI does not believe that the decline in its stock price since mid-2008 indicated a commensurate decline in the fair value of PHI’s Power Delivery reporting unit. PHI’s Power Delivery reporting unit consists of regulated companies with regulated recovery rates and approved rates of return allowing for generally predictable and steady streams of revenues and cash flows over an extended period of time.

PHI will continue to closely monitor for indicators of goodwill impairment, including the sustained period of time that PHI’s stock price has been below its book value.

As discussed in Note (1), “Organization,” on December 7, 2009, PHI announced the wind-down of the Pepco Energy Services retail energy supply business. As a result of this decision, PHI determined that all goodwill allocated to this business was impaired and therefore, PHI recorded a goodwill impairment charge of $4 million in the fourth quarter of 2009 to write-off the goodwill associated with this business.

A roll forward of PHI’s goodwill balance is set forth below in millions of dollars:

Balance, December 31, 2008	$1,411
Less: Impairment charge associated with wind-down of Pepco Energy Services retail energy business	(4)

Balance, December 31, 2009	1,407
Less: Adjustments	—

Balance, December 31, 2010	$1,407

(7)	REGULATORY ASSETS AND REGULATORY LIABILITIES

The components of Pepco Holdings’ regulatory asset and liability balances at December 31, 2010 and 2009 are as follows:

	2010	2009
	(millions of dollars)
Regulatory Assets
Pension and OPEB costs (a)	$848	$752
Securitized stranded costs (a)	559	620
Deferred income taxes	139	135
Deferred energy supply costs (a)	61	24
Deferred debt extinguishment costs (a)	61	67
Recoverable meter-related costs (a)	44	5
Deferred losses on gas derivatives	31	42
Other	172	156

Total Regulatory Assets	$1,915	$1,801

Regulatory Liabilities
Asset removal costs	$361	$352
Deferred income taxes due to customers	50	53
Excess depreciation reserve	42	58
Federal and New Jersey tax benefits, related to securitized stranded costs	22	25
Deferred energy supply costs	35	117
Other	18	8

Total Regulatory Liabilities	$528	$613

(a)	A return is generally earned on these deferrals.

A description for each category of regulatory assets and regulatory liabilities follows:

Pension and OPEB Costs: Represents the unfunded portion of Pepco Holdings’ defined benefit pension and other postretirement benefit (OPEB) plans that is probable of recovery by Pepco, DPL and ACE in rates.

Securitized Stranded Costs: Includes contract termination payments under a contract between ACE and an unaffiliated non-utility generator and costs associated with the regulated operations of ACE’s electricity generation business which are no longer recoverable through customer rates. The recovery of these stranded costs has been securitized through the issuance of Transition Bonds by ACE Funding. A customer surcharge is collected by ACE to fund principal and interest payments on the Transition Bonds. The stranded costs are amortized over the life of the Transition Bonds, which mature between 2013 and 2023.

Deferred Income Taxes: Represents a receivable from Power Delivery’s customers for tax benefits applicable to utility operations of Pepco, DPL, and ACE previously flowed through before the companies were ordered to account for the tax benefits as deferred income taxes. As the temporary differences between the financial statement basis and tax basis of assets reverse, the deferred recoverable balances are reversed.

Deferred Energy Supply Costs: The regulatory asset represents primarily deferred costs associated with a net under-recovery of Default Electricity Supply costs incurred by Pepco, DPL and ACE that are probable of recovery in rates. The regulatory liability represents primarily deferred costs associated with a net over-recovery of Default Electricity Supply costs incurred that will be refunded by Pepco, DPL and ACE to customers.

Deferred Debt Extinguishment Costs: Represents the costs of debt extinguishment of Pepco, DPL and ACE for which recovery through regulated utility rates is considered probable and, if approved, will be amortized to interest expense during the authorized rate recovery period.

Recoverable Meter-Related Costs: Represents costs associated with the installation of smart meters and the early retirement of existing meters throughout Pepco’s and DPL’s service territory as a result of the Advanced Metering Infrastructure (AMI) project.

Deferred Losses on Gas Derivatives: Represents losses associated with hedges of natural gas purchases that are recoverable by DPL through the Gas Cost Rate approved by the DPSC.

Other: Represents miscellaneous regulatory assets that generally are being amortized over 1 to 20 years. Also includes the under-recovery of administrative costs associated with Default Electricity Supply in the District of Columbia and Maryland.

Asset Removal Costs: The depreciation rates for Pepco and DPL include a component for removal costs, as approved by the relevant federal and state regulatory commissions. As such, Pepco and DPL have recorded regulatory liabilities for their estimate of the difference between incurred removal costs and the amount of removal costs recovered through depreciation rates.

Deferred Income Taxes Due to Customers: Represents the portions of deferred income tax liabilities applicable to utility operations of Pepco, DPL, and ACE that have not been reflected in current customer rates for which future payment to customers is probable. As the temporary differences between the financial statement basis and tax basis of assets reverse, deferred recoverable income taxes are amortized.

Excess Depreciation Reserve: The excess depreciation reserve was recorded as part of an ACE New Jersey rate case settlement. This excess reserve is the result of a change in estimated depreciable lives and a change in depreciation technique from remaining life to whole life that caused an over-recovery for depreciation expense from customers when the remaining life method has been used. The excess is being amortized over an 8.25 year period, which began in June 2005.

Federal and New Jersey Tax Benefits, Related to Securitized Stranded Costs: Securitized stranded costs include a portion attributable to the future tax benefit expected to be realized when the higher tax basis of the generating facilities divested by ACE is deducted for New Jersey state income tax purposes, as well as the future benefit to be realized through the reversal of federal excess deferred taxes. To account for the possibility that these tax benefits may be given to ACE’s customers through lower rates in the future, ACE established a regulatory liability. The regulatory liability related to federal excess deferred taxes will remain until such time as the Internal Revenue Service issues its final regulations with respect to normalization of these federal excess deferred taxes.

Other: Includes miscellaneous regulatory liabilities.

(8)	LEASING ACTIVITIES

Investment in Finance Leases Held in Trust

As of December 31, 2010 and 2009, Pepco Holdings had cross-border energy lease investments of $1.4 billion consisting of hydroelectric generation and coal-fired electric generation facilities and natural gas distribution networks located outside of the United States.

As further discussed in Note (2), “Significant Accounting Policies—Changes in Accounting Estimates,” and Note (17), “Commitments and Contingencies—PHI’s Cross-Border Energy Lease Investments,” during 2010, 2009 and 2008, PHI reassessed the sustainability of its tax position and revised its assumptions regarding the estimated timing of tax benefits generated from its cross-border energy lease investments. Based on these reassessments, PHI recorded a reduction in its cross-border energy lease investment revenue of $2 million, $3 million and $124 million in 2010, 2009 and 2008, respectively.

The components of the cross-border energy lease investments, as of December 31, are summarized below:

	2010	2009
	(millions of dollars)
Scheduled lease payments to PHI, net of non-recourse debt	$2,265	$2,281
Less: Unearned and deferred income	(842)	(895)

Investment in finance leases held in trust	1,423	1,386
Less: Deferred income tax liabilities	(816)	(748)

Net investment in finance leases held in trust	$607	$638

Income recognized from cross-border energy lease investments was comprised of the following for the years ended December 31:

	2010	2009	2008
	(millions of dollars)
Pre-tax income from PHI’s cross-border energy lease investments (included in Other Revenue)	$55	$54	$75
Non-cash charge to reduce equity value of PHI’s cross-border energy lease investments	(2)	(3)	(124)

Pre-tax income (loss) from PHI’s cross-border energy lease investments after adjustment	53	51	(49)
Income tax expense (benefit)	14	16	(12)

Net income (loss) from PHI’s cross-border energy lease investments	$39	$35	$(37)

Scheduled lease payments from the cross-border energy lease investments are net of non-recourse debt. Minimum lease payments receivable from the cross-border energy lease investments for each of the years 2011 through 2015 are zero, and $1,423 million thereafter.

To ensure credit quality, PHI regularly monitors the financial performance and condition of the lessees under its cross-border energy lease investments. Changes in credit quality are also assessed to determine if they should be reflected in the carrying value of the leases. PHI reviews each lessee’s performance versus annual compliance requirements set by the terms and conditions of the leases. This includes a comparison of published credit ratings to minimum credit rating requirements in the leases for lessees with public credit ratings. In addition, PHI routinely meets with senior executives of the lessees to discuss the company and asset performance. If the annual compliance requirements or minimum credit ratings are not met, remedies are available under the leases. At December 31, 2010, all lessees were in compliance with the terms and conditions of their lease agreements.

The table below shows PHI’s net investment in these leases by the published credit ratings of the lessees as of December 31:

Lessee Rating (a)	2010
(millions of dollars)
Rated Entities
AA/Aa and above	$709
A	549

Total	1,258
Non Rated Entities	165

Total	$1,423

(a)	Excludes the credit ratings of collateral posted by the lessees in these transactions.

Lease Commitments

Pepco leases its consolidated control center, which is an integrated energy management center used by Pepco to centrally control the operation of its transmission and distribution systems. This lease is accounted for as a capital lease and was initially recorded at the present value of future lease payments, which totaled $152 million. The lease requires semi-annual payments of approximately $8 million over a 25-year period that began in December 1994, and provides for transfer of ownership of the system to Pepco for $1 at the end of the lease term. Under FASB guidance on regulated operations, the amortization of leased assets is modified so that the total interest expense charged on the obligation and amortization expense of the leased asset is equal to the rental expense allowed for rate-making purposes. The amortization expense is included within Depreciation and amortization in the consolidated statements of income. This lease is treated as an operating lease for rate-making purposes.

Capital lease assets recorded within Property, Plant and Equipment at December 31, 2010 and 2009, in millions of dollars, are comprised of the following:

	Original Cost	Accumulated Amortization	Net Book Value
At December 31, 2010
Transmission	$76	$29	$47
Distribution	76	29	47
General	3	3	—

Total	$155	$61	$94

At December 31, 2009
Transmission	$76	$27	$49
Distribution	76	26	50
General	3	3	—

Total	$155	$56	$99

The approximate annual commitments under all capital leases are $15 million for each year 2011 through 2015, and $61 million thereafter.

Rental expense for operating leases was $45 million, $45 million, and $47 million for the years ended December 31, 2010, 2009, and 2008, respectively.

Total future minimum operating lease payments for Pepco Holdings as of December 31, 2010, are $34 million in 2011, $33 million in 2012, $31 million in 2013, $29 million in 2014, $29 million in 2015 and $377 million thereafter.

(9)	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is comprised of the following:

	Original Cost	Accumulated Depreciation	Net Book Value
	(millions of dollars)
At December 31, 2010
Generation	$105	$72	$33
Distribution	7,567	2,749	4,818
Transmission	2,307	793	1,514
Gas	413	125	288
Construction work in progress	553	—	553
Non-operating and other property	1,175	708	467

Total	$12,120	$4,447	$7,673

At December 31, 2009
Generation	$96	$56	$40
Distribution	7,229	2,639	4,590
Transmission	2,193	751	1,442
Gas	398	116	282
Construction work in progress	415	—	415
Non-operating and other property	1,100	628	472

Total	$11,431	$4,190	$7,241

The non-operating and other property amounts include balances for general plant, intangible plant, distribution plant and transmission plant held for future use as well as other property held by non-utility subsidiaries. Utility plant is generally subject to a first mortgage lien.

Pepco Holdings’ utility subsidiaries use separate depreciation rates for each electric plant account. The rates vary from jurisdiction to jurisdiction.

Asset Sales

In January 2008, DPL completed (i) the sale of its retail electric distribution assets located on the Eastern Shore of Virginia for approximately $49 million, and (ii) the sale of its wholesale electric transmission assets located on the Eastern Shore of Virginia for approximately $5 million.

Jointly Owned Plant

PHI’s consolidated balance sheets include its proportionate share of assets and liabilities related to jointly owned plant. At December 31, 2010 and 2009, PHI’s subsidiaries had a $14 million net book value ownership interest in transmission and other facilities in which various parties also have ownership interests. PHI’s share of the operating and maintenance expenses of the jointly-owned plant is included in the corresponding expenses in the consolidated statements of income. PHI is responsible for providing its share of the financing for the above jointly-owned facilities.

Deactivation of Pepco Energy Services’ Generating Facilities

Pepco Energy Services owns and operates two oil-fired generating facilities. The facilities are located in Washington, D.C. and have a generating capacity of approximately 790 megawatts. Pepco Energy Services sells the output of these facilities into the wholesale market administered by the PJM Interconnection, LLC (PJM). In February 2007, Pepco Energy Services provided notice to PJM of its intention to deactivate these facilities. Pepco Energy Services currently plans to deactivate both facilities by May 2012. PJM has informed Pepco Energy Services that these facilities are not expected to be needed for reliability after that time, but that its evaluation is dependent on the completion of transmission and distribution upgrades. Pepco Energy Services’ timing for deactivation of the facilities, in whole or in part, may be accelerated or delayed based on the operating condition of the facilities, economic conditions, and reliability considerations. PHI has recorded decommissioning costs of $4 million related to these generating facilities in 2010.

(10)	PENSION AND OTHER POSTRETIREMENT BENEFITS

Pension Benefits and Other Postretirement Benefits

Pepco Holdings sponsors the PHI Retirement Plan, which covers substantially all employees of Pepco, DPL, ACE and certain employees of other Pepco Holdings’ subsidiaries. Pepco Holdings also provides supplemental retirement benefits to certain eligible executive and key employees through nonqualified retirement plans.

Pepco Holdings provides certain postretirement health care and life insurance benefits for eligible retired employees. Most employees hired on January 1, 2005 or later will not have company subsidized retiree medical coverage; however, they will be able to purchase coverage at full cost through PHI.

Net periodic benefit cost is included in other operation and maintenance expense, net of the portion of the net periodic benefit cost that is capitalized as part of the cost of labor for internal construction projects. After intercompany allocations, the three utility subsidiaries are responsible for substantially all of the total PHI net periodic benefit cost.

Pepco Holdings accounts for the PHI Retirement Plan, nonqualified retirement plans, and its postretirement health care and life insurance benefits for eligible employees in accordance with FASB guidance on retirement benefits. PHI’s financial statement disclosures are also prepared in accordance with FASB guidance on retirement benefits.

All amounts in the following tables are in millions of dollars:

At December 31,	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Change in Benefit Obligation
Benefit obligation at beginning of year	$1,796	$1,753	$651	$653
Service cost	35	36	5	7
Interest cost	110	111	39	40
Amendments	(7)	1	—	—
Actuarial loss (gain)	179	72	42	(10)
Benefits paid (a)	(146)	(177)	(39)	(39)
Termination benefits	3	—	6	—

Benefit obligation at end of year	$1,970	$1,796	$704	$651

Change in Plan Assets
Fair value of plan assets at beginning of year	$1,500	$1,123	$242	$192
Actual return on plan assets	173	248	26	40
Company contributions	105	306	46	49
Benefits paid (a)	(146)	(177)	(39)	(39)

Fair value of plan assets at end of year	$1,632	$1,500	$275	$242

Funded Status at end of year (plan assets less plan obligations)	$(338)	$(296)	$(429)	$(409)

(a)	Other Postretirement Benefits paid is net of Medicare Part D subsidy receipts of $3 million in 2010 and $3 million in 2009.

At December 31, 2010, PHI Retirement Plan assets were $1.6 billion and the accumulated benefit obligation (ABO) was approximately $1.9 billion. At December 31, 2009, PHI’s Retirement Plan assets were approximately $1.5 billion and the ABO was approximately $1.6 billion.

The following table provides the amounts recognized in PHI’s consolidated balance sheets as of December 31, in millions of dollars:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Regulatory asset	$655	$583	$193	$169
Current liabilities	(6)	(6)	—	—
Pension benefit obligation	(332)	(290)	—	—
Other postretirement benefit obligations	—	—	(429)	(409)
Deferred income taxes, net	12	11	—	—
Accumulated other comprehensive loss, net of tax	17	17	—	—

Net amount recognized	$346	$315	$(236)	$(240)

Amounts included in AOCL (pre-tax) and regulatory assets at December 31, in millions of dollars, consist of:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Unrecognized net actuarial loss	$692	$611	$208	$188
Unamortized prior service cost (credit)	(8)	—	(17)	(21)
Unamortized transition liability	—	—	2	2

Total	$684	$611	$193	$169

Accumulated other comprehensive loss ($17 million, net of tax, at December 31, 2010 and 2009)	$29	$28	$—	$—
Regulatory assets	655	583	193	169

Total	$684	$611	$193	$169

The estimated net actuarial loss and prior service cost for the defined benefit pension plans that will be amortized from AOCL into net periodic benefit cost over the next reporting year are $48 million and $1 million, respectively. The estimated net loss and prior service credit for the other postretirement benefit plan that will be amortized from AOCL into net periodic benefit cost over the next reporting year are $12 million and $4 million, respectively.

The table below provides the components of net periodic benefit costs recognized for the years ended December 31, in millions of dollars:

	Pension Benefits			Other Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Service cost	$35	$36	$36	$5	$7	$7
Interest cost	110	111	108	39	40	40
Expected return on plan assets	(117)	(101)	(130)	(16)	(13)	(16)
Amortization of prior service cost	—	—	—	(5)	(4)	(4)
Amortization of net actuarial loss	42	56	10	13	16	13
Recognition of benefit contract	—	1	—	—	—	—
Plan amendments	1	—	—	—	—	—
Termination benefits	3	—	—	6	—	—

Net periodic benefit cost	$74	$103	$24	$42	$46	$40

The table below provides the split of the combined pension and other postretirement net periodic benefit costs among subsidiaries for the years ended December 31, in million of dollars:

	2010	2009	2008
Pepco	$40	$38	$24
DPL	28	25	3
ACE	23	20	12
Other subsidiaries	25	66	25

Total	$116	$149	$64

The following weighted average assumptions were used to determine the benefit obligations at December 31:

	Pension Benefits		Other Postretirement Benefits
	2010	2009	2010	2009
Discount rate	5.65%	6.40%	5.60%	6.30%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%
Health care cost trend rate assumed for current year	—	—	7.50%	8.00%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	—	—	5.00%	5.00%
Year that the cost trend rate reaches the ultimate trend rate	—	—	2015	2015

Assumed health care cost trend rates may have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects, in millions of dollars:

	1-Percentage-Point Increase	1-Percentage-Point Decrease
Increase (decrease) in total service and interest cost	$2	$(2)
Increase (decrease) in postretirement benefit obligation	$32	$(28)

The following weighted average assumptions were used to determine the net periodic benefit cost for the years ended December 31:

	Pension Benefits			Other Postretirement Benefits
	2010	2009	2008	2010	2009	2008
Discount rate	6.40%	6.50%	6.25%	6.30%	6.50%	6.25%
Expected long-term return on plan assets	8.00%	8.25%	8.25%	8.00%	8.25%	8.25%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%

PHI utilizes an analytical tool developed by its actuaries to select the discount rate. The analytical tool utilizes a high-quality bond portfolio with cash flows that match the benefit payments expected to be made under the plans.

In selecting an expected rate of return on plan assets, PHI considers actual historical returns, economic forecasts and the judgment of its investment consultants on expected long-term performance for the types of investments held by the plan. The estimated asset class returns are weighted by PHI’s target asset allocation. The plan assets consist of equity, fixed income, real estate and private equity investments, and when viewed over a long-term horizon, are expected to yield a return on assets of 8.00% at December 31, 2010. PHI periodically reviews its asset mix and rebalances assets back to the target allocation.

In 2008, PHI and its actuaries conducted an experience study, a periodic analysis of plan experience against actuarial assumptions. The study reviewed withdrawal, retirement and salary increase assumptions. As a result of the study, assumed retirement rates were changed and the age-related salary scale assumption was increased from 4.50% to 5.00% over an average employee’s career. No changes were made for the 2010 and 2009 valuations.

In addition, for the 2008 Other Postretirement Benefit Plan valuation, the medical trend rate was changed to 8.5%, declining 0.5% per year to 5.00% in 2015 and beyond, from the 2007 valuation assumption for 2008 of 7%, declining 1% per year to 5% in 2010 and beyond. No changes were made for the 2010 and 2009 valuations.

Plan Assets

Investment Policies and Strategies

The goal of PHI’s investment policy is to preserve capital and maximize investment earnings in excess of inflation within acceptable levels of volatility to meet the actuarial projected liabilities of the benefit plans. To accomplish this goal, PHI actively manages its plan assets with the objective of optimizing long-term returns while maintaining a high standard of portfolio quality and proper diversification.

In developing its allocation policy for the assets in the PHI Retirement Plan and the other postretirement benefit plan, PHI examined projections of asset returns and volatility over a long-term horizon. In connection with this analysis, PHI evaluated the risk return tradeoffs of alternative asset classes and asset mixes given long-term historical relationships as well as prospective capital market returns. PHI also conducted an asset liability study to match projected asset growth with projected liability growth to determine whether there is sufficient liquidity for projected benefit payments. PHI developed its asset mix guidelines by incorporating the results of these analyses with an assessment of its risk posture, and taking into account industry practices.

Under these guidelines, PHI diversifies assets in order to protect against large investment losses and to reduce the probability of excessive volatility while earning a return that is commensurate with an acceptable risk level. Assets are diversified by allocating investments to various asset classes and investment styles within those asset classes and by retaining investment management firms with complementary investment styles and approaches.

Based on the assessment of employee demographics, actuarial funding, and PHI’s business and financial circumstances, PHI believes that its risk posture is slightly below average relative to other pension plans. On a periodic basis, PHI reviews its asset mix and rebalances assets back to the target allocation over a reasonable period of time.

The PHI Retirement Plan asset allocations at December 31, 2010 and 2009, by asset category, were as follows:

	Plan Assets at December 31,		Target Plan Asset Allocation	Minimum Maximum
	2010	2009
Asset Category
Equity	53%	56%	60%	55% - 65%
Fixed Income	40%	37%	30%	30% - 50%
Other (real estate, private equity)	7%	7%	10%	0% - 10%

Total	100%	100%	100%

PHI’s other postretirement benefit plan asset allocations at December 31, 2010 and 2009, by asset category, were as follows:

	Plan Assets at December 31,		Target Plan Asset Allocation	Minimum Maximum
	2010	2009
Asset Category
Equity	61%	60%	60%	55% - 65%
Fixed Income	35%	35%	35%	20% - 50%
Cash	4%	5%	5%	0% - 10%

Total	100%	100%	100%

Risk Management and General Investment Manager Guidelines

Plan assets may be invested in separately managed accounts in which there is ownership of individual securities, shares of commingled funds or mutual funds, or limited partnerships. Commingled funds and mutual funds are subject to detailed policy guidelines set forth in the fund’s prospectus or fund declaration, and limited partnerships are subject to the terms of the partnership agreement.

Separate account investment managers are responsible for achieving a level of diversification in their portfolio that is consistent with their investment approach and their role in PHI’s overall investment structure. Separate account investment managers must follow risk management guidelines established by PHI unless authorized in writing by PHI.

For equity managers, the maximum position in a single issuer’s securities should not exceed 5% of the portfolio’s cost or 8% of the portfolio’s market value. The holdings in any one industry should not exceed 25% of the portfolio’s market value, and the holdings in any one economic sector should not exceed 40% of the portfolio’s market value. International equity managers should not invest more than 25% of the portfolio’s market value in emerging markets and no more than 50% in any single country. Market and currency hedges are limited to defensive purposes.

For fixed income managers, the maximum position in a single issuer’s securities should not exceed 5% of the portfolio’s market value, with the exception of US Treasury or US Government agencies and instrumentalities. The investment manager is expected to maintain a weighted average bond portfolio quality rating of at least “A.” The manager may invest up to 20% of the portfolio’s market value in bonds rated below investment grade. A manager may invest in non-dollar securities up to 20% of the portfolio’s market value, and currency hedging is allowed if it is a normal approach to international fixed income management. No more than 30% of the portfolio’s market value can be invested in combined non-dollar and below investment grade securities.

Derivative instruments are permissible in an investment portfolio to the extent they comply with policy guidelines and are consistent with risk and return objectives. Under no circumstances may such instruments be used speculatively or to leverage the portfolio. PHI common stock is not a permitted plan asset.

Fair Value of Plan Assets

As defined in the FASB guidance on fair value measurement and disclosures (ASC 820), fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The FASB’s fair value framework includes a hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). If the inputs used to measure the financial instruments fall within different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument. Investments are classified within the fair value hierarchy as follows:

•	Level 1: Investments are valued using quoted prices in active markets for identical investments.

•	Level 2: Investments are valued using other significant observable inputs (e.g., quoted prices for similar investments, interest rates, credit risks, etc).

•	Level 3: Investments are valued using significant unobservable inputs, including internal assumptions.

The following tables present the fair values of PHI’s Retirement Plan and other postretirement benefit plan assets by asset category within the fair value hierarchy levels, as of December 31, 2010 and 2009:

	Fair Value Measurements at December 31, 2010
	(millions of dollars)
Asset Category	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Pension Plan Assets:
Equity
Domestic (a)	$573	$334	$212	$27
International (b)	270	265	2	3
Fixed Income (c)	604	397	204	3
Other
Private Equity	62	—	—	62
Real Estate	55	—	—	55
Cash Equivalents (d)	68	68	—	—

Pension Plan Assets Subtotal	1,632	1,064	418	150

Other Postretirement Plan Assets:
Equity (e)	168	145	23	—
Fixed Income (f)	96	96	—	—
Cash Equivalents	11	11	—	—

Postretirement Plan Assets Subtotal	275	252	23	—

Total Pension and Other Postretirement Plan Assets	$1,907	$1,316	$441	$150

(a)	Predominantly includes domestic common stock and commingled funds.

(b)	Predominantly includes foreign common and preferred stock and warrants.

(c)	Predominantly includes corporate bonds, government bonds, municipal/provincial bonds, collateralized mortgage obligations, asset backed securities and commingled funds.

(d)	Predominantly includes cash investment in short term investment funds.

(e)	Includes domestic and international commingled funds.

(f)	Includes fixed income commingled funds.

	Fair Value Measurements at December 31, 2009
	(millions of dollars)
Asset Category	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Pension Plan Assets:
Equity
Domestic (a)	$627	$340	$287	$—
International (b)	198	197	1	—
Fixed Income (c)	553	84	457	12
Other
Private Equity	55	—	—	55
Real Estate	40	—	—	40
Cash Equivalents (d)	27	27	—	—

Pension Plan Assets Subtotal	1,500	648	745	107

Other Postretirement Plan Assets:
Equity (e)	145	125	20	—
Fixed Income (f)	85	85	—	—
Cash Equivalents	12	12	—	—

Postretirement Plan Assets Subtotal	242	222	20	—

Total Pension and Other Postretirement Plan Assets	$1,742	$870	$765	$107

(a)	Predominantly includes domestic common and preferred stock, warrants and commingled funds.

(b)	Predominantly includes foreign common and preferred stock.

(c)	Predominantly includes corporate bonds, government bonds, municipal/provincial bonds, collateralized mortgage obligations, asset backed securities, commingled funds and guaranteed contracts.

(d)	Predominantly includes investment in short term investment funds with $21 million held in equity accounts and $2 million held in fixed income accounts.

(e)	Includes domestic and international commingled funds.

(f)	Includes fixed income commingled funds.

There were no significant concentrations of risk in pension and other postretirement benefit plan assets at December 31, 2010 and 2009.

Valuation Techniques Used to Determine Fair Value

Equity

Equity securities are primarily comprised of securities issued by public companies in domestic and foreign markets plus investments in commingled funds, which are valued on a daily basis. PHI can exchange shares of the publicly traded securities and the fair values are primarily sourced from the closing prices on stock exchanges where there is active trading, therefore they would be classified as level 1 investments. If there is less active trading, then the publicly traded securities would typically be priced using observable data, such as bid ask prices, and these measurements would be classified as level 2 investments. Investments that are not publicly traded and valued using unobservable inputs would be classified as level 3 investments.

As a practical expedient, the fair values of PHI’s interests in commingled funds are based on the Net Asset Value (NAV) of those funds. These funds have ongoing subscription and redemption activities. Commingled funds with publicly quoted NAV and active trading are classified as level 1 investments. Investments in commingled funds that are not publicly traded, but the underlying assets held in these funds are traded in active markets and the prices for these assets are readily observable, are classified as level 2 investments. Investments in commingled funds with redemption restrictions are classified as level 3 investments.

Fixed Income

Fixed income investments are primarily comprised of fixed income securities and fixed income commingled funds. The prices for direct investments in fixed income securities are generated on a daily basis. Like the equity securities, fair values generated from active trading on exchanges are classified as level 1 investments. Prices generated from less active trading with wider bid ask prices are classified as level 2 investments. If prices are based on uncorroborated and unobservable inputs, then the investments are classified as level 3 investments.

As a practical expedient, the fair values of PHI’s interests in commingled funds are based on the NAV. These funds have ongoing subscription and redemption activities. Commingled funds with publicly quoted NAV and active trading are classified as level 1 investments. Investments in commingled funds that are not publicly traded, but the underlying assets held in these funds are traded in active markets and the prices for these assets are readily observable, are classified as level 2 investments. Investments in commingled funds with redemption restrictions are classified as level 3 investments.

Other—Private Equity and Real Estate

Investments in private equity and real estate funds are primarily invested in privately held real estate investment properties, trusts, and partnerships as well as equity and debt issued by public or private companies. As a practical expedient, PHI’s interest in the fund or partnership is valued at the NAV. PHI’s interest in these funds cannot be readily redeemed due to the inherent lack of liquidity and the primarily long-term nature of the underlying assets. Distribution is made through the liquidation of the underlying assets. PHI views these investments as part of a long-term investment strategy. These investments are valued by each investment manager based on the underlying assets. The majority of the underlying assets are valued using significant unobservable inputs and often require significant management judgment or estimation based on the best available information. Market data includes observations of the trading multiples of public companies considered comparable to the private companies being valued. The funds utilize valuation techniques consistent with the market, income, and cost approaches to measure the fair value of certain real estate investments. As a result, PHI classifies the measurement of these investments as level 3 investments.

The investments in private equity and real estate funds require capital commitments, which may be called over a specific number of years. Unfunded capital commitments as of December 31, 2010 and 2009 totaled $42 million and $26 million, respectively.

Reconciliations of the beginning and ending balances of PHI’s fair value measurements using significant unobservable inputs (level 3) for investments in the pension plan for the years ended December 31, 2010 and 2009 are shown below:

	Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
	(millions of dollars)
	Equity	Fixed Income	Private Equity	Real Estate	Total Level 3
Beginning balance as of January 1, 2010	$—	$12	$55	$40	$107
Transfer in (out) of Level 3	23	—	—	—	23
Purchases, sales, and other	3	(10)	1	16	10
Unrealized gain/loss	4	—	2	(1)	5
Realized gain/loss	—	1	4	—	5

Ending balance as of December 31, 2010	$30	$3	$62	$55	$150

		Fair Value Measurement Using Significant Unobservable Inputs (Level 3)
		(millions of dollars)
		Fixed Income	Private Equity	Real Estate	Total Level 3
Beginning balance as of January 1, 2009		$20	$32	$69	$121
Transfer in (out) of Level 3		(8)	—	—	(8)
Purchases, sales, and other		—	5	6	11
Unrealized gain/loss		—	18	(29)	(11)
Realized gain/loss		—	—	(6)	(6)

Ending balance as of December 31, 2009		$12	$55	$40	$107

Cash Flows

Contributions—PHI Retirement Plan

During 2010, the PHI Service Company made discretionary tax-deductible contributions totaling $100 million to the PHI Retirement Plan, which brought plan assets to at least the funding target level for 2010 under the Pension Protection Act. In 2009, PHI made discretionary tax-deductible contributions totaling $300 million to the PHI Retirement Plan, which brought plan assets to at least the funding target level for 2009 under the Pension Protection Act. Of this amount, $240 million was contributed through tax-deductible contributions from Pepco, ACE and DPL in the amounts of $170 million, $60 million and $10 million, respectively. The remaining $60 million contribution was made through tax-deductible contributions from the PHI Service Company.

Although PHI projects there will be no quarterly minimum funding requirements under the Pension Protection Act guidelines in 2011, PHI currently plans to make a discretionary tax-deductible contribution of up to $150 million to bring its plan assets to at least the funding target level for 2011 under the Pension Protection Act.

Contributions—Other Postretirement Benefit Plan

In 2010 and 2009, Pepco contributed $10 million and $8 million, respectively, DPL contributed $9 million and $10 million, respectively, and ACE contributed $8 million and $6 million, respectively, to the other postretirement benefit plan. In 2010 and 2009, contributions of $8 million and $16 million, respectively, were made by other PHI subsidiaries. Assuming no changes to the other postretirement benefit plan assumptions, PHI expects to contribute similar amounts in 2011.

Expected Benefit Payments

Estimated future benefit payments to participants in PHI’s pension and other postretirement benefit plans, which reflect expected future service as appropriate, are as follows (millions of dollars):

Years	Pension Benefits	Other Postretirement Benefits
2011	$138	$47
2012	123	48
2013	121	50
2014	126	51
2015	127	52
2016 through 2020	$657	$261

Medicare Prescription Drug Improvement and Modernization Act of 2003

On December 8, 2003, the Medicare Prescription Drug Improvement and Modernization Act of 2003 (the Medicare Act) became effective. The Medicare Act introduced a prescription drug benefit under Medicare (Medicare Part D), as well as a federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least actuarially equivalent to Medicare Part D. Pepco Holdings sponsors postretirement health care plans that provide prescription drug benefits that PHI plan actuaries have determined are actuarially equivalent to Medicare Part D. At December 31, 2010, the accumulated postretirement benefit obligation has been reduced by the present value of projected Medicare Part D subsidies of $51 million. In each of 2010 and 2009, Pepco Holdings received $3 million in federal Medicare prescription drug subsidies.

Pepco Holdings Retirement Savings Plan

Pepco Holdings has a defined contribution retirement savings plan. Participation in the plan is voluntary. All participants are 100% vested and have a nonforfeitable interest in their own contributions and in the Pepco Holdings company matching contributions, including any earnings or losses thereon. Pepco Holdings’ matching contributions were $11 million, $12 million, and $12 million for the years ended December 31, 2010, 2009, and 2008, respectively.

(11)	DEBT

Long-Term Debt

The components of long-term debt are shown below.

		At December 31,
Interest Rate	Maturity	2010	2009
		(millions of dollars)
First Mortgage Bonds
Pepco:
5.75% (a)	2010	$—	$16
4.95% (a)(b)	2013	200	200
4.65% (a)(b)	2014	175	175
6.20% (a)(b)(c)	2022	110	110
5.375% (a)	2024	38	38
5.75% (a)(b)	2034	100	100
5.40% (a)(b)	2035	175	175
6.50% (a)(b)(c)	2037	500	500
7.90%	2038	250	250
ACE:
7.25% - 7.63%	2010 - 2014	7	8
6.63%	2013	69	69
7.68%	2015 - 2016	17	17
7.75%	2018	250	250
6.80% (a)	2021	39	39
5.60% (a)	2025	4	4
4.875% (a)(b)(c)	2029	23	—
5.80% (a)(b)	2034	120	120
5.80% (a)(b)	2036	105	105
DPL:
6.40%	2013	250	250
5.22% (a)	2016	100	100
5.20% (a)	2019	31	31
4.90% (a)(e)	2026	35	35

Total First Mortgage Bonds		2,598	2,592

Unsecured Tax-Exempt Bonds
DPL:
5.50% (d)	2025	—	15
5.65% (f)	2028	—	16
1.80% (d)	2025	15	—
2.30% (f)	2028	16	—
5.40%	2031	78	—

Total Unsecured Tax-Exempt Bonds		$109	$31

(a)

Represents a series of first mortgage bonds issued by the indicated company (Collateral First Mortgage Bonds) as collateral for an outstanding series of senior notes issued by the company or tax-exempt bonds issued for the benefit of the company. The maturity date, optional and mandatory prepayment provisions, if any, interest rate, and interest payment dates on each series of senior notes or the company’s obligations in respect of the tax-exempt bonds are identical to the terms of the corresponding series of Collateral First Mortgage Bonds. Payments of principal and interest on a series of senior notes or the company’s obligations in respect of the tax-exempt bonds satisfy the corresponding payment obligations on the related series of

Collateral First Mortgage Bonds. Because each series of senior notes or the company’s obligations in respect of the tax-exempt bonds and the corresponding series of Collateral First Mortgage Bonds securing that series of senior notes or tax-exempt bonds obligations effectively represents a single financial obligation, the senior notes and the tax-exempt bonds are not separately shown on the table.

(b)	Represents a series of Collateral First Mortgage Bonds issued by the indicated company that in accordance with its terms will, at such time as there are no first mortgage bonds of the issuing company outstanding (other than Collateral First Mortgage Bonds securing payment of senior notes), cease to secure the corresponding series of senior notes and will be cancelled.

(c)	Represents a series of Collateral First Mortgage Bonds as to which the indicated company has agreed in connection with the issuance of the corresponding series of senior notes that, notwithstanding the terms of the Collateral First Mortgage Bonds described in footnote (b) above, it will not permit the release of the Collateral First Mortgage Bonds as security for the series of senior notes for so long as the senior notes remain outstanding, unless the company delivers to the senior note trustee comparable secured obligations to secure the senior notes.

(d)	On July 1, 2010, DPL purchased this series of tax-exempt bonds issued for the benefit of DPL by the Delaware Economic Development Authority (DEDA) pursuant to a mandatory repurchase provision in the indenture for the bonds that was triggered by the expiration of the original interest period for the bonds. While DPL held the bonds, they remained outstanding as a contractual matter, but were considered extinguished for accounting purposes. On December 1, 2010, DPL resold the bonds to the public, at which time the interest rate on the bonds was changed from 5.50% to a fixed rate of 1.80%. The bonds are subject to mandatory purchase by DPL on June 1, 2012.

(e)	The tax-exempt bonds secured by these Collateral First Mortgage Bonds are subject to mandatory tender on May 1, 2011.

(f)	On July 1, 2010, DPL purchased this series of tax-exempt bonds issued for the benefit of DPL by DEDA pursuant to a mandatory repurchase provision in the indenture for the bonds that was triggered by the expiration of the original interest period for the bonds. While DPL held the bonds, they remained outstanding as a contractual matter, but were considered extinguished for accounting purposes. On December 1, 2010, DPL resold the bonds to the public, at which time the interest rate on the bonds was changed from 5.65% to a fixed rate of 2.30%. The bonds are subject to mandatory purchase by DPL on June 1, 2012.

NOTE: Schedule is continued on next page.

Interest Rate		At December 31,
	Maturity	2010	2009
		(millions of dollars)
Medium-Term Notes (unsecured)
DPL:
7.56% - 7.58%	2017	$14	$14
6.81%	2018	4	4
7.61%	2019	12	12
7.72%	2027	10	10

Total Medium-Term Notes (unsecured)		40	40

Recourse Debt
PCI:
6.59% - 6.69%	2014	11	11

Notes (secured)
Pepco Energy Services:
7.47% - 7.69%	2017	11	9

Notes (unsecured)
PHI:
Variable	2010	—	250
4.00%	2010	—	200
6.45%	2012	—	750
2.70%	2015	250	—
5.90%	2016	190	200
6.125%	2017	81	250
6.00%	2019	—	200
7.45%	2032	185	250
DPL:
5.00%	2014	100	100
5.00%	2015	100	100

Total Notes (unsecured)		906	2,300

Total Long-Term Debt		3,675	4,983
Other long-term debt		2	—
Net unamortized discount		(12)	(14)
Current portion of long-term debt		(36)	(499)

Total Net Long-Term Debt		$3,629	$4,470

Transition Bonds Issued by ACE Funding
4.21%	2013	$9	$34
4.46%	2016	39	49
4.91%	2017	118	118
5.05%	2020	54	54
5.55%	2023	147	147

Total		367	402
Net unamortized discount		—	—
Current portion of long-term debt		(35)	(34)

Total Net Long-Term Transition Bonds issued by ACE Funding		$332	$368

The outstanding First Mortgage Bonds issued by each of Pepco, DPL and ACE are subject to a lien on substantially all of the issuing company’s property, plant and equipment.

For a description of the Transition Bonds issued by ACE Funding, see the discussion under the heading “Consolidation of Variable Interest Entities—ACE Transition Funding, LLC” in Note (2), “Significant

Accounting Policies.” The aggregate amounts of maturities for long-term debt and Transition Bonds outstanding at December 31, 2010, are $71 million in 2011, $68 million in 2012, $558 million in 2013, $334 million in 2014, $409 million in 2015, and $2,602 million thereafter.

PHI’s long-term debt is subject to certain covenants. As of December 31, 2010, PHI and its subsidiaries were in compliance with all such covenants.

Unsecured Notes

On October 1, 2010, PHI issued $250 million of 2.70% Senior Notes due 2015.

Long-Term Project Funding

As of December 31, 2010 and 2009, Pepco Energy Services had outstanding total long-term project funding (including current maturities) of $19 million and $20 million, respectively, related to energy savings contracts performed by Pepco Energy Services. The aggregate amounts of maturities for the project funding debt outstanding at December 31, 2010, are $4 million for 2011, $2 million for each year 2012 through 2014, $1 million for 2015 and $8 million thereafter.

Tax-Exempt Bonds

DPL

In 2010, DEDA issued $78 million of 5.40% Gas Facilities Refunding Revenue Bonds due 2031 for the benefit of DPL. DPL used the proceeds to effect the redemption of the outstanding amounts of five series of tax-exempt bonds in an aggregate principal amount of $78 million that were purchased by DPL in 2008.

In 2010, DPL resold (i) $15 million of 1.80% Pollution Control Refunding Revenue Bonds (Delmarva Power & Light Company Project) Series 2000C due 2025, and (ii) $16 million of 2.30% Pollution Control Refunding Revenue Bonds (Delmarva Power & Light Company Project) Series 2000D due 2028. The bonds were originally issued for the benefit of DPL in 2000 and had been purchased by DPL in July 2010 pursuant to a mandatory repurchase provision in the respective indentures for the bonds that was triggered by the expiration of the original interest period for the bonds. The bonds are subject to mandatory purchase by DPL on June 1, 2012.

ACE

In 2010, ACE resold $23 million of 4.875% Pollution Control Revenue Refunding Bonds due 2029, issued by The Pollution Control Financing Authority of Salem County for the benefit of ACE. The bonds had been repurchased by ACE in 2008 in response to the disruption in the tax-exempt bond market.

Short-Term Debt

Pepco Holdings and its regulated utility subsidiaries have traditionally used a number of sources to fulfill short-term funding needs, such as commercial paper, short-term notes, and bank lines of credit. Proceeds from short-term borrowings are used primarily to meet working capital needs, but may also be used to temporarily fund long-term capital requirements. A detail of the components of Pepco Holdings’ short-term debt at December 31, 2010 and 2009 is as follows:

	2010	2009
	(millions of dollars)
Commercial Paper	$388	$384
Variable Rate Demand Bonds	146	146

Total	$534	$530

Commercial Paper

Pepco Holdings maintains an ongoing commercial paper program of up to $875 million. Pepco, DPL, and ACE have ongoing commercial paper programs of up to $500 million, $500 million and $250 million, respectively. The commercial paper programs of each of PHI, Pepco, DPL and ACE are backed by that company’s borrowing capacity under PHI’s $1.5 billion primary credit facility, which is described below under the heading “Credit Facilities.”

Pepco Holdings and ACE had $230 million and $158 million, respectively, of commercial paper outstanding at December 31, 2010. Pepco did not issue any commercial paper during 2010, and DPL had no commercial paper outstanding at December 31, 2010. The weighted average interest rate for Pepco Holdings, DPL and ACE commercial paper issued during 2010 was 0.63%, 0.34% and 0.36%, respectively. The weighted average maturity of all commercial paper issued by Pepco Holdings, DPL and ACE in 2010 was nine, two and seven days, respectively.

Variable Rate Demand Bonds

PHI’s utility subsidiaries DPL and ACE, as well as Pepco Energy Services, each have outstanding obligations in respect of Variable Rate Demand Bonds (VRDB). VRDBs are subject to repayment on the demand of the holders and, for this reason, are accounted for as short-term debt in accordance with GAAP. However, bonds submitted for purchase are remarketed by a remarketing agent on a best efforts basis. PHI expects that the bonds submitted for purchase will be remarketed successfully due to the credit worthiness of the issuer and, as applicable, the credit support, and because the remarketing resets the interest rate to the then-current market rate. The bonds may be converted to a fixed-rate, fixed-term option to establish a maturity which corresponds to the date of final maturity of the bonds. On this basis, PHI views VRDBs as a source of long-term financing. As of December 31, 2010, $105 million of VRDBs issued by DPL (of which $72 million was secured by Collateral First Mortgage Bonds issued by DPL), $23 million of VRDBs issued by ACE, and $18 million of VRDBs issued by Pepco Energy Services were outstanding.

The Pollution Control Financing Authority of Salem County has issued tax-exempt VRDBs for the benefit of ACE in the aggregate principal of $23 million. In June 2009, ACE completed the remarketing of these VRDBs supported by letters of credit issued by The Bank of New York Mellon. In June 2010, ACE (i) replaced the letter of credit associated with $18.2 million of Pollution Control Revenue Refunding Bonds, 1997 Series A (Atlantic City Electric Company Project) due 2014 with a new irrevocable direct pay letter of credit expiring in April 2014, and (ii) replaced the letter of credit associated with $4.4 million of Pollution Control Revenue Refunding Bonds, 1997 Series B (Atlantic City Electric Company Project) due 2017 with a new irrevocable direct pay letter of credit expiring in June 2014.

The VRDBs outstanding at December 31, 2010 mature as follows: 2014 to 2017 ($49 million), 2024 ($33 million) and 2028 to 2031 ($64 million). The weighted average interest rate for VRDBs was 0.45% during 2010 and 1.44% during 2009.

Credit Facilities

PHI, Pepco, DPL and ACE maintain an unsecured credit facility to provide for their respective short-term liquidity needs. The aggregate borrowing limit under the facility is $1.5 billion, all or any portion of which may be used to obtain loans or to issue letters of credit. PHI’s credit limit under the facility is $875 million. The credit limit of each of Pepco, DPL and ACE is the lesser of $500 million and the maximum amount of debt the company is permitted to have outstanding by its regulatory authorities, except that the aggregate amount of credit used by Pepco, DPL and ACE at any given time collectively may not exceed $625 million. The interest rate payable by each company on utilized funds is, at the borrowing company’s election, (i) the greater of the prevailing prime rate and the federal funds effective rate plus 0.5% or (ii) the prevailing Eurodollar rate, plus a margin that varies according to the credit rating of the borrower. The facility also includes a “swingline loan sub-facility” pursuant to which each company may make same day borrowings in an aggregate amount not to exceed $150 million. Any swingline loan must be repaid by the borrower within seven days of receipt thereof.

The facility commitment expiration date is May 5, 2012, with each company having the right to elect to have 100% of the principal balance of the loans outstanding on the expiration date continued as non-revolving term loans for a period of one year from such expiration date.

The facility is intended to serve primarily as a source of liquidity to support the commercial paper programs of the respective companies. The companies are also permitted to use the facility to borrow funds for general corporate purposes and issue letters of credit. In order for a borrower to use the facility, certain representations and warranties must be true and correct, and the borrower must be in compliance with specified covenants, including (i) the requirement that each borrowing company maintain a ratio of total indebtedness to total capitalization of 65% or less, computed in accordance with the terms of the credit agreement, which excludes from the definition of total indebtedness certain trust preferred securities and deferrable interest subordinated debt (not to exceed 15% of total capitalization), (ii) a restriction on sales or other dispositions of assets, other than certain sales and dispositions, and (iii) a restriction on the incurrence of liens on the assets of a borrower or any of its significant subsidiaries other than permitted liens. The absence of a material adverse change in the borrower’s business, property and results of operations or financial condition is not a condition to the availability of credit under the facility. The facility does not include any rating triggers.

On October 15, 2010, a $400 million unsecured credit facility maintained by PHI expired. To replace this facility, PHI, on October 27, 2010, entered into two bi-lateral 364 day unsecured credit agreements totaling $200 million. Under each of the credit agreements, PHI has access to revolving and floating rate loans over the terms of the agreements. Neither agreement provides for the issuance of letters of credit. The interest rate payable on funds borrowed is at PHI’s election, based on either (a) the prevailing Eurodollar rate plus 2.0% or (b) the highest of (i) the prevailing prime rate, (ii) the federal funds effective rate plus 0.5%, or (iii) the one-month Eurodollar rate plus 1.0%, plus a margin of 1.0%. In order to obtain loans under either of the agreements, PHI must be in compliance with the same covenants and conditions that it is required to satisfy for utilization of its existing $1.5 billion credit facility. The absence of a material adverse change in PHI’s business, property and results of operations or financial condition is not a condition to the availability of credit under either agreement. Neither agreement includes any rating triggers.

The $1.5 billion credit facility and the two bi-lateral credit agreements are referred to herein collectively as PHI’s “primary credit facilities.” As of December 31, 2010, each borrower was in compliance with the covenants of each of the primary credit facilities.

On November 2, 2010, PHI’s $50 million bi-lateral credit agreement with The Bank of Nova Scotia expired. Both the $400 million PHI facility that expired in October 2010 and this agreement were established to provide additional liquidity and collateral support for Pepco Energy Services’ retail energy supply business and for the operations of Conectiv Energy. Based on the progress toward winding down the retail energy supply business and disposing of the Conectiv Energy segment, the level of liquidity and collateral needed to support these businesses has decreased. As a result, PHI has been able to reduce the total amount of its credit facility needs by $250 million.

Loss on Extinguishment of Debt

During the year ended December 31, 2010, PHI recorded a pre-tax loss on extinguishment of debt of $189 million ($113 million after-tax), which is further discussed below.

In July 2010, PHI purchased, pursuant to a cash tender offer, $640 million in principal amount of its 6.45% Senior Notes due 2012 (6.45% Notes), redeemed the remaining $110 million of outstanding 6.45% Notes, and purchased, pursuant to a cash tender offer, $129 million of its 6.125% Senior Notes due 2017 (6.125% Notes) and $65 million of 7.45% Senior Notes due 2032 (7.45% Notes). In connection with these transactions, PHI recorded a pre-tax loss on extinguishment of debt of $120 million in the third quarter of 2010.

In October 2010, PHI purchased, pursuant to a cash tender offer, an additional $40 million of outstanding 6.125% Notes. In November 2010, PHI redeemed all of its $200 million 6% Notes due 2019 and $10 million of its 5.9% Notes due 2016. PHI recorded a pre-tax loss on extinguishment of debt of approximately $54 million in the fourth quarter of 2010 in connection with this transaction.

In connection with the purchases of the 6.45% Notes and the 7.45% Notes, PHI accelerated the recognition of $15 million of pre-tax hedging losses attributable to the issuance of the 6.45% Notes and 7.45% Notes by reclassifying these hedging losses from AOCL to income. These hedging losses originally arose when PHI entered into several treasury rate lock transactions in June 2002 to hedge changes in interest rates related to the anticipated issuance in August 2002 of several series of senior notes, including the 6.45% Notes and the 7.45% Notes. Upon issuance of the fixed rate debt in August 2002, the rate locks were terminated at a loss that has been deferred in AOCL and is being recognized in income over the life of the debt issued as interest payments on the debt are made. The accelerated recognition of these losses has also been included as a component of pre-tax loss on extinguishment of debt.

Collateral Requirements of Pepco Energy Services

In conducting its retail energy supply business, Pepco Energy Services, during periods of declining energy prices, has been exposed to the asymmetrical risk of having to post collateral under its wholesale purchase contracts without receiving a corresponding amount of collateral from its retail customers. To partially address these asymmetrical collateral obligations, Pepco Energy Services, in the first quarter of 2009, entered into a credit intermediation arrangement with Morgan Stanley Capital Group, Inc. (MSCG). Under this arrangement, MSCG, in consideration for the payment to MSCG of certain fees, (i) assumed, by novation, the electricity purchase obligations of Pepco Energy Services in years 2009 through 2011 under several wholesale purchase contracts, and (ii) agreed to supply electricity to Pepco Energy Services on the same terms as the novated transactions, but without imposing on Pepco Energy Services any obligation to post collateral based on changes in electricity prices. The upfront fees incurred by Pepco Energy Services in 2009 in the amount of $25 million are being amortized into expense in declining amounts over the life of the arrangement based on the fair value of the underlying contracts at the time of the novation. For the years ended December 31, 2010 and 2009, approximately $8 million and $16 million, respectively, of the fees have been amortized and reflected in interest expense. As the retail electric and natural gas supply businesses are wound down, Pepco Energy Services’ collateral requirements will be further reduced.

In relation to its retail energy supply business being wound down, Pepco Energy Services in the ordinary course of business, had entered into various contracts to buy and sell electricity, fuels and related products, including derivative instruments, designed to reduce its financial exposure to changes in the value of its assets and obligations due to energy price fluctuations. These contracts typically have collateral requirements.

Depending on the contract terms, the collateral required to be posted by Pepco Energy Services can be of varying forms, including cash and letters of credit. As of December 31, 2010, Pepco Energy Services had posted net cash collateral of $117 million and letters of credit of $113 million. At December 31, 2009, Pepco Energy Services had posted net cash collateral of $123 million and letters of credit of $157 million.

At December 31, 2010 and 2009, the amount of cash, plus borrowing capacity under the primary credit facilities available to meet the future liquidity needs of Pepco Energy Services and Conectiv Energy totaled $728 million and $820 million, respectively.

(12)	INCOME TAXES

PHI and the majority of its subsidiaries file a consolidated federal income tax return. Federal income taxes are allocated among PHI and the subsidiaries included in its consolidated group pursuant to a written tax sharing agreement that was approved by the SEC in connection with the establishment of PHI as a holding company. Under this tax sharing agreement, PHI’s consolidated federal income tax liability is allocated based upon PHI’s and its subsidiaries’ separate taxable income or loss.

The provision for consolidated income taxes, reconciliation of consolidated income tax expense, and components of consolidated deferred tax liabilities (assets) are shown below.

Provision for Consolidated Income Taxes — Continuing Operations

	For the Year Ended December 31,
	2010	2009	2008
	(millions of dollars)
Current Tax Benefit
Federal	$(270)	$(160)	$(78)
State and local	(50)	(32)	(21)

Total Current Tax Benefit	(320)	(192)	(99)

Deferred Tax Expense (Benefit)
Federal	300	261	147
State and local	34	39	46
Investment tax credits	(3)	(4)	(4)

Total Deferred Tax Expense	331	296	189

Total Consolidated Income Tax Expense Related to Continuing Operations	$11	$104	$90

Reconciliation of Consolidated Income Tax Expense — Continuing Operations

	For the Year Ended December 31,
	2010		2009		2008
	(millions of dollars)
Income tax at Federal statutory rate	$52	35.0%	$114	35.0%	$96	35.0%
Increases (decreases) resulting from
Depreciation	(3)	(2.0)%	6	1.8%	5	1.8%
State income taxes, net of Federal effect	—	—	19	5.7%	22	8.0%
State tax benefits related to prior years’ asset dispositions	—	—	(13)	(4.0)%	(3)	(1.0)%
Cross-border energy lease investments	(5)	(3.3)%	(6)	(1.7)%	(1)	(0.2)%
Change in estimates and interest related to uncertain and effectively settled tax positions	(6)	(4.0)%	(1)	(0.4)%	(10)	(3.6)%
Tax credits	(4)	(2.7)%	(4)	(1.2)%	(4)	(1.5)%
Deferred tax basis adjustments	(3)	(2.0)%	(4)	(1.2)%	(6)	(2.2)%
Reversal of valuation allowances	(8)	(5.3)%	—	—	—	—
Change in state deferred tax balances as a result of restructuring	(6)	(4.0)%	—	—	—	—
Other, net	(6)	(4.4)%	(7)	(2.2)%	(9)	(3.3)%

Consolidated Income Tax Expense Related to Continuing Operations	$11	7.3%	$104	31.8%	$90	33.0%

On April 1, 2010, as part of an ongoing effort to simplify PHI’s organizational structure, certain of PHI’s subsidiaries were converted from corporations to single member limited liability companies. In addition to increased organizational flexibility and reduced administrative costs, converting these entities to limited liability companies allows PHI to include income or losses in the former corporations in a single state income tax return, thus increasing the utilization of state income tax attributes. As a result of inclusions of income or losses in a single state return as discussed above, PHI recorded an $8 million benefit by reversing valuation allowances on certain state net operating losses and an additional benefit of $6 million resulting from changes to certain state deferred income tax benefits. In addition, conversion to limited liability companies caused PHI’s separate company losses (primarily related to the loss on the extinguishment of debt) to be subjected to state income taxes in new jurisdictions, resulting in minimal consolidated state taxable income in 2010.

In November 2010, PHI reached final settlement with the IRS with respect to its federal tax returns for the years 1996 to 2002 for all issues except its cross-border energy lease investments. In connection with the settlement, PHI reallocated certain amounts on deposit with the IRS since 2006 among liabilities in the settlement years and subsequent years. In light of the settlement and reallocations, PHI has recalculated the estimated interest due for the tax years 1996 to 2002. The revised estimate has resulted in the reversal of $15 million (after-tax) of estimated interest due to the IRS. This reversal has been recorded as an income tax benefit in the fourth quarter of 2010 and is subject to adjustment when the IRS finalizes its calculation of the amount due. Offsetting this benefit was the reversal of $6 million (after-tax) of erroneously accrued state interest receivable recorded in the first quarter of 2010 and $2 million (after-tax) of other adjustments.

Also in the fourth quarter of 2010, PHI corrected the tax accounting for software amortization. Accordingly, a regulatory asset was established and income tax expense was reduced by $4 million.

During 2009, PHI recorded a decrease to income tax expense of $13 million resulting from the receipt of a refund of $6 million (after-tax) of state income taxes and the establishment of a state tax benefit carryforward of $7 million (after-tax), related to a change in tax reporting for certain asset dispositions occurring in prior years.

During 2009, the IRS issued a Revenue Agent’s Report (RAR) for the audit of PHI’s consolidated federal income tax returns for the calendar years 2003 to 2005. The IRS has proposed adjustments to PHI’s tax returns, including adjustments to PHI’s deductions related to cross-border energy lease investments, the capitalization of overhead costs for tax purposes and the deductibility of certain casualty losses. PHI has appealed certain of the proposed adjustments and believes it has adequately reserved for the adjustments proposed in the RAR. See Note (17), “Commitments and Contingencies — PHI’s Cross-Border Energy Lease Investments,” for additional information.

During 2009, PHI received a refund of taxes paid in prior years of approximately $138 million, a substantial portion of which is associated with PHI’s utility subsidiaries. The refund resulted from the carryback of a 2008 net operating loss for tax reporting purposes that reflected, among other things, significant tax deductions related to accelerated depreciation, the pension plan contributions made in 2009 (which were deductible for 2008) and the cumulative effect of adopting a new method of tax reporting for certain repairs.

During 2008, Pepco Holdings completed an analysis of its current and deferred income tax accounts and, as a result, recorded an $8 million net credit to income tax expense in 2008, which is primarily included in “Other, net” in the reconciliation provided above. In conjunction with the analysis, Pepco Holdings also identified a $1 million adjustment of its current and deferred income tax accounts that related to pre-acquisition tax contingencies associated with the Conectiv acquisition in 2002, which was recorded as an increase in goodwill. Also identified as part of the analysis were new uncertain tax positions under FASB guidance on income taxes (ASC 740) (primarily representing overpayments of income taxes in previously filed tax returns) that resulted in the recording of after-tax net interest income of $4 million, which is included as a reduction of income tax expense.

During 2008, Pepco Holdings recorded after-tax net interest income of $13 million under FASB guidance on income taxes (ASC 740) primarily related to the reversal of previously accrued interest payable resulting from a tentative settlement on the capitalization of certain overhead costs with the IRS, and a claim made with the IRS related to the tax reporting for fuel over- and under-recoveries. This amount was offset by $7 million in after-tax interest expense related to the change in assumptions regarding the estimated timing of the tax benefits on cross-border energy lease investments.

Reconciliation of Beginning and Ending Balances of Unrecognized Tax Benefits

	2010	2009	2008
	(millions of dollars)
Beginning balance as of January 1,	$246	$255	$275
Tax positions related to current year:
Additions	150	(1)	2
Reductions	—	(2)	—
Tax positions related to prior years:
Additions	35	77	196
Reductions	(36)	(83)	(209)
Settlements	—	—	(9)

Ending balance as of December 31,	$395	$246	$255

Unrecognized Benefits That, If Recognized, Would Affect the Effective Tax Rate

Unrecognized tax benefits are related to tax positions that have been taken or are expected to be taken in tax returns that are not recognized in the financial statements because management has either measured the tax benefit at an amount less than the benefit claimed or expected to be claimed, or has concluded that it is not more likely than not that the tax position will be ultimately sustained. For the majority of these tax positions, the ultimate deductibility is highly certain, but there is uncertainty about the timing of such deductibility. Unrecognized tax benefits at December 31, 2010 included $21 million that, if recognized, would lower the effective tax rate.

Interest and Penalties

PHI recognizes interest and penalties relating to its uncertain tax positions as an element of income tax expense. For the years ended December 31, 2010, 2009 and 2008, PHI recognized $2 million of pre-tax interest income ($1 million after-tax), $5 million of pre-tax interest income ($3 million after-tax), and $17 million of pre-tax interest income ($10 million after-tax), respectively, as a component of income tax expense related to continuing operations. As of December 31, 2010, 2009 and 2008, PHI had $12 million, $13 million and $16 million, respectively, of accrued interest payable related to effectively settled and uncertain tax positions.

Possible Changes to Unrecognized Tax Benefits

It is reasonably possible that the amount of the unrecognized tax benefit with respect to some of PHI’s uncertain tax positions will significantly increase or decrease within the next 12 months. The possible settlement of the cross-border energy lease investments issue, the 2003 to 2005 federal audit, or state audits could impact the balances and related interest accruals significantly. At this time, an estimate of the range of reasonably possible outcomes cannot be determined.

Tax Years Open to Examination

PHI’s Federal income tax liabilities for Pepco legacy companies for all years through 2002, and for Conectiv legacy companies for all years through 2002, have been determined by the IRS, subject to adjustment to the extent of any net operating loss or other loss or credit carrybacks from subsequent years. PHI has not reached final settlement with the IRS with respect to the cross-border energy lease deductions. The open tax years for the significant states where PHI files state income tax returns (District of Columbia, Maryland, Delaware, New Jersey, Pennsylvania and Virginia) are the same as for the Federal returns. As a result of the final determination of these years, PHI has filed amended state returns requesting $18 million in refunds which are subject to review by the various states. If accepted by the states, PHI could reduce its state tax expense by an estimated $3 million.

Components of Consolidated Deferred Tax Liabilities (Assets)

	At December 31,
	2010	2009
	(millions of dollars)
Deferred Tax Liabilities (Assets)
Depreciation and other basis differences related to plant and equipment	$1,680	$1,813
Goodwill and fair value adjustments	(30)	(100)
Deferred electric service and electric restructuring liabilities	154	173
Finance and operating leases	816	748
Federal and state net operating losses	(46)	(148)
Valuation allowances on state net operating losses	21	36
Pension and other postretirement benefits	70	133
Deferred taxes on amounts to be collected through future rates	43	42
Other	(83)	(229)

Total Deferred Tax Liabilities, Net	2,625	2,468
Deferred tax assets included in Current Assets	90	126
Deferred tax liabilities included in Other Current Liabilities	(1)	6

Total Consolidated Deferred Tax Liabilities, Net Non-Current	$2,714	$2,600

The net deferred tax liability represents the tax effect, at presently enacted tax rates, of temporary differences between the financial statement basis and tax basis of assets and liabilities. The portion of the net deferred tax liability applicable to PHI’s operations, which has not been reflected in current service rates, represents income taxes recoverable through future rates, net, and is recorded as a regulatory asset on the balance sheet.

The Tax Reform Act of 1986 repealed the investment tax credit (ITC) for property placed in service after December 31, 1985, except for certain transition property. ITC previously earned on Pepco’s, DPL’s and ACE’s property continues to be amortized to income over the useful lives of the related property.

Resolution of Certain IRS Audit Matters

In 2010, PHI resolved all tax matters that were raised in IRS audits related to the 2001 and 2002 tax years except for the cross-border energy lease issue. Adjustments recorded relating to these resolved tax matters resulted in a $1 million increase to income tax expense exclusive of interest.

Other Taxes

Other taxes for continuing operations are shown below. The annual amounts include $427 million, $358 million and $347 million for the years ended December 31, 2010, 2009 and 2008, respectively, related to the Power Delivery business, which are recoverable through rates.

	2010	2009	2008
	(millions of dollars)
Gross Receipts/Delivery	$145	$142	$146
Property	70	68	64
County Fuel and Energy	154	94	90
Environmental, Use and Other	65	64	55

Total	$434	$368	$355

(13)	NONCONTROLLING INTEREST

The outstanding preferred stock issued by subsidiaries of PHI as of December 31, 2010 and 2009 consisted of the following series of serial preferred stock issued by ACE. The shares of each of the series are redeemable solely at the option of the issuer. On January 26, 2011, ACE issued notes of redemption for all of its outstanding cumulative preferred stock at the redemption prices indicated in the table below. The redemptions will occur on February 25, 2011.

	Redemption Price	Shares Outstanding		December 31,
		2010	2009	2010	2009
				(millions of dollars)
4.0% Series of 1944, $100 per share par value	$105.50	24,268	24,268	$2	$2
4.35% Series of 1949, $100 per share par value	$101.00	2,942	2,942	—	—
4.35% Series of 1953, $100 per share par value	$101.00	1,680	1,680	—	—
4.10% Series of 1954, $100 per share par value	$101.00	20,504	20,504	2	2
4.75% Series of 1958, $100 per share par value	$101.00	8,631	8,631	1	1
5.0% Series of 1960, $100 per share par value	$100.00	4,120	4,120	1	1

Total Preferred Stock of Subsidiaries		62,145	62,145	$6	$6

(14)	STOCK-BASED COMPENSATION, DIVIDEND RESTRICTIONS, AND CALCULATIONS OF EARNINGS PER SHARE OF COMMON STOCK

Stock-Based Compensation

PHI maintains a Long-Term Incentive Plan (LTIP), the objective of which is to increase shareholder value by providing a long-term incentive to reward officers, key employees and directors of Pepco Holdings and its subsidiaries and to increase the ownership of Pepco Holdings’ common stock by such individuals. Any officer or key employee of Pepco Holdings or its subsidiaries may be designated by the PHI board of directors as a participant in the LTIP. Under the LTIP, awards to officers and key employees may be in the form of restricted stock, stock options, performance units, stock appreciation rights and dividend equivalents. At inception, 10 million shares of common stock were authorized for issuance under the LTIP.

Total stock-based compensation expense recorded in the consolidated statements of income for the years ended December 31, 2010, 2009, and 2008 was as follows:

	2010	2009	2008
	(millions of dollars)
Stock options	$—	$—	$—
Restricted stock awards	5	5	16

Total stock compensation expense	$5	$5	$16

During 2008, PHI identified an error in the accounting for certain of its restricted stock awards granted under the LTIP that resulted in an understatement of stock-based compensation expense in 2006 and 2007. This error was corrected in 2008, resulting in an increase in stock-based compensation expense for the year ended December 31, 2008 of $9 million.

No material amount of stock compensation expense was capitalized for the years ended December 31, 2010, 2009 and 2008.

Restricted Stock Awards

Description of awards

A number of programs have been established under the LTIP involving the issuance of restricted stock awards, including awards of performance-based restricted stock units, time-based restricted stock, retention stock and the Conectiv performance accelerated restricted stock (Conectiv PARS). A summary of each of these programs is as follows:

•

Under the performance-based restricted stock program, performance criteria are selected and measured over a three-year period. Depending on the extent to which the performance criteria are satisfied, the participants are eligible to earn shares of common stock over the performance period, ranging from 0% to 200% of the target award, and dividends accrued thereon.

•	Time-based restricted stock award opportunities have a requisite service period of three years and participants have the right to receive dividends on the shares during the vesting period.

•

In connection with the acquisition of Conectiv by Pepco in 2002, Conectiv PARS previously issued to Conectiv employees were converted to shares of Pepco Holdings restricted stock. These shares typically vested over periods of 5 to 7 years. In January 2009, all 6,669 of the remaining shares outstanding fully vested.

•

In September 2007, retention awards in the form of 9,015 shares of restricted stock were granted to certain PHI executives, with vesting periods of two or three years. In September 2009, 5,409 of these shares vested. In September 2010, all 3,606 of the remaining shares outstanding vested.

Activity for the year

The 2010 activity for non-vested restricted stock and performance-based restricted stock unit awards is summarized below:

	Number of Shares	Total Number of Shares	Weighted Average Grant Date Fair Value
Balance at January 1, 2010
Time-based restricted stock	233,058		$20.72
Performance-based restricted stock units	499,893		22.21
Other(a)	3,606		27.73

Total		736,557
Granted during 2010
Time-based restricted stock	161,166		16.55
Performance-based restricted stock units	322,156		20.11

Total		483,322
Vested during 2010
Time-based restricted stock	(49,642)		25.56
Performance-based restricted stock units	(141,023)		25.55
Other(a)	(3,606)		27.73

Total		(194,271)
Forfeited during 2010
Time-based restricted stock	(28,388)		17.18
Performance-based restricted stock units	(94,143)		19.16

Total		(122,531)
Balance at December 31, 2010
Time-based restricted stock	316,194		18.15
Performance-based restricted stock units	586,883		20.75
Other(a)	—		—

Total		903,077

(a)	Includes share activity under the Conectiv PARS and retention awards.

Grants included in the table above reflect 2010 grants of performance-based restricted stock units and time-based restricted stock. PHI recognizes compensation expense related to performance-based restricted stock awards and time-based restricted stock awards based on the fair value of the awards at date of grant. The fair value is based on the market value of PHI common stock at the date the award opportunity is granted. The estimated fair value of the performance-based awards is also a function of PHI’s projected future performance relative to established performance criteria and the resulting payout of shares based on the achieved performance levels. PHI employed a Monte Carlo simulation to forecast PHI’s performance relative to the performance criteria and to estimate the potential payout of shares under the performance-based awards.

The following table provides the weighted average grant date fair value of those awards for each of the years ended December 31, 2010, 2009 and 2008:

	2010	2009	2008
Weighted average grant-date fair value of each performance-based restricted stock unit granted during the year	$20.11	$17.51	$25.36
Weighted average grant-date fair value of each award of time-based restricted stock granted during the year	$16.55	$17.18	$25.36

As of December 31, 2010, there was approximately $7 million of unrecognized compensation cost (net of estimated forfeitures) related to non-vested restricted stock awards and restricted stock unit awards granted under the LTIP. PHI expects to recognize the costs over a weighted-average period of approximately two years.

Stock options

Stock options to purchase shares of PHI’s common stock granted under the LTIP must have an exercise price at least equal to the fair market value of the underlying stock on the grant date. Stock options that have been granted under the LTIP generally have become exercisable on a specified vesting date or dates. All stock options have an expiration date of ten years from the date of grant. No options have been granted since May 1, 2002.

Non-employee directors are entitled, under the terms of the LTIP, to a grant on May 1 of each year of a nonqualified stock option for 1,000 shares of common stock. However, the Board of Directors has determined that these grants will not be made.

Stock option activity for the year ended December 31, 2010 is summarized below:

	Number of Options	Weighted Average Exercise Price		Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value
Outstanding at January 1, 2010	346,504	$22.09		1.51
Options granted	—	—		—
Options exercised	(11,538)	13.08		—
Options forfeited or expired	(54,700)	22.90		—

Outstanding at December 31, 2010	280,266	22.30		0.70	—

Exercisable at December 31, 2010	280,266	22.30	(a)	0.70	—

(a)	The range of exercise prices is $19.03 to $24.59

Total intrinsic value and tax benefits recognized for stock options exercised in 2010, 2009 and 2008 were immaterial.

Directors’ Deferred Compensation

Under the Pepco Holdings’ Executive and Director Deferred Compensation Plan, Pepco Holdings non-employee directors may elect to defer all or part of their retainer and meeting fees. Deferred retainer or meeting fees, at the election of the director, can be credited with interest at the prime rate or the return on selected investment funds or can be deemed invested in phantom shares of Pepco Holdings common stock on which dividend equivalent accruals are credited when dividends are paid on the common stock. All deferrals are settled in cash. The amount deferred by directors for each of the years ended December 31, 2010, 2009 and 2008 was not material.

Compensation expense recognized in respect of dividends and the increase in fair value for each of the years ended December 31, 2010, 2009 and 2008 was not material. The deferred compensation balance under this program was approximately $1 million at December 31, 2010 and 2009.

Dividend Restrictions

PHI, on a stand-alone basis, generates no operating income of its own. Accordingly, its ability to pay dividends to its shareholders depends on dividends received from its subsidiaries. In addition to their future financial performance, the ability of PHI’s direct and indirect subsidiaries to pay dividends is subject to limits imposed by: (i) state corporate laws, which impose limitations on the funds that can be used to pay dividends and, in the case of ACE, the regulatory requirement that it obtain the prior approval of the NJBPU before dividends can be paid if its equity as a percent of its total capitalization, excluding securitization debt, falls below 30%; (ii) the prior rights of holders of existing and future preferred stock, mortgage bonds and other long-term debt issued by the subsidiaries, and any other restrictions imposed in connection with the incurrence of liabilities; and (iii) certain provisions of ACE’s charter that impose restrictions on payment of common stock dividends for the benefit of preferred stockholders. Pepco and DPL have no shares of preferred stock outstanding. Currently, the capitalization ratio limitation to which ACE is subject and the restriction in the ACE charter do not limit ACE’s ability to pay common stock dividends. PHI had approximately $1,059 million and $1,268 million of retained earnings free of restrictions at December 31, 2010 and 2009, respectively. These amounts represent the total retained earnings balances at those dates.

For the years ended December 31, Pepco Holdings received dividends from its subsidiaries as follows:

Subsidiary	2010	2009	2008
	(millions of dollars)
Pepco	$115	$—	$89
DPL	23	28	52
ACE	35	64	46

Total	$173	$92	$187

Calculations of Earnings per Share of Common Stock

The numerator and denominator for basic and diluted earnings per share of common stock calculations are shown below.

	For the Years Ended December 31,
	2010	2009	2008
	(millions of dollars, except per share data)
Income (Numerator):
Net income from continuing operations	$139	$223	$183
Net (loss) income from discontinued operations	(107)	12	117

Net income	$32	$235	$300

Shares (Denominator) (in millions):
Weighted average shares outstanding for basic computation:
Average shares outstanding	224	221	204
Adjustment to shares outstanding	—	—	—

Weighted Average Shares Outstanding for Computation of Basic Earnings Per Share of Common Stock	224	221	204
Net effect of potentially dilutive shares(a)	—	—	—

Weighted Average Shares Outstanding for Computation of Diluted Earnings Per Share of Common Stock	224	221	204

Basic and diluted earnings per share of common stock from continuing operations	$0.62	$1.01	$0.90
Basic and diluted (loss) earnings per share of common stock from discontinued operations	(0.48)	0.05	0.57

Basic and diluted earnings per share	$0.14	$1.06	$1.47

(a)	The number of options to purchase shares of common stock that were excluded from the calculation of diluted earnings per share as they are considered to be anti-dilutive were 280,266, 334,966 and 171,000 for the years ended December 31, 2010, 2009 and 2008, respectively.

Shareholder Dividend Reinvestment Plan

PHI maintains a Shareholder Dividend Reinvestment Plan (DRP) through which shareholders may reinvest cash dividends. In addition, both existing shareholders and new investors can make purchases of shares of PHI common stock through the investment of not less than $25 each calendar month nor more than $200,000 each calendar year. Shares of common stock purchased through the DRP may be new shares or, at the election of PHI, shares purchased in the open market. Approximately 2 million, 2 million and 1 million new shares were issued and sold under the DRP in 2010, 2009 and 2008, respectively.

Pepco Holdings Common Stock Reserved and Unissued

The following table presents Pepco Holdings’ common stock reserved and unissued at December 31, 2010:

Name of Plan	Number of Shares
DRP	5,011,862
Conectiv Incentive Compensation Plan(a)	1,175,619
Potomac Electric Power Company Long-Term Incentive Plan(a)	327,059
Pepco Holdings Long-Term Incentive Plan	7,927,210
Pepco Holdings Non-Management Directors Compensation Plan	471,562
Pepco Holdings Retirement Savings Plan	1,956,107

Total	16,869,419

(a)	No further awards will be made under this plan.

(15)	DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

Derivatives are used by Pepco Energy Services and the Power Delivery business to hedge commodity price risk, as well as by PHI, from time to time, to hedge interest rate risk.

Pepco Energy Services employs energy commodity contracts in the form of electricity and natural gas futures, swaps, options and forward contracts to hedge commodity price risk in connection with the purchase of physical natural gas and electricity for delivery to customers. The primary risk management objective is to manage the spread between retail sales commitments and the cost of supply used to service those commitments to ensure stable cash flows and lock in favorable prices and margins when they become available.

Pepco Energy Services accounts for some of its futures and swap contracts as cash flow hedges of forecasted transactions. Certain commodity contracts that do not qualify as cash flow hedges of forecasted transactions or do not meet the requirements for normal purchase and normal sale accounting are marked-to-market through current earnings. Forward contracts that meet the requirements for normal purchase and normal sale accounting are accounted for using accrual accounting.

In the Power Delivery business, DPL uses derivative instruments in the form of forward contracts, futures, swaps, and exchange-traded and over-the-counter options primarily to reduce gas commodity price volatility and limit its customers’ exposure to increases in the market price of gas. DPL also manages commodity risk with physical natural gas and capacity contracts that are not classified as derivatives. All premiums paid and other transaction costs incurred as part of DPL’s natural gas hedging activity, in addition to all gains and losses related to hedging activities, are deferred under FASB guidance on regulated operations (ASC 980) until recovered based on the fuel adjustment clause approved by the DPSC.

PHI and its subsidiaries also use derivative instruments from time to time to mitigate the effects of fluctuating interest rates on debt incurred in connection with the operation of their businesses. In June 2002, PHI entered into several treasury rate lock transactions in anticipation of the issuance of several series of fixed-rate debt commencing in August 2002. Upon issuance of the fixed-rate debt in August 2002, the rate locks were terminated at a loss. The loss has been deferred in AOCL and is being recognized in income over the life of the debt issued as interest payments are made. In connection with the July 2010 debt tender offers described in Note (11), “Debt,” $15 million of these pre-tax losses ($9 million after-tax) was reclassified to income as a loss on extinguishment of debt during the third quarter of 2010.

The tables below identify the balance sheet location and fair values of derivative instruments as of December 31, 2010 and 2009:

	As of December 31, 2010
Balance Sheet Caption	Derivatives Designated as Hedging Instruments	Other Derivative Instruments	Gross Derivative Instruments	Effects of Cash Collateral and Netting	Net Derivative Instruments
	(millions of dollars)
Derivative Assets (current assets)	$40	$43	$83	$(38)	$45
Derivative Assets (non-current assets)	16	3	19	(19)	—

Total Derivative Assets	56	46	102	(57)	45

Derivative Liabilities (current liabilities)	(125)	(63)	(188)	122	(66)
Derivative Liabilities (non-current liabilities)	(68)	(10)	(78)	57	(21)

Total Derivative Liabilities	(193)	(73)	(266)	179	(87)

Net Derivative (Liability) Asset	$(137)	$(27)	$(164)	$122	$(42)

	As of December 31, 2009
Balance Sheet Caption	Derivatives Designated as Hedging Instruments	Other Derivative Instruments	Gross Derivative Instruments	Effects of Cash Collateral and Netting	Net Derivative Instruments
	(millions of dollars)
Derivative Assets (current assets)	$100	$54	$154	$(132)	$22
Derivative Assets (non-current assets)	44	21	65	(49)	16

Total Derivative Assets	144	75	219	(181)	38

Derivative Liabilities (current liabilities)	(234)	(70)	(304)	237	(67)
Derivative Liabilities (non-current liabilities)	(88)	(35)	(123)	69	(54)

Total Derivative Liabilities	(322)	(105)	(427)	306	(121)

Net Derivative (Liability) Asset	$(178)	$(30)	$(208)	$125	$(83)

Under FASB guidance on the offsetting of balance sheet accounts (ASC 210-20), PHI offsets the fair value amounts recognized for derivative instruments and the fair value amounts recognized for related collateral positions executed with the same counterparty under master netting agreements. The amount of cash collateral that was offset against these derivative positions is as follows:

	December 31, 2010	December 31, 2009
	(millions of dollars)
Cash collateral pledged to counterparties with the right to reclaim(a)	$122	$125

(a)	Includes cash deposits on commodity brokerage accounts

As of December 31, 2010 and 2009, all PHI cash collateral pledged related to derivative instruments accounted for at fair value was entitled to be offset under master netting agreements.

Derivatives Designated as Hedging Instruments

Cash Flow Hedges

Pepco Energy Services

For energy commodity contracts that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCL and is reclassified into income in the same period or periods during which the hedged transactions affect income. Gains and losses on the derivative, representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness, are recognized in income. This information for the activity during the years ended December 31, 2010, 2009 and 2008 is provided in the tables below:

	Years Ended December 31,
	2010	2009	2008
	(millions of dollars)
Amount of net pre-tax loss arising during the period included in accumulated other comprehensive loss	$(100)	$(129)	$(210)

Amount of net pre-tax loss (gain) reclassified into income:
Effective portion:
Fuel and Purchased Energy	135	164	(8)
Ineffective portion:(a)
Revenue	—	2	—

Total net pre-tax loss (gain) reclassified into income	135	166	(8)

Net pre-tax gain (loss) on commodity derivatives included in other comprehensive loss	$35	$37	$(218)

(a)	Included in the above table is a loss of $2 million and $1 million for the years ended December 31, 2009 and 2008, respectively, which were reclassified from AOCL to income because the forecasted hedged transactions were deemed probable not to occur. For the year ended December 31, 2010, there were no amounts reclassified from AOCL to income because the forecasted hedged transaction was deemed probable not to occur.

As of December 31, 2010 and 2009, Pepco Energy Services had the following types and volumes of energy commodity contracts employed as cash flow hedges of forecasted purchases and forecasted sales.

	Quantities
Commodity	December 31, 2010	December 31, 2009
Forecasted Purchases Hedges
Natural gas (One Million British Thermal Units (MMBtu))	8,597,106	54,477,500
Electricity (Megawatt hours (MWh))	2,677,640	9,708,919
Electric capacity (MW-Days)	34,730	—

Forecasted Sales Hedges
Electricity (MWh)	2,517,200	7,322,535

Power Delivery

As described above, all premiums paid and other transaction costs incurred as part of DPL’s natural gas hedging activity, in addition to all of DPL’s gains and losses related to hedging activities, are deferred under FASB guidance on regulated operations until recovered based on the fuel adjustment clause approved by the

DPSC. The following table indicates the amounts deferred as regulatory assets or liabilities and the location in the consolidated statements of income of amounts reclassified to income through the fuel adjustment clause for the years ended December 31, 2010, 2009 and 2008:

	For the Year Ended December 31,
	2010	2009	2008
	(millions of dollars)
Net Gain (Loss) Deferred as a Regulatory Asset or Liability	$5	$21	$(29)
Net Loss Reclassified from Regulatory Asset or Liability to Fuel and Purchased Energy Expense	(12)	(39)	(6)

As of December 31, 2010 and 2009, DPL had the following outstanding commodity forward contracts that were entered into to hedge forecasted transactions:

	Quantities
Commodity	December 31, 2010	December 31, 2009
Forecasted Purchases Hedges:
Natural Gas (MMBtu)	1,670,000	5,695,000

Cash Flow Hedges Included in Accumulated Other Comprehensive Loss

The tables below provide details regarding effective cash flow hedges included in PHI’s consolidated balance sheet as of December 31, 2010 and 2009. Cash flow hedges are marked to market on the balance sheet with corresponding adjustments to AOCL. The data in the tables indicate the cumulative net loss after-tax related to effective cash flow hedges by contract type included in AOCL, the portion of AOCL expected to be reclassified to income during the next 12 months, and the maximum hedge or deferral term:

	As of December 31, 2010
Contracts	Accumulated Other Comprehensive Loss After-tax(a)	Portion Expected to be Reclassified to Income during the Next 12 Months	Maximum Term
	(millions of dollars)
Energy Commodity(b)	$78	$48	41 months
Interest Rate	11	1	260 months

Total	$89	$49

(a)	AOCL on PHI’s consolidated balance sheet as of December 31, 2010, includes a $17 million balance related to minimum pension liability. This balance is not included in this table as the minimum pension liability is not a cash flow hedge.

(b)	The unrealized derivative losses recorded in AOCL are largely offset by forecasted natural gas and electricity physical purchases for delivery to retail customers that are in gain positions and subject to accrual accounting. These forward purchase contracts are exempted from mark-to-market accounting because they either qualify as normal purchases under FASB guidance on derivatives and hedging or they are not derivative contracts. Under accrual accounting, no asset is recorded on the balance sheet for these contracts, and the purchase cost is not recognized until the period of delivery.

Contracts	As of December 31, 2009		Maximum Term
	Accumulated Other Comprehensive Loss After-tax(a)	Portion Expected to be Reclassified to Income during the Next 12 Months
	(millions of dollars)
Energy Commodity(b)	$99	$58	53 months
Interest Rate	22	3	272 months

Total	$121	$61

(a)	AOCL on PHI’s consolidated balance sheet as of December 31, 2009, includes a $17 million balance related to minimum pension liability and a $103 million balance related to Conectiv Energy. These balances are not included in this table as the minimum pension liability is not a cash flow hedge and Conectiv Energy is reported as a discontinued operation.

(b)	The unrealized derivative losses recorded in AOCL are largely offset by forecasted natural gas and electricity physical purchases for delivery to retail customers that are in gain positions and subject to accrual accounting. These forward purchase contracts are exempted from mark-to-market accounting because they either qualify as normal purchases under FASB guidance on derivatives and hedging or they are not derivative contracts. Under accrual accounting, no asset is recorded on the balance sheet for these contracts, and the purchase cost is not recognized until the period of delivery.

Other Derivative Activity

Pepco Energy Services

Pepco Energy Services holds certain derivatives that do not qualify as hedges. Under FASB guidance on derivatives and hedging, these derivatives are recorded at fair value on the balance sheet with changes in fair value recorded through income.

For the years ended December 31, 2010, 2009 and 2008, the amount of the derivative gain (loss) for Pepco Energy Services recognized in income is provided in the table below:

	For the Year Ended December 31, 2010			For the Year Ended December 31, 2009			For the Year Ended December 31, 2008
	Revenue	Fuel and Purchased Energy Expense	Total	Revenue	Fuel and Purchased Energy Expense	Total	Revenue	Fuel and Purchased Energy Expense	Total
	(millions of dollars)
Realized mark-to-market gains (losses)	$2	$—	$2	$(2)	$—	$(2)	$1	$—	$1
Unrealized mark-to-market (losses) gains	(3)	—	(3)	(2)	—	(2)	(2)	—	(2)

Total net mark-to-market (losses) gains	$(1)	$—	$(1)	$(4)	$—	$(4)	$(1)	$—	$(1)

As of December 31, 2010 and 2009, Pepco Energy Services had the following net outstanding commodity forward contract volumes and net position on derivatives that did not qualify for hedge accounting:

	December 31, 2010		December 31, 2009
Commodity	Quantity	Net Position	Quantity	Net Position
Financial transmission rights (MWh)	381,215	Long	532,556	Long
Electric Capacity (MW-Days)	2,265	Short	—	—
Electricity (MWh)	1,455,800	Short	—	—
Natural gas (MMBtu)	45,889,486	Short	—	—

Power Delivery

DPL holds certain derivatives that do not qualify as hedges. These derivatives are recorded at fair value on the balance sheet with the gain or loss for the change in fair value recorded in income. In accordance with FASB guidance on regulated operations, offsetting regulatory assets or regulatory liabilities are recorded on the balance sheet and the recognition of the gain or recovery of the loss is deferred because of the DPSC fuel adjustment clause. For the years ended December 31, 2010, 2009 and 2008, the amount of the derivative gain (loss) recognized in the consolidated statements of income is provided in the table below by line item:

	For the Year Ended December 31,
	2010	2009	2008
	(millions of dollars)
Gain (Loss) Deferred as a Regulatory Asset or Liability	$6	$(8)	$(13)
Loss Reclassified from Regulatory Asset or Liability to Fuel and Purchased Energy Expense	(26)	(11)	(1)

As of December 31, 2010 and 2009, DPL had the following net outstanding natural gas commodity forward contracts that did not qualify for hedge accounting:

	December 31, 2010		December 31, 2009
Commodity	Quantity	Net Position	Quantity	Net Position
Natural Gas (MMBtu)	7,827,635	Long	10,442,546	Long

Contingent Credit Risk Features

The primary contracts used by Pepco Energy Services and Power Delivery for derivative transactions are entered into under the International Swaps and Derivatives Association Master Agreement (ISDA) or similar agreements that closely mirror the principal credit provisions of the ISDA. The ISDAs include a Credit Support Annex (CSA) that governs the mutual posting and administration of collateral security. The failure of a party to comply with an obligation under the CSA, including an obligation to transfer collateral security when due or the failure to maintain any required credit support, constitutes an event of default under the ISDA for which the other party may declare an early termination and liquidation of all transactions entered into under the ISDA, including foreclosure against any collateral security. In addition, some of the ISDAs have cross default provisions under which a default by a party under another commodity or derivative contract, or the breach by a party of another borrowing obligation in excess of a specified threshold, is a breach under the ISDA.

The collateral requirements under the ISDA or similar agreements generally work as follows. The parties establish a dollar threshold of unsecured credit for each party in excess of which the party would be required to post collateral to secure its obligations to the other party. The amount of the unsecured credit threshold varies according to the senior, unsecured debt rating of the respective parties or that of a guarantor of the party’s obligations. The fair values of all transactions between the parties are netted under the master netting provisions. Transactions may include derivatives accounted for on-balance sheet as well as normal purchases and normal sales that are accounted for off-balance sheet. If the aggregate fair value of the transactions in a net loss position exceeds the unsecured credit threshold, then collateral is required to be posted in an amount equal to the amount by which the unsecured credit threshold is exceeded. The obligations of Pepco Energy Services are usually guaranteed by PHI. The obligations of DPL are stand-alone obligations without the guaranty of PHI. If PHI’s or DPL’s credit rating were to fall below “investment grade,” the unsecured credit threshold would typically be set at zero and collateral would be required for the entire net loss position. Exchange-traded contracts are required to be fully collateralized without regard to the credit rating of the holder.

The gross fair value of PHI’s derivative liabilities, excluding the impact of offsetting transactions or collateral under master netting agreements, with credit risk-related contingent features on December 31, 2010, and 2009 was $156 million and $303 million, respectively. As of those dates, PHI had posted cash collateral of zero and $6 million, respectively, in the normal course of business against the gross derivative liability resulting in a net liability of $156 million and $297 million, respectively, before giving effect to offsetting transactions that are encompassed within master netting agreements that would reduce this amount. PHI’s net settlement amount in the event of a downgrade of PHI and DPL below “investment grade” as of December 31, 2010 and 2009, would have been approximately $176 million and $183 million, respectively, after taking into consideration the master netting agreements. The offsetting transactions or collateral that would reduce PHI’s obligation to the net settlement amount include derivatives and normal purchase and normal sale contracts in a gain position as well as letters of credit already posted as collateral.

PHI’s primary sources for posting cash collateral or letters of credit are its credit facilities. At December 31, 2010 and 2009, the aggregate amount of cash plus borrowing capacity under the primary credit facilities available to meet the future liquidity needs of PHI and its subsidiaries totaled $1.2 billion and $1.4 billion, respectively, of which $728 million and $820 million, respectively, was available to Pepco Energy Services.

(16)	FAIR VALUE DISCLOSURES

Fair Value of Assets and Liabilities Excluding Issued Debt and Equity Instruments

PHI has adopted FASB guidance on fair value measurement and disclosures (ASC 820) which established a framework for measuring fair value and expanded disclosures about fair value measurements. As defined in the guidance, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). PHI utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. Accordingly, PHI utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The guidance establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1) and the lowest priority to unobservable inputs (level 3). PHI classifies its fair value balances in the fair value hierarchy based on the observability of the inputs used in the fair value calculation as follows:

Level 1—Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis, such as the New York Mercantile Exchange (NYMEX).

Level 2—Pricing inputs are other than quoted prices in active markets included in level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using broker quotes in liquid markets and other observable data. Level 2 also includes those financial instruments that are valued using internally developed methodologies that have been corroborated by observable market data through correlation or by other means. Significant assumptions are observable in the marketplace throughout the full term of the instrument and can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace.

The Level 2 derivative instruments primarily consist of electricity derivatives at December 31, 2010. Level 2 power swaps are priced at liquid trading hub prices or valued using the liquid hub prices plus a congestion adder that is calculated using historical regression analysis.

Executive deferred compensation plan assets consist of life insurance policies that are categorized as level 2 assets because they are priced based on the assets underlying the policies. The underlying assets of these life insurance policies consist of short-term cash equivalents and fixed income securities that are priced using observable market data. The level 2 liability associated with the life insurance policies represents a deferred compensation obligation, the value of which is tracked via underlying insurance sub-accounts. The sub-accounts are designed to mirror existing mutual funds and money market funds that are observable and actively traded.

Level 3—Pricing inputs include significant inputs that are generally less observable than those from objective sources. Level 3 includes those financial instruments that are valued using models or other valuation methodologies.

Derivative instruments categorized as level 3 include natural gas options purchased by DPL as part of a natural gas hedging program approved by the DPSC. Some non-standard assumptions are used in their forward valuation to adjust for the pricing; otherwise, most of the options follow NYMEX valuation. A few of the options have no significant NYMEX components and have to be priced using internal volatility assumptions.

Executive deferred compensation plan assets and liabilities that are classified as level 3 include certain life insurance policies that are valued using the cash surrender value of the policies, which does not represent a quoted price in an active market.

The following tables set forth, by level within the fair value hierarchy, PHI’s financial assets and liabilities (excluding assets and liabilities held for sale) that were accounted for at fair value on a recurring basis as of December 31, 2010 and 2009. As required by the guidance, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. PHI’s assessment of the significance of a particular input to the fair value measurement requires the exercise of judgment, and may affect the valuation of fair value assets and liabilities and their placement within the fair value hierarchy levels.

	Fair Value Measurements at December 31, 2010
Description	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)(a)	Significant Other Observable Inputs (Level 2)(a)	Significant Unobservable Inputs (Level 3)
	(millions of dollars)
ASSETS
Derivative instruments(b)
Electricity(c)	$22	$—	$22	$—
Cash equivalents
Treasury Fund	17	17	—	—
Executive deferred compensation plan assets
Money Market Funds	9	9	—	—
Life Insurance Contracts	66	—	47	19

	$114	$26	$69	$19

LIABILITIES
Derivative instruments(b)
Electricity(c)	$88	$—	$88	$—
Natural Gas(d)	98	75	—	23
Executive deferred compensation plan liabilities
Life Insurance Contracts	30	—	30	—

	$216	$75	$118	$23

(a)	There were no significant transfers of instruments between level 1 and level 2 valuation categories.

(b)	The fair value of derivative assets and liabilities reflect netting by counterparty before the impact of collateral.

(c)	Represents wholesale electricity futures and swaps that are used mainly as part of Pepco Energy Service’s retail energy supply business.

(d)	Level 1 instruments represent wholesale gas futures and swaps that are used mainly as part of Pepco Energy Service’s retail energy supply business and level 3 instruments represent natural gas options purchased by DPL as part of a natural gas hedging program approved by the DPSC.

	Fair Value Measurements at December 31, 2009
Description	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(millions of dollars)
ASSETS
Derivative instruments(a)
Electricity(b)	$21	$—	$21	$—
Cash equivalents
Treasury Fund	36	36	—	—
Other	1	1	—	—
Executive deferred compensation plan assets
Money Market Funds	13	13	—	—
Life Insurance Contracts	62	—	43	19

	$133	$50	$64	$19

LIABILITIES
Derivative instruments(a)
Electricity(b)	$116	$—	$116	$—
Natural Gas(c)	113	84	—	29
Executive deferred compensation plan liabilities
Life Insurance Contracts	32	—	32	—

	$261	$84	$148	$29

(a)	The fair value of derivative assets and liabilities reflect netting by counterparty before the impact of collateral.

(b)	Represents wholesale electricity futures and swaps that are used mainly as part of Pepco Energy Service’s retail energy supply business.

(c)	Level 1 instruments represent wholesale gas futures and swaps that are used mainly as part of Pepco Energy Service’s retail energy supply business and level 3 instruments represent natural gas options purchased by DPL as part of a natural gas hedging program approved by the DPSC.

Reconciliations of the beginning and ending balances of PHI’s fair value measurements using significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009 are shown below:

	Year Ended December 31, 2010
	Natural Gas	Life Insurance Contracts
	(millions of dollars)
Beginning balance as of January 1, 2010	$(29)	$19
Total gains or (losses) (realized and unrealized):
Included in income	—	3
Included in accumulated other comprehensive loss	—	—
Included in regulatory liabilities	(16)	—
Purchases and issuances	—	(3)
Settlements	22	—
Transfers in (out) of Level 3	—	—

Ending balance as of December 31, 2010	$(23)	$19

	Year Ended December 31, 2009
	Natural Gas	Life Insurance Contracts
	(millions of dollars)
Beginning balance as of January 1, 2009	$(24)	$18
Total gains or (losses) (realized and unrealized):
Included in income	—	4
Included in accumulated other comprehensive loss	—	—
Included in regulatory liabilities	(18)	—
Purchases and issuances	—	(3)
Settlements	13	—
Transfers in (out) of Level 3	—	—

Ending balance as of December 31, 2009	$(29)	$19

The breakdown of realized and unrealized gains or (losses) on level 3 instruments included in income as a component of Other operation and maintenance expense for the periods below were as follows:

	Year Ended December 31,
	2010	2009
	(millions of dollars)
Total gains included in income for the period	$3	$4

Change in unrealized gains relating to assets still held at reporting date	$3	$4

Fair Value of Debt and Equity Instruments

The estimated fair values of PHI’s issued debt and equity instruments at December 31, 2010 and 2009 are shown below:

	December 31, 2010		December 31, 2009
	(millions of dollars)
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-Term Debt	$3,665	$4,045	$4,969	$5,350
Transition Bonds issued by ACE Funding	367	406	402	427
Long-Term Project Funding	19	19	20	20
Redeemable Serial Preferred Stock	6	5	6	4

The fair value of Long-Term Debt issued by PHI and its utility subsidiaries was based on actual trade prices as of December 31, 2010 and 2009. Where trade prices were not available, bid prices obtained from brokers or a discounted cash flow model were used to estimate fair value. The fair values of Transition Bonds issued by ACE Funding, including amounts due within one year, were derived based on bid prices obtained from brokers because actual trade prices were not available.

The fair value of the Redeemable Serial Preferred Stock, was derived based on quoted market prices.

The carrying amounts of all other financial instruments in the accompanying financial statements approximate fair value.

(17)	COMMITMENTS AND CONTINGENCIES

Regulatory and Other Matters

Proceeds from Settlement of Mirant Bankruptcy Claims

In 2007, Pepco received proceeds from the settlement of its Mirant Corporation (Mirant) bankruptcy claims relating to the Panda PPA. In September 2008, Pepco transferred the Panda PPA to an unaffiliated third party, along with a payment to the third party of a portion of the settlement proceeds. In March 2009, the DCPSC approved an allocation between Pepco and its District of Columbia customers of the District of Columbia portion of the Mirant bankruptcy settlement proceeds remaining after the transfer of the Panda PPA. As a result, Pepco recorded a pre-tax gain of $14 million in the first quarter of 2009 reflecting the District of Columbia proceeds retained by Pepco. In July 2009, the MPSC approved an allocation between Pepco and its Maryland customers of the Maryland portion of the Mirant bankruptcy settlement proceeds remaining after the transfer of the Panda PPA. As a result, Pepco recorded a pre-tax gain of $26 million in the third quarter of 2009 reflecting the Maryland proceeds retained by Pepco.

District of Columbia Divestiture Case

In June 2000, the DCPSC approved a divestiture settlement under which Pepco is required to share with its District of Columbia customers the net proceeds realized by Pepco from the sale of its generation-related assets in 2000. This approval left unresolved issues of (i) whether Pepco should be required to share with customers the excess deferred income taxes (EDIT) and accumulated deferred investment tax credits (ADITC) associated with the sold assets and, if so, whether such sharing would violate the normalization provisions of the Internal Revenue Code and its implementing regulations and (ii) whether Pepco was entitled to deduct certain costs in determining the amount of proceeds to be shared.

On May 18, 2010, the DCPSC issued an order addressing all of the remaining issues related to the sharing of the proceeds of Pepco’s divestiture of its generating assets. In the order, the DCPSC ruled that Pepco is not required to share EDIT and ADITC with customers. However, the order also disallowed certain items that Pepco had included in the costs deducted from the proceeds of the sale of the generation assets. The disallowance of these costs, together with interest on the disallowed amount, increases the aggregate amount Pepco is required to distribute to customers, pursuant to the sharing formula, by approximately $11 million. On June 17, 2010, Pepco filed an application for reconsideration of the DCPSC’s order, contesting (i) approximately $5 million of the total of $6 million in disallowances and (ii) approximately $4 million of the $5 million in interest to be credited to customers (reflecting a difference in the period of time over which interest was calculated as well as the balance to which interest would be applied). On July 16, 2010, the DCPSC denied Pepco’s application for reconsideration. On September 7, 2010, Pepco filed an appeal of the DCPSC’s decision with the District of Columbia Court of Appeals. PHI recognized an expense of $11 million for the year ended December 31, 2010 corresponding to the disallowed items. The appeal is still pending.

Maryland Public Service Commission Reliability Investigation

In August 2010, following the major storm events that occurred in July and August 2010, the MPSC initiated a proceeding for the purpose of investigating the reliability of the Pepco distribution system and the quality of distribution service Pepco is providing its customers. On February 10, 2011, the MPSC issued a notice expanding the scope of issues on which it requested testimony to include suggested remedies for the MPSC to consider imposing if the MPSC finds that Pepco has failed to meet its public service obligations. The possible remedies identified in the notice were the imposition of civil penalties, changes in the manner of Pepco’s operations, modification of Pepco’s service territory and revocation of Pepco’s authority to exercise its public utility franchise. The MPSC has retained an independent consultant to review and make recommendations regarding the reliability of Pepco’s distribution system and the quality of its service. The independent consultant’s report is due March 4, 2011. The MPSC has scheduled hearings on this matter to occur in mid-June 2011. While Pepco intends to cooperate fully with the MPSC in its efforts to ensure that the electric service provided by Pepco to its Maryland customers is reliable, it intends to oppose vigorously any effort of the MPSC to impose any sanctions of the types specified in the February 10, 2011 notice. Although Pepco believes that it has a strong factual and legal basis to oppose such sanctions, it cannot predict the outcome of this proceeding.

Rate Proceedings

Over the last several years, PHI’s utility subsidiaries have proposed the adoption of mechanisms to decouple retail distribution revenue from the amount of power delivered to retail customers. To date:

•

A BSA has been approved and implemented for both Pepco and DPL electric service in Maryland and for Pepco electric service in the District of Columbia. The MPSC has initiated a proceeding to review how the BSA operates in Maryland to recover revenues lost as a result of major storm outages (as discussed below).

•	A modified fixed variable rate design (MFVRD) has been approved in concept for DPL electric service in Delaware, but has been deferred by the DPSC as described below.

•	A MFVRD has been approved in concept for DPL natural gas service in Delaware, but DPL anticipates that it will be deferred by the DPSC consistent with its treatment in the electric base rate case.

•	A BSA is pending for ACE in New Jersey.

Under the BSA, customer distribution rates are subject to adjustment (through a credit or surcharge mechanism), depending on whether actual distribution revenue per customer exceeds or falls short of the revenue-per-customer amount approved by the applicable public service commission. The BSA increases rates if actual distribution revenues fall below the approved level and decreases rates if actual distribution revenues are above the approved level. The result is that, over time, the utility collects its authorized revenues for distribution service. As a consequence, a BSA “decouples” distribution revenue from unit sales consumption and ties the growth in distribution revenues to the growth in the number of customers. Some advantages of the BSA are that it (i) eliminates revenue fluctuations due to weather and changes in customer usage patterns and, therefore, provides for more predictable distribution revenues that are better aligned with costs, (ii) provides for more reliable fixed-cost recovery, (iii) tends to stabilize customers’ delivery bills, and (iv) removes any disincentives for the regulated utilities to promote energy efficiency programs for their customers, because it breaks the link between overall sales volumes and distribution revenues. The MFVRD approved in concept in Delaware provides for a fixed customer charge (i.e., not tied to the customer’s volumetric consumption) to recover the utility’s fixed costs, plus a reasonable rate of return. Although different from the BSA, PHI views the MFVRD as an appropriate distribution revenue decoupling mechanism.

Delaware

DPL makes an annual GCR filing with the DPSC for the purpose of allowing DPL to recover gas procurement costs through customer rates. In August 2010, DPL made its 2010 GCR filing, which proposes rates that would allow DPL to recover an amount equal to a two-year amortization of currently under-recovered gas costs. In October 2010, the DPSC issued an order placing the new rates into effect on November 1, 2010, subject to refund and pending final DPSC approval. The effect of the proposed two-year amortization upon rates is an increase of 0.1% in the level of GCR. If the DPSC does not accept DPL’s proposal, the full adjustment would result in an increase of 6.9% in the GCR.

In September 2009, DPL submitted an application to the DPSC to increase its electric distribution base rates. The filing, as revised in March 2010, sought approval of an annual rate increase of approximately $26.2 million, assuming approval of the implementation of the MFVRD, based on a requested return on equity (ROE) of 10.75%. As permitted by Delaware law, DPL placed an increase of approximately $2.5 million annually into effect, on a temporary basis, in November 2009, and the remainder of approximately $23.7 million of requested increase went into effect on April 19, 2010, in each case subject to refund and pending final DPSC approval. In June 2010, DPL lowered the requested annual rate increase to approximately $24.2 million. On

January 18, 2011, the DPSC approved a rate increase of approximately $16.4 million, based on an ROE of 10.00%. In early 2011, DPL will refund to customers the excess of the billed amounts over the DPSC approved increase. Consideration of the MFVRD has been deferred pending the development of an education plan for customers and workshops that are open to parties and the public for the purpose of developing a proposed implementation plan for the MFVRD.

On July 2, 2010, DPL submitted an application with the DPSC to increase its natural gas distribution base rates. As subsequently amended on September 10, 2010 (to replace test year data for the twelve months ended June 2010 with the actual data) and on October 11, 2010 (based on an update to DPL’s natural gas advanced metering infrastructure implementation schedule), the filing seeks approval of an annual rate increase of approximately $10.2 million, assuming the implementation of the MFVRD, based on a requested ROE of 11.00%. As permitted by Delaware law, DPL placed an annual increase of approximately $2.5 million annually into effect, on a temporary basis, on August 31, 2010, and the remainder of approximately $7.7 million of the requested increase went into effect on February 2, 2011, in each case subject to refund and pending final DPSC approval. Previously, in June 2009, DPL filed an application requesting approval for the implementation of the MFVRD for gas distribution rates. DPL anticipates that the DPSC will follow the same implementation approach it is following with respect to DPL’s MFVRD proposal for electric service, discussed above. The DPSC decision is still pending.

Maryland

In December 2009, Pepco filed an electric distribution base rate case in Maryland. The filing sought approval of an annual rate increase of approximately $40 million, based on a requested ROE of 10.75%. During the course of the proceeding, Pepco reduced its request to approximately $28.2 million. On August 6, 2010, the MPSC issued an order approving a rate increase of approximately $7.8 million, based on an ROE of 9.83%. On September 2, 2010, Pepco filed with the MPSC a motion for reconsideration of the following issues, which in the aggregate would increase annual revenue by approximately $8.5 million: (1) denial of inclusion in rate base of certain reliability plant investments, which occurred subsequent to the test period but before the rate effective period; (2) denial of Pepco’s request to increase depreciation rates to reflect a corrected formula relating to the cost of removal expenses; and (3) imposition of imputed cost savings to partially offset the costs of Pepco’s enhanced vegetation management program. Maryland law and regulation do not mandate a response time from the MPSC regarding Pepco’s motion and, therefore, it is not known when the MPSC will issue a ruling on the motion.

On December 21, 2010, DPL filed an application with the MPSC to increase its electric distribution base rates by $17.8 million annually, based on an ROE of 10.75%. On December 28, 2010, the MPSC, consistent with its typical practice, issued an order suspending the proposed rate increase request for an initial period of 150 days from January 20, 2011 pending investigation by the MPSC.

On February 1, 2011, the MPSC initiated proceedings for Pepco and DPL, as well as unaffiliated utilities such as Baltimore Gas & Electric Company and Southern Maryland Electric Cooperative, for the purpose of reviewing how the BSA operates to recover revenues lost as a result of major storm outages. In its orders initiating the proceedings, the MPSC expressed concern that the utilities’ respective BSAs may be allowing them to recover revenues lost during extended outages, therefore unintentionally eliminating an incentive to restore service quickly. The MPSC will consider whether the BSA, as currently in effect, is appropriate, whether the calculations or determinant factors for calculating the BSA should be modified, and if so, what modifications should be made. A similar adjustment was included in the BSA for Pepco in the District of Columbia when the BSA was approved by the DCPSC.

Retained Environmental Exposures from the Sale of the Conectiv Energy Wholesale Power Generation Business

On July 1, 2010, PHI sold the Conectiv Energy wholesale power generation business to Calpine. Under New Jersey’s Industrial Site Recovery Act (ISRA), the transfer of ownership triggered an obligation on the part of Conectiv Energy to remediate any environmental contamination at each of the nine Conectiv Energy generating facility sites located in New Jersey. Under the Purchase Agreement dated April 20, 2010, between PHI and Calpine (the Purchase Agreement), Calpine has assumed responsibility for performing the ISRA-required remediation and for the payment of all related ISRA compliance costs up to $10 million. PHI is obligated to indemnify Calpine for any ISRA compliance remediation costs in excess of $10 million. According to preliminary estimates, the costs of ISRA-required remediation activities at the nine generating facility sites located in New Jersey are in the range of approximately $7 million to $18 million. PHI has accrued approximately $4 million as of December 31, 2010 for the ISRA-required remediation activities at the nine generating facility sites.

The sale of the Conectiv Energy wholesale power generation business to Calpine did not include a coal ash landfill site located at the Edge Moor generating facility, which PHI intends to close. The preliminary estimate of the costs to PHI to close the coal ash landfill ranges from approximately $2 million to $3 million, plus annual post-closure operations, maintenance and monitoring costs, estimated to range between $120,000 and $193,000 per year for 30 years. As of December 31, 2010, PHI had accrued approximately $4 million for landfill closure and monitoring.

In orders issued in 2007, the New Jersey Department of Environmental Protection (NJDEP) assessed penalties against Conectiv Energy in an aggregate amount of approximately $2 million, based on NJDEP’s contention that Conectiv Energy’s Deepwater generating facility exceeded the maximum allowable hourly heat input limits during certain periods in calendar years 2004, 2005 and 2006. Conectiv Energy has appealed the NJDEP orders imposing these penalties to the New Jersey Office of Administrative Law. PHI is continuing to prosecute this appeal and, under the Purchase Agreement, has agreed to indemnify Calpine for any monetary penalties, fines or assessments arising out of the NJDEP orders.

General Litigation

In 1993, Pepco was served with Amended Complaints filed in the state Circuit Courts of Prince George’s County, Baltimore City and Baltimore County, Maryland in separate ongoing, consolidated proceedings known as “In re: Personal Injury Asbestos Case.” Pepco and other corporate entities were brought into these cases on a theory of premises liability. Under this theory, the plaintiffs argued that Pepco was negligent in not providing a safe work environment for employees or its contractors, who allegedly were exposed to asbestos while working on Pepco’s property. Initially, a total of approximately 448 individual plaintiffs added Pepco to their complaints. While the pleadings are not entirely clear, it appears that each plaintiff sought $2 million in compensatory damages and $4 million in punitive damages from each defendant.

Since the initial filings in 1993, additional individual suits have been filed against Pepco, and significant numbers of cases have been dismissed. As a result of two motions to dismiss, numerous hearings and meetings and one motion for summary judgment, Pepco has had approximately 400 of these cases successfully dismissed with prejudice, either voluntarily by the plaintiff or by the court. As of December 31, 2010, there are approximately 180 cases still pending against Pepco in the State Courts of Maryland, of which approximately 90 cases were filed after December 19, 2000, and were tendered to Mirant for defense and indemnification in connection with the sale by Pepco of its generation assets to Mirant in 2000.

While the aggregate amount of monetary damages sought in the remaining suits (excluding those tendered to Mirant) is approximately $360 million, PHI and Pepco believe the amounts claimed by the remaining plaintiffs are greatly exaggerated. The amount of total liability, if any, and any related insurance recovery cannot be determined at this time; however, based on information and relevant circumstances known at this time, neither PHI nor Pepco believes these suits will have a material adverse effect on its financial condition, results of operations or cash flows. However, if an unfavorable decision were rendered against Pepco, it could have a material adverse effect on Pepco’s and PHI’s financial condition, results of operations and cash flows.

Environmental Litigation

PHI, through its subsidiaries, is subject to regulation by various federal, regional, state, and local authorities with respect to the environmental effects of its operations, including air and water quality control, solid and hazardous waste disposal, and limitations on land use. In addition, federal and state statutes authorize governmental agencies to compel responsible parties to clean up certain abandoned or unremediated hazardous waste sites. PHI’s subsidiaries may incur costs to clean up currently or formerly owned facilities or sites found to be contaminated, as well as other facilities or sites that may have been contaminated due to past disposal practices. Although penalties assessed for violations of environmental laws and regulations are not recoverable from customers of the operating utilities, environmental clean-up costs incurred by Pepco, DPL and ACE would be included by each company in its respective cost of service for ratemaking purposes.

Franklin Slag Pile Site. In November 2008, ACE received a general notice letter from the U.S. Environmental Protection Agency (EPA) concerning the Franklin Slag Pile site in Philadelphia, Pennsylvania, asserting that ACE is a potentially responsible party (PRP) that may have liability with respect to the site. If liable, ACE would be responsible for reimbursing EPA for clean-up costs incurred and to be incurred by the agency and for the costs of implementing an EPA-mandated remedy. EPA’s claims are based on ACE’s sale of boiler slag from the B.L. England generating facility, then owned by ACE, to MDC Industries, Inc. (MDC) during the period June 1978 to May 1983. EPA claims that the boiler slag ACE sold to MDC contained copper and lead, which are hazardous substances under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA), and that the sales transactions may have constituted an arrangement for the disposal or treatment of hazardous substances at the site, which could be a basis for liability under CERCLA. The EPA letter also states that, as of the date of the letter, EPA’s expenditures for response measures at the site have exceeded $6 million. EPA estimates the cost for future response measures will be approximately $6 million. ACE understands that EPA sent similar general notice letters to three other companies and various individuals.

ACE believes that the B.L. England boiler slag sold to MDC was a valuable material with various industrial applications and, therefore, the sale was not an arrangement for the disposal or treatment of any hazardous substances as would be necessary to constitute a basis for liability under CERCLA. ACE intends to contest any claims to the contrary made by EPA. In a May 2009 decision arising under CERCLA, which did not involve ACE, the U.S. Supreme Court rejected an EPA argument that the sale of a useful product constituted an arrangement for disposal or treatment of hazardous substances. While this decision supports ACE’s position, at this time ACE cannot predict how EPA will proceed with respect to the Franklin Slag Pile site, or what portion, if any, of the Franklin Slag Pile site response costs EPA would seek to recover from ACE.

Peck Iron and Metal Site. EPA informed Pepco in a May 2009 letter that Pepco may be a PRP under CERCLA with respect to the cleanup of the Peck Iron and Metal site in Portsmouth, Virginia, for costs EPA has incurred in cleaning up the site. The EPA letter states that Peck Iron and Metal purchased, processed, stored and shipped metal scrap from military bases, governmental agencies and businesses and that Peck’s metal scrap operations resulted in the improper storage and disposal of hazardous substances. EPA bases its allegation that Pepco arranged for disposal or treatment of hazardous substances sent to the site on information provided by Peck Iron and Metal personnel, who informed EPA that Pepco was a customer at the site. Pepco has advised EPA by letter that its records show no evidence of any sale of scrap metal by Pepco to the site. Even if EPA has such records and such sales did occur, Pepco believes that any such scrap metal sales are entitled to the recyclable material exemption from CERCLA liability. At this time Pepco cannot predict how EPA will proceed regarding this matter, or what portion, if any, of the Peck Iron and Metal site response costs EPA would seek to recover from Pepco. In a notice published on November 4, 2009, EPA placed the Peck Iron and Metal site on the National Priorities List (NPL). The NPL, among other things, serves as a guide to EPA in determining which sites warrant further investigation to assess the nature and extent of the human health and environmental risks associated with a site.

Ward Transformer Site. In April 2009, a group of PRPs with respect to the Ward Transformer site in Raleigh, North Carolina, filed a complaint in the U.S. District Court for the Eastern District of North Carolina, alleging cost recovery and/or contribution claims against a number of entities, including ACE, DPL and Pepco with respect to past and future response costs incurred by the PRP group in performing a removal action at the site. With the court’s permission, the plaintiffs filed amended complaints in September 2009. ACE, DPL and Pepco, as part of a group of defendants, filed a motion to dismiss in October 2009. In a March 24, 2010 order, the court denied the defendants’ motion to dismiss. Although it is too early in the process to characterize the magnitude of the potential liability at this site, PHI does not believe that any of its three utility subsidiaries had extensive business transactions, if any, with the Ward Transformer site.

Benning Road Site. On September 21, 2010, PHI received a letter from EPA stating that EPA and the District of Columbia Department of the Environment (DDOE) have identified the Benning Road location, consisting of a transmission and distribution facility operated by Pepco and a generation facility operated by Pepco Energy Services, as one of six land-based sites potentially contributing to contamination of the Lower Anacostia River. The letter stated that the principal contaminants of concern are polychlorinated biphenyls (PCBs) and polycyclic aromatic hydrocarbons, that EPA is monitoring the efforts of DDOE and that EPA intends to use federal authority to address the Benning Road site if an agreement for a comprehensive study to evaluate (and, if necessary as a result of the study, to clean up the facility) is not reached. In a letter dated October 8, 2010, the Office of the Attorney General of the District of Columbia notified PHI of the District’s intent to sue Pepco Energy Services and Pepco under the Resource Conservation and Recovery Act for abatement of conditions related to their historical activities, including the discharge of PCBs at the Benning Road site. The District’s letter also stated that EPA will list the Benning Road site on the NPL if contamination at the facility is not addressed in a timely manner and that if Pepco fails to meet the District’s deadline, the District intends to sue Pepco and Pepco Energy Services in federal court to seek a scientific study to identify the nature of conditions at the Benning Road site, abatement of conditions, compensation for natural resource damages and reimbursement of DDOE’s related costs. Pepco and Pepco Energy Services entered into a consent decree with DDOE, filed in the federal District Court on February 1, 2011, which will require the PHI entities to conduct a remedial investigation and feasibility study (RI/FS) for the Benning Road site and an approximately 10-15 acre portion of the adjacent Anacostia River. The RI/FS will form the basis for DDOE’s selection of a remedial action for the Benning Road site and for the Anacostia River sediment associated with the site. The consent decree will not be final until the DDOE files a motion requesting the Court to enter the consent decree, after a public comment period ends on March 7, 2011, and the Court enters it. In light of the consent decree, Pepco and Pepco Energy Services anticipate that EPA will refrain from listing the Benning Road facility on the NPL. PHI preliminarily estimates that costs for performing the RI/FS will be approximately $600,000 and the remediation costs will be approximately $13 million. PHI recognized expense of $14 million in the fourth quarter of 2010 with respect to this matter and, as of December 31, 2010, has $14 million accrued for this matter.

Price’s Pit Site. ACE owns a transmission and distribution right-of-way that traverses the Price’s Pit superfund site in Egg Harbor Township, New Jersey. EPA placed Price’s Pit on the NPL in 1983 and NJDEP undertook an environmental investigation to identify and implement remedial action at the site. NJDEP’s investigation revealed that landfill waste had been disposed on ACE’s right-of-way and NJDEP determined that ACE was a responsible party at the site as the owner of a facility on which a hazardous substance has been deposited. ACE currently is engaged in settlement negotiations with NJDEP and EPA to resolve its alleged liability at the site by donating property to NJDEP and by making a payment in an amount to be determined. Costs incurred by ACE to resolve this matter are not expected to be material.

Appeal of New Jersey Flood Hazard Regulations. In November 2007, NJDEP adopted amendments to the agency’s regulations under the Flood Hazard Area Control Act (FHACA) to minimize damage to life and property from flooding caused by development in flood plains. The amended regulations impose a new regulatory program to mitigate flooding and related environmental impacts from a broad range of construction and development activities, including electric utility transmission and distribution construction, which were previously unregulated under the FHACA. These regulations impose restrictions on construction of new electric transmission and distribution facilities and increase the time and personnel resources required to obtain permits and conduct maintenance activities. In November 2008, ACE filed an appeal of these regulations with the Appellate Division of the Superior Court of New Jersey. The grounds for ACE’s appeal include the lack of administrative record justification for the FHACA regulations and conflict between the FHACA regulations and other state and federal regulations and standards for maintenance of electric power transmission and distribution facilities. The matter was argued before the Appellate Division on January 3, 2011 and the decision of the court is pending.

Indian River Oil Release

In 2001, DPL entered into a consent agreement with the Delaware Department of Natural Resources and Environmental Control for remediation, site restoration, natural resource damage compensatory projects and other costs associated with environmental contamination resulting from an oil release at the Indian River generating facility, which was sold in June 2001. Based on updated engineering estimates obtained in the second quarter of 2010, DPL accrued an additional liability in the amount of approximately $4 million in 2010. As of December 31, 2010, DPL’s accrual for expected future costs to fulfill its obligations under the consent agreement was approximately $5 million, of which approximately $1 million is expected to be incurred in 2011.

PHI’s Cross-Border Energy Lease Investments

Between 1994 and 2002, PCI, a subsidiary of PHI, entered into eight cross-border energy lease investments involving public utility assets (primarily consisting of hydroelectric generation and coal-fired electric generation facilities and natural gas distribution networks) located outside of the United States. Each of these investments is structured as a sale and leaseback transaction commonly referred to as a sale-in/lease-out or SILO transaction. PHI’s current annual tax benefits from these eight cross-border energy lease investments are approximately $59 million. As of December 31, 2010, PHI’s equity investment in its cross-border energy leases was approximately $1.4 billion. From January 1, 2001, the earliest year that remains open to audit, to December 31, 2010, PHI has derived approximately $575 million in federal and state income tax benefits from the depreciation and interest deductions in excess of rental income with respect to these cross-border energy lease investments.

In 2005, the Treasury Department and IRS issued Notice 2005-13 identifying sale-leaseback transactions with certain attributes entered into with tax-indifferent parties as tax avoidance transactions, and the IRS announced its intention to disallow the associated tax benefits claimed by the investors in these transactions. PHI’s cross-border energy lease investments, each of which is with a tax-indifferent party, have been under examination by the IRS as part of the normal PHI federal income tax audits. In the final RARs issued in June 2006 and in March 2009 in connection with the audit of PHI’s 2001-2002 and 2003-2005 income tax returns, respectively, the IRS disallowed the depreciation and interest deductions in excess of rental income claimed by PHI with respect to each of its cross-border energy lease investments. In addition, the IRS has sought to recharacterize each of the leases as a loan transaction as to which PHI would be subject to original issue discount income. PHI disagrees with the IRS’ proposed adjustments and filed tax protests in August 2006 and May 2009, respectively, in connection with the audit of the 2001-2002 and the 2003-2005 income tax returns. Both of these protests were forwarded to the IRS Appeals Office. On August 9, 2010, PHI signed an IRS settlement statement with respect to the 2001-2002 income tax returns agreeing to the IRS’s disallowance of depreciation and interest deductions in excess of rental income with respect to the cross-border energy lease investments, but reserving its right to file timely refund claims in which it would contest the disallowances. The Joint Tax Committee approved the settlement on November 10, 2010. In January 2011, PHI paid $74 million of additional tax associated with the disallowed deductions from the cross-border energy lease investment for 2001 and 2002, plus penalties of $1 million and any interest associated with the disallowed deductions once the IRS assesses the amount due. PHI currently intends to file a refund claim for the additional taxes and related interest and penalties incurred by reason of the disallowed deductions, which it expects the IRS to deny, and if so, PHI intends to pursue litigation in the U.S. Court of Federal Claims against the IRS to defend its tax position and recover the tax payment, interest, and penalties. Absent a settlement, litigation against the IRS may take several years to resolve. The 2003-2005 case continues to be in process with the IRS Appeals Office.

At December 31, 2010 and 2009, PHI modified its tax cash flow assumptions under its cross-border energy lease investments for the periods 2010-2013 and 2010-2012, respectively, to reflect the anticipated timing of potential litigation with the IRS concerning the investments. As a result of the 2009 recalculation, PHI recorded a $2 million after-tax non-cash charge to earnings at December 31 2009, and recorded an additional $3 million in after-tax non-cash earnings during 2010 (as compared to the earnings that it would have recorded absent the 2009 recalculation). As a result of the 2010 recalculation, PHI recorded a $1 million after-tax non-cash charge to earnings at December 31, 2010.

In the event that the IRS were to be successful in disallowing 100% of the tax benefits associated with these leases and recharacterizing these leases as loans, PHI estimates that, as of December 31, 2010, it would be obligated to pay approximately $692 million in additional federal and state taxes and $133 million of interest, of which $74 million has been satisfied by the payment made in January 2011. In addition, the IRS could require PHI to pay a penalty of up to 20% on the amount of additional taxes due.

PHI anticipates that any additional taxes that it would be required to pay as a result of the disallowance of prior deductions or a re-characterization of the leases as loans would be recoverable in the form of lower taxes over the remaining terms of the affected leases. Moreover, the entire amount of any additional tax would not be due immediately. Rather, the federal and state taxes would be payable when the open audit years are closed and PHI amends subsequent tax returns not then under audit. To mitigate the taxes due in the event of a total disallowance of tax benefits, PHI could, were it to so elect, choose to liquidate all or a portion of its cross-border energy lease portfolio, which PHI estimates could be accomplished over a period of six months to one year. Based on current market values, PHI estimates that liquidation of the entire portfolio would generate sufficient cash proceeds to cover the estimated $825 million in federal and state taxes and interest due as of December 31, 2010 (or an estimated $751 million after giving effect to the $74 million payment made in January 2011), in the event of a total disallowance of tax benefits and a recharacterization of the transactions as loans. If payments of additional taxes and interest preceded the receipt of liquidation proceeds, the payments would be funded by currently available sources of liquidity.

To the extent that PHI does not to prevail in this matter and suffers a disallowance of the tax benefits and incurs imputed original issue discount income due to the recharacterization of the leases as loans, PHI would be required under FASB guidance on leases (ASC 840) to recalculate the timing of the tax benefits generated by the cross-border energy lease investments and adjust the equity value of the investments, which would result in a non-cash charge to earnings.

District of Columbia Tax Legislation

In December 2009, the Mayor of the District of Columbia approved legislation adopted by the City Council that imposes mandatory combined unitary business reporting beginning with tax year 2011, and revises the District’s related party expense disallowance beginning with tax year 2009. Because the City Council must still enact further legislation providing guidance on how to implement combined unitary business reporting before this provision is effective, PHI believes that the legislative process was not complete as of December 31, 2010, and, therefore, the effect of the legislation for combined unitary business tax reporting has not been accounted for as of December 31, 2010. However, because the City Council is not required to enact any further legislation in order for the provisions for the disallowance of related party transactions to become effective, PHI accrued approximately $500,000 of additional income tax expense during the first quarter of 2010.

The legislation does not define the term “unitary business” and does not specify how combined tax reporting would differ from PHI’s current consolidated tax reporting in the District of Columbia. However, based upon PHI’s interpretation of combined unitary business tax reporting in other taxing jurisdictions, the legislation would likely result in a change in PHI’s overall state income tax rate and, therefore, would likely require an adjustment to PHI’s net deferred income tax liabilities. Further, to the extent that the change in rate increases net deferred income tax liabilities, PHI must determine if these increased tax liabilities are probable of recovery in future rates. No timetable has been established by the City Council to enact the required further legislation and, therefore, it is uncertain as to when combined unitary reporting will be effective for PHI’s District of Columbia tax returns.

Management continues to analyze the impact that the unitary business tax reporting aspect of this legislation, if completed, may have on the financial position, results of operations and cash flows of PHI and its subsidiaries.

Third Party Guarantees, Indemnifications, and Off-Balance Sheet Arrangements

Pepco Holdings and certain of its subsidiaries have various financial and performance guarantees and indemnification obligations that they have entered into in the normal course of business to facilitate commercial transactions with third parties as discussed below.

As of December 31, 2010, Pepco Holdings and its subsidiaries were parties to a variety of agreements pursuant to which they were guarantors for standby letters of credit, performance residual value, and other commitments and obligations. The commitments and obligations, in millions of dollars, were as follows:

	Guarantor
	PHI	Pepco	DPL	ACE	Total
Energy marketing obligations of Conectiv Energy(a)	$139	$—	$—	$—	$139
Energy procurement obligations of Pepco Energy Services(a)	243	—	—	—	243
Guarantees associated with disposal of Conectiv Energy assets(b)	25	—	—	—	25
Guaranteed lease residual values(c)	1	2	5	3	11

Total	$408	$2	$5	$3	$418

(a)	Pepco Holdings has contractual commitments for performance and related payments of Conectiv Energy and Pepco Energy Services to counterparties under routine energy sales and procurement obligations, including retail customer load obligations of Pepco Energy Services and requirements under ACE’s BGS contracts entered into by Conectiv Energy.

(b)	Represents a guarantee by Pepco Holdings in connection with a Conectiv Energy tolling agreement that remains in effect following the assignment of the tolling agreement to a third party. Pepco Holdings’ obligation declines each month through the second quarter of 2012.

(c)	Subsidiaries of Pepco Holdings have guaranteed residual values in excess of fair value of certain equipment and fleet vehicles held through lease agreements. As of December 31, 2010, obligations under the guarantees were approximately $11 million. Assets leased under agreements subject to residual value guarantees are typically for periods ranging from 2 years to 10 years. Historically, payments under the guarantees have not been made by the guarantor as, under normal conditions, the contract runs to full term at which time the residual value is immaterial. As such, Pepco Holdings believes the likelihood of payments being required under the guarantees is remote.

Pepco Energy Services has entered into various energy savings guaranty contracts associated with the installation of energy savings equipment for federal, state and local government customers. As part of those contracts, Pepco Energy Services typically guarantees that the equipment will generate a specified amount of energy savings on an annual basis based on contractually established performance measures. The longest remaining term of the guarantees currently in effect is 15 years. On an annual basis, Pepco Energy Services undertakes a measurement and verification process to determine the amount of energy savings for the year and whether there is any shortfall in the annual energy savings compared to the guaranteed amount. Pepco Energy Services recognizes a liability for the value of the estimated energy savings shortfall when it is probable that the guaranteed energy savings will not be achieved. The liability for energy savings guaranty contracts has not changed significantly during the year ended December 31, 2010 and currently is less than $1 million. Pepco Energy Services did not make any significant payouts under the guarantees, and there was no significant change in guarantees issued or expired for the year ended December 31, 2010.

Pepco Holdings and certain of its subsidiaries have entered into various indemnification agreements related to purchase and sale agreements and other types of contractual agreements with vendors and other third parties. These indemnification agreements typically cover environmental, tax, litigation and other matters, as well as breaches of representations, warranties and covenants set forth in these agreements. Typically, claims may be made by third parties under these indemnification agreements over various periods of time depending on the nature of the claim. The maximum potential exposure under these indemnification agreements can range from a specified dollar amount to an unlimited amount depending on the nature of the claim and the particular transaction. The total maximum potential amount of future payments under these indemnification agreements is not estimable due to several factors, including uncertainty as to whether or when claims may be made under these indemnities.

Dividends

On January 27, 2011, Pepco Holdings’ Board of Directors declared a dividend on common stock of 27 cents per share payable March 31, 2011, to shareholders of record on March 10, 2011.

Contractual Obligations

As of December 31, 2010, Pepco Holdings’ contractual obligations under non-derivative fuel and purchase power contracts were $922 million in 2011, $1,064 million in 2012 to 2013, $711 million in 2014 to 2015, and $2,916 million in 2016 and thereafter.

(18)	ACCUMULATED OTHER COMPREHENSIVE LOSS

A detail of the components of Pepco Holdings’ AOCL relating to continuing operations is as follows. For additional information, see the consolidated statements of comprehensive income.

	Commodity Derivatives	Treasury Lock	Other	Accumulated Other Comprehensive Loss
	(millions of dollars)
Balance, December 31, 2007	$11	$(29)	$(8)	$(26)
Current year change	(131)	4	(2)	(129)

Balance, December 31, 2008	(120)	(25)	(10)	(155)
Current year change	21	3	(7)	17

Balance, December 31, 2009	(99)	(22)	(17)	(138)
Current year change	21	11	—	32

Balance, December 31, 2010	$(78)	$(11)	$(17)	$(106)

A detail of the income tax expense (benefit) allocated to the components of Pepco Holdings’ AOCL relating to continuing operations for each year is as follows.

As of:	Commodity Derivatives	Treasury Lock	Other		Accumulated Other Comprehensive Loss
	(millions of dollars)
December 31, 2008	$(87)	$1	$(1	)(a)	$(87)
December 31, 2009	$15	$2	$(5	)(a)	$12
December 31, 2010	$14	$7	$—	(a)	$21

(a)	Represents income tax expense on amortization of gains and losses for prior service costs.

(19)	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The quarterly data presented below reflect all adjustments necessary in the opinion of management for a fair presentation of the interim results. Quarterly data normally vary seasonally because of temperature variations, differences between summer and winter rates, and the scheduled downtime and maintenance of electric generating units. The totals of the four quarterly basic and diluted earnings per common share amounts may not equal the basic and diluted earnings per common share for the year due to changes in the number of common shares outstanding during the year.

	2010
	First Quarter		Second Quarter	Third Quarter		Fourth Quarter		Total
	(millions, except per share amounts)
Total Operating Revenue	$1,819		$1,636	$2,067		$1,517		$7,039
Total Operating Expenses (a) (b)	1,688		1,443	1,855		1,429		6,415
Operating Income	131		193	212		88		624
Other Expenses (c)	(78)		(84)	(197)		(115)		(474)
Income (Loss) From Continuing Operations Before Income Tax Expense	53		109	15		(27)		150
Income Tax Expense (Benefit) Related to Continuing Operations	25	(d)	33 (e)	(6	)(f)	(41	)(f)	11
Net Income From Continuing Operations	28		76	21		14		139
Income (Loss) From Discontinued Operations, net of taxes	8		(130)	(4)		19		(107)
Net Income (Loss)	$36		$(54)	$17		$33		$32
Basic and Diluted Earnings Per Share of Common Stock
Earnings Per Share of Common Stock from Continuing Operations	0.13		0.34	0.09		0.06		0.62
Earnings (Loss) Per Share of Common Stock from Discontinued Operations	0.03		(0.58)	(0.01)		0.08		(0.48)
Basic and Diluted Earnings (Loss) Per Share of Common Stock	0.16		(0.24)	0.08		0.14		0.14
Cash Dividends Per Common Share	0.27		0.27	0.27		0.27		1.08

(a)	Includes restructuring charges of $14 million and $16 million in the third and fourth quarters, respectively.

(b)	Includes expenses of $2 million and $9 million in the second and third quarters, respectively, related to the effects of Pepco divestiture-related claims.

(c)	Includes debt extinguishment costs of $135 million and $54 million in the third and fourth quarters, respectively.

(d)	Includes an $8 million reversal of accrued interest income on uncertain and effectively settled state tax positions and a $4 million reversal of deferred tax assets related to the Medicare Part D subsidy, partially offset by state income tax benefits of $8 million resulting from the planned restructuring of certain PHI subsidiaries.

(e)	Includes state income tax benefits of $8 million resulting from the restructuring of certain PHI subsidiaries.

(f)	Includes state income tax benefits of $13 million and $4 million in the third and fourth quarters, respectively, associated with the loss on extinguishment of debt and a $18 million Federal tax benefit in the fourth quarter related primarily to reversals of previously accrued interest on uncertain and effectively settled tax positions due to the final settlement with the IRS of the 1996-2002 tax years.

	2009
	First Quarter	Second Quarter	Third Quarter		Fourth Quarter		Total
	(millions, except per share amounts)
Total Operating Revenue	$2,037	$1,666	$2,050		$1,649		$7,402
Total Operating Expenses (e)	1,896	1,522	1,815		1,521		6,754
Operating Income	141	144	235		128		648
Other Expenses	(78)	(81)	(80)		(82)		(321)
Income From Continuing Operations Before Income Tax Expense	63	63	155		46		327
Income Tax Expense Related to Continuing Operations	22	24	51		7	(g)	104
Net Income From Continuing Operations	41	39	104	(f)	39		223
Income (Loss) From Discontinued Operations, net of taxes	4	(14)	20		2		12
Net Income	$45	$25	$124		$41		$235
Basic and Diluted Earnings Per Share of Common Stock
Earnings Per Share of Common Stock from Continuing Operations	0.19	0.18	0.47		0.17		1.01
Earnings (Loss) Per Share of Common Stock from Discontinued Operations	0.02	(0.07)	0.09		0.01		0.05
Basic and Diluted Earnings Per Share of Common Stock	0.21	0.11	0.56		0.18		1.06
Cash Dividends Per Common Share	0.27	0.27	0.27		0.27		1.08

(e)	Includes gains of $14 million ($8 million after-tax) and $26 million ($16 million after-tax) during the first and third quarters, respectively, related to settlement of Mirant bankruptcy claims.

(f)	Includes benefit of $11 million net of fees related to a change in the Maryland state income tax reporting for the disposition of certain assets in prior years.

(g)	Includes a $6 million benefit related to additional analysis of current and deferred income tax balances completed during the fourth quarter and a $2 million benefit related to the resolution of an uncertain state income tax position.

(20)	DISCONTINUED OPERATIONS

On April 20, 2010, the Board of Directors of PHI approved a plan for the disposition of Conectiv Energy. The plan consists of (i) the sale of Conectiv Energy’s wholesale power generation business and (ii) the liquidation, within the succeeding twelve months, of all of Conectiv Energy’s remaining assets and businesses, including its load service supply contracts, energy hedging portfolio, certain tolling agreements and other non-generation assets. In accordance with the plan, PHI on the same date entered into the Purchase Agreement with Calpine, under the terms of which, Calpine agreed to purchase Conectiv Energy’s wholesale power generation business.

On July 1, 2010, PHI completed the sale of its wholesale power generation business to Calpine. Under the terms of the Purchase Agreement, dated April 20, 2010, the $1.65 billion sales price was subject to several adjustments, including a $49 million payment for the value of the fuel inventory at the time of the closing and a $60 million reduction in the closing payment attributable to lower capital expenditures incurred by PHI than were anticipated at the time of execution of the Purchase Agreement for Conectiv Energy’s 565 megawatt combined cycle generating facility that is under construction (known as the Delta project) during the period from January 1, 2010 through the date of the closing. After giving effect to these and other adjustments, PHI received proceeds at the closing in the amount of approximately $1.64 billion.

As a result of the adoption of the plan of disposition, PHI commenced reporting the results of operations of the former Conectiv Energy segment in discontinued operations in all periods presented in the accompanying consolidated statements of income. Further, the assets and liabilities of Conectiv Energy, excluding the related current and deferred income tax accounts and certain retained liabilities, are reported as held for sale as of each date presented in the accompanying consolidated balance sheets.

Operating Results

The operating results of Conectiv Energy for the years ended December 31, 2010, 2009 and 2008 are as follows:

	2010	2009	2008
	(millions of dollars)
Income from operations of discontinued operations, net of income tax expense	$6	$12	$117
Net losses from dispositions of assets and businesses of discontinued operations, net of income taxes	(113)	—	—

(Loss) income from discontinued operations, net of income taxes	$(107)	$12	$117

Income from operations of discontinued operations, net of income taxes, for the year ended December 31, 2010, includes after-tax expenses for employee severance and retention benefits of $9 million and after-tax accrued expenses for certain obligations associated with the sale of the wholesale power generation business to Calpine of $12 million.

Net losses from dispositions of assets and businesses of discontinued operations, net of income taxes of $113 million for the year ended December 31, 2010, includes (i) the after-tax loss on the sale of the wholesale power generation business to Calpine of $74 million, (ii) after-tax net losses on sales of assets and businesses not sold to Calpine of $13 million (which is inclusive of the recognition of after-tax unrealized losses on derivative contracts considered no longer probable to occur of $50 million recorded in the second quarter of 2010), and (iii) tax charges of $26 million for the establishment of valuation allowances against certain deferred tax assets primarily associated with state net operating losses, the remeasurement of deferred taxes for expected changes in state income tax apportionment factors, and the write-off of certain tax credit carryforwards no longer expected to be realized.

The estimated after-tax proceeds from the sale of the wholesale power generation business to Calpine and the liquidation of all of Conectiv Energy’s remaining assets and businesses, combined with the return of cash collateral posted under the contracts, total approximately $1.7 billion, with a related current income tax obligation of approximately $218 million.

Balance Sheet Information

Details of the assets and liabilities of Conectiv Energy held for sale at December 31, 2010 and 2009 are as follows:

	December 31, 2010	December 31, 2009
	(millions of dollars)
Current Assets
Cash and cash equivalents	$1	$2
Accounts receivable, less allowance for uncollectible accounts	81	194
Inventories	20	128
Derivative assets	3	21
Prepaid expenses and other	6	1

Total Current Assets	111	346

Investments And Other Assets
Derivative assets	4	27
Other	2	2

Total Investments and Other Assets	6	29

Property, Plant And Equipment
Property, plant and equipment	2	2,286
Accumulated depreciation	(2)	(664)

Net Property, Plant and Equipment	—	1,622

Current Liabilities
Accounts payable and accrued liabilities	40	138
Derivative liabilities	15	37
Other	7	16

Total Current Liabilities	62	191

Deferred Credits
Derivative liabilities	10	8
Other	—	11

Total Deferred Credits	10	19

Net Assets	$45	$1,787

Derivative Instruments and Hedging Activities

Conectiv Energy historically used derivative instruments primarily to reduce its financial exposure to changes in the value of its assets and obligations due to commodity price fluctuations. The derivative instruments used included forward contracts, futures, swaps, and exchange-traded and over-the-counter options. The two primary risk management objectives were: (i) to manage the spread between the cost of fuel used to operate electric generation facilities and the revenue received from the sale of the power produced by those facilities, and (ii) to manage the spread between retail sales commitments and the cost of supply used to service those commitments to ensure stable cash flows and lock in favorable prices and margins when they become available.

Through June 30, 2010, Conectiv Energy purchased energy commodity contracts in the form of futures, swaps, options and forward contracts to hedge price risk in connection with the purchase of physical natural gas, oil and coal to fuel its generation assets for sale to customers. Conectiv Energy also purchased energy commodity contracts in the form of electricity swaps, options and forward contracts to hedge price risk in connection with the purchase of electricity for distribution to requirements-load customers. Through June 30, 2010, Conectiv

Energy sold electricity swaps, options and forward contracts to hedge price risk in connection with electric output from its generating facilities. Conectiv Energy accounts for most of its futures, swaps and certain forward contracts as cash flow hedges of forecasted transactions. Derivative contracts purchased or sold in excess of probable amounts of forecasted hedge transactions are marked-to-market through current earnings. All option contracts are marked-to-market through current earnings. Certain natural gas and oil futures and swaps have been used as fair value hedges to protect the value of natural gas transportation contracts and physical fuel inventory. Some forward contracts are accounted for using standard accrual accounting since these contracts meet the requirements for normal purchase and normal sale accounting.

The tables below identify the balance sheet location and fair values of Conectiv Energy’s derivative instruments as of December 31, 2010 and 2009:

	As of December 31, 2010
Balance Sheet Caption	Derivatives Designated as Hedging Instruments	Other Derivative Instruments	Gross Derivative Instruments	Effects of Cash Collateral and Netting	Net Derivative Instruments
	(millions of dollars)
Derivative Assets (current assets held for sale)	$—	$395	$395	$(392)	$3
Derivative Assets (non-current assets held for sale)	—	31	31	(27)	4

Total Derivative Assets	—	426	426	(419)	7

Derivative Liabilities (current liabilities associated with assets held for sale)	—	(472)	(472)	457	(15)
Derivative Liabilities (non-current liabilities associated with assets held for sale)	—	(37)	(37)	27	(10)

Total Derivative Liabilities	—	(509)	(509)	484	(25)

Net Derivative (Liability) Asset	$—	$(83)	$(83)	$65	$(18)

	As of December 31, 2009
Balance Sheet Caption	Derivatives Designated as Hedging Instruments	Other Derivative Instruments	Gross Derivative Instruments	Effects of Cash Collateral and Netting	Net Derivative Instruments
	(millions of dollars)
Derivative Assets (current assets held for sale)	$52	$574	$626	$(605)	$21
Derivative Assets (non-current assets held for sale)	23	44	67	(40)	27

Total Derivative Assets	75	618	693	(645)	48

Derivative Liabilities (current liabilities associated with assets held for sale)	(236)	(575)	(811)	774	(37)
Derivative Liabilities (non-current liabilities associated with assets held for sale)	(14)	(27)	(41)	33	(8)

Total Derivative Liabilities	(250)	(602)	(852)	807	(45)

Net Derivative (Liability) Asset	$(175)	$16	$(159)	$162	$3

Under FASB guidance on the offsetting of balance sheet accounts (ASC 210-20), PHI offsets the fair value amounts recognized for derivative instruments and the fair value amounts recognized for related collateral positions executed with the same counterparty under master netting agreements. The amount of cash collateral that was offset against these derivative positions is as follows:

	December 31, 2010	December 31, 2009
	(millions of dollars)
Cash collateral pledged to counterparties with the right to reclaim	$65	$168
Cash collateral received from counterparties with the obligation to return	—	(6)

As of December 31, 2010 and 2009, all cash collateral pledged or received related to Conectiv Energy’s derivative instruments accounted for at fair value was entitled to offset under master netting agreements.

Derivatives Designated as Hedging Instruments

Cash Flow Hedges

For energy commodity contracts that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of AOCL and is reclassified into income in the same period or periods during which the hedged transactions affect income. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current income. This information for the activity of Conectiv Energy during the years ended December 31, 2010, 2009 and 2008 is provided in the table below:

	Years Ended December 31,
	2010	2009	2008
	(millions of dollars)
Amount of net pre-tax loss arising during the period included in other comprehensive loss	$(73)	$(216)	$(105)

Amount of net pre-tax (loss) gain reclassified into income:
Effective portion:
Loss from discontinued operations, net of income taxes	(164)	(224)	45
Ineffective portion:
Loss from discontinued operations net of income taxes (a)	(82)	—	(3)

Total net pre-tax (loss) gain reclassified into income	(246)	(224)	42

Net pre-tax gain (loss) on commodity derivatives included in other comprehensive loss	$173	$8	$(147)

(a)	For the years ended December 31, 2010, 2009 and 2008, amounts of $86 million, $3 million and zero, respectively, were reclassified from AOCL to income because the forecasted transactions were deemed probable not to occur.

As of December 31, 2010, Conectiv Energy had no energy commodity contracts employed as cash flow hedges. As of December 31, 2009, Conectiv Energy had the following types and volumes of energy commodity contracts employed as cash flow hedges of forecasted purchases and forecasted sales.

	Quantities
Commodity	December 31, 2010	December 31, 2009
Forecasted Purchases Hedges
Coal (Tons)	—	325,000
Natural gas (MMBtu)	—	43,032,500
Electricity (MWh))	—	10,758,844
Heating oil (Barrels)	—	89,000
Forecasted Sales Hedges
Coal (Tons)	—	255,000
Natural gas (MMBtu)	—	3,859,643
Electricity (MWh)	—	5,701,472
Electric capacity (MW-Days)	—	203,640
Financial transmission rights (MWh)	—	48,014

Cash Flow Hedges Included in Accumulated Other Comprehensive Loss

As of December 31, 2010, Conectiv Energy had no remaining AOCL. The tables below provide details regarding effective cash flow hedges of Conectiv Energy included in PHI’s consolidated balance sheet as of December 31, 2009. Cash flow hedges are marked to market on the balance sheet with corresponding adjustments to AOCL to the extent the hedges are effective. The data in the tables indicate the cumulative net loss after-tax related to effective cash flow hedges by contract type included in AOCL, the portion of AOCL expected to be reclassified to income during the next 12 months, and the maximum hedge or deferral term:

	Accumulated Other Comprehensive Loss After-tax (a)	Portion Expected to be Reclassified to Income during the Next 12 Months	Maximum Term
	(millions of dollars)
Energy Commodity Contracts as of December 31, 2010	$—	$—	—

Energy Commodity Contracts as of December 31, 2009 (a)	$103	$154	48 months

(a)	The unrealized derivative losses recorded in AOCL were largely offset by forecasted natural gas and electricity physical purchases in gain positions that are subject to accrual accounting. These forward purchase contracts are exempted from mark-to-market accounting because they either qualify as normal purchases under FASB guidance on derivatives and hedging or they are not derivative contracts. Under accrual accounting, no asset is recorded on the balance sheet for these contracts, and the purchase cost is not recognized until the period of delivery.

Fair Value Hedges

In connection with its energy commodity activities, Conectiv Energy designates certain derivatives as fair value hedges. For derivative instruments that are designated and qualify as a fair value hedge, the gain or loss on the derivative as well as the offsetting gain or loss on the hedged item attributable to the hedged risk is recognized in current income. For the years ended December 31, 2010 and 2008, there was no such gain or loss recognized. For the year ended December 31, 2009, the net gains recognized in (Loss) income from discontinued operations, net of income taxes, was $1 million. As of December 31, 2010, Conectiv Energy had no outstanding commodity forward contract derivatives that were accounted for as fair value hedges of fuel inventory and natural gas transportation.

Other Derivative Activity

In connection with its energy commodity activities, Conectiv Energy holds certain derivatives that do not qualify as hedges. Under FASB guidance on derivatives and hedging, these derivatives are recorded at fair value on the balance sheet with changes in fair value recognized in income.

The amount of realized and unrealized derivative gains (losses) for Conectiv Energy included in (Loss) income from discontinued operations, net of income taxes, for the years ended December 31, 2010, 2009 and 2008, is provided in the table below:

	For the Year Ended December 31,
	2010	2009	2008
	(millions of dollars)
Realized mark-to-market gains	$26	$47	$57
Unrealized mark-to-market (losses) gains	(16)	(57)	24

Total net mark-to-market gains (losses)	$10	$(10)	$81

As of December 31, 2010 and 2009, Conectiv Energy had the following net outstanding commodity forward contract volumes and net positions on derivatives that did not qualify for hedge accounting:

	December 31, 2010		December 31, 2009
Commodity	Quantity	Net Position	Quantity	Net Position
Coal (Tons)	—	—	60,000	Long
Natural gas (MMBtu)	450,000	Long	2,268,024	Long
Natural gas basis (MMBtu)	—	—	12,445,000	Long
Heating oil (Barrels)	64,000	Short	139,000	Short
Electricity (MWh)	1,200	Long	76,324	Long
Financial transmission rights (MWh)	702,358	Short	1,241,237	Short

Contingent Credit Risk Features

The primary contracts used by Conectiv Energy for derivative transactions are generally the same as those described in Note (15), “Derivative Instruments and Hedging Activities,” and include comparable provisions for mutual posting and administration of collateral security. If the aggregate fair value of the transactions in a net loss position exceeds the unsecured credit threshold, then collateral is required to be posted in an amount equal to the amount by which the unsecured credit threshold is exceeded. The obligations of Conectiv Energy are usually guaranteed by PHI. If PHI’s credit rating were to fall below “investment grade,” the unsecured credit threshold would typically be set at zero and collateral would be required for the entire net loss position. Exchange-traded contracts are required to be fully collateralized without regard to the credit rating of the holder.

The gross fair value of Conectiv Energy’s derivative liabilities, excluding the impact of offsetting transactions or collateral under master netting agreements, with credit risk-related contingent features on December 31, 2010 and 2009, was $117 million and $179 million, respectively. As of those dates, Conectiv Energy had posted cash collateral of $12 million and $17 million, respectively, in the normal course of business against the gross derivative liability resulting in a net liability of $105 million and $162 million, respectively, before giving effect to offsetting transactions that are encompassed within master netting agreements that would reduce this amount. Conectiv Energy’s net settlement amount in the event of a downgrade of PHI below “investment grade” as of December 31, 2010 and 2009, would have been an additional $58 million and $63 million, respectively, after taking into consideration the master netting agreements.

Depending on the contract terms, the collateral required to be posted by Conectiv Energy was of varying forms, including cash and letters of credit. As of December 31, 2010, Conectiv Energy had posted net cash collateral of $104 million and there were no outstanding letters of credit. At December 31, 2009, Conectiv

Energy had posted net cash collateral of $240 million and letters of credit of $22 million. Of the approximately $104 million of net cash collateral outstanding at December 31, 2010, approximately $39 million represented deposits on commodity brokerage accounts and $65 million represented collateral pledged to counterparties with the right to reclaim. Of the approximately $240 million of net cash collateral outstanding at December 31, 2009, approximately $78 million represented deposits on commodity brokerage accounts and $162 million represented collateral pledged to counterparties with the right to reclaim.

On January 6, 2011, as part of its ongoing divestiture efforts, Conectiv Energy entered into a financial transaction with a third party under which Conectiv Energy transferred its remaining portfolio of derivatives, including financially settled natural gas and electric power transactions for all remaining periods from February 1, 2011 forward. In connection with the closing of the transaction, Conectiv Energy paid the third party $82 million, primarily representing the fair value of the derivative instruments at February 1, 2011 and an administrative fee of approximately $2 million that will be expensed in the first quarter of 2011. No additional material gain or loss will be recognized as a result of this transaction as the derivatives were previously marked to fair value through earnings in 2010. Approximately $68 million of collateral was returned to Conectiv Energy upon the closing of the transaction in January 2011. Approximately $11 million of the remaining $36 million in outstanding collateral will be returned to Conectiv Energy in connection with this transaction upon the novation of several over-the-counter transactions.

All of the remaining posted cash collateral, other than the $11 million referred to above, is held by the PJM and ISO New England Inc. regional transmission organizations and will be returned within the next several months upon completion of a reconciliation process.

PHI’s primary sources for posting cash collateral or letters of credit are its credit facilities. At December 31, 2010 and 2009, the amount of cash plus borrowing capacity under the primary credit facilities available to meet the future liquidity needs of Conectiv Energy and Pepco Energy Services, totaled $728 million and $820 million, respectively.

Fair Value Disclosures

Conectiv Energy has adopted FASB guidance on fair value measurement and disclosures (ASC 820) that established a framework for measuring fair value and expanded disclosures about fair value measurement that is further described in Note (16), “Fair Value Disclosures.”

As of December 31, 2010 level 2 instruments primarily consist of electricity derivatives. Power swaps are priced at liquid trading hub prices or valued using the liquid hub prices plus a congestion adder that is calculated using historical regression analysis. Natural gas futures and swaps are valued using broker quotes in liquid markets and other observable pricing data.

The level 3 instruments with the most significant amount of fair value at December 31, 2010 are electricity derivatives. The majority of Conectiv Energy’s pricing information for these level 3 valuations was obtained from a third party pricing system used widely throughout the energy industry.

The following tables set forth, by level within the fair value hierarchy, Conectiv Energy’s financial assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2010 and 2009:

	Fair Value Measurements at December 31, 2010
Description	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(millions of dollars)
ASSETS
Derivative instruments (a)
Electricity (c)	$7	$—	$4	$3

	$7	$—	$4	$3

LIABILITIES
Derivative instruments (a)
Natural Gas (b)	$35	$10	$25	$—
Electricity (c)	55	—	55	—

	$90	$10	$80	$—

(a)	The fair value of derivative assets and liabilities reflect netting by counterparty before the impact of collateral.

(b)	Represents wholesale gas futures and swaps that were used mainly as part of Conectiv Energy’s generation strategy.

(c)	Represents power swaps (Level 2) and long-dated power swaps (Level 3) that were part of Conectiv Energy’s power output generation strategy and PJM Load service strategy.

	Fair Value Measurements at December 31, 2009
Description	Total	Quoted Prices in Active Markets for Identical Instruments (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(millions of dollars)
ASSETS
Derivative instruments (a)
Coal (b)	$8	$—	$8	$—
Natural Gas (c)	4	—	4	—
Electricity (d)	34	—	4	30
Capacity (e)	8	8	—	—

	$54	$8	$16	$30

LIABILITIES
Derivative instruments (a)
Coal (b)	$6	$—	$6	$—
Natural Gas (c)	74	52	22	—
Electricity (d)	126	—	123	3
Oil (f)	5	4	1	—
Capacity (e)	2	2	—	—

	$213	$58	$152	$3

(a)	The fair value of derivative assets and liabilities reflect netting by counterparty before the impact of collateral.

(b)	Assets represent forward coal transactions and liabilities represent over-the-counter swaps that were part of fuel input for Conectiv Energy’s generation strategy.

(c)	Represents wholesale gas futures and swaps that were used mainly as part of Conectiv Energy’s generation strategy.

(d)	Represents power swaps (Level 2) and long-dated power swaps (Level 3) that were mainly part of Conectiv Energy’s power output generation strategy and PJM Load service strategy.

(e)	Assets represent capacity swaps which were used in Conectiv Energy’s power output generation strategy and PJM Load service strategy.

(f)	Represents oil futures that were mainly part of Conectiv Energy’s fuel input generation strategy.

Reconciliations of the beginning and ending balances of Conectiv Energy’s fair value measurements using significant unobservable inputs (Level 3) for the years ended December 31, 2010 and 2009 are shown below:

	For the Year Ended December 31,
	2010	2009
	(millions of dollars)
Beginning balance as of January 1	$27	$2
Total gains or (losses) (realized and unrealized)
Included in loss from discontinued operations, net of taxes (a)	81	18
Included in accumulated other comprehensive loss	(13)	25
Purchases and issuances	—	—
Settlements	(92)	(11)
Transfers in (out) of Level 3	—	(7)

Ending balance as of December 31	$3	$27

(a)	As of December 31, 2010, $3 million of the $81 million gain is unrealized. As of December 31, 2009, $12 million of the $18 million gain is unrealized.

(21)	RESTRUCTURING CHARGE

With the ongoing wind down of the retail energy supply business of Pepco Energy Services and the disposition of Conectiv Energy, PHI is repositioning itself as a regulated transmission and distribution company. In connection with this repositioning, PHI commenced a comprehensive organizational review in the second quarter of 2010 to identify opportunities to streamline the organization and to achieve certain reductions in corporate overhead costs that are allocated to its operating segments. This review has resulted in the adoption of a restructuring plan. PHI began implementing the plan during the third quarter, identifying 164 employee positions that were to be eliminated during the fourth quarter of 2010. The plan also focuses on identifying additional cost reduction opportunities through process improvements and operational efficiencies.

In connection with the restructuring plan, PHI recorded a pre-tax restructuring charge of $30 million for the year ended December 31, 2010 related to severance, pension, and health and welfare benefits for employee terminations. The severance, pension, and health and welfare benefits were estimated based on the years of service and compensation levels of the employees associated with the 164 eliminated positions. The restructuring charge has been allocated to PHI’s operating segments and has been reflected as a separate line item in the consolidated statements of income. The amount of restructuring charge recorded by segment is as follows:

	For The Year Ended December 31, 2010
	(millions of dollars)
	Power Delivery	Pepco Energy Services	Other Non- Regulated	Corporate and Other	PHI Consolidated
Employee severance, pension, and health and welfare benefits	$29	$—	$—	$1	$30

Total restructuring charge	$29	$—	$—	$1	$30

Reconciliations of PHI’s accrued restructuring charges for the year ended December 31, 2010 are as follows:

	Year Ended December 31, 2010
	(millions of dollars)
	Power Delivery (a)	Pepco Energy Services	Other Non- Regulated	Corporate and Other	PHI Consolidated
Beginning balance as of January 1, 2010	$—	$—	$—	$—	$—
Restructuring charge	29	—	—	1	30
Cash payments	(1)	—	—	—	(1)

Ending balance as of December 31, 2010	$28	$—	$—	$1	$29

(a)	Excludes restructuring accrual recorded in 1999 related to the expense of the excess of the net present value of water-supply capacity leased from Merrill Creek reservoir over the electric generating facility’s requirements. The remaining accrual of $16 million as of December 31, 2010 is being amortized over the remaining term of the lease, which expires in 2032.

FIVE-YEAR PERFORMANCE GRAPH (2006-2010)

The following chart compares the five-year cumulative total return to shareholders of Pepco Holdings, Inc. consisting of the change in stock price and reinvestment of dividends with the five-year cumulative total return on the Standard & Poor’s 500 Stock Index (the “S&P 500 Index”) and the Dow Jones Utilities Index.

	Cumulative Total Return*
	2005	2006	2007	2008	2009	2010
Pepco Holdings, Inc.	$100.00	$121.38	$141.95	$90.19	$92.25	$106.29
S&P 500 Index	$100.00	$115.76	$122.11	$77.00	$97.31	$111.95
Dow Jones Utilities	$100.00	$116.64	$140.04	$101.13	$113.69	$121.02

*	Source: Bloomberg.

BOARD OF DIRECTORS AND OFFICERS

Directors

Jack B. Dunn, IV2, 4

Chief Executive Officer,

President and Director

FTI Consulting, Inc.

West Palm Beach, Florida

(Consulting)

Terence C. Golden1, 5

Chairman

Bailey Capital Corporation

Washington, D.C.

(Private investment company)

Patrick T. Harker1, 4

President

University of Delaware

Newark, Delaware

(Education)

Frank O. Heintz2, 3, 4, 5

Retired President and

Chief Executive Officer

Baltimore Gas and Electric Company

Barbara J. Krumsiek1,4

Chair, President and

Chief Executive Officer

Calvert Investments, Ltd.

Bethesda, Maryland

(Investment firm)

George F. MacCormack2, 5

Retired Group Vice President

Dupont

Lawrence C. Nussdorf1, 2, 3

President and Chief Operating Officer

Clark Enterprises, Inc.

Bethesda, Maryland

(Real estate and construction)

Patricia A. Oelrich1, 2

Retired Vice President

GlaxoSmithKline

Pharmaceuticals

Joseph M. Rigby3

Chairman of the Board,

President and

Chief Executive Officer

Pepco Holdings, Inc.

Frank K. Ross1, 4

Retired Managing Partner,

Washington, D.C. office,

KPMG LLP

Pauline A. Schneider3, 5

Partner

Orrick, Herrington &

Sutcliffe LLP

Washington, D.C.

(Law)

Lester P. Silverman2, 5

Director Emeritus,

McKinsey & Company, Inc.

Officers

Joseph M. Rigby

Chairman of the Board, President

and Chief Executive Officer

David M. Velazquez

Executive Vice President

Power Delivery

Anthony J. Kamerick

Senior Vice President and

Chief Financial Officer

Kirk J. Emge

Senior Vice President and

General Counsel

Beverly L. Perry

Senior Vice President

Government Affairs and Public Policy

Ronald K. Clark

Vice President and Controller

Ernest L. Jenkins

Vice President

People Strategy and Human Resources

Kevin M. McGowan

Vice President and Treasurer

Kenneth J. Parker

Vice President

Public Policy

Ellen Sheriff Rogers

Vice President, Corporate Governance, Secretary and

Assistant Treasurer

Debra Allen

General Auditor

Donna J. Kinzel

Assistant Treasurer

Patrick J. Nisco

Assistant Treasurer and

Assistant Secretary

Jeffery E. Snyder

Assistant Treasurer and

Assistant Secretary

Kathy A. White

Assistant Controller

Pepco Energy Services, Inc.

John U. Huffman

President and

Chief Executive Officer

[1]	Member of the Audit Committee of which Mr. Ross is Chairman.

[2]	Member of the Corporate Governance/Nominating Committee of which Mr. MacCormack is Chairman.

[3]	Member of the Executive Committee of which Mr. Nussdorf is Chairman.
[4]	Member of the Compensation/Human Resources Committee of which Mr. Dunn is Chairman.

[5]	Member of the Finance Committee of which Mr. Silverman is Chairman.

INVESTOR INFORMATION

Fiscal Agents

Common Stock and Atlantic City Electric

Company Preferred Stock

In writing:

American Stock Transfer & Trust Company

6201 15th Avenue

Brooklyn, NY 11219-9821

By telephone:

Toll free 1-866-254-6502

Via e-mail:

pepco@amstock.com

For inquiries concerning your Pepco Holdings, Inc. shareholdings (such as status of your account, dividend payments, change of address, lost certificates or transfer of ownership of shares), or to enroll in the dividend reinvestment plan or direct deposit of dividends, contact American Stock Transfer & Trust Company as listed above.

A copy of Pepco Holdings’ Form 10-K for the year ended December 31, 2010, is available without charge by contacting American Stock Transfer & Trust Company as listed above.

Other Information

For historical stock prices (Pepco Holdings, Potomac Electric Power Company, Conectiv, Delmarva Power & Light Company and Atlantic Energy), and other Pepco Holdings, Inc. company information, including our Corporate Governance Guidelines, Corporate Business Policies (which in their totality constitute our code of business conduct and ethics) and Board Committee Charters, please visit our Web site at www.pepcoholdings.com

Pepco Holdings, Inc. Notes, Potomac Electric Power Company Bonds, and Atlantic City Electric Company Bonds

In writing:

The Bank of New York Mellon

101 Barclay Street, 8W

New York, NY 10286

By telephone:

Toll Free: 1-800-548-5075

Delmarva Power & Light Company Bonds

In writing:

The Bank of New York Mellon Trust Company, NA

Global Corporate Trust Services

Bondholder Relations

2001 Bryan Street

Dallas, TX 75201

By telephone:

Toll free 1-800-275-2048

Investor Relations Contact

Donna J. Kinzel, Director, Investor Relations

Telephone: 302-429-3004

E-mail: Donna.Kinzel@pepcoholdings.com

New York Stock Exchange Ticker Symbol: POM

Stock Market Information
2010	High	Low	Dividend	2009	High	Low	Dividend
1st Quarter	$17.57	$15.74	$.27	1st Quarter	$18.71	$10.07	$.27
2nd Quarter	$17.78	$15.13	$.27	2nd Quarter	$13.67	$11.45	$.27
3rd Quarter	$18.92	$15.40	$.27	3rd Quarter	$15.37	$12.85	$.27
4th Quarter	$19.80	$18.01	$.27	4th Quarter	$17.51	$14.24	$.27
(Close on December 31, 2010: $18.25)				(Close on December 31, 2009: $16.85)
(Close on March 28, 2011: $18.34)				Number of Shareholders at December 31, 2010: 55,893

Printed on recycled paper.

ANNUAL MEETING OF SHAREHOLDERS OF May 20, 2011 PROXY VOTING INSTRUCTIONS MAIL - Mark, sign, and date your proxy card and return it (so that it is received on or before 5:00 p.m. Eastern Time the day before the meeting date) in the postage-paid envelope we have provided or return it to: Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219-9821 - OR - TELEPHONE - 1-800-PROXIES (1-800-776-9437) Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be given simple voting instructions to follow. - OR - INTERNET - www.voteproxy.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the Web site. You will be given simple voting instructions to obtain your records and to create an electronic voting instruction form. COMPANY NUMBER ACCOUNT NUMBER ADMISSION TICKET on reverse side. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 21230040030000001000 7 052011 P e p c o H o l d i n g s , I n c . C/O OPERATIONS CENTER, AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NY 11219-9821 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1: 1. Election of 12 Directors NOMINEES: FOR ALL NOMINEES O Jack B. Dunn, IV O Terence C. Golden WITHHOLD AUTHORITY O Patrick T. Harker FOR ALL NOMINEES O Frank O. Heintz O Barbara J. Krumsiek FOR ALL EXCEPT O George F. MacCormack (See instructions below) O Lawrence C. Nussdorf O Patricia A. Oelrich O Joseph M. Rigby O Frank K. Ross O Pauline A. Schneider O Lester P. Silverman INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2: FOR AGAINST ABSTAIN 2. A proposal to approve, by non-binding vote, the compensation of the Company’s named executive officers. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” FREQUENCY: 1 year 2 years 3 years ABSTAIN 3. A proposal recommending, by non-binding vote, the frequency of an advisory vote on the compensation of the Company’s named executive officers. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 4: FOR AGAINST ABSTAIN 4. A proposal to ratify the appointment of Pricewaterhouse- Coopers LLP as independent registered public accounting firm of the Company for 2011. 5. To transact such other business as may properly be brought before the meeting. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp CoNumber=25700 Attendance at the meeting is limited to shareholders. ADMISSION TICKET - Bring this with you to the meeting. As described in the Proxy Statement, cameras, camera phones, cell phones, recording equipment, electronic devices, computers, large bags, briefcases and packages will not be permitted in the meeting room. In order to be admitted to the meeting, you must present a valid form of government-issued picture identification, such as a driver’s license, that matches your name on this admission ticket. Pepco Holdings, Inc. 2011 Annual Meeting May 20, 2011 at 10:00 a.m. 701 Ninth Street, N.W. Edison Place Conference Center (second floor) Washington, D.C. 20068 701 Ninth Street, N.W. Washington, D.C. 20068 PROXY Annual Meeting of Shareholders - May 20, 2011 The undersigned hereby appoints JOSEPH M. RIGBY, ANTHONY J. KAMERICK AND KIRK J. EMGE, and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Friday, May 20, 2011 at 10 a.m. at Pepco Holdings, Inc.’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting. If you are a current or former employee who is a participant in the Pepco Holdings, Inc. Retirement Savings Plan, then the number of shares printed on the enclosed proxy card represents shares of Common Stock held through that plan. By completing, dating, signing and returning this proxy card, you will be providing the plan trustee with instructions on how to vote the shares held in your account. If you do not provide voting instructions for your plan shares, the plan trustee will vote your shares in proportion to the voting instructions given by the other participants in the plan. The proxy conferred hereby will be voted in accordance with the voting instructions given on the reverse side. If no instructions are given, the proxy conferred hereby will be voted FOR Items 1, 2 and 4; for 1 YEAR on Item 3; and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting. This Proxy is solicited on behalf of the Board of Directors of Pepco Holdings, Inc. (Continued and to be signed on the reverse side.) 14475

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 20, 2011 Annual Meeting to be held on: Friday, May 20, 2011 - 10:00 a.m. E.T. 701 Ninth Street, N.W., 2nd floor Washington, DC 20068 COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER This communication is not a form for voting and presents only an overview of the more complete proxy materials which contain important information and are available to you on the Internet or by mail. We encourage you to access and review all of the proxy materials before voting. If you want to receive a paper or e-mail copy of the proxy materials you must request one. There is no charge to you for requesting a copy. To facilitate timely delivery please make the request as instructed below before May 1, 2011. TO VIEW PROXY MATERIALS ONLINE: Please visit http://www.amstock.com/ProxyServices/ViewMaterial.asp CoNumber=25700, where the following materials are available for view Notice of Annual Meeting of Shareholders Proxy Statement Form of Proxy Card 2010 Annual Report to Shareholders Directions to the Annual Meeting TO REQUEST PAPER OR ELECTRONIC PROXY MATERIALS: TELEPHONE: 888-Proxy-NA (888-776-9962) or 718-921-8562 (for international callers) E-MAIL: info@amstock.com WEBSITE: http://www.amstock.com/proxyservices/requestmaterials.asp TO VOTE: ONLINE: To access your online proxy card, please visit www.voteproxy.com and follow the on-screen instructions. You may enter your voting instructions at www.voteproxy.com up until 5:00 p.m. Eastern Time the day before the meeting date. OR - - TELEPHONE: To vote by telephone, please visit https://secure.amstock.com/voteproxy/login2.asp to view the materials and to obtain the toll-free number to call. - OR - MAIL: You may request a proxy card by following the instructions above under “TO REQUEST PAPER OR ELECTRONIC PROXY MATERIALS.” OR - - IN PERSON: You may vote your shares in person by attending the Annual Meeting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1: 1. Election of 12 Directors NOMINEES: Jack B. Dunn, IV Terence C. Golden Patrick T. Harker Frank O. Heintz Barbara J. Krumsiek George F. MacCormack Lawrence C. Nussdorf Patricia A. Oelrich Joseph M. Rigby Frank K. Ross Pauline A. Schneider Lester P. Silverman THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2: 2. A proposal to approve, by non-binding vote, the compensation of the Company’s named executive officers. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” FREQUENCY: 3. A proposal recommending, by non-binding vote, the frequency of an advisory vote on the compensation of the Company’s named executive officers. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 4: 4. A proposal to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for 2011. 5. To transact such other business as may properly be brought before the meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp CoNumber=25700

Attendance at the meeting is limited to shareholders.

ADMISSION TICKET - Bring this with you to the meeting.

As described in the Proxy Statement, cameras, camera phones, cell phones, recording equipment, electronic devices, computers, large bags, briefcases and packages will not be permitted in the meeting room.

In order to be admitted to the meeting, you must present a valid form of government-issued picture identification, such as a driver’s license, that matches your name on this admission ticket.

Pepco Holdings, Inc. 2011 Annual Meeting

May 20, 2011 at 10:00 a.m.

701 Ninth Street, N.W. Edison Place Conference Center (second floor) Washington, D.C. 20068

ANNUAL MEETING OF SHAREHOLDERS OF May 20, 2011 PROXY VOTING INSTRUCTIONS MAIL - Mark, sign, and date your proxy card and return it (so that it is received on or before 5:00 p.m. Eastern Time the day before the meeting date) in the postage-paid envelope we have provided or return it to: Operations Center, American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, NY 11219-9821 - OR - TELEPHONE - 1-800-PROXIES (1-800-776-9437) Use any touch-tone telephone to transmit your voting instructions up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call. You will be given simple voting instructions to follow. - OR - INTERNET - www.voteproxy.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 5:00 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the Web site. You will be given simple voting instructions to obtain your records and to create an electronic voting instruction form. COMPANY NUMBER ACCOUNT NUMBER ADMISSION TICKET on reverse side. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 21230040030000001000 7 052011 P e p c o H o l d i n g s , I n c . C/O OPERATIONS CENTER, AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NY 11219-9821 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL OF THE NOMINEES LISTED IN ITEM 1: 1. Election of 12 Directors NOMINEES: FOR ALL NOMINEES O Jack B. Dunn, IV O Terence C. Golden WITHHOLD AUTHORITY O Patrick T. Harker FOR ALL NOMINEES O Frank O. Heintz O Barbara J. Krumsiek FOR ALL EXCEPT O George F. MacCormack (See instructions below) O Lawrence C. Nussdorf O Patricia A. Oelrich O Joseph M. Rigby O Frank K. Ross O Pauline A. Schneider O Lester P. Silverman INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 2: FOR AGAINST ABSTAIN 2. A proposal to approve, by non-binding vote, the compensation of the Company’s named executive officers. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR “1 YEAR” FREQUENCY: 1 year 2 years 3 years ABSTAIN 3. A proposal recommending, by non-binding vote, the frequency of an advisory vote on the compensation of the Company’s named executive officers. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 4: FOR AGAINST ABSTAIN 4. A proposal to ratify the appointment of Pricewaterhouse- Coopers LLP as independent registered public accounting firm of the Company for 2011. 5. To transact such other business as may properly be brought before the meeting. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. Shares held in the Shareholder Dividend Reinvestment Plan are voted on this Proxy. MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Shareholder Date: Signature of Shareholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: The Notice of Meeting, proxy statement and proxy card are available at http://www.amstock.com/ProxyServices/ViewMaterial.asp CoNumber=25700 Attendance at the meeting is limited to shareholders. ADMISSION TICKET - Bring this with you to the meeting. As described in the Proxy Statement, cameras, camera phones, cell phones, recording equipment, electronic devices, computers, large bags, briefcases and packages will not be permitted in the meeting room. In order to be admitted to the meeting, you must present a valid form of government-issued picture identification, such as a driver’s license, that matches your name on this admission ticket. Pepco Holdings, Inc. 2011 Annual Meeting May 20, 2011 at 10:00 a.m. 701 Ninth Street, N.W. Edison Place Conference Center (second floor) Washington, D.C. 20068 PROXY 701 Ninth Street, N.W. Washington, D.C. 20068 Annual Meeting of Shareholders - May 20, 2011 The undersigned hereby appoints JOSEPH M. RIGBY, ANTHONY J. KAMERICK AND KIRK J. EMGE, and each of them, proxies of the undersigned, with power of substitution, to attend the above Annual Meeting to be held on Friday, May 20, 2011 at 10 a.m. at Pepco Holdings, Inc.’s offices located at 701 Ninth Street, N.W., Edison Place Conference Center (second floor), Washington, D.C., and all adjournments thereof, and thereat to vote all shares of Common Stock of the Company that the undersigned would be entitled to vote if personally present on matters set forth in the Proxy Statement and upon such other matters as may properly come before the meeting. The proxy conferred hereby will be voted in accordance with the voting instructions given on the reverse side. If no instructions are given, the proxy conferred hereby will be voted FOR Items 1, 2 and 4; for 1 YEAR on Item 3; and in the discretion of the proxy upon such other matters as may properly come before the Annual Meeting. This Proxy is solicited on behalf of the Board of Directors of Pepco Holdings, Inc. (Continued and to be signed on the reverse side.) 14475